As filed with the Securities and Exchange Commission on September 15, 2023

No. 333-273183

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________________________

NET POWER INC.
(Exact name of registrant as specified in its charter)

_________________________________________

Delaware	3620	98-1580612
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

404 Hunt Street, Suite 410
Durham, North Carolina 27701
(919) 287-4750

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________________________

Akash Patel
Chief Financial Officer
404 Hunt Street, Suite 410
Durham, North Carolina 27701
(919) 287-4750

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

_________________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

_________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2023

NET POWER INC.

204,903,904 SHARES OF CLASS A COMMON STOCK

10,900,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus relates to the resale from time to time of 204,903,904 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by the selling security holders named in this prospectus or their permitted transferees (each, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), which consist of (i) 54,044,995 shares of Class A Common Stock issued at a purchase price of $10.00 per share in a private placement that closed substantially concurrently with the consummation of the Merger (as defined herein), (ii) 2,500 shares of Class A Common Stock issued to Rice Acquisition Sponsor II LLC (“Sponsor”) in a private placement prior to the consummation of the initial public offering (the “IPO”) of Rice Acquisition Corp. II (“RONI”), at an effective price of approximately $0.0036 per share, (iii) 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants (as defined below), originally acquired at a purchase price of $1.00 per warrant, (iv) 7,432,688 shares of Class A Common Stock issuable upon redemption of the 7,432,688 units of NET Power Operations LLC (f/k/a Rice Acquisition Holdings II LLC and referred to herein as “Opco”) held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit, (v) 132,205,114 shares of Class A Common Stock issued or issuable upon redemption of the 132,205,114 units of Opco (“Opco Units”) issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders (as defined herein) at a value of $10.00 per unit, and (vi) 318,607 shares of Class A Common Stock issuable upon the redemption of the 318,607 Opco Units issued to Baker Hughes Energy Services LLC (an affiliate of Baker Hughes Company) for services provided by Nuovo Pignone International, S.r.l. (an affiliate of Baker Hughes Company) pursuant to the Amended and Restated JDA (as defined herein). For more information on the terms of the Amended and Restated JDA, see “Certain Relationships and Related Transactions — NET Power’s Related Party Transactions — Baker Hughes Agreements — Amended and Restated JDA.” In addition, this prospectus relates to the resale from time to time of the 10,900,000 warrants (the “Private Placement Warrants”) issued to Sponsor at a purchase price of $1.00 per warrant in a private placement that closed simultaneously with the consummation of the IPO. Each Private Placement Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

The shares of Class A Common Stock and the Private Placement Warrants that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.” Our registration of the resale of the Offered Securities does not mean that the Selling Securityholders will offer or sell any of the Offered Securities.

We will not receive any of the proceeds from the sale by the Selling Securityholders of any of the Offered Securities. We will receive the proceeds from the exercise of the Private Placement Warrants for cash, but not from the sale of the underlying shares of Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the resale of the Offered Securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Offered Securities.

The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section titled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities. See the section titled “Description of Securities” for more information.

As of August 31, 2023, the number of shares of Class A Common Stock that may be offered for resale by the Selling Securityholders pursuant to this prospectus is almost three times larger than the number of outstanding shares of Class A Common Stock and, assuming the cash exercise of all of the Company’s outstanding warrants and the redemption of all outstanding Opco Units for an equal number of shares of Class A Common Stock, represents approximately 88% of the outstanding shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock in the public markets, including by the Selling Securityholders, each of whom obtained their shares at prices or values below the current market price, or the perception in the market that such sales could occur, could result in a significant decline in the public trading price of the Class A Common Stock. For more information regarding this risk, see “Risk Factors — Risks Related to Ownership of the Offered Securities — Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.”

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The Class A Common Stock and warrants initially sold as part of the units issued in the IPO (the “Public Warrants”) are listed on the New York Stock Exchange (the “NYSE”) under the symbols “NPWR” and “NPWR WS,” respectively. On September 14, 2023, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $15.83 per share and $4.87 per warrant, respectively. Based on such sale prices, the Selling Securityholders, each of whom obtained their Offered Securities at prices or values below the current market price, may experience a potential profit of between $5.83 and $15.8264 per share and a potential profit of $3.87 per warrant. Other securityholders, including those that purchased securities in the IPO, may not experience a similar rate of return on the securities they purchased due to differences in the prices or values at which the Selling Securityholders were issued the Offered Securities and the current trading price of the Class A Common Stock and the Public Warrants.

Investing in our securities involves certain risks, including those that are described in the section titled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 204,903,904 shares of Class A Common Stock (which includes up to 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants and 139,280,931 shares of Class A Common Stock issuable upon redemption of Opco Units) and up to an aggregate of 10,900,000 Private Placement Warrants from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Class A Common Stock and/or Private Placement Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

CERTAIN DEFINED TERMS

Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

•        “8 Rivers” means 8 Rivers Capital, LLC, a Delaware limited liability company;

•        “Areca” means Areca, Inc., a Delaware corporation;

•        “Amended and Restated JDA” means the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among Old NET Power, RONI, RONI Opco, NPI and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

•        “Baker Hughes” means Baker Hughes Company, a Delaware corporation;

•        “BH License Agreement” means the License Agreement, dated February 3, 2022, by and between Old NET Power and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

•        “BHES” means Baker Hughes Energy Services LLC, a Delaware limited liability company and affiliate of Baker Hughes;

•        “Board” or “Board of Directors” means the board of directors of the Company.

•        “Business Combination Agreement” means the Business Combination Agreement, dated as of December 13, 2022, by and among RONI, RONI Opco, Buyer, Merger Sub and Old NET Power, as amended by the First Amendment to the Business Combination Agreement, dated as of April 23, 2023, by and between Buyer and Old NET Power;

•        “Business Combination” means the Domestications, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•        “Buyer” means Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Opco (following the Domestications) or of RONI Opco (prior to the Domestications);

•        “Bylaws” means the bylaws of NET Power adopted on June 8, 2023;

•        “Certificate of Incorporation” means the certificate of incorporation of NET Power filed with the Secretary of State of the State of Delaware on June 8, 2023;

•        “Chamaedorea” means Chamaedorea, Inc., a Delaware corporation;

•        “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of NET Power;

•        “Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of RONI, which automatically converted, on a one-for-one basis, into shares of Class A Common Stock in connection with the Domestication;

•        “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of NET Power;

•        “Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of RONI, which automatically converted, on a one-for-one basis, into shares of Class B Common Stock in connection with the Domestication;

•        “Closing” means the consummation of the Business Combination contemplated by the Business Combination Agreement;

•        “Closing Date” means June 8, 2023, the date on which the Closing occurred;

•        “Code” means the Internal Revenue Code of 1986, as amended;

•        “Common Stock” means the Class A Common Stock and Class B Common Stock;

•        “Company,” “our,” “we” or “us” means, prior to the Business Combination, RONI or Old NET Power, as the context suggests, and, following the Business Combination, NET Power.

•        “Constellation” means Constellation Energy Generation, LLC, a Pennsylvania limited liability company formerly known as Exelon Generation Company, LLC;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Domestication” means the change of RONI’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware, upon which RONI changed its name to NET Power Inc.;

•        “Domestications” means the Domestication and the Opco Domestication;

•        “Effective Time” means the time at which the Merger became effective;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “IPO” means RONI’s initial public offering, which was consummated on June 18, 2021;

•        “Legacy NET Power Holders” means the holders of equity securities of Old NET Power prior to the consummation of the Merger;

•        “Legacy NET Power Selling Securityholders” means the Legacy NET Power Holders whose securities are being registered for resale pursuant to the registration statement of which this prospectus forms a part;

•        “Merger” means the merger of Merger Sub with and into Old NET Power pursuant to the Business Combination Agreement, in which Old NET Power survived and became a direct, wholly owned subsidiary of Buyer;

•        “Merger Sub” means Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer;

•        “NET Power” means NET Power Inc., a Delaware corporation (f/k/a Rice Acquisition Corp. II), upon and after the Domestication;

•        “NPEH” means NPEH, LLC, a Delaware limited liability company;

•        “NPI” means Nuovo Pignone International, S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NPT” means Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company and affiliate of Baker Hughes;

•        “NYSE” means the New York Stock Exchange;

•        “Old NET Power” means, prior to the consummation of the Merger, NET Power, LLC, a Delaware limited liability company;

•        “Opco” means NET Power Operations LLC, a Delaware limited liability company (f/k/a Rice Acquisition Holdings II LLC), upon and after the Opco Domestication;

•        “Opco Domestication” means the change of RONI Opco’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a limited liability company registered under the laws of the State of Delaware, upon which RONI Opco changed its name to NET Power Operations LLC;

•        “Opco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opco, dated as of June 8, 2023, which was entered into in connection with the Closing;

•        “Opco Unitholder” means a holder of Opco Units;

•        “Opco Units” means the units of Opco;

•        “Original JDA” means the Joint Development Agreement, dated February 3, 2022, by and among Old NET Power, NPI and NPT, as amended by the First Amendment to Joint Development Agreement, dated effective June 30, 2022, by and among the same parties;

•        “OXY” means OLCV NET Power, LLC, a Delaware limited liability company;

•        “PIPE Financing” means the issuance and sale of 54,044,995 shares of Class A Common Stock for aggregate consideration of $540,449,950 in private placements pursuant to subscription agreements that RONI entered into with certain qualified institutional buyers and accredited investors, which were consummated immediately prior to the Merger;

•        “PIPE Investors” means the investors who participated in the PIPE Financing;

•        “PIPE Subscription Agreements” means the subscription agreements, entered into by RONI and the PIPE Investors in connection with the PIPE Financing;

•        “Preferred Stock” means shares of NET Power preferred stock, par value $0.0001;

•        “Principal Legacy NET Power Holders” means OXY, Constellation and 8 Rivers (through NPEH);

•        “Private Placement Warrants” means the 10,900,000 warrants to purchase shares of Class A Common Stock that were issued and sold to Sponsor in a private placement in connection with the IPO;

•        “Public Warrants” means the warrants to purchase shares of Class A Common Stock that were issued and sold as part of the RONI Units in the IPO;

•        “RONI” means Rice Acquisition Corp. II, a Cayman Islands exempted company, prior to the Domestication;

•        “RONI Opco” means Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company and direct subsidiary of RONI, prior to the Domestications;

•        “RONI Units” means the units of RONI sold in the IPO, each of which consisted of one Class A Share and one-fourth of one Public Warrant;

•        “SEC” means the Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Selling Securityholders” means the persons listed in the table in the section titled “Selling Securityholders” and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of such persons’ interest in the Class A Common Stock or warrants other than through a public sale;

•        “Serial Number 1” means our first commercial plant deployment;

•        “SK” means SK Inc., a company registered in South Korea;

•        “Sponsor” means Rice Acquisition Sponsor II LLC, a Delaware limited liability company;

•        “Sponsor Letter Agreement” means the letter agreement, dated December 13, 2022, by and among RONI, Sponsor, RONI Opco, Old NET Power and RONI’s directors and officers;

•        “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of June 8, 2023, by and among RONI, RONI Opco, Sponsor and the NET Power Holders (as defined therein);

•        “Tax Receivable Agreement” means the Tax Receivable Agreement, dated June 8, 2023, entered into by NET Power and Opco with Opco Unitholders who received Opco Units pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power and the Agent (as defined therein);

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•        “Tillandsia” means Tillandsia, Inc., a Delaware corporation;

•        “Warrant Agreement” means the Warrant Agreement, dated as of June 15, 2021, by and among RONI, RONI Opco and Continental as it may be amended and/or restated from time to time in accordance with its terms; and

•        “warrants” means, collectively, the Public Warrants and Private Placement Warrants.

In addition, the following is a glossary of key industry terms used herein:

•        “$/MWh” means dollar per megawatt-hour;

•        “CI” means Carbon Intensity;

•        “CO2” means carbon dioxide;

•        “CO2e/kWh” means carbon dioxide emissions per kilowatt-hour;

•        “GW” means gigawatt;

•        “MW” means megawatt;

•        “MWe” means megawatt electrical;

•        “MWh” means megawatt hour;

•        “MWth” means megawatt thermal;

•        “NOX” means nitrogen oxides;

•        “sCO2” means supercritical CO2; and

•        “SOX” means sulfur oxides.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “opportunity,” “plan,” “project,” “seek,” “should,” “strategy,” “will,” “will likely result,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may relate to the benefits of the Business Combination, the development of the Company’s technology, the anticipated demand for the Company’s technology and the markets in which the Company operates, the timing of the deployment of plant deliveries, and the Company’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: (i) risks relating to the uncertainty of the projected financial information with respect to the Company and risks related to the Company’s ability to meet its projections; (ii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and the ability of the Company retain its management and key employees; (iii) the Company’s ability to utilize its net operating loss and tax credit carryforwards effectively; (iv) the capital-intensive nature of the Company’s business model, which may require the Company to raise additional capital in the future; (v) barriers the Company may face in its attempts to deploy and commercialize its technology; (vi) the complexity of the machinery the Company relies on for its operations and development; (vii) the Company’s ability to establish and maintain supply relationships; (viii) risks related to the Company’s arrangements with third parties for the development, commercialization and deployment of technology associated with the Company’s technology; (ix) risks related to the Company’s other strategic investors and partners; (x) the Company’s ability to successfully commercialize its operations; (xi) the availability and cost of raw materials; (xii) the ability of the Company’s supply base to scale to meet the Company’s anticipated growth; (xiii) the Company’s ability to expand internationally; (xiv) the Company’s ability to update the design, construction and operations of its technology; (xv) the impact of potential delays in discovering manufacturing and construction issues; (xvi) the possibility of damage to the Company’s Texas facilities as a result of natural disasters; (xvii) the ability of commercial plants using the Company’s technology to efficiently provide net power output; (xviii) the Company’s ability to obtain and retain licenses; (xix) the Company’s ability to establish an initial commercial scale plant; (xx) the Company’s ability to license to large customers; (xxi) the Company’s ability to accurately estimate future commercial demand; (xxii) the Company’s ability to adapt to the rapidly evolving and competitive natural and renewable power industry; (xxiii) the Company’s ability to comply with all applicable laws and regulations; (xxiv) the impact of public perception of fossil fuel-derived energy on the Company’s business; (xxv) any political or other disruptions in gas producing nations; (xxvi) the Company’s ability to protect its intellectual property and the intellectual property it licenses; (xxvii) the Company’s ability to meet stock exchange listing standards following the Business Combination; (xxviii) potential litigation that may be instituted against the Company; and (xxix) other risks and uncertainties indicated in this prospectus, including those under the section titled “Risk Factors,” and other documents filed or to be filed with the SEC by the Company.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities.

Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, we undertake no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. The Company gives no assurance that it will achieve its expectations.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

NET Power is a clean energy technology company that has developed a novel power generation system (the “NET Power Cycle”) that produces clean, reliable and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. NET Power, LLC was founded in 2010 and since inception, has methodically progressed the technology from a theoretical concept to reality. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) while producing no air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX) and particulates. It is nearly immune to differences in altitude, humidity and temperature and can be a net water producer rather than consumer, allowing for easier siting and operation in areas particularly impacted by climate change. It can operate as a traditional baseload power plant, providing reliable electricity to the grid at capacity factors targeted to be above 90%. It can also complement intermittent renewables, providing zero-emission dispatchable electricity that can be programmed on demand at the request of power grid operators and according to market needs, while demonstrating substantial improvements in efficiency, effectiveness, affordability and environmental performance as compared to existing carbon capture technologies for power generation and industry. It leverages existing infrastructure and avoids issues of generation capacity and grid transmission overbuild created by other technologies, further reducing system-wide costs incurred in transitioning to net zero.

The NET Power Cycle is designed to achieve clean, reliable and low-cost electricity generation through NET Power’s patented highly recuperative oxy-combustion process. This process involves the combination of two technologies:

•        Oxy-combustion, a clean heat generation process in which fuel is mixed with oxygen such that the resulting byproducts from combustion consist of only water and pure CO2; and

•        Supercritical CO2 power cycle, a closed or semi-closed loop process which replaces the air or steam used in most power cycles with recirculating CO2 at high pressure, as sCO2, producing power by expanding sCO2 continuously through a turbo expander.

In the NET Power Cycle, CO2 produced in oxy-combustion is immediately captured in a sCO2 cycle which produces electricity. As CO2 is added through oxy-combustion and recirculated, excess captured CO2 is siphoned from the cycle at high purity for export to permanent storage or utilization.

The NET Power Cycle was first demonstrated at the Company’s 50 MWth demonstration facility in La Porte, Texas (the “Demonstration Plant”), which broke ground in 2016 and began testing in 2018. The Company conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, it achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of August 2023.

NET Power plans to license its technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. This technology is supported by a portfolio of 424 issued patents (as of September 15, 2023) in-licensed on an exclusive basis (in the applicable field) from 8 Rivers as well as significant know-how and trade secrets generated through experience at the Demonstration Plant. NET Power’s first generation utility-scale design (“Gen1U”) will be a 300 MWe class power plant, targeting a CO2 capture rate of 97% or greater. Early Gen1U deployments are focused on ensuring a clean and reliable system. Based on the Company’s work as of June 30, 2023, NET Power expects these early projects to target a net efficiency of approximately 45%. Incorporating the lessons learned from early plants’ operations, NET Power targets to deliver later Gen1U plants with net efficiency of approximately 50%. NET Power expects that later facilities adopting its second-generation utility-scale design (“Gen2U”) will benefit from net efficiencies targeting 60% and lower costs. Gen2U will have higher operating temperatures and heat exchanger effectiveness, similar to the conditions present at the Demonstration Plant, and higher efficiency key balance of plant turbomachinery such as compressors and pumps. The Gen2U assumptions provide the technical and economic basis for the substantial majority of expected future NET Power deployments. With multiple Gen1U projects currently in development, NET Power expects the first utility-scale plant utilizing the NET Power Cycle will be commissioned and operational in 2026. NET Power intends to deploy its technology in the United States and around the world; leveraging experience gained from the Demonstration Plant as well as from the expertise of NET Power’s current owners, including OXY, BHES and 8 Rivers (through NPEH).

NET Power’s potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies and industrial facilities, both in domestic and international markets. NET Power has engaged in active dialogue with potential customers in each of these industries. NET Power’s end-markets can be broken down into three general categories: baseload generation, dispatchable generation and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities (brownfield) or installing new clean baseload capacity (greenfield). Many customers need to balance the intermittency of renewable generation and, NET Power believes, will seek its technology’s dispatchable capability to pair with significant renewable capacity build outs. Industrial customers such as direct air capture facilities, steel facilities, chemical plants and hydrogen production facilities have significant 24-hour energy needs and goals to decarbonize. NET Power’s technology can provide the necessary clean, reliable, low-cost electricity and heat energy to these facilities as well.

Key benefits for customers include the following:

•        Clean:    The NET Power Cycle will result in an average Carbon Intensity (“CI”) of 58g CO2e/kWh and can capture CO2 at >97% rate, providing for 87% CO2 emissions reduction in comparison to combined cycle gas turbine technology. CO2 is inherently captured at pipeline pressure and ready for transportation. There are no NOx, SOx or particulate emissions to atmosphere that plague traditional coal or natural gas fossil fuel generation allowing for project siting near population centers. NET Power expects efforts to reduce upstream methane emissions will further reduce the NET Power Cycle CI.

•        Reliable:    The NET Power Cycle can provide 24/7 baseload power, with a targeted capacity factor of 92.5%, power ramp rates of 10% to 15% per minute and 0% to 100% load following capabilities. It can function as a utility-scale large plant or seamlessly pair as a load-following asset to support variable renewable energy.

•        Low-cost:    NET Power’s targeted Gen2U levelized cost of energy of $21-$40 $/MWh in the U.S. is lower than both legacy firm generation technology like combined cycle gas turbine and intermittent technologies such as solar photovoltaics (“PVs”) coupled with four hours or more of battery storage. Gen1U levelized cost of energy is expected between $26-$55 $/MWh.

•        Utilizes existing infrastructure:    The United States alone has over 3 million miles of natural gas pipeline infrastructure, with over 270,000 miles of high-strength steel pipe suitable for high-capacity natural gas transmission. Approximately 50 individual CO2 pipelines with a combined length of over 4,500 miles exist in the U.S. today. According to the Energy Information Administration (the “EIA”), there further exists hundreds of thermal power generation facilities at or nearing their retirement or replacement period through 2050, which NET Power believes could serve as potential brownfield site locations. For example, 27% of the 56 GW of coal-fired capacity currently operating in the U.S. have plans to retire by the end of 2029. Their transmission interconnections and auxiliary systems can be repurposed with minimal changes to serve NET Power’s facilities. With the addition of CO2 infrastructure, NET Power can fit within the existing grid network with low incremental cost.

•        Compact footprint:    NET Power’s modular design and the inherent energy density of sCO2 as a working fluid leads to a low surface footprint of approximately 13 acres, equal to 1/100th that of solar PV of a similar electric output. This footprint is smaller than existing unabated combined cycle facilities of similar capacity, allowing NET Power to serve as a re-powering option for retiring facilities or facilities that cannot secure additional space for capture equipment.

NET Power believes that the NET Power Cycle can serve as a key enabling platform for a low-carbon future, addressing shortfalls inherent to alternative options while contributing to an overall lower system-wide cost of decarbonization. NET Power believes that through its innovative process, it can provide a lower cost of electricity, reduction and in some cases elimination of environmental impacts related to thermal power use (air pollution, water use, land use and deforestation), reliability and dispatchability contributing to energy security and lower costs as well as an ability to achieve required carbon reduction targets. NET Power believes the build-out of the NET Power Cycle will provide the world with clean, reliable and low-cost energy.

The Business Combination

On June 6, 2023, the Business Combination was approved by the shareholders of RONI, and on June 8, 2023, RONI consummated the Merger pursuant to the Business Combination Agreement.

Immediately prior to the consummation of the Merger, on June 8, 2023, as contemplated by the Business Combination Agreement, RONI became a Delaware corporation named “NET Power Inc.,” and (i) each issued and outstanding Class A Share was automatically converted, on a one-for-one basis, into a share of Class A Common Stock of NET Power Inc., (ii) each issued and outstanding Class B Share was automatically converted, on a one-for-one basis, into a share of Class B Common Stock of NET Power Inc., and (iii) each issued and outstanding warrant of RONI (which was exercisable for a Class A Share) automatically converted into a warrant to purchase one share of Class A Common Stock of NET Power Inc. Immediately following the Domestication, RONI Opco became a Delaware limited liability company and was renamed NET Power Operations LLC.

Following the Domestications, on June 8, 2023, pursuant to the Business Combination Agreement, Merger Sub merged with and into Old NET Power, with Old NET Power surviving the Merger as a direct, wholly owned subsidiary of Buyer. At the Effective Time, all of the equity interests of Old NET Power issued and outstanding immediately prior to the Merger (other than any such equity interests held in the treasury of Old NET Power or owned by any subsidiary of Old NET Power immediately prior to the Effective Time) were canceled and converted into the right to receive an aggregate of 137,192,563 Opco Units and an equivalent number of shares of Class B Common Stock. The Opco LLC Agreement provides each member of Opco (other than the Company) the right to cause the Company to cause Opco to redeem all or a portion of such member’s Class A units of Opco in exchange for an equal number of shares of Class A Common Stock or, at the Company’s election under certain circumstances set forth therein, cash, in each case, subject to certain restrictions set forth therein. Upon redemption of any Opco Units, an equal number of shares of Class B Common Stock held by the redeeming member of Opco shall be canceled.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following risks, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of the Class A Common Stock or warrants and result in a loss of all or a portion of your investment:

•        Old NET Power has incurred significant losses since inception, and we anticipate that we will continue to incur losses in the future, and we may not be able to achieve or maintain profitability.

•        We may be unable to manage our future growth effectively.

•        We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology.

•        The technology we are developing will rely on complex machinery for its operation, and deployment involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•        Our deployment plans rely on the development and supply of turbomachinery and process equipment by NPI pursuant to a joint development agreement.

•        Our commercialization strategy relies heavily on our relationship with Baker Hughes, Occidental Petroleum Corporation (“Occidental”) and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate.

•        Our partners have not yet completed development of, and finalized schedules for, delivery of key process equipment to customers, and any setbacks we may experience during our first commercial delivery planned for 2026 and other demonstration and commercial missions could have material adverse effects on our business, financial condition and results of operations and could harm our reputation.

•        Manufacturing and transportation of key equipment may be dependent on open global supply chains.

•        Manufacturing and construction issues not identified prior to design finalization, long-lead procurement and/or module fabrication could potentially be realized during production, fabrication or construction and may impact plant deployment cost and schedule.

•        Our test facility has not yet overcome all power loads to provide net positive power delivery to the commercial grid during its operation.

•        We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant.

•        We expect a consortium led by NET Power to undertake the first commercial plant deployment to establish our technology. Such a deployment will require significant capital expenditure.

•        Our future growth and success depend on our ability to license to customers and their ability to secure suitable sites. We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so.

•        Conflicts of interest may arise because several directors on the Board are designated by the Principal Legacy NET Power Holders and Sponsor.

•        The energy market continues to evolve and is highly competitive. The development and adoption of competing technology could materially and adversely affect our ability to license our technology.

•        The market for power plants implementing the NET Power Cycle is not yet established and may not achieve the growth potential we expect and may grow more slowly than we expect.

•        There is limited infrastructure to efficiently transport and store carbon dioxide, which may limit deployment of the NET Power Cycle.

•        The cost of electricity generated from NET Power Cycle may not be cost competitive with other electricity generation sources in some markets.

•        Our business relies on the deployment of power plants that are subject to a wide variety of extensive and evolving government laws and regulations, including environmental laws and regulations.

•        We and our potential licensees may encounter substantial delays in the design, manufacture, regulatory approval and launch of power plants. Regulatory approvals and permits may also be denied.

•        Any potential changes or reductions in available government incentives promoting greenhouse gas emissions projects, such as the Inflation Reduction Act of 2022’s financial assistance program funding installation of zero-emission technology, may adversely affect our ability to grow our business.

•        We are developing NET Power-owned intellectual property, but we rely heavily on the intellectual property we have in-licensed and which is core to the NET Power Cycle. The ability to protect these patents, patent applications and other proprietary rights may be challenged or may be faced with our inability or failure to obtain, maintain, protect, defend and enforce.

•        We may lose our rights to some or all of the core intellectual property that is in-licensed by way of either the licensor not paying renewal fees or maintenance fees, or by way of third parties challenging the validity of the intellectual property, thereby resulting in competitors easily entering into the same market and decreasing the revenue that we receive from our customers.

•        Our patent applications may not result in issued patents and our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our technology.

•        The trading price of the Class A Common Stock and Public Warrants may be volatile.

•        Concentration of ownership among the Principal Legacy NET Power Holders may prevent new investors from influencing significant corporate decisions.

•        We will incur significant increased costs to implement an effective system of internal controls as a result of operating as a public company as compared to Old NET Power, and our management will be required to devote substantial time to public company compliance initiatives.

•        Pursuant to the Tax Receivable Agreement, NET Power is required to pay to certain Opco Unitholders 75% of the tax savings that NET Power realizes as a result of increases in tax basis in Opco’s assets resulting from the exchange of Opco Units for shares of Class A Common Stock (or cash) pursuant to the Opco LLC Agreement as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or may be accelerated.

•        We are a holding company and our only material asset is our interest in Opco, and we are accordingly dependent upon distributions made by Opco and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (it being understood that we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future).

Corporate Information

On June 8, 2023, we completed the Business Combination, pursuant to which we were renamed “NET Power Inc.” As of the open of trading on June 9, 2023, the Class A Common Stock and Public Warrants of NET Power, formerly those of RONI, began trading on the NYSE as “NPWR” and “NPWR WS,” respectively.

Our principal executive offices are located at 404 Hunt Street, Suite 410, Durham, North Carolina 27701, and our telephone number at that location is (919) 287-4750. Our website address is https://www.ir.netpower.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on June 18, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common equity held by non-affiliates exceeds $250 million as of the last business day of the most recently completed second fiscal quarter or (ii) the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter and our annual revenue in the most recent fiscal year completed before the last business day of such second fiscal quarter exceeded $100 million. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

We are registering the resale by the Selling Securityholders of (i) up to 204,903,904 shares of Class A Common Stock (which includes up to 10,900,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and 139,280,931 shares of Class A Common Stock issuable upon redemption of the Opco Units) and (ii) up to 10,900,000 Private Placement Warrants. The shares of Class A Common Stock and the Private Placement Warrants that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.”

Any investment in the Offered Securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under the section titled “Risk Factors” in this prospectus.

Shares of Class A Common Stock offered by the Selling Securityholders

204,903,904 shares (including 10,900,000 shares that may be issued upon exercise of the Private Placement Warrants and 139,280,931 shares issuable upon redemption of the Opco Units), which consist of:

•        54,044,995 shares of Class A Common Stock issued at a purchase price of $10.00 per share in the PIPE Financing;

•        2,500 shares of Class A Common Stock issued to Sponsor in a private placement prior to the consummation the IPO, at an effective price of approximately $0.0036 per share;

•        10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, originally acquired at a purchase price of $1.00 per warrant;

•        7,432,688 shares of Class A Common Stock issuable upon redemption of the 7,432,688 Opco Units held by the initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit;

•        132,205,114 shares of Class A Common Stock issued or issuable upon redemption of the 132,205,114 Opco Units issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders at value of $10.00 per unit; and

•        318,607 shares of Class A Common Stock issuable upon the redemption of the 318,607 Opco Units issued as consideration to BHES (an affiliate of Baker Hughes) for services provided by NPI (an affiliate of Baker Hughes) pursuant to the Amended and Restated JDA.

Warrants offered by the Selling Securityholders	10,900,000 Private Placement Warrants that were originally purchased at a price of $1.00 per warrant.
Use of proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Private Placement Warrants to be offered by the Selling Securityholders. With respect to shares of Class A Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Private Placement Warrants to the extent such Private Placement Warrants are exercised for cash.

Lock-up agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion.

NYSE ticker symbols	“NPWR” and “NPWR WS” for the Class A Common Stock and Public Warrants, respectively.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Our Industry

Old NET Power has incurred significant losses since inception, we anticipate that we will continue to incur losses in the future, and we may not be able to achieve or maintain profitability.

Old NET Power has historically incurred significant losses and experienced negative cash flows since inception, including net losses of $50.0 million and $38.3 million for the years ended December 31, 2022 and 2021, respectively. We have not generated any material revenue, but we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to complete our first commercial plant deployment and begin licensing the NET Power Cycle and we may not be able to accomplish either of these milestones on our anticipated timetable, if at all. We have not yet commercialized the NET Power Cycle and may never do so successfully, and, as a result, it is difficult for us to predict our future operating results. Our losses may be larger than anticipated, and we may not achieve profitability according to our expected timeline or at all; even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we begin to commercialize the NET Power Cycle, continue to refine and streamline our technology, make technical improvements, hire additional employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business and financial condition.

We may be unable to manage our future growth effectively, and such inability could make it difficult to execute our business strategy.

If our operations grow as planned, we may need to expand our sales and marketing, research and development and supply and manufacturing functions, and there is no guarantee that we will be able to scale the business and the sale of licenses as planned. We have relied heavily on key partnerships to date, and there is no guarantee that we will be able to maintain these relationships or find additional suitable partners in the future, and as such we may have difficulty commercializing our technology or broadening our internal capabilities.

Any failure to effectively incorporate updates to the design, construction and operations of power plants using the NET Power Cycle to ensure cost competitiveness could reduce the marketability of the NET Power Cycle and has the potential to impact deployment schedules. Updating the design, construction and operations of such power plants will be necessary to ensure their competitiveness and attractiveness in the market, particularly in the United States, where the price of power is generally lower than in other countries. If we are not able to achieve and maintain cost competitiveness in the United States or elsewhere, our business could be materially and adversely affected.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees and delays in production and launches. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

The technology behind the NET Power Cycle is very complex, and, while we successfully achieved grid synchronization with our test facility, we have not yet built any commercial facilities and may face significant barriers in continuing to operate our test facility, developing and commercializing Serial Number 1 and developing and commercializing subsequent facilities. The NET Power Cycle has yet to be integrated with a combustion system and turbine operating coincidentally at target temperature and pressure. We are reliant on NPI to successfully deliver a turbo expander that can meet these conditions to support commercial initiatives. Furthermore, project execution risks associated with deployment of a nascent technology include, but are not limited to, supply chain management, schedule compliance, general engineering, procurement, and construction (“EPC”) competence, commissioning and startup tuning. If we are unable to successfully develop our technology, this would materially adversely affect our business and we may be forced to cease operations.

The technology we are developing will rely on complex machinery for its operation, and deployment involves a significant degree of risk and uncertainty in terms of operational performance and costs.

The NET Power Cycle relies heavily on complex machinery and involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our test facility consists, and our future NET Power plants are expected to consist, of large-scale machinery combining many components. These manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, and such repairs and spare parts may not be available when needed. If there are delays in the development and manufacturing of our technology by our partners or third-party suppliers, it may adversely impact our business and financial condition.

Unexpected malfunctions of the plant components may significantly affect our intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, supply chain issues, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, war, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material and adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we, our partners or our third-party suppliers experience any delays in the development and manufacturing of turbo expanders, heat exchangers and other implementing technology, our business and financial condition may be adversely impacted.

We have previously experienced, and it is possible that we may experience in the future, delays and other complications from our partners and third-party suppliers in the development and manufacturing of turbo expanders, heat exchangers and other implementing technology required for deploying the NET Power Cycle. We have in the past faced a number of delays relating to the NET Power Cycle; for example, we had to obtain a redesigned rotor following synchronization, our recuperative heat exchanger train underwent modifications to meet welding specifications necessary for improved strength associated with nickel material portions and we changed sealing materials compatible with the plant process chemistry for the remaining balance of the plant associated with compressors and pumps. Any disruption or delay in the development or supply of such components and technology could result in the delay or other complication in the design, manufacture, production and delivery of our technology that could prevent us from commercializing the NET Power Cycle according to our planned timeline and scale. If delays like this recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing activities, supply of components from third parties or design and safety, we could experience issues or delays in commencing or sustaining our commercial operations.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop and successfully commercialize our technologies, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

We, our licensees or our partners may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are higher than anticipated, and such inability or increased costs could delay the deployment of our technology and negatively impact our business.

We, our licensees and our partners rely on third-party suppliers for components and materials used to develop, and eventually commercialize, the NET Power Cycle. Any disruption or delay in the supply of components or materials by our key third-party suppliers or pricing volatility of such components or materials could temporarily disrupt production of our components or materials until an alternative supplier is able to supply the required material. In such circumstances, we may experience prolonged delays, which may materially and adversely affect our results of operations, financial condition and prospects.

We may not be able to control fluctuation in the prices for these materials or negotiate agreements with suppliers on terms that are beneficial to us. Our business depends on the continued supply to us and to our licensees of certain proprietary materials. We are exposed to multiple risks relating to the availability and pricing of such materials and components. Substantial increases in the prices for our raw materials or components would increase our operating costs and the operating costs of our licensees, either of which could materially impact our financial condition.

Currency fluctuations, inflation, trade barriers, extreme weather, pandemics, war, tariffs or shortages and other general economic or political conditions may limit our ability or our licensees’ ability to obtain key components or significantly increase freight charges, raw material costs and other expenses associated with our business and our licensees’ business, and such increased costs could materially and adversely affect our results of operations, financial condition and prospects.

Our deployment plans rely on the development and supply of turbomachinery and process equipment by NPI pursuant to a joint development agreement. We and NPI may not be able to commercialize technology developed under our joint development relationship. If NPI fails to commercialize such equipment, or such equipment fails to perform as expected, our ability to develop, market and license our technology could be harmed.

In February 2022, we entered into a strategic exclusive partnership with NPI pursuant to the Original JDA, which was amended and restated by the Amended and Restated JDA on December 13, 2022, pursuant to which NPI is developing sCO2 turbo expanders for use in facilities implementing the NET Power Cycle. These turbo expanders are intended to be compatible with our existing technology, and as such, they are highly specialized and difficult to design. We expect these turbo expanders, as well as other critical technology such as our heat exchangers, to be vital to the success of Serial Number 1, other future commercial-scale facilities and our licensing operations, and as such, any delay in their development or manufacture would likely adversely impact our business and financial condition.

There can be no assurance that we will be able to maintain or further our relationship with NPI and/or that NPI will be successful in developing a turbo expander that successfully integrates with our other technology. Our relationship with NPI is subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

•        our interests may diverge from those of NPI, or we may not be able to agree with them on ongoing development, manufacturing and operational activities, or on the amount, timing or nature of further investments in our joint development;

•        our control over NPI’s operations is limited;

•        the terms of our arrangement under the Amended and Restated JDA with NPI may turn out to be unfavorable to us;

•        provisions of the joint development agreement could give rise to disputes regarding the rights and obligations of the parties, potentially leading to termination of the agreement, delays in development or commercialization of the turbo expander, or litigation or arbitration; or

•        changes in tax, legal or regulatory requirements may necessitate changes to our arrangement under the joint development agreement.

If our strategic relationship with NPI is ultimately unsuccessful or less successful than anticipated, our business, results of operations or financial condition may be materially adversely affected. Any such lack of success could also reduce our ability to secure collaboration agreements in the future or impair our relationships with other existing collaborators.

Our commercialization strategy relies heavily on our relationship with Baker Hughes, Occidental and other strategic investors and partners, who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate, and any such divergent interests or inability to replace could adversely impact our business and financial condition.

We are, and for a period of time will be, substantially reliant on our relationship with Baker Hughes, Occidental and other strategic investors and strategic partners to develop and commercialize the NET Power Cycle. We are also reliant on our license agreement with 8 Rivers for the in-license of the core technology of the NET Power Cycle. For a fulsome discussion of such partnerships, see the section titled “Business — Partnerships.” Our strategic partners may have interests that diverge from our interests, and that may hinder our ability to license our technology to customers. If we lose our agreements with strategic partners, we may need to find new contractors who may have less experience designing and building power plants and complex machinery. We may also need to locate alternative sources of intellectual property rights enabling us to carry out our operations and to avoid infringing previously licensed intellectual property, and we may be unsuccessful in securing such new licenses or unsuccessful in finding suitable alternatives that would not infringe previously licensed intellectual property. The loss of any such relationships, if not adequately replaced, could substantially hinder or prevent our ability to commercialize our technology and adversely affect our business, financial condition and future prospects.

Our partners have not yet completed development of and finalized schedules for delivery of key process equipment to customers, and any setbacks we may experience during our first commercial delivery planned for 2026 and other demonstration and commercial missions could have material adverse effects on our business, financial condition and results of operations and could harm our reputation.

The success of our business will depend on our ability to successfully license our technology to customers on-time and on-budget at guaranteed performance levels, and such success would tend to establish greater confidence in our subsequent customers. Our partners have not yet completed development of and finalized schedules for delivery of key process equipment, including turbo expanders, sCO2 combustors, primary recuperative heat exchangers, air separation units and other long-lead items and lessons learned integrated products, to customers. There is no guarantee that our planned commercialization efforts will be successful. There can be no assurance that we will not experience operational or process failures and other problems during our first commercial deployments. Any failures or setbacks, particularly on our first commercial ventures, could harm our reputation and have a material adverse effect on our business and financial condition.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our business, in addition to tort liability and other costs that may arise. Such issues could result in delaying or canceling planned licenses, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.

Lack of availability or increased costs of component raw materials may affect manufacturing processes for plant equipment and increase our overall costs or those of our licensees.

Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. While these disruptions have not affected our business in a materially adverse way yet, such disruptions may, in the future, result in delays in equipment deliveries and cost escalations that could adversely affect our business.

Our processes are reliant on certain supply, including natural gas, and the profitability of our processes will be dependent on the price of such supply. The increased cost of natural gas and other raw materials, in isolation or relative to other energy sources, may adversely affect the potential profitability and cost effectiveness of our processes.

We intend to license the NET Power Cycle for the generation of electrical power using natural gas. Accordingly, the prices we eventually receive for our licenses will likely be tied to the prevailing market prices of natural gas. Historically, the price of natural gas has been volatile, and this volatility may continue to increase in the future. Factors that may cause volatility in the prices of natural gas include, among others, (i) changes in supply and availability of natural gas; (ii) governmental regulations; (iii) inventory levels; (iv) consumer demand; (v) price and availability of alternatives; (vi) weather conditions; (vii) negative publicity about natural gas; (viii) production or transportation techniques and methods; (ix) macro-economic environment and political conditions, including the conflict between Ukraine and Russia; (x) transportation costs and (xi) the price of foreign imports. We expect that natural gas prices will remain volatile for the near future because of these and other factors. High natural gas prices in isolation or relative to other energy sources are likely to adversely affect the demand for the NET Power Cycle and our potential profitability and cost effectiveness. The prices we receive for our licenses depend on numerous factors beyond our control, including, but not limited to, the following:

•        changes in global supply of, and demand for, natural gas;

•        worldwide and regional economic conditions impacting the global supply and demand for natural gas;

•        social unrest, political instability or armed conflict in major natural gas producing regions outside the United States, such as the conflict between Ukraine and Russia, and acts of terrorism or sabotage;

•        the ability and willingness of the Organization of the Petroleum Exporting Countries and allied producers (known as OPEC+) to agree and maintain oil price and production controls;

•        the price and quantity of imports of foreign natural gas;

•        governmental, scientific, and public concern over the threat of climate change arising from greenhouse gas emissions;

•        the level of global natural gas exploration and production;

•        the level of global natural gas inventories;

•        localized supply and demand fundamentals of regional, domestic and international transportation availability;

•        weather conditions, natural disasters and seasonal trends;

•        domestic and foreign governmental regulations, including embargoes, sanctions, tariffs and environmental regulations;

•        speculation as to the future price of natural gas and the speculative trading of natural gas futures contracts;

•        technological advances affecting energy consumption;

•        increasing attention to environmental, social and governance (“ESG”) matters; and

•        the price, availability and use of alternative fuels and energy sources.

While Russia’s invasion of Ukraine and its contribution to the volatility in the price of natural gas could impact demand for the NET Power Cycle, we have not yet been affected by such volatility in a materially adverse manner.

Manufacturing and transportation of key equipment may be dependent on open global supply chains. Supply chain issues could negatively impact deployment schedules.

Our customers and the projects they develop will be reliant on equipment supplied by a core group of key global suppliers, generally including, but not limited to, air separation units, heat exchangers, control systems, piping, valves, fabricated modules and rotating turbomachinery. Recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business. While we expect to take steps to minimize the impact of these increased costs by working closely with our suppliers and customers, global supply chain disruption may deteriorate and such disruption compounded by increasing inflation could adversely affect our business, financial condition, results of operations and cash flows. Moreover, any material disruption in the supply chain could delay our commercialization efforts, potentially causing us to delay the launch of Serial Number 1 and of subsequent commercial plants later than expected or to begin licensing our technology later than expected.

Suppliers of key equipment to our customers may not be able to scale to the production levels necessary to meet the anticipated growth in demand for our technology, and such inability could negatively impact our business and financial plan.

We do not have manufacturing assets and our future licensees may not have manufacturing assets, and thus we rely, and our future licensees may rely, on third-party manufacturers to build licensed power plants and associated equipment. Moreover, we and our licensees are dependent on future supplier capability to meet production demands attendant to our forecasts. If suppliers of key equipment to our customers cannot meet the level of supply and schedule demands of such customers after we achieve commercialization, our revenues could be materially impacted, which would impact our operations and profitability.

Manufacturing and construction issues not identified prior to design finalization, long-lead procurement and/or module fabrication could potentially be realized during production, fabrication or construction and may impact plant deployment cost and schedule, and such impact could adversely impact our business.

The NET Power Cycle design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our technology, licenses or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, and such delay could materially and adversely affect our business.

Our La Porte, Texas test facility and future facilities and operations could be damaged or otherwise adversely affected as a result of natural disasters and other catastrophic events, and such adverse effects would negatively impact our ability to develop key process equipment and technologies within our anticipated timeline and budget.

Natural disasters or other catastrophic events may cause damage or disruption to our operations and the global economy and, thus, could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, civil unrest, war, pandemics, acts of terrorism and other events beyond our control. While we maintain crisis management and disaster response plans, natural disasters and other events could also make it difficult or impossible for us to continue operations and could decrease demand for our platform.

In addition, our test facility is located in La Porte, Texas, which is prone to natural disasters, such as severe weather, making our business particularly susceptible to natural disasters and other catastrophic events in those areas. Our test facility and future facilities could be harmed or rendered inoperable, or our other assets could be damaged or destroyed, by natural or manmade disasters, including severe weather, flooding, power outages, earthquakes and contamination, including as a result of the COVID-19 pandemic, and such damage or destruction may render it difficult or impossible for us to operate our business for some period of time. The inability to operate our test facility — for even a short period of time — may harm our reputation and result in a delay in our commercialization schedule, and such reputational harm or delay would have a material adverse effect on our financial condition and operating results.

If we cannot extend the lease for our La Porte, Texas test facility, which is currently set to expire in 2025, then we may need to remove, rebuild and relocate our equipment to a suitable facility elsewhere and resume development activities thereafter, which could represent a significant expense to us and have a material adverse effect on our business and results of operations.

We lease the land where the Demonstration Plant in La Porte, Texas is located from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that is set to expire on July 1, 2025. The NET Power Cycle was first demonstrated at the Demonstration Plant, and we continue to conduct development activities at this site, which are expected to continue beyond July 1, 2025. If we are unable to renew the lease for the Demonstration Plant with Air Liquide on acceptable terms or at all, then we may need to relocate an alternate facility that meets the specifications required for our demonstration facility and rebuild our demonstration facility at such suitable facility. During this time, we may also be required to discontinue our development activities ongoing at the Demonstration Plant. Furthermore, the costs of rebuilding and relocating the facility could be significant, which could have a material adverse effect on our business and results of operations.

Our test facility has not yet overcome all power loads to provide net positive power delivery to the commercial grid during its operation. If initial commercial plants using the NET Power Cycle are unable to efficiently provide a net power output to the commercial grid, it will negatively impact our business.

Our test facility in La Porte, Texas successfully generated electric power while synchronized to the grid, but it has not yet overcome all facility auxiliary power loads (pumps, compressors, etc.) to provide net positive power delivery to the commercial grid during its operation. If initial commercial power plants are unable to efficiently provide net power output to the commercial grid using the NET Power Cycle, this could harm our business, results of operation and reputation.

We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant. If we cannot successfully overcome the barriers to deploying a first full-scale plant, our business will be negatively impacted and could fail.

Until we have completed the deployment of Serial Number 1 and, potentially, until we have completed deployment of one or more additional commercial plants, we may encounter difficulty attracting licensees. We expect revenues from licensing the NET Power Cycle to be vital to reaching and sustaining profitability, but until potential customers have seen a plant successfully implement the NET Power Cycle, they may decide to wait to purchase a license or forgo purchasing a license altogether. There is no guarantee that we will be able to attract any licensees in our desired price range, or at all prior to our initial deployment; that our initial deployment efforts will be timely or successful or that they will be timely or successful enough to attract licensees. If we cannot attract licensees and earn licensing revenue, we may experience delays in our commercial plant deployments and may otherwise suffer harm to our business, results of operations and reputation.

We expect a consortium led by NET Power to undertake the first commercial plant deployment to establish our technology. Such a deployment will require significant capital expenditure, and, depending on availability of capital, including grants, could require substantial capital investment from us and our partners. If we cannot establish a first commercial-scale plant, our business could fail.

Our ability to find third parties willing to partner with us to launch Serial Number 1 is vital to our future success. This deployment is expected to be very expensive, require significant capital, which may include grants, and be time-consuming, and, if we cannot find suitable third parties to partner with us, we may not be able to launch Serial Number 1. We may seek Department of Energy (“DOE”) Loan Program Office (“LPO”) Title XVII project funding, have submitted a Title XVII Part I LPO application in support of such funding, and have been invited to submit a Part II application; however, the DOE advises that an invitation to submit a Part II application is not an assurance that DOE will invite the Company into the due diligence and term sheet negotiation process, that DOE will offer a term sheet to the Company or that the terms and conditions of a loan guarantee will be consistent with terms proposed by the Company. The foregoing matters are wholly dependent on the results of the DOE’s review and evaluation of the Part II Application, and determination whether to proceed. If we are unable to bring Serial Number 1 to market, or to launch other commercial plant deployments, our ability to create stockholder value will be limited, and our business could fail.

Our future growth and success depend on our ability to license to customers and their ability to secure suitable sites. We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so.

The future growth of our business depends on our ability to license the NET Power Cycle and to expand our sales geographically. The NET Power Cycle has never been utilized on a full-scale commercial basis. All tests conducted to date with respect to the technology have been performed at our test facility in La Porte, Texas, and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. It will be difficult to demonstrate the value in our technology to licensees until we have deployed a successful full-scale commercial plant, as discussed under “— We may encounter difficulty in attracting licensees prior to the deployment of an initial full-scale commercial plant. If we cannot successfully overcome the barriers to deploying a first full-scale plant, our business will be negatively impacted and could fail.” We have not yet entered into a binding contract with a customer to license the NET Power Cycle, and we may not be able to do so on acceptable terms or at all. Even if we do enter into agreements with licensees, such licensees might be unable to find suitable sites for building their own power plants. If we are unable to successfully enter into agreements with a sufficient number of licensees, it may adversely impact our business and results of operations.

We may not be able to accurately estimate the future demand for our technology, and such inability could result in a variety of inefficiencies in our business and could hinder our ability to generate revenue. If we fail to accurately predict market demand, we could incur additional costs or experience delays, adversely impacting our business and financial condition.

Our business requires us to estimate future market demand for electricity and for licenses for our technology. We may be adversely affected to the extent that we overestimate or underestimate such demand.

Our future success hinges on how many licenses for our technology we are able to sell. We have already incurred and expect to continue to incur significant expenses in connection with developing our technology, and we do not expect the amount of expenses incurred to vary significantly as we increase or decrease the number of licenses sold. As such, our profitability with respect to our licenses will likely depend entirely on the demand for such licenses, and, if we cannot sell enough licenses, the expenses incurred in connection with such licenses will be sunk costs. Thus, it is imperative that we accurately estimate the demand for such licenses. However, there is no guarantee that our current estimates, or any future estimates, will prove accurate, especially if competitors develop similar technology and compete for our target licensees or if the general landscape of the natural gas industry shifts in an unfavorable direction. If we cannot accurately estimate future demand for our licenses, our business and financial condition could be materially adversely impacted.

Our ability to market our technology depends on numerous factors beyond our control, the effect of which cannot be accurately predicted or anticipated. Some of these factors include, without limitation, the availability of domestic and foreign natural gas production, the marketing of competitive fuels, the proximity and capacity of pipelines, fluctuations in supply and demand, the availability of a ready market, the effect of U.S. federal and state regulation of production, refining, transportation and sales and general national and worldwide economic conditions.

We are highly dependent on our senior management team, key employees and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy and our ability to compete may be harmed.

Our success depends, in significant part, on continuing to attract and retain highly qualified talent, on retaining the services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including, but not limited to, engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel with experience necessary to fill the applicable senior management position or positions.

Conflicts of interest may arise because several directors on the Board were designated by the Principal Legacy NET Power Holders and Sponsor.

Representatives or affiliates of OXY, Constellation, 8 Rivers and Sponsor designated director nominees for election to the Board pursuant to the Stockholders’ Agreement. See the section titled “Certain Relationships and Related Transactions — NET Power’s Related Party Transactions — Stockholders’ Agreement” for additional details. As a result of these designation rights and the resulting relationships between the Principal Legacy NET Power Holders and Sponsor and their respective director nominees on the Board, conflicts may arise in the future with the Principal Legacy NET Power Holders and Sponsor where their independent business interests are inconsistent with the Board’s and our stockholders’ interests.

Further, disagreements or disputes with the Principal Legacy NET Power Holders and Sponsor could result in litigation, resulting in increase of expenses incurred and potentially limit the time and effort our officers and directors are able to devote to remaining aspects of our business, all of which could have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial, contractual or intellectual property disputes that, even where meritless, can be costly to defend and could have an adverse impact on our business, profitability and financial position.

From time to time, we may be involved in legal proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business, including, without limitation, commercial or contractual disputes, other disputes with customers and suppliers, intellectual property matters, environmental issues, tax matters and employment matters. There can be no assurance that such proceedings and claims, should they arise, will not have a material adverse effect on our business, results of operations and financial condition.

We may become subject to product liability claims, which could harm our financial condition and liquidity.

We may become subject to product liability claims, even those without merit, which could harm our business, prospects, operating results and financial condition. We face inherent risk of exposure to claims in the event our products do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about us, which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages, either in excess of our coverage or outside of our coverage, may have a material adverse effect on our reputation, business, prospects and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Despite implementing and maintaining industry standard security measures and controls, the website, systems and data we maintain may be subject to intentional disruption, other security incidents or alleged violations of laws, regulations or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We and our service providers face threats from a variety of sources, including attacks on our networks and systems from numerous sources, including traditional “hackers,” sophisticated nation-state and nation-state supported actors, other sources of malicious code (such as viruses and worms) and phishing attempts. We and our service providers could be a target of cyberattacks or other malfeasance designed to impede the performance of our software and services, penetrate our network security or the security of our cloud platform or our internal systems, misappropriate proprietary information and/or cause interruptions to our services. Our software, platforms and system, and those of our service providers, may also suffer security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by our employees or service providers. With the increase in personnel working remotely during the current COVID-19 pandemic, we and our service providers are at increased risk for security breaches. Due to the significant military action against Ukraine launched by Russia, the risk of such cyberattacks, malfeasance, security breaches, misappropriations and interruptions has increased. The conditions caused by the Russian invasion of Ukraine could also result in disruption or other security incidents for our service providers.

We have taken and are taking steps to monitor and enhance the security of our software and services, cloud platform and other relevant systems, information technology infrastructure, networks and data. Furthermore, our board of directors schedules periodic discussions with management regarding significant risk exposures, including risks related to data privacy and cybersecurity, and assists in taking steps to mitigate the risk of cyberattacks on us. However, the unprecedented scale of remote work may require additional personnel and resources and nevertheless cannot be guaranteed to fully safeguard our software and services, our cloud platform or any systems, IT infrastructure networks or data upon which we rely. We may be targeted for cyberattacks and other security incidents. A breach in our data security or an attack against our service availability, or that of our third-party service providers, could impact our networks or networks secured by our software and services, creating system disruptions or slowdowns and exploiting security vulnerabilities of our software and services, and the information stored on our networks or those of our third-party service providers could be accessed, publicly disclosed, altered, lost or stolen, possibly subjecting us to liability and causing us financial harm. If an actual or perceived disruption in the availability of our software and services or a breach of our security measures or those of our service providers occurs, it could adversely affect the market perception of our software and services, result in a loss of competitive advantage, have a negative impact on our reputation, result in the loss of customers, channel partners and sales and expose us to the loss or alteration of information, to litigation, to regulatory actions and investigations and to possible liability. Any such actual or perceived security breach, attack or disruption could also divert the efforts of our technical and management personnel. We also may incur significant costs and operational consequences of investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent actual or perceived security incidents as well as the costs to comply with any notification obligations resulting from any security incidents. In addition, any such actual or perceived security breach could impair our ability to operate our business and to provide software and services to our customers. If this happens, our reputation could be harmed, our revenues could decline and our business could suffer.

Our insurance coverage may not be adequate to protect from all business risks, adversely impacting our business and financial condition.

Our insurance policies are subject to exclusions, deductibles and limitations. There can be no assurance that any claim under our insurance policies will be honored fully or in a timely manner, that our insurance coverage will be sufficient in any respect or that our insurance premiums will not change substantially. Although we carry property insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur. Accordingly, to the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, or to the extent that we are required to pay higher insurance premiums, our business, financial condition and results of operations could be materially and adversely affected. In addition, there may be certain risks for which we are unable to insure at a reasonable cost or at all.

A pandemic, such as the COVID-19 pandemic, may have an adverse effect on our business, liquidity, results of operations and financial condition.

The COVID-19 pandemic resulted in a widespread health crisis that has adversely affected businesses, economies and financial markets worldwide and has caused significant volatility in U.S. and international debt and equity markets. A resurgence of the COVID-19 pandemic or other pandemics may have related economic repercussions that could adversely impact our business, results of operations, financial condition and cash flows. Our supply chain, including of key equipment, could be disrupted if manufacturers have limited access to their facilities or labor shortages. Workforce availability may also be impaired due to exposure to the pandemic, which could negatively affect our costs or negatively impact our ability to develop or deploy our technology or impact our commercialization strategy.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, the global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. The United States and certain other governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. The outcome of the actions taken by these governments is still ongoing and, consequently, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Our commercialization strategy relies heavily on our contractual relationship with Baker Hughes.

We have entered into the Amended and Restated JDA with NPI in connection with the joint development arrangement for the design and development of a turbo expander for use in the NET Power Cycle. Pursuant to Amended and Restated JDA, NPI may terminate the arrangement, among other things, in the event of a change of control, and there is no guarantee that a change of control will not occur in the future. We may not be able to replace this strategic partnership if our relationship terminates, which could adversely impact our business and financial condition.

We, our licensees and our partners may be unable to adequately control the costs associated with the development and deployment of our technology.

We will require significant capital to develop and grow our business, and we expect to incur significant expenses, including those relating to developing and commercializing the NET Power Cycle, research and development, production, sales, maintenance and service and building the NET Power brand. Our largest costs prior to project deployment are expected to be equipment and construction costs. Our current estimates of the costs associated with development and commercialization could prove inaccurate, and that could impact the cost of our technology and of our business overall. If we are unable to efficiently design, develop, commercialize, license, market and deploy our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Risks Related to Our Market

The energy market continues to evolve and is highly competitive, so we may not be successful in competing in this industry or in establishing and maintaining confidence in our long-term business prospects among current partners, future partners and customers. The development and adoption of competing technology could materially and adversely affect our ability to license our technology.

We operate in the highly competitive area of clean energy production with a substantial number of other companies, including combined cycle power plant (“CCGT”) assets with post-combustion capture, renewables with long-duration storage and small modular reactor (“SMR”) plants. We face intense competition from independent, technology-driven companies in each of the following areas:

•        acquiring desirable properties or leases for developing plants;

•        marketing our licenses;

•        integrating new technologies; and

•        acquiring the equipment, personnel and expertise necessary to develop and operate our power plants.

Many of our competitors have financial, managerial, technological and other resources that are substantially greater than ours. Many of our competitors may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to compete effectively in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

The market for power plants implementing the NET Power Cycle is not yet established, and there is limited infrastructure to efficiently transport and store carbon dioxide. If the market for power plants implementing the NET Power Cycle does not achieve the growth potential we expect or if it grows more slowly than expected, it could materially and adversely affect our business.

We expect the NET Power Cycle to be the first standalone natural gas on-demand carbon-free energy (“24/7 CFE”) solution, and, as such, the market for our technology has not yet been established. In addition, there is limited infrastructure to efficiently transport and store carbon dioxide, and such limited infrastructure may limit the deployment of the NET Power Cycle. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including the number of potential customers who have expressed interest in licensing our technology, assumed prices and production costs for our plants, our ability to leverage our current logistical and operational processes and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our plants, as well as the expected growth rate for the total addressable market for our plants, may prove to be incorrect, which could materially and adversely affect our business.

The cost of electricity generated from NET Power Cycle may not be cost competitive with other electricity generation sources in some markets, and such lack of competitiveness could materially and adversely affect our business.

While our modeling suggests that a fully decarbonized, 24/7 CFE power grid, which is what our technology is designed to provide, is expected to result in 50% lower electricity prices as compared to a grid solely based on variable renewable energy, like wind and solar, there can be no guarantee that such modeling is accurate or that our technology will actually result in lower prices of this magnitude or at all. Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the NET Power Cycle are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Moreover, historically very low or negative market prices are the result of surplus generation that cannot be curtailed and are transitory. These low prices do not reflect a price to beat for our technology.

Risks Related to Government Regulation

Our business relies on the deployment of power plants that are subject to a wide variety of extensive and evolving government laws and regulations, including environmental laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

Regulatory risk factors associated with our business include:

•        our ability to obtain additional applicable permits, approvals, licenses or certifications from regulatory agencies, if required, and to maintain current permits, approvals, licenses or certifications;

•        our ability to obtain regulatory approval for a site boundary emergency planning zone defined in such a fashion as will benefit the majority of U.S.-based customers;

•        regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements may cause a delay in our ability to fulfill our existing or future orders or may cause planned plants to not be completed at all, many of which may be out of our control, including changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule plant construction, any of which could have an adverse impact on our business and financial condition;

•        regulatory, availability and other challenges may delay our progress in establishing the number of plant sites we require for our targeted build rate, and such challenges could have an adverse effect on our ability to grow our business; and

•        challenges as a result of regulatory processes or in our ability to secure the necessary permissions to establish these plant sites could delay our customers’ ability to achieve commercial operations and could adversely affect our business.

Any of these risk factors could have a material adverse effect on our business.

Our customers must obtain regulatory approvals and permits before they construct power plants using our technology, and approvals may be denied or delayed.

The lead time to build a natural gas power facility is long and requires site licensing and approvals from applicable regulatory agencies before a plant can be constructed. The regulatory framework to obtain approvals is complex and varies from country to country, and regulators’ lack of familiarity with our technology may prolong this process, alongside any potential objections or adverse public reaction to the construction of a natural gas power plant. Any delays experienced by our customers in siting a power plant using our products and services could materially and adversely affect our business.

Unfavorable changes in laws, regulations and policies in foreign countries in which we seek to license our technology, our, our partners’ or our project developers’ failures to secure timely government authorizations under laws and regulations or our failure to comply with such laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in foreign government requirements and laws as they change from time to time. Failure to comply with these laws and regulations could have adverse effects on our business. In many foreign countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or by U.S. regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and third-party service providers will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or third-party service providers could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our products and services and could have an adverse effect on our business, financial condition and results of operations.

Changes in laws and regulations and electric market rules and protocols regarding the requirements for interconnection to the electric transmission grid and the commercial operation of our customers’ power generation projects could affect the cost, timing and economic results of conducting our operations.

Our customers’ operations will be subject to governmental and electric grid regulations in virtually all aspects of our operations, including the amount and timing of electricity generations, the performance of scheduled maintenance and the compliance with power grid control and dispatch directives as well as environment protection regulations. There can be no assurance that these regulations will not change in the future in a manner that could adversely affect our business.

We and our potential licensees may encounter substantial delays in the design, manufacture, regulatory approval and launch of power plants, and that could prevent us and our licensees from commercializing and deploying our technology on a timely basis, if at all.

Any delay in the design, manufacture, regulatory approval and launch of power plants or related technology could adversely affect our business because it could delay our ability to generate revenue and could adversely affect the development of customer relationships. Additionally, we may encounter delays in obtaining the necessary regulatory approvals or delays in commercializing our technology, including delays in entering into agreements for the supply of component parts and manufacturing tools and supplies. Delays in the launching of our technology would materially and adversely affect our business, prospects, financial condition and operating results.

Our partners and customers are subject to environmental, health and safety laws and to regulations including, if applicable, remediation matters that could adversely affect our business, results of operation and reputation.

The operations and properties of our anticipated partners and customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and waste and remediation of releases of hazardous materials. Although our business model is primarily focused on licensing our technology, we must design the technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or could result in significant restrictions on their operations. The failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or to fund remedial or corrective measures, to install pollution control equipment or to perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and may adversely impact the market for our products, and such unanticipated events could materially and adversely affect our business, financial condition and results of operations.

We and our customers operate in a politically sensitive environment, and the public perception of fossil fuel derived energy can affect our customers and us. Our future growth and success are dependent upon consumers’ willingness to develop natural-gas-fueled power generation facilities.

Our future prospects are dependent upon a certain level of public support for natural gas. While the public perception of natural gas is generally more positive than that of oil, coal or gasoline, there is still substantial opposition to natural gas due to its association with hydraulic fracturing (“fracking”), its non-renewability and its reliance on high energy and water inputs. There is a significant coalition of people advocating against the use of natural gas for power generation and instead advocating for nuclear energy or renewable energy sources such as solar and wind energy. Any adverse public reaction to our business, including any high-profile incident involving fracking, could directly affect our customers and could indirectly affect our business. Adverse public reaction could lead to increased regulation or outright prohibition, limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers’ and on our business.

Restrictions on the use of certain operation practices, such as fracking, could adversely impact our business.

Some states and certain municipalities have regulated or are considering regulating fracking, and such regulations could impact certain of our operations. While we do not believe that these regulations and contemplated actions have limited or prohibited fracking, and while they have not impacted our activities to date, there can be no assurance that these actions, if taken on a wider scale, may not adversely impact our business operations and revenue.

The demand for our business may be curtailed by government or prospective licensees failing to consider hydrocarbon-based power as “clean,” even when paired with energy transition technology such as carbon capture, use, storage and sequestration, thereby reducing our expected growth.

Our technology is designed specifically for the purpose of producing clean energy with nominal or no carbon emissions. Current natural gas production is often associated with significant carbon emissions, even if such emissions are less than those from burning coal or petroleum products. Natural gas is also generally associated with fracking, non-renewability and reliance on high energy and water inputs. While we believe that natural gas, and particularly natural gas used to produce clean energy using our 24/7 CFE technology, is an integral part of the global energy transition, there is a public perception of natural gas as “dirty” energy due to its common association with the above-mentioned factors. There is no guarantee that we will be able to convince government entities or prospective licensees and partners that our process is “clean,” and this could result in regulatory delays, fewer customers and damage to our reputation and business, all of which could materially reduce our expected growth.

We may be subject to new, stricter measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions that could require radical changes to development models if regulations lump natural gas together with other non-renewable energy sources, and such requirements could adversely affect our business, reputation and operations.

Global climate change creates new challenges for the energy industry and its regulators. The United Nations and several countries have adopted, or are evaluating the adoption of, new measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions in the atmosphere, such as taxes on carbon, raising efficiency standards or adopting cap and trade regimes. Certain mitigation actions could require radical changes to development models, such as the transition from the use of conventional energy sources to the use of renewable energy sources that reduce environmental pollution, contribute to sustainable development and avoid global warming since the greenhouse gas emissions of renewable energy sources are usually very low. While we believe that electricity produced using natural gas through our NET Power Cycle will be an integral part of the global energy transition, certain regulations may lump natural gas together with other non-renewable energy sources such as oil, coal or gasoline rather than renewable energy sources such as wind or solar energy, and, as such, new regulations may be stricter than anticipated. We cannot assure you that new regulations or measures that may be adopted by the U.S. government or foreign governments will not have an adverse effect on our business and our results of operations.

The progress and challenges of the energy transition could have a significant adverse effect on us if we are unable to keep up with the pace of the global energy transition and allocate our resources effectively.

The ability to license and deploy natural gas power plants may be limited due to conflict, war or other political disagreements between gas-producing nations and potential customers, and such disagreements may adversely impact our business plan.

Conflict, war or other political disagreements between gas producing nations and potential customers could affect our operations in unpredictable ways, including disruptions of fuel supplies and markets and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels and communications infrastructures, could be direct targets of, or indirect casualties of, a cyberattack or an act of piracy or terror. The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for natural gas and could affect the natural gas market or the financial markets that we use.

In late February 2022, Russian military forces commenced a military operation and invasion against Ukraine. The United States, other countries and certain international organizations have imposed broad economic sanctions on Russia and certain Russian individuals, banking entities and corporations as a response and additional sanctions may be imposed in the future. The length, impact and outcome of the ongoing war between Russia and Ukraine is highly unpredictable, and such unpredictability has created uncertainty for financial and commodity markets. While NET Power does not currently have operations overseas, the conflict elevates the likelihood of supply chain disruptions, heightened volatility in energy prices and negative effects on our ability to raise additional capital when required and could have a material adverse impact on our business, financial condition or future results.

Conflicts of this sort, or the threat of conflicts of this sort, may also have an adverse effect on the broader economy. Instability in the financial markets as a result of war, sabotage, piracy, cyberattacks or terrorism could also affect our ability to raise capital and could also adversely affect the natural gas and power industries and could restrict their future growth. Any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act of 2010, the U.K. Proceeds of Crime Act 2002 and other anti-corruption laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit our company from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We use or anticipate use of third-party law firms, accountants and other representatives for regulatory compliance, sales and other purposes in several countries. We can be held liable for the corrupt or other illegal activities of these third-party representatives, our employees, contractors, partners and other agents, even if we do not explicitly authorize such activities. In addition, although we have implemented policies and procedures intended to ensure compliance with anti-corruption laws, our employees, representatives, contractors, partners and agents may not comply with these laws at all times.

Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, if governmental or other sanctions are imposed or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and of resources and in significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

Moreover, as an issuer of securities, we also are subject to the accounting and internal controls provisions of the FCPA. These provisions require us to maintain accurate books and records and a system of internal controls sufficient to detect and prevent corrupt conduct. Failure to abide by these provisions may have an adverse effect on our business, financial condition or results of operations.

Any potential changes or reductions in available government incentives promoting greenhouse gas emissions projects, such as the Inflation Reduction Act of 2022’s financial assistance program funding installation of zero-emission technology, may adversely affect our ability to grow our business.

In August 2022, President Biden signed the Inflation Reduction Act of 2022 (the “IRA”) into law. The provisions of the IRA are intended to, among other things, incentivize domestic clean energy investment, manufacturing and production. The economics for carbon sequestration will benefit from raising the carbon capture tax credit from $50 per metric ton to $85 per metric ton. The credit will be “direct pay,” meaning it would be a refundable credit, for the first five years, starting with the year a “qualified facility” is placed in service, but not beyond December 31, 2032. In addition, the law lowers the threshold for eligibility as a “qualified facility” to include any carbon capture, utilization and sequestration (“CCUS”) facility placed on an electric generating facility that captures 18,750 tons of carbon annually and has a capture rate of at least 75%, as measured by an applicable electric generating unit’s baseline carbon oxide production. We believe that a project utilizing the NET Power Cycle can meet the criteria for a “qualified facility” under this definition, and, as such, we intend to apply for tax credits under Section 45Q of the Code.

We view the enactment of the IRA as favorable for our development and commercialization efforts. However, we are continuing to evaluate the overall impact and applicability of the IRA to our development and commercialization efforts. It is unclear how this legislation will be implemented by the U.S. Department of Treasury and what, if any, impact it will have on our tax rate. If the IRA or any current or future similar legislation is amended or repealed, or if it is interpreted by courts or implemented by regulatory agencies differently than we expect, then this could adversely affect our anticipated timelines, projected financials and ability to grow our business.

Risks Related to Intellectual Property

We are developing NET Power-owned intellectual property, but we rely heavily on the intellectual property we have in-licensed and which is core to the NET Power Cycle. The ability to protect these patents, patent applications and other proprietary rights may be challenged or may be faced with our inability or failure to obtain, maintain, protect, defend and enforce, exposing us to possible material adverse impacts on our business, competitive position and operating results.

Our discovery and development technology platforms are built, in part, around intellectual property rights in-licensed from our partners, including our license from 8 Rivers that is core to the NET Power Cycle. Under our existing license agreements, we are subject to various obligations, which may include diligence obligations with respect to development and commercialization activities, payment obligations upon achievement of certain milestones and royalties on product sales. If there is any conflict, dispute, disagreement or issue of nonperformance between us and our counterparties regarding our rights or obligations under these license agreements, including any conflict, dispute or disagreement arising from our failure to satisfy diligence or payment obligations, we may be liable to pay damages and our counterparties may have a right to terminate the affected license. The termination of any license agreement with one of our partners, including 8 Rivers, could adversely affect our ability to utilize the intellectual property that is subject to that license agreement in our discovery and development efforts, our ability to enter into future collaboration, licensing and/or marketing agreements for one or more of our technologies and our ability to commercialize the affected technology. Furthermore, disagreements under any of these license agreements may arise, including those related to:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        whether and the extent to which our technology and processes may infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties under collaborative development relationships; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

These disagreements may harm our relationship with our partners, and such harm could have negative impacts on other aspects of our business.

Additionally, the intellectual property we have in-licensed from 8 Rivers could be susceptible to third-party challenges of 8 River’s retained rights. Pursuant to our license agreement and a related excluded field agreement, we have exclusive rights to the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. 8 Rivers retains the rights of use to the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas derived directly or indirectly from such solid fuel sources, and if any third party challenges such use, such challenges could tangentially impact our use of the in-licensed technology.

We may lose our rights to some or all of the core intellectual property that is in-licensed by way of either the licensor not paying renewal fees or maintenance fees, or by way of third parties challenging the validity of the intellectual property, thereby resulting in competitors easily entering into the same market and decreasing the revenue that we receive from our customers, and this may adversely affect our ability to develop, market and license our technology.

Because our technology requires the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to continue to in-license these proprietary rights. Licensing intellectual property involves complex legal, business and scientific issues. If we are not able to maintain such licenses, or if we fail to obtain any future necessary licenses on commercially reasonable terms or with sufficient breadth to cover the intended use of third-party intellectual property, our business could be materially harmed. Further, if our licensors lose their licenses, whether due to not paying renewal or maintenance fees, third parties challenging the validity or otherwise, we would also lose rights to the covered intellectual property, and such loss could also materially harm our business.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize our technology, or the dispute may have an adverse effect on our results of operation.

We, our partners, our licensees and our critical equipment suppliers may need to defend ourselves against intellectual property infringement claims, which may negatively impact market demand for our process licenses. Further, defending against intellectual property claims can be time consuming and expensive, and such defense may divert our resources away from our business efforts, regardless of the outcome of these claims.

Third parties may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to manufacture, develop or sell our products, and that could make it more difficult for us to operate our business and generate revenue. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seeking court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to our technology may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following: cease licensing, selling, incorporating or using products that incorporate the challenged intellectual property; pay substantial damages; obtain a license from the holder of the infringed intellectual property right that may not be available on reasonable terms or at all; or redesign our plant technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

Third parties may successfully challenge or invalidate our rights or ability to use in-licensed intellectual property that is core to the NET Power Cycle.

Competitors or other third parties may infringe, misappropriate or otherwise violate our in-licensed issued patents or other intellectual property we may own. To counter such infringement, misappropriation or other unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and can divert the time and attention of our management and scientific personnel. Any claims we assert against third parties could provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their patents, trademarks, copyrights or other intellectual property. In addition, our in-licensed patents may become involved in inventorship or priority disputes. Third parties may raise challenges to the validity of certain of our in-licensed patent claims and may in the future raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or we may become involved in derivation, revocation, reexamination, post-grant review (also known as PGR), inter partes review (also known as IPR) and equivalent proceedings in foreign jurisdictions, such as opposition proceedings challenging any patents that we may own or in-license. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our owned or licensed pending patent applications. A third party may also claim that our potential future owned patents or licensed patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, invalidate or render unenforceable our potential future owned patents or licensed patent rights, allow third parties to commercialize the NET Power Cycle or related technologies and compete directly with us without payment to us, or such adverse determination could result in our inability to manufacture or commercialize products without infringing third-party patent rights. In a patent infringement proceeding, there is a risk that a court will decide that a patent we in-license is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our in-licensed patents do not cover the invention. An adverse outcome in a litigation or proceeding involving our in-licensed patents could limit our ability to assert our in-licensed patents against those parties or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Similarly, in the future, we expect to rely on trademarks to distinguish the NET Power Cycle or related technologies, and if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

In any infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Moreover, there can be no assurance that we will have sufficient financial or other resources to adequately file and pursue such infringement claims, which typically last for years before they are concluded. Some of our competitors and other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a negative impact on our ability to compete in the marketplace, and that could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Despite actively monitoring for potential third-party infringement, misappropriation, dilution or other violations of our intellectual property rights, there could be activities that could diminish the value of our services, brands or goodwill and that cause a decline in our revenue.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. While we plan to file new patents, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our service is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Our patent applications may not result in issued patents and our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our technology.

Our patent applications may not result in issued patents, and not having such patents may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that any patent applications we have or will file will result in patents being issued or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and, thus, we cannot be certain that foreign patent applications related to issued United States patents will be issued.

Even if our patent applications succeed and even if we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar to ours or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others, and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We maintain certain technology as trade secrets and others could independently develop competing or similar technologies, allowing others to develop plants without our license if our other intellectual property rights are insufficient to prevent such unlicensed development and deployment of plants.

We currently rely, and intend to rely in the future, on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable.

We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, on independent contractors, on consultants and on companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing or they may be breached, and we may not have adequate remedies for such breach. These agreements may be found by a court to be unenforceable or invalid. We may fail to enforce our agreements in court if we are compelled to present them as evidence but are unable to locate and provide copies. Moreover, when employees with knowledge of our trade secrets and confidential information leave us and join new employers, it may be difficult or impossible for us to detect or prove misappropriation of our confidential information and trade secrets by the former employee and/or the former employee’s new employer. In addition, others may independently discover trade secrets and proprietary information, and, in such cases, we could not assert any trade secret rights against such party.

Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position, business, financial condition and results of operations.

A number of foreign countries do not protect intellectual property rights to the same extent as the United States, and, so, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Patent, trademark and trade secret laws are geographical in scope and vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Further, even if we engaged local counsel in key foreign jurisdictions, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

We, our partners or our licensees may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, and such failure to identify or correctly interpret the patent may adversely affect our ability to develop, market and license our technology.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our technology in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, and such incorrect interpretation may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. In addition, because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents upon which our technology may infringe. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and such incorrect determination may negatively impact our ability to develop and market our technology. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

The information technology systems and data that we maintain may be subject to intentional or inadvertent disruption, other security incidents or alleged violations of laws, regulations or other obligations relating to data handling that could result in regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse business consequences.

We rely on information technology systems in order to conduct business, including communicating with employees and our facilities, ordering and managing materials from suppliers and analyzing and reporting results of operations as well as for storing sensitive, personal and other confidential information. While we have taken steps to ensure the security of our information technology systems, our security measures or those of our third-party vendors may not be effective and our or our third-party vendors’ systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. If our or our third-party vendors’ information technology systems are damaged or cease to be available or function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our retail customers could be significantly impaired, and such impaired ability to communicate may adversely impact our business.

Additionally, the techniques used to obtain unauthorized, improper or illegal access to information technology systems are constantly evolving, may be difficult to detect quickly and often are not recognized until after they have been launched against a target. We may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative or remedial measures. Any operational failure or breach of security from these increasingly sophisticated cyberthreats could lead to the loss or disclosure of both our and our retail customers’ financial, product and other confidential information, lead to the loss or disclosure of personally identifiable information about our employees or customers, result in negative publicity and expensive and time-consuming regulatory or other legal proceedings, damage our relationships with our customers and have a material adverse effect on our business and reputation. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating and putting in place additional tools and devices designed to prevent future actual or perceived security incidents and in connection with complying with any notification or other obligations resulting from any security incidents. Because we do not control our third-party vendors or the processing of data by our third-party vendors, our ability to monitor our third-party vendors’ data security is limited and we cannot ensure the integrity or security of the measures they take to protect and prevent the loss of our or our consumers’ data. As a result, we are subject to the risk that cyberattacks on, or other security incidents affecting, our third-party vendors may adversely affect our business, even if an attack or breach does not directly impact our systems.

Risks Relating to the Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement, NET Power Inc. is required to pay to certain Opco Unitholders 75% of the tax savings that NET Power Inc. realizes as a result of increases in tax basis in Opco’s assets resulting from the exchange of Opco Units for shares of Class A Common Stock (or cash) pursuant to the Opco LLC Agreement as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

Opco Unitholders may exchange their Opco Units for shares of Class A Common Stock or, in certain circumstances, cash pursuant to the Opco LLC Agreement, subject to certain conditions and transfer restrictions as set forth therein. These exchanges are expected to result in increases in NET Power Inc.’s allocable share of the tax basis of the tangible and intangible assets of Opco, and such share may increase (for income tax purposes) depreciation and amortization deductions to which NET Power Inc. is entitled.

In connection with the Business Combination, NET Power Inc. entered into the Tax Receivable Agreement, which generally provides for the payment by it of 75% of certain tax benefits, if any, that NET Power Inc. realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and for the payment of certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of NET Power Inc. and not of Opco. The actual increase in NET Power Inc.’s allocable share of Opco’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of NET Power Inc.’s income. While many of the factors that will determine the amount of payments that NET Power Inc. will make under the Tax Receivable Agreement are outside of its control, NET Power Inc. expects that the payments it will make under the Tax Receivable Agreement may be substantial and could have a material adverse effect on NET Power Inc.’s financial condition and liquidity. For the sake of illustration, if there were an exchange of all of the outstanding Opco Units (other than those held by NET Power Inc.) immediately after the Business Combination in exchange for Class A Common Stock, the estimated tax benefits to NET Power Inc. subject to the Tax Receivable Agreement would be approximately $339.8 million undiscounted, and the related undiscounted payment to the parties to the Tax Receivable Agreement equal to 75% of the benefit would be approximately $254.9 million. Alternatively, if the Tax Receivable Agreement were terminated immediately after the Business Combination in an early termination, the estimated lump-sum payment under the Tax Receivable Agreement would be approximately $63.2 million. The foregoing figures are based on certain assumptions, including, but not limited to, (i) a $10.00 per share trading price of Class A Common Stock, (ii) a 22.28% federal corporate income tax rate and certain estimated state and local income tax rates, (iii) no material changes in U.S. federal income tax law, that NET Power Inc. will have sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, and, (iv) in the case of an early termination, a 20% discount rate as the weighted average cost of capital. Any payments made by NET Power Inc. under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to NET Power Inc. and could have benefited the holders of its Class A Common Stock. To the extent that NET Power Inc. is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and would therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, NET Power Inc.’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition. See the section titled “Certain Relationships and Related Transactions — NET Power’s Related Party Transactions — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits NET Power Inc. realizes or may be accelerated.

Payments under the Tax Receivable Agreement are based on the tax reporting positions of NET Power Inc., and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge, which a court may sustain, all or any part of the tax basis increases, as well as other tax positions that we take. In the event that any tax benefits that we initially claim are disallowed as a result of such a challenge, we would not be reimbursed for any excess payments that may previously have been made under the Tax Receivable Agreement. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. A challenge to any tax benefits claimed by us may not arise for a number of years following the time payments begin to be made in respect of such benefits or, even if challenged soon thereafter, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement, possibly resulting in insufficient future cash payments against which to net such excess. As a result, in certain circumstances, we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, and such excess payment could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of NET Power occur (as described in the Tax Receivable Agreement), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by our final payment date, which non-payment continues until 30 days following receipt by us of written notice thereof or (iv) the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws (in which case no written notice of acceleration is required), our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to the applicable parties to the Tax Receivable Agreement equal to the present deemed value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, and such lump-sum payment would be based on certain assumptions that may materially overstate such present value, including those relating to our future taxable income. The lump-sum payment could be substantial and could materially exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to us and that we would be able to use the potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize.

Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Risks Relating to Our Organizational Structure

NET Power Inc. is a holding company and its only material asset is its interest in Opco, and it is accordingly dependent upon distributions made by Opco and its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (it being understood that we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future).

NET Power Inc. is a holding company with no material assets other than its ownership interest in Opco. As a result, NET Power Inc. has no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (if any such dividend were to be paid) will depend on the financial results and cash flows of Opco and its subsidiaries and on the distributions it receives from Opco. Deterioration in the financial condition, earnings or cash flow of Opco and its subsidiaries for any reason could limit or impair Opco’s ability to pay such distributions. Additionally, to the extent that NET Power Inc. needs funds and Opco and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Opco is otherwise unable to provide such funds, it could materially adversely affect NET Power Inc.’s liquidity and financial condition. Opco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Opco (with certain exceptions) exceed the fair value of its assets. Opco’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Opco.

Opco is treated as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to any entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of Opco Units. Accordingly, NET Power Inc. will be required to pay income taxes on its allocable share of any net taxable income of Opco. Under the terms of the Opco LLC Agreement, Opco is obligated to make tax distributions to Opco Unitholders (including NET Power Inc.), calculated at certain assumed tax rates. In addition to income taxes, NET Power Inc. also incurs expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Opco (excluding payment obligations under the Tax Receivable Agreement). NET Power Inc. intends to cause Opco to make ordinary distributions on a pro rata basis and to make tax distributions to Opco Unitholders in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by NET Power Inc. However, Opco’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Opco and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Opco’s debt agreements or any applicable law or that would have the effect of rendering Opco insolvent. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and may therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although Opco generally will not be subject to any entity-level U.S. federal income tax, it may be liable under U.S. federal tax law for adjustments to its tax return, absent an election to the contrary. In the event Opco’s calculations of taxable income are incorrect, Opco and/or its members, including NET Power Inc., in later years may be subject to material liabilities pursuant to this U.S. federal tax law and its related guidance.

We anticipate that the distributions NET Power Inc. will receive from Opco may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may, among other uses, be used to pay dividends on Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

The organizational structure of NET Power confers certain benefits upon the holders of shares of Class B Common Stock and Opco Units (which includes the Legacy NET Power Holders) that will not benefit the holders of shares of Class A Common Stock to the same extent.

As noted in the immediately above risk factor, NET Power Inc. is a holding company with no material assets other than its ownership interest in Opco. Subject to the obligation of Opco to make tax distributions and to reimburse NET Power Inc. for corporate and other overhead expenses, NET Power Inc. has the right to determine whether to cause Opco to make non-liquidating distributions, and the amount of any such distributions. If Opco makes distributions, the holders of Opco Units (who also hold Class B Common Stock) will be entitled to receive equivalent distributions from Opco on a pro rata basis. However, because we must pay taxes, amounts that we may distribute as dividends to holders of Class A Common Stock are expected to be less on a per share basis than the amounts distributed by Opco to the holders of Opco Units on a per unit basis.

Risks Relating to the Business Combination

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of the Class A Common Stock and Public Warrants may decline.

The market price of the Class A Common Stock and the Public Warrants may decline if the Company does not achieve the perceived benefits of the Business Combination or if the effect of the Business Combination on the Company’s financial or operating results is not consistent with the expectations of financial analysts. Accordingly, holders of the Company’s securities may experience a loss as a result of a decline in the market price of the Class A Common Stock. In addition, a decline in the market price of Class A Common Stock could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future.

We may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, and such charges could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Old NET Power identified all material issues or risks associated with Old NET Power, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our recognizing losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or NET Power.

We incur increased costs and demands upon management as a result of being a public company as compared to Old NET Power.

As a public company listed in the United States, we have, and will continue to, incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We have and intend to continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on the Board or as members of senior management.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what NET Power Inc.’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions stated therein. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus.

Risks Related to Ownership of the Offered Securities

The market price of the Offered Securities may be volatile.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Closing, there was not a public market for the stock of Old NET Power. Accordingly, the valuation ascribed to Old NET Power in the Business Combination may not be indicative of the price that will prevail in the trading market following the Closing.

If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Price volatility may be greater if the public float and/or trading volume of the Class A Common Stock is low.

Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline. Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        success of competitors;

•        lack of adjacent competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale;

•        any significant change in the Board or management;

•        sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company is involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

Prior to the closing of the Business Combination, there was no public market for Class A Common Stock. Although we have listed the Class A Common Stock on the NYSE, an active trading market may never develop or be sustained. If an active market for the Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

If equity research analysts do not publish research or reports, or if they publish unfavorable research or reports, about us, our business, our market, our stock price and our trading volume could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which, in turn, could cause our stock price or trading volume to decline.

Concentration of ownership among the Principal Legacy NET Power Holders may prevent new investors from influencing significant corporate decisions.

Concentration of ownership among the Principal Legacy NET Power Holders may prevent new investors from influencing significant corporate decisions. The Principal Legacy NET Power Holders, if they were to act together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. For further information, please see “— Conflicts of interest may arise because several directors on the Board were designated by the Principal Legacy NET Power Holders and Sponsor.” Moreover, some of these entities may have interests different than yours. For example, because many of these stockholders have held their shares for a long period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We are an “emerging growth company” and a “smaller reporting company” and, if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with certain other public companies.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotations or requiring a supplement to the auditor’s report on financial statements, we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on June 18, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Class A Common Stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Class A Common Stock less attractive as a result, there may be a less active trading market for the Class A Common Stock and our stock price may decline or become more volatile.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common equity held by non-affiliates exceeds $250 million as of the last business day of the most recently completed second fiscal quarter or (ii) the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter and our annual revenue in the most recent fiscal year completed before the last business day of such second fiscal quarter exceeded $100 million. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, and such inability may adversely affect investor confidence in our company.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Old NET Power when it was a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable following the Closing. To comply with the requirements of being a public company, we have undertaken actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If we identify any material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or unable to assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports. As a result, the market price of the Class A Common Stock could be materially adversely affected.

Because we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in the Class A Common Stock to provide dividend income. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements we may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Class A Common Stock.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.

Pursuant to the Stockholders’ Agreement, each Principal Legacy NET Power Holder and BHES agreed to the following lock-up restrictions:

•        33 1/3% of its equity interests in the Company and Opco (“Company Interests”) that were received pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power (or in the case of BHES, pursuant to the JDA (as defined in the Business Combination Agreement)) (the “Price-Based Lock-up Shares”) may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions (the “First Price-Based Lock-up Release”), (ii) $14.00 per share, then an additional one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions (the “Second Price-Based Lock-up Release”), and (iii) $16.00 per share, then all of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        66 2/3% of its Company Interests that were received pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power (or in the case of BHES, pursuant to the JDA) (the “Time-Based Lock-up Shares”) may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, exceeds $12.00 per share, then the Time-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

In addition, Sponsor and RONI’s independent directors and officers (the “RONI Insiders”) agreed to certain “lock-up” and vesting provisions pursuant to the Sponsor Letter Agreement, including as follows:

•        3,510,643 of Sponsor’s (and permitted transferees thereof) and the RONI Insiders’ Company Interests (the “Sponsor Lock-Up Shares”) may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, equals or exceeds $12.00 per share, then the Sponsor Lock-up Shares will no longer be subject to such lock-up restrictions;

•        1,575,045 of Sponsor’s Company Interests (the “Sponsor Extended Lock-Up Shares”) may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, equals or exceeds (i) $12.00 per share, then one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions (the “First Sponsor Extended Lock-up Release”), (ii) $14.00 per share, then an additional one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions (the “Second Sponsor Extended Lock-up Release”), and (iii) $16.00 per share, then all of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        986,775 of Sponsor’s Company Interests (the “Sponsor Trading Price Vesting Shares”) are subject to forfeiture; if, during the period beginning on the Closing Date and ending on the date that is the three-year anniversary of the Closing Date, the trading share price on the principal exchange on which the Class A Common Stock are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, equals or exceeds (a) $12.00 per share, then one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture (the “First Sponsor Vesting Condition”), (b) $14.00 per share, then an additional one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture (the “Second Sponsor Vesting Condition”), and (c) $16.00 per share, then all of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture.

Upon the expiration or waiver of the lock-ups and the satisfaction of the vesting conditions described above, shares held by such persons (or their distributees) will be eligible for resale (in the case of such persons who are or were deemed to be affiliates of the Company or who were deemed to be affiliates of Old NET Power, subject to volume, manner of sale and other limitations under Rule 144 or Rule 145(d), as applicable, when such rule becomes applicable to the Company, or pursuant to the registration statement of which this prospectus forms a part). On July 24, 2023, the First Price-Based Lock-up Release and the First Sponsor Extended Lock-up Release occurred and the First Sponsor Vesting Condition was satisfied, and on September 12, 2023, the Second Price-Based Lock-up Release and the Second Sponsor Extended Lock-up Release occurred and the Second Sponsor Vesting Condition was satisfied. By selling a large number of shares, these stockholders could cause the prevailing market price of the Class A Common Stock to decline.

As of August 31, 2023, the number of shares of Class A Common Stock that may be offered by the Selling Securityholders pursuant to this prospectus is almost three times larger than the number of outstanding shares of Class A Common Stock and, assuming the cash exercise of all outstanding warrants and the redemption of all outstanding Opco Units for an equal number of shares of Class A Common Stock, represents approximately 88% of the outstanding shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock in the public markets, including resales by stockholders, or the perception in the market that such sales could occur, could result in a significant decline in the public trading price of the Class A Common Stock. Because there is a large number of shares being registered for resale pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders may offer such securities for a significant period of time, the duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Additionally, the shares of Class A Common Stock that may be offered pursuant to this prospectus include shares that were purchased at prices that are currently, and may continue to be, significantly below the trading price of the Class A Common Stock and below the price at which RONI Units were offered in the IPO, which could heighten the adverse market and trading price pressures resulting from potential sales pursuant to this prospectus. In particular, the shares of Class A Common Stock that may be offered pursuant to this prospectus consist of (i) 54,044,995 shares of Class A Common Stock issued at a purchase price of $10.00 per share in the PIPE Financing, (ii) 2,500 shares of Class A Common Stock issued to Sponsor in a private placement prior to the consummation the IPO, at an effective price of approximately $0.0036 per share, (iii) 10,900,000 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, originally acquired by Sponsor at a purchase price of $1.00 per warrant, (iv) 7,432,688 shares of Class A Common Stock issuable upon redemption of the 7,432,688 Opco Units held by Sponsor and the other initial shareholders of RONI or transferees thereof, all of which were issued prior to the consummation of the IPO at an effective price of approximately $0.0036 per unit, (v) 132,205,114 shares of Class A Common Stock issued or issuable upon redemption of the 132,205,114 Opco Units issued as consideration upon consummation of the Merger to certain Legacy NET Power Selling Securityholders at value of $10.00 per unit, and (vi) 318,607 shares of Class A Common Stock issuable upon the redemption of the 318,607 Opco Units issued as consideration to BHES (an affiliate of Baker Hughes) for services provided by NPI (an affiliate of Baker Hughes) pursuant to the Amended and Restated JDA. As a result, even if the trading price of the Class A Common Stock were significantly below $10.00 per share (the offering price for the RONI Units sold in the IPO), some of the Selling Securityholders will still have an incentive to sell their shares as they will still profit on such sales due to their lower effective purchase price as compared to the public stockholders who purchased their shares as part of the RONI Units in the IPO, which could result in a significant decline in the public trading price of the Class A Common Stock. Such a decline could make it more difficult for you to sell your shares of Class A Common Stock at a time and price that you deem appropriate and could also make it more difficult for us to raise additional funds through future offerings of shares of Class A Common Stock or other securities. Based on the closing price of our Class A Common Stock of $15.83 per share as of September 14, 2023, the Selling Securityholders may experience a potential profit of between $5.83 and $15.8264 per share. Other securityholders, including those that purchased securities in the IPO, may not experience a similar rate of return on the securities they purchased due to differences in the prices or values at which the Selling Securityholders were issued the Offered Securities and the current trading price of the Class A Common Stock.

Furthermore, the shares of Class A Common Stock reserved for future issuance under the NET Power Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting requirements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Plan, 20,468,545 shares of Class A Common Stock has been initially reserved for issuance pursuant to awards under the Incentive Plan. The number of shares available for issuance under the Incentive Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2024, and ending and including January 1, 2033, equal to the lesser of (i) 5% of the aggregate number of shares outstanding on December 31 of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. The Company has filed a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan, and shares registered under such registration statement will be available for sale in the open market.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

The outstanding warrants are exercisable for Class A Common Stock, and, if exercised, would increase the number of shares eligible for future resale in the public market and would result in dilution to our stockholders.

As of August 31, 2023, the Company has 19,523,285 warrants outstanding, which are exercisable to purchase an aggregate of 19,523,285 shares of Class A Common Stock for a price of $11.50 per share (subject to adjustments as set forth in the Warrant Agreement). To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Class A Common Stock.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain disputes between us and our stockholders, and such provision could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees.

Our Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for most legal actions involving actions that may be brought against us by stockholders; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or in the federal court sitting in the State of Delaware. Our Certificate of Incorporation also provides that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable and if a court were to find the exclusive forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, and such costs could materially adversely affect our business.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) we irrevocably submit to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, and, therefore, the provision may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, and such costs could materially and adversely affect our business, financial condition and results of operations and could result in a diversion of the time and resources of our management and board of directors.

Delaware law and our governing documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and that could delay or discourage takeover attempts that stockholders may consider favorable.

Delaware law and our governing documents contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Board and, therefore, could depress the trading price of the Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board. Among other things, our governing documents include provisions regarding:

•        the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval because such ability could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of and the indemnification of our directors and officers;

•        a prohibition on stockholder action by written consent, thereby forcing stockholder action to be taken at an annual or special meeting of stockholders after such date and possibly delaying the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the Chief Executive Officer, the Chairman of the Board or the Board, possibly delaying the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•        the ability of the Board to amend our Bylaws, possibly allowing the Board to take additional actions to prevent an unsolicited takeover and to inhibit the ability of an acquirer to amend our Bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, possibly precluding stockholders from bringing matters before annual or special meetings of stockholders, delaying changes in the Board and discouraging or deterring a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or to otherwise attempt to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or in its management.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Currently, the Class A Common Stock and the Public Warrants are traded on the NYSE. However, we cannot assure you that our securities will continue to be listed on the NYSE in the future. In order to continue listing our securities on the NYSE, we are required to maintain certain financial, distribution and stock price levels. We are required to maintain a minimum market capitalization (generally $50 million) and a minimum number of holders of our listed securities (generally 300 public holders).

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Class A Common Stock is a “penny stock,” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Class A Common Stock and the Public Warrants are listed on the NYSE, they are covered securities. If we are no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding Public Warrants and the Private Placement Warrants (assuming the Private Placement Warrants are no longer held by a Permitted Transferee (as defined in the Warrant Agreement) of the Sponsor) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding Public Warrants and Private Placement Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Please see “Description of Securities — Warrants — Public Warrants — Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”; provided, however, if the closing price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, then the Private Placement Warrants will only be redeemable pursuant to the foregoing once no longer held by a Permitted Transferee of the Sponsor. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 share of Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

We may amend the terms of the warrants in a manner that may be adverse to warrant holders. As a result, the exercise price of your warrants could be increased, the warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without the approval of a warrant holder.

The Warrant Agreement provides that any modification or amendment to increase the exercise price of the warrants or shorten the exercise period of the warrants shall require the vote or written consent of the registered holders of 50% of the then-outstanding Public Warrants, and any modifications or amendments to the terms of the Private Placement Warrants shall also require the vote or written consent of the registered holders of 50% of the-then outstanding Private Placement Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment, and we may amend the terms of the Private Placement Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the warrants with such consent is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

USE OF PROCEEDS

All of the shares of Class A Common Stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Class A Common Stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the warrants offered hereby for cash, but not from the sale of the shares of Class A Common Stock issuable upon exercise. We will receive up to an aggregate of approximately $125 million from the exercise of the warrants offered hereby, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of such warrants.

There is no assurance that the holders of the warrants offered hereby will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

MARKET PRICE OF THE CLASS A COMMON STOCK AND DIVIDENDS

Market Price of the Class A Common Stock

The Class A Common Stock and the Public Warrants are listed on the NYSE under the symbols “NPWR” and “NPWR WS,” respectively.

On September 14, 2023, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $15.83 per share and $4.87 per warrant, respectively.

As of August 31, 2023, there were 69,074,072 shares of Class A Common Stock outstanding held of record by 33 holders, 143,468,581 shares of Class B Common Stock outstanding held of record by 36 holders and warrants to purchase 19,523,285 shares of Class A Common Stock outstanding held of record by 19 holders. The number of record holders does not include The Depository Trust Company participants or beneficial owners holding shares or warrants through banks, brokers, other financial institutions or other nominees.

Dividend Policy

We have never paid any cash dividends on the Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of the Board. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that the Board will declare any dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unless otherwise expressly stated or defined or unless the context otherwise requires, defined terms included below have the same meaning as terms defined and included elsewhere in the prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Financing as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

RONI was formed on February 2, 2021. RONI is the managing member of RONI Opco, which was formed February 3, 2021, because it owns 34,502,000 Class A units of RONI Opco. Sponsor and the RONI independent directors were the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners having neither any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and Old NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Upon the consummation of the Business Combination, Old NET Power was acquired by and merged with and into Merger Sub in exchange for 136.1 million Class A units of RONI Opco (economic, non-voting) and 136.1 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 810 — Consolidation (“ASC 810”), the Business Combination triggered a VIE reconsideration event due to RONI Opco’s initial status as a VIE and due to its acquisition of Old NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, Old NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, was considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which was subsequently renamed to NET Power Operations LLC, continued to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of Old NET Power because RONI continued to serve as the sole managing member of RONI Opco, a role that allows RONI to control the most significant activities of RONI Opco (through which it also controls Old NET Power). RONI also has an economic interest that provides it the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco continued to be considered a VIE after the Business Combination because it continues to function like a limited partnership with a managing member, over whom the limited partners lack both substantive kick-out and participating rights. As a result, Old NET Power was treated as the “acquired” company for financial reporting purposes. Accordingly, since Old NET Power meets the definition of a business presented in ASC Topic 805 — Business Combinations, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and Old NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests were measured at their acquisition date fair value. The purchase consideration for the acquisition of Old NET Power consisted of the issuance of 136.1 million shares of Class B Common Stock of RONI, valued at $13.12 per share to arrive at a total consideration of $1.8 billion.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are derived from and combine the historical condensed consolidated statement of operations of RONI for the year ended December 31, 2022 and the historical consolidated statements of operations of Old NET Power for the year ended December 31, 2022, and give effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 are derived from the historical consolidated statements of operations of NET Power for the six months ended June 30, 2023, and give effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited consolidated financial statements of RONI as of and for the year ended December 31, 2022 and the related notes included elsewhere in the registration statement of which this prospectus forms a part;

•        the historical audited consolidated financial statements of Old NET Power as of and for the year ended December 31, 2022 and the related notes included elsewhere in the registration statement of which this prospectus forms a part;

•        the historical unaudited condensed financial statements of RONI as of and for the period ended June 7, 2023 and the related notes included elsewhere in the registration statement of which this prospectus forms a part;

•        the historical unaudited condensed financial statements of NET Power as of and for the six months ended June 30, 2023 and the related notes included elsewhere in the registration statement of which this prospectus forms a part; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RONI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Old NET Power” and other financial information relating to RONI and Old NET Power included elsewhere in the registration statement of which this prospectus forms a part.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the two entities and therefore the results below are not necessarily indicative of figures post-transaction.

NET Power, INC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)

	RONI (Historical) (A)	NET Power LLC (Historical) (B)	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$580	$—		$580
Cost of Revenue	—	275	—		275
Gross Profit	—	305	—		305
Operating Expenses:
General and Administration	5,796	17,189			22,985
General and Administration – Related Party	120	—			120
Sales and Marketing	—	801			801
Research and Development	—	18,953	—		18,953
Depreciation, Amortization and Accretion	—	13,387	71,209	4(a)	84,596
Total Operating Expenses	5,916	50,330	71,209		127,455
Operating Loss	(5,916)	(50,025)	(71,209)		(127,150)
Other Income (Expense), Net:
Interest Income (Expense) – Net	4,898	(4,791)	(4,898)	4(b)	(4,791)
Change in Fair Value of Warrant Liabilities	5,245	—	—		5,245
Other Income (Expense)	—	38	—		38
Net Other Income (Expense)	10,143	(4,753)	(4,898)		492
Net Income (Loss) before Income Taxes	4,227	(54,778)	(76,107)		(126,658)
Provision for Income Taxes	—	—	—	4(c)	—
Net Income (Loss)	$4,227	$(54,778)	$(76,107)		$(126,658)
Net Gain (Loss) Attributable to Non-Controlling Interest in Subsidiary	163	—	(51,823)	4(d)	(51,660)
Net Gain (Loss) Attributable to Controlling Interests	$4,064	$(54,778)	$(24,284)		$(74,998)
Weighted Average Shares Outstanding of Class A ordinary shares, Basic and Diluted (RONI); Weighted Average Units Outstanding, Basic and Diluted (NET Power)	34,502,500	3,703,000			67,404,794	4(e)
Basic and Diluted Net Loss Per Share of Class A Common Stock (RONI); Basic and Diluted Net Loss Per Unit (NET Power);	$0.09	$(14.79)			$(1.11)
Weighted Average Shares Outstanding of Class B ordinary shares Basic and Diluted (RONI);	8,625,000
Basic and Diluted Net Loss Per Share of Class B Common Stock (RONI)	$0.09

See accompanying notes to the unaudited pro forma condensed combined financial information.

NET Power, INC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except share and per share amounts)

	RONI Period from January 1, 2023 to June 7, 2023 (Historical)	NET Power Inc Period from June 8, 2023 to June 30, 2023 (Successor) (Historical)	NET Power LLC Period from January 1, 2023 to June 7, 2023 (Predecessor) (Historical)	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$—	$175	$—		$175
Cost of Revenue	—	—	3	—		3
Gross Profit	—	—	172	—		172
Operating Expenses:
General and Administration	2,011	24,283	11,940	—		38,234
General and Administration – Related Party	60	28	191	—		279
Sales and Marketing	—	156	869	—		1,025
Research and Development	—	283	1,989	—		2,272
Research and Development – Related Party		5,546	12,330			17,876
Project Development	—	115	1,191	—		1,306
Option Settlement – Related Party	—	79,054	—	—		79,054
Depreciation, Amortization and Accretion	—	4,926	5,812	30,825	5(a)	41,563
Total Operating Expenses	2,071	114,391	34,322	30,825		181,609
Operating Loss	(2,071)	(114,391)	(34,150)	(30,825)		(181,437)
Other Income (Expense), Net:
Interest Income (Expense) – Net	6,502	2,125	4	(6,502)	5(b)	2,129
Change in Fair Value of Warrant Liabilities	(41,553)	—	—	—		(41,553)
Other Income (Expense)	—	1,009	(30)	—		979
Net Other Income (Expense)	(35,051)	3,134	(26)	(6,502)		(38,445)
Net Income (Loss) before Income Taxes	(37,122)	(111,257)	(34,176)	(37,327)		(219,882)
Provision for Income Taxes	—	672	—	—	5(c)	672
Net Income (Loss)	$(37,122)	$(110,585)	(34,176)	$(37,327)		$(219,210)
Other Comprehensive Loss
Foreign currency translation gain (loss)	—	(1)	—	—		(1)
Total Other Comprehensive Loss	$—	$(1)	—	—		$(1)
Comprehensive Loss	(37,122)	(110,586)	(34,176)	(37,327)		(219,211)
Comprehensive Loss Attributable to Non-Controlling Interest in Subsidiary	(1,428)	(75,585)	(34,176)	(25,512)	5(d)	(102,525)
Comprehensive Loss Attributable to Controlling Interests	$(35,694)	$(35,001)	—	$(11,815)		$(116,686)
Weighted Average Shares Outstanding of Class A ordinary shares, Basic and Diluted (RONI); Weighted Average Units Outstanding, Basic and Diluted (NET Power)	34,235,893	67,404,794	3,766,871			67,404,794	5(e)
Basic and Diluted Net Loss Per Share of Class A Common Stock (RONI); Basic and Diluted Net Loss Per Unit (NET Power);	$(0.83)	$(0.52)	(9.07)			$(1.73)
Weighted Average Shares Outstanding of Class B ordinary shares Basic and Diluted (RONI);	8,625,000
Basic and Diluted Net Loss Per Share of Class B Common Stock (RONI)	$(0.83)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On December 13, 2022, Rice Acquisition Corp. II (“RONI”) entered into the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among RONI, Rice Acquisition Holdings II LLC (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Opco and the Buyer, collectively, the “Buyer Parties”), and NET Power, LLC, a Delaware limited liability company (“Old NET Power”), pursuant to which, among other things, Merger Sub merged with and into Old NET Power (the “Business Combination”), with Old NET Power surviving the merger and becoming a direct, wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to the Legacy Old NET Power Holders was approximately $1.8 billion, subject to certain adjustments set forth in the Business Combination Agreement for, among other things, Old NET Power’s cash, indebtedness, unpaid transaction expenses, and certain capital expenditures. The merger consideration consists of consideration in the form of newly issued Class A units of RONI Opco and newly issued shares of Class B Common Stock of RONI. The consideration consisted of 136.1 million Class A units of RONI Opco and 136.1 million shares of Class B Common Stock of RONI. Following the Closing, RONI retains its “Up-C” structure, whereby all of the equity interests in Old NET Power are held by RONI Opco, and RONI’s only assets are equity interests in RONI Opco. Following the Closing, RONI was renamed NET Power Inc (the “Combined Company”).

As a result of the Business Combination, the Combined Company became a publicly traded company with its common stock trading on the New York Stock Exchange, which required it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Immediately following the closing of the Business Combination (the “Closing”), the ownership structure for the Combined Company was as follows in the table below, which was adjusted for RONI shareholders exercising their redemption rights totaling 21.2 million shares of Class A Common Stock as of the Closing. The table below excludes the effect of 986,775 of Sponsor’s RONI Interests, which will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds). Due to the pro forma gross proceeds exceeding $397,500,000, the table below includes the following: the effect of 1,552,536 of Sponsor’s shares which vested as of the Closing due to the gross proceeds raised by RONI exceeding $397,500,000.

Equity Holder	Shares	%
Public Shareholders	13,307,276	6.3%
PIPE Investors	54,044,995	25.7
Controlling interests	67,352,271	32.0%
Legacy Old NET Power Holders	127,716,730	60.8%
Equity awards vested due to Business Combination	8,356,635	4.0
Sponsor and Affiliates	6,638,225	3.2
Noncontrolling interests	142,711,590	68.0%
Total	210,063,861	100.0%

The Class A Shares, par value $0.0001 per share, of RONI and public warrants exercisable for Class A Shares were previously listed on the New York Stock Exchange (the “NYSE”) under the symbols “RONI” and “RONI WS,” respectively. Certain Class A Shares and certain warrants previously traded as units (the “Units”), each of which consisted of one Class A Share and one-fourth of one redeemable warrant. The Units were listed on the NYSE under the symbol “RONI U.” The Units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as independent securities. As of the open of trading on June 9, 2023, the Class A Shares, which were converted into Class A Common Stock in connection with the Domestication, and Public Warrants of NET Power, formerly those of RONI, began trading on the NYSE as “NPWR” and “NPWR WS,” respectively. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RONI (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, the Sponsor, RONI Opco, the Buyer, and certain other individuals affiliated with the Companies entered into a stockholders agreement (the “Stockholders’ Agreement”), a copy of which is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part, which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) consists of 10 directors (which may be increased to comply with independence requirements), including six independent directors. The Stockholders’ Agreement further grants certain board designation rights, subject to equity ownership thresholds in the combined company (NET Power Inc.), as follows: (i) OLCV NET Power, LLC designated three directors; (ii) the Sponsor designated one director; (iii) 8 Rivers (through NPEH) designated one director; and (iv) Constellation designated one independent director.

Concurrently with the execution of the Business Combination Agreement, on December 13, 2022, RONI entered into the Sponsor Letter Agreement with the Sponsor. Pursuant to the Sponsor Letter Agreement, 1,000,000 RONI Interests held by the Sponsor were forfeited and canceled for no further consideration. Additionally, the Sponsor Letter Agreement stipulated that (a) 1,552,536 of the Sponsor’s RONI Interests vested as a result of the gross proceeds exceeding $397,500,000 as of the Closing; and (b) 986,775 of the Sponsor’s RONI Interests will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds).

The Sponsor and RONI’s independent directors also agreed to be bound by certain “lock-up” provisions, pursuant to the terms and conditions of the Sponsor Letter Agreement, as follows: (i) 5,959,855 Class B OpCo Units and 85,939,012 Class A OpCo Units of Sponsor’s and the Insiders’ RONI Interests will be restricted from transfer for a period of one year following the Closing and (ii) 1,575,045 Class B OpCo Units and 42,969,506 Class A OpCo Units of Sponsor’s RONI Interests will be restricted from transfer for a period of three years following the Closing, in each case, subject to customary exceptions and potential early-release based on the stock price sustaining specified price thresholds for 20 trading days within any 30 consecutive trading-day period.

In connection with the Business Combination Agreement, RONI entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RONI, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 54.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $540.5 million, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combination.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Pro Forma Adjustments.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are derived from and combine the historical audited statement of operations of RONI for the year ended December 31, 2022, and the historical audited consolidated statements of operations of Old NET Power for the year ended December 31, 2022, and give effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 are derived from the historical unaudited statement of operations of NET Power for the six months ended June 30, 2023, and give effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments giving effect to the Business Combination and related transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that RONI believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. RONI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. As such, the Company has elected not to present Management’s Adjustments. RONI and Old NET Power have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3. Accounting for the Business Combination

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and Old NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Upon the consummation of the Business Combination, Old NET Power was acquired by and merged with and into Merger Sub in exchange for 136.1 million Class A units of RONI Opco (economic, non-voting) and 136.1 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with FASB’s ASC Topic 810, the Business Combination triggered a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of Old NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, Old NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, was considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, subsequently renamed to NET Power Operations LLC, continued to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of Old NET Power because RONI is the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it also controls Old NET Power), while RONI also has an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which was subsequently renamed to NET Power Operations LLC, continued to be considered a VIE after the Business Combination because it continues to function like a limited partnership with a managing member, over whom the limited partners lack both substantive kick-out and participating rights. As a result, Old NET Power was treated as the “acquired” company for financial reporting purposes. Accordingly, since Old NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represented an acquisition of a business by RONI, and Old NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests were measured at their acquisition date fair values. The purchase consideration for the acquisition of Old NET Power consisted of the issuance of 136.1 million shares of newly issued Class B Common Stock of RONI, valued at $13.12 per share to arrive at a total consideration of $1.8 billion.

The preliminary purchase price allocation of the acquisition for Old NET Power for common stock consideration as of June 8, 2023 is as follows (in thousands):

Common stock consideration	$1,785,283
Recognized pre-Business Combination expense	975
Fair value of total consideration transferred	$1,786,258

Assets:
Current Assets:
Cash and cash equivalents	$7,946
Account receivable – net	—
Other	30
Prepaid expenses and other current assets	637
Total current assets	$8,613
Other assets	—
Property and equipment, net	91,790
Intangible assets – developed technology	1,345,065
Right-of-use asset	940
Deferred tax asset	—
Total assets	$1,446,408

Liabilities:
Current liabilities:
Accounts payable	$2,574
Accrued and other current liabilities	7,370
Other current liabilities	1
Current operating lease liability	137
Total current liabilities	$10,082
Deferred tax liabilities	81.243
Asset retirement obligation	1,967
Lease liability	594
Total liabilities	$93,886

Total identifiable net assets	$1,352,522
Goodwill	$433,736
Net assets acquired	$1,786,258

Property and equipment assets are depreciated over a remaining weighted average useful life of 7 years. Fair value adjustments include a $27,690 step-up in fair value.

Intangible assets primarily consist of developed technology and are depreciated over a remaining weighted average useful life of 20 years. Fair value adjustments include $1,345,065 step-up in fair value.

Estimated Goodwill of $433,736 was recognized as part of the merger.

The increase to depreciation and amortization expense totaled $71.2 million related to property and equipment and intangible assets for the year ended December 31, 2022. The increase to depreciation and amortization expense totaled $30.8 million related to property and equipment and intangible assets for the period from January 1 to June 7, 2023.

Due to the company’s Up-C structure and the pass-through tax status of RONI Opco, no deferred taxes are recorded on RONI Opco. RONI will have a deferred tax liability to represent the difference between NET Power Inc.’s tax basis and its US GAAP basis in Opco, with an offsetting entry to the goodwill recognized as part of the merger. The basis difference is primarily attributable to the Company’s developed technology and its Demonstration Plant asset.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

RONI and Old NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combination and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the historical audited condensed consolidated statements of operations of RONI for the year ended December 31, 2022.

(B)    Derived from the historical audited consolidated statements of operations of Old NET Power for the year ended December 31, 2022.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)      To reflect one year of incremental depreciation of Property, Plant, and Equipment assets of $4.0 million based on a seven year estimated useful life and incremental amortization of Intangible assets of $67.3 million based on a twenty year estimated useful life as a result of the fair value step-ups as part of the merger.

b)      To reflect the removal of approximately $4.9 million of interest earned on the Trust Account investments in 2022.

c)      As a result of the Combined Company’s Up-C structure, RONI’s share of RONI Opco earnings will be subject to tax. However, as RONI Opco has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (68.1%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

e)      As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. As such, actual weighted average common shares outstanding — basic and diluted for the period from January 1 to June 30, 2023 were determined to appropriately approximate the pro forma weighted average common shares outstanding — basic and diluted for the twelve months ended December 31, 2022.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2023

RONI and Old NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Pro Forma Adjustments, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma adjustments directly attributable to the transaction:

a)      To reflect the incremental depreciation of Property, Plant, and Equipment assets of $1.7 million based on a seven year estimated useful life and incremental amortization of Intangible assets of $29.1 million based on a twenty year estimated useful life for the period from January 1 to June 7, 2023 as a result of the fair value step-ups as part of the merger.

b)      To reflect the removal of approximately $6.5 million of interest income earned on the Trust Account investments for the period from January 1 to June 7, 2023.

c)      As a result of the Combined Company’s up-C structure, RONI Opco became a tax-paying entity. However, as RONI has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (68.0%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

e)      As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. As such, actual weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 were determined to appropriately approximate the pro forma weighted average common shares outstanding — basic and diluted for the period.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the related notes thereto included in this prospectus. Certain information included in this discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results may differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Unless the context otherwise requires, all references in this section to “NET Power,” “we,” “us,” or “our” and the “Company” refer to NET Power, LLC and its subsidiaries (when discussing periods or dates prior to the consummation of the Business Combination) and to NET Power Inc. and its subsidiaries (when discussing periods or dates on or after the consummation of the Business Combination). Additional terms used herein are defined in the section titled “Certain Defined Terms” and elsewhere in this prospectus.

Overview

We are a clean energy technology company that has developed a unique power generation system (which we refer to as the NET Power Cycle) that produces clean, reliable, and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. The NET Power Cycle is designed to inherently capture carbon dioxide and eliminate air pollutants such as sulfur oxides, nitrogen oxides, and particulates. The NET Power Cycle was first demonstrated at our 50 MWth Demonstration Plant in La Porte, Texas, which broke ground in 2016 and began testing in 2018. We conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, we achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of August 2023. Over the next several years, the Company plans to conduct additional testing and validation campaigns at the Demonstration Plant and construct its first utility-scale plant with targeted completion in 2026.

We plan to license our technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. Our first generation utility-scale design (which we refer to as Gen1U) will be a 300 MWe class power plant, targeting a CO2 capture rate of 97% or greater. Early Gen1U deployments are focused on ensuring a clean and reliable system. Based on our work as of June 30, 2023, we expect these early projects to target a net efficiency of approximately 45%. Incorporating the lessons learned from early plants’ operations, we target to deliver later Gen1U plants with net efficiency of approximately 50%. With multiple Gen1U projects currently in development, we expect the first utility-scale plant utilizing the NET Power Cycle will begin startup operations in 2026. We intend to deploy our technology in the U.S. and around the world by leveraging experience gained from the Demonstration Plant as well as from the expertise of our strategic owners, including Occidental (through OXY), BHES, Constellation and 8 Rivers (through NPEH).

Our potential customers include electric utilities, oil and gas companies, technology companies, and industrial facilities, both in domestic and international markets. We have engaged in active dialogue with potential customers in each of these industries. We expect that our primary revenues will be derived from license and royalty fees from our customers who will develop, own and construct NET Power plants around the world. We expect to also provide technical support services to NET Power plant developers and operators.

The Business Combination

On December 13, 2022, Old NET Power entered into the Business Combination Agreement with RONI, RONI Opco, Buyer and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Old NET Power with Old NET Power surviving the merger as a wholly controlled subsidiary of Buyer. In connection with the consummation of the Business Combination on June 8, 2023, RONI was renamed NET Power Inc.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to Legacy NET Power Holders consisted of 136,073,365 vested Class A Opco Units (and a corresponding number of vested shares of Class B Common Stock) and 1,119,198 unvested Class A Opco Units (and a corresponding number of unvested shares of Class B Common Stock). Following the Closing, NET Power Inc. retained its umbrella partnership, C corporation (“Up-C”) structure, whereby all of the equity interests in Old NET Power are held by Opco, and NET Power Inc.’s only assets are its equity interests in Opco.

In accordance with ASC 810, Opco is considered a variable interest entity with NET Power Inc. serving as its primary beneficiary. NET Power Inc. was determined to be the primary beneficiary of NET Power, LLC through being the sole managing member of Opco, with the power to control the most significant activities of NET Power, LLC, while also having an economic interest that provides it with the ability to participate significantly in NET Power, LLC’s benefits and losses. As a result, NET Power, LLC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination represents an acquisition of a business and NET Power, LLC’s identifiable assets acquired, liabilities assumed, and any non-controlling interests will be measured at their acquisition date fair value.

As a result of the Business Combination, we became a publicly traded company with Class A Common Stock and Public Warrants trading on the NYSE, which has necessitated the hiring of additional personnel and the implementation of procedures and processes to address public company regulatory requirements and customary practices. We have incurred, and expect to continue to incur, material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including cost over-runs in the testing and operation of the Demonstration Plant, technical problems with the NET Power Cycle, potential supply chain issues, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Cycle, and the other factors discussed under the section titled “Risk Factors.” Potential supply chain issues related to the manufacturing and transportation of key equipment have not yet had a material impact on our results of operations or capital resources, but continued material disruption in the supply chain may, in the future, lead to a delay in our commercialization efforts, which could impact our results of operations.

Commencing Commercial Operations

Over the next several years, we plan to conduct additional research and testing campaigns at the Demonstration Plant and construct our first utility-scale plant, with targeted completion in 2026. We expect that the 300 MWe class plant will be a NET Power-led consortium project located at an OXY-hosted site in the Permian Basin of West Texas. We expect that the project will fully integrate power production with transportation and underground storage of carbon dioxide. We are focused on delivering a project that will catalyze future adoption for utility-scale customers.

Major remaining development activities relating to completing construction of our first utility-scale plant are similar to the activities we previously undertook to design, build and commission the Demonstration Plant. These activities include, but are not limited to: finalizing a Siting Study, initiating all permitting required, conducting a Front End Engineering Design (“FEED”) study, originating all required supply and off-take contracts, structuring the project to attract any required third-party equity and debt financing and achieving final investment decision (FID), initiating the EPC process, and constructing and commissioning the facility.

Regulatory Approvals

We will hire a permitting consultant to ensure all required regulatory approvals are met during project development. These include, but are not limited to: air permits, construction permits, electrical power generation approvals and waste water discharge permits.

Key Components of Results of Operations

We are a development stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated material revenue to date. We have historically generated revenue through various contracts with potential future license customers for access to testing results, other data and feasibility studies. We have also generated revenue from our role as a sub-recipient of a DOE grant to conduct syngas testing at the Demonstration Plant.

Cost of Revenue

Cost of revenue includes primarily the cost of subcontractor labor as well as supplies and materials directly associated with our role as a grant subrecipient. These costs were submitted to the primary DOE grant recipient for direct reimbursement.

Gross Profit

Our gross profit represents revenues less our total costs of revenue.

Operating Expenses

Operating expenses consist of general and administrative expenses, sales and marketing expenses, research and development expenses as well as depreciation and amortization expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits and stock-based compensation expenses.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, and other consulting services as well as other costs including bad debt expense. We have incurred and we expect to continue to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We have increased and we expect to further increase the size of the general and administrative function to support the growth of our business. However, we anticipate general and administrative expenses to decrease as a percentage of revenue over the long term.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. We have not incurred significant sales and marketing expenses to date. We intend to make significant investments in our sales and marketing organization in the future to drive revenue once commercial activities commence. As a result, we expect our sales and marketing expenses to increase in the future as we approach commencing commercial operations.

Research and Development

Our research and development (“R&D”) expenses consist primarily of labor expenses and fees paid to third parties working on and testing specific aspects of our technology, including testing at the Demonstration Plant, and development activities under the Original JDA and the Amended and Restated JDA. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop our technology.

Project Development

Project development expenses consist of labor expenses and fees paid to third parties developing commercial scale projects. Costs currently relate primarily to the development of our first utility-scale plant, but are not limited to a single project or site. We expect these costs to increase as we progress with our initial utility-scale plant and as additional projects are initiated.

Option Settlement

Option settlement expense is composed of a one-time cost related to issuance of equity in conjunction with the Business Combination Agreement.

Depreciation, Amortization and Accretion

Our depreciation and amortization expenses have previously consisted primarily of depreciation on the Demonstration Plant, with minimal cost associated with amortization of a small intangibles balance. As a result of the Business Combination, we now have a significant intangible balance for developed technology, which will result in commensurate amortization expenses going forward. We expect future depreciation and amortization to increase slightly as we continue to invest in the Demonstration Plant. Our accretion expense in prior periods was related to the asset retirement obligation at the Demonstration Plant; however, this asset was marked to fair value at the closing of the Business Combination and therefore will result in no further accretion.

Other Income (expense)

Other income (expense) consists mainly of interest income, interest expense, fair value adjustments and other expenses.

Results of Operations

Comparison of the Three Months Ended June 30, 2023 and 2022 (In thousands)

The following table sets forth our condensed results of operations data for the periods presented:

	Period from			$ Change	% Change
	June 8 – June 30, 2023 (Successor)	April 1 – June 7, 2023 (Predecessor)	April 1 – June 30, 2022 (Predecessor)
Revenue
Revenue	$—	$125	$208	$(83)	(39.9)%
Cost of revenue	—	3	155	152	(98.1)%
Gross Profit	—	122	53	69	130.2%

Operating Expenses
General and administration	24,311	6,498	5,424	25,385	468.0%
Sales and marketing	156	528	242	442	182.6%
Research and development	5,829	6,753	4,797	7,785	162.3%
Project development	115	973	—	1,088	n/a
Option settlement	79,054	—	—	79,054	n/a
Depreciation, amortization and accretion	4,926	2,481	3,325	4,082	122.8%
Total Operating Expenses	114,391	17,233	13,788	117,836	854.6%

Operating Loss	(114,391)	(17,111)	(13,735)	(117,767)	857.4%

Other Income (Expense)
Interest income (expense)	2,125	2	(32)	2,159	6746.9%
Other income (expense)	1,009	—	—	1,009	n/a
Net Other Income (Expense)	3,134	2	(32)	3,168	9900.0%

Net Loss before Income Tax	(111,257)	(17,109)	(13,767)	(114,599)	832.4%
Income tax expense (benefit)	(672)	—	—	(672)	n/a
Net Loss after Income Tax	(110,585)	(17,109)	(13,767)

Other Comprehensive Loss
Foreign currency translation gain (loss)	(1)	—	—	(1)	—%
Comprehensive Loss	(110,586)	(17,109)	(13,767)	(114,600)	832.4%
Comprehensive Loss attributable to non-controlling interests	(75,585)	—	—	(75,585)	—%
Comprehensive Loss attributable to NET Power Inc.	$(35,001)	$(17,109)	$(13,767)	$(39,014)	283.4%

Revenue

Revenue decreased by $83, or 39.9%, for the three months ended June 30, 2023, as compared to $208 for the three months ended June 30, 2022. Revenue during these two periods was not significant, and the decrease is attributable to normal fluctuation.

Cost of Revenue

Cost of revenue decreased by $152, or 98.1%, for the three months ended June 30, 2023, as compared to $155 for the three months ended June 30, 2022. This decrease was primarily attributable to a decrease in DOE syngas testing activities at the Demonstration Plant, which had only minimal activity in 2022 and had no activity in 2023.

General and Administrative

General and administrative expenses increased by $25,385, or 468.0%, for the three months ended June 30, 2023, as compared to $5,424 for the three months ended June 30, 2022. This increase was partially attributable to overall increases in corporate activity, including staffing and equity-based compensation. However the majority of the increase is composed of costs associated with the closing of the Business Combination and subsequent public company status.

Sales and Marketing

Sales and marketing expenses increased by $442, or 182.6%, for the three months ended June 30, 2023, as compared to $242 for the three months ended June 30, 2022. This increase was primarily attributable to increased engagement of external consultants to support increased marketing activities as well as engagement of commercial staff.

Research and Development

Research and development increased by $7,785, or 162.3%, for the three months ended June 30, 2023, as compared to $4,797 for the three months ended June 30, 2022. This increase was primarily due to the increase of development activities under the Original JDA and the Amended and Restated JDA.

Project Development

Project development increased by $1,088 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. This increase was due to the initiation of activities related to development of a utility-scale facility.

Option Settlement

Option settlement expense increased by $79,054 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. This increase was due to a one-time cost for settlement of an option agreement.

Depreciation and Amortization

Depreciation expense increased by $4,082, for the three months ended June 30, 2023, as compared to $3,325 for the three months ended June 30, 2022. A portion of this increase is attributable to the change in fixed asset fair value related to purchase accounting; however, the majority is due to the amortization of the intangible asset for developed technology, also recorded as a result of the purchase accounting associated with the closing of the Business Combination.

Interest Income (Expense) and Other Income (Expense)

Interest income (expense) increased by $2,159 for the three months ended June 30, 2023, as compared to $(32) for the three months ended June 30, 2022, as a result of interest earned on cash from trust.

Comparison of the Six Months Ended June 30, 2023 and 2022 (In thousands)

The following table sets forth our condensed results of operations data for the periods presented:

	Period from			$ Change	% Change
	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Revenue
Revenue	$—	$175	$432	$(257)	(59.5)%
Cost of revenue	—	3	219	(216)	(98.6)%
Gross Profit	—	178	651	(473)	(72.7)%

Operating Expenses
General and administration	24,311	11,940	8,788	27,463	312.5%
Sales and marketing	156	869	368	657	178.5%
Research and development	5,829	14,319	8,051	12,097	150.3%
Project development	115	1,191	—	1,306	n/a
Option settlement	79,054	—	—	79,054	n/a
Depreciation, amortization and accretion	4,926	5,812	6,650	4,088	61.5%
Total Operating Expenses	114,391	34,131	23,857	124,665	522.6%

Operating Loss	(114,391)	(33,953)	(23,206)	125,138	539.2%

Other Income (Expense)
Interest income (expense)	2,125	4	(1,470)	3,599	244.8%
Other income (expense)	1,009	(30)	—	(979)	n/a
Net Other Income (Expense)	3,134	(26)	(1,470)	4,578	311.4%

Net Loss before Income Tax	(111,257)	(33,979)	(24,676)	(119,888)	485.8%
Income tax expense (benefit)	(672)	—	—	(672)	n/a
Net Loss after Income Tax	(110,585)	(33,979)	(24,676)	(119,888)	485.8%

Other Comprehensive Loss
Foreign currency translation gain (loss)	(1)	—	—	(1)	n/a
Total Other Comprehensive Loss	(1)	—	—	(1)	n/a

Comprehensive Loss	(110,586)	(33,979)	(24,676)	(119,889)	485.9%
Comprehensive Loss attributable to non-controlling interests	(75,585)	—	—	75,585	n/a
Comprehensive Loss attributable to NET Power Inc.	$(35,001)	$(33,979)	$(24,676)	$(119,889)	485.9%

Revenue

Revenue increased by $257, or 59.5%, for the six months ended June 30, 2023, as compared to $432 for the six months ended June 30, 2022. Revenue during these two periods was not significant, and the decrease is attributable to normal fluctuation.

Cost of Revenue

Cost of revenue increased by $216, or 98.6%, for the six months ended June 30, 2023, as compared to $219 for the six months ended June 30, 2022. This decrease was primarily attributable to a decrease in DOE syngas testing activities at the Demonstration Plant, which formally paused in late 2021 and had only minimal activity in 2022.

General and Administrative

General and administrative expenses increased by $27,463, or 312.5%, for the six months ended June 30, 2023, as compared to $8,788 for the six months ended June 30, 2022. This increase was partially attributable to overall increases in corporate activity, including staffing and equity-based compensation. However the majority of the increase is composed of costs associated with the closing of the Business Combination and subsequent public company status.

Sales and Marketing

Sales and marketing expenses increased by $657, or 178.5%, for the six months ended June 30, 2023, as compared to $368 for the six months ended June 30, 2022. This increase was primarily attributable to increased engagement of external consultants to support increased marketing activities.

Research and Development

Research and development increased by $12,097, or 150.3%, for the six months ended June 30, 2023, as compared to $8,051 for the six months ended June 30, 2022. This increase was primarily due to the commencement of development activities under the Original JDA and the Amended and Restated JDA.

Project Development

Project development increased by $1,088 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. This increase was due to the initiation of activities related to development of a utility-scale facility.

Option Settlement

Option settlement expense increased by $79,054 for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. This increase was due to a one-time cost for settlement of an option agreement.

Depreciation, Amortization and Accretion

Depreciation expense increased by $4,088, or 61.5%, for the six months ended June 30, 2023, as compared to $6,650 for the six months ended June 30, 2022. A portion of this increase is attributable to the change in fixed asset fair value related to purchase accounting; however, the majority is due to the amortization of the intangible asset for developed technology, also recorded as a result of the purchase accounting associated with the closing of the Business Combination.

Interest Income (Expense) and Other Income (Expense)

Interest income (expense) increased by $3,599, largely as a result of interest earned on cash from trust. Prior expense balance was attributable to expensing of the loan discount associated with the option liability relating to the member loans, which occurred in late 2021 and early 2022, as well as adjustment of the option liability to fair market value.

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth our condensed results of operations data for the periods presented:

	Year Ended December 31,		$ Change	% Change
(in thousands)	2022 (Predecessor)	2021 (Predecessor)
Revenue	$580	$2,103	$(1,523)	-72%
Cost of revenue	(275)	(829)	554	-67%
Gross profit	305	1,274	(969)	-76%

General and administrative	17,189	15,884	1,305	8%
Sales and marketing	801	252	549	218%
Research and development	18,954	10,110	8,844	87%
Depreciation and amortization	13,387	12,737	650	5%
Total operating expenses	50,330	38,983	11,347	29%

Operating loss	(50,025)	(37,709)	(12,316)	33%

Other income (expense)
Interest income (expense)	(4,791)	(580)	(4,211)	726%
Other income (expense)	38	3	35	1167%
Net Other (Expense)	(4,753)	(577)	(4,176)	724%

Net Loss	$(54,778)	$(38,286)	$(16,492)	43%

Revenue

Revenue decreased by $1.523 thousand, or 72%, to $580 thousand for the year ended December 31, 2022, as compared to $2.103 million for the year ended December 31, 2021. This decrease was primarily attributable to a decrease in DOE syngas testing activities, which formally paused in late 2021 and had only minimal activity in 2022.

Cost of Revenue

Cost of revenue decreased by $554 thousand, or 67%, to $275 thousand for the year ended December 31, 2022, as compared to $829 thousand for the year ended December 31, 2021. This decrease was primarily attributable to a decrease in DOE syngas testing activities, which formally paused in late 2021 and had only minimal activity in 2022.

General and Administrative

General and administrative expenses increased by $1.305 million, or 8%, to $17.189 million for the year ended December 31, 2022, as compared to $15.884 million for the year ended December 31, 2021. This increase was primarily attributable to overall increases in corporate activity, including staffing and equity-based compensation.

Sales and Marketing

Sales and marketing expenses increased by $549 thousand, or 218%, to $801 thousand for the year ended December 31, 2022, as compared to $252 thousand for the year ended December 31, 2021. This increase was primarily attributable to increased engagement of external consultants to support increased marketing activities.

Research and Development

Research and development increased by $8.843 million, or 87%, to $18.953 million for the year ended December 31, 2022, as compared to $10.110 million for the year ended December 31, 2021. This increase was primarily due to the commencement of development activities under the Original JDA.

Depreciation, Amortization and Accretion

Depreciation expense increased by $650 thousand, or 5%, to $13.387 million for the year ended December 31, 2022, as compared to $12.737 million for the year ended December 31, 2021. This reflects a nominal increase due to the purchase of furniture and fixtures associated with a new office space. This change also reflects an increase due to the depreciation of a previously unrecognized asset retirement obligation related to the Demonstration Plant as well as associated accretion expense.

Interest Income (Expense) and Other Income (Expense)

Interest expense increased by $4.211 million, which was attributable to expensing of the loan discount associated with the option liability relating to the member loans, which occurred in late 2021 and early 2022, as well as adjustment of the option liability to fair market value. Change in Other Income was minimal, but attributable to income on disposal of scrap metal.

Liquidity and Capital Resources

Overview

We have not initiated commercial operations and have incurred losses since inception. We expect to continue to have losses for the remainder of 2023 and beyond. We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near-term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve R&D activities for the ongoing development of our technology.

As of June 30, 2023, we had an accumulated deficit of $35.001 million. As we continue to incur losses, achieving profitability is dependent upon the successful development and commercialization of our technology, and achieving a level of revenues adequate to support our cost structure. We will continue to need to raise additional capital until we achieve sustained profitability.

We had $648.645 million and $5.164 million in cash and cash equivalents as of June 30, 2023 and December 31, 2022, respectively. We also had total liabilities of $180.691 million and $13.735 million as of June 30, 2023 and December 31, 2022, respectively, with the latter including a $5.174 million option liability described below.

As a result of the Business Combination, NET Power Inc. received gross proceeds of approximately $675 million, consisting of approximately $135 million from RONI’s trust account and approximately $540 million in proceeds from the PIPE Financing. We believe that these proceeds should be sufficient to reach commercialization of our technology, but certain costs are not reasonably estimable at this time and we may require additional funding.

Member Loans and Member Loan Share Options

On October 15, 2021, the Old NET Power board of directors approved a resolution to fund continued operations through term loans not to exceed $10 million in total, with an interest rate of 9.25%. As of December 31, 2021, we had received loan funds from equity members totaling $8 million, which were due within six months and secured by our assets. An additional $2 million was received in January 2022. Each round of funding was also associated with options to purchase shares allocated based on member funding in excess of the pro rata loan total requested. 34,588 options were authorized as of December 31, 2022 at an exercise price of $168.75 per share and a fair value of $149.59 per share (total liability of $5.174 million). These options become exercisable for one year from loan repayment, which occurred on February 3, 2022. As of December 31, 2022, all member loans were repaid, and no related options had been exercised. For the year ended December 31, 2022, $1.358 million of accretion was recorded as interest expense related to the member loans that we repaid. Our option liability was issued in conjunction with the member loans on October 15, 2021. The option liability represents a liability on the balance sheet classified as a Level 3 fair value measurement.

On January 11, 2023, Occidental exercised its option to purchase shares associated with the member loan agreement. On February 3, 2023, Constellation also exercised its option to purchase shares associated with the member loan agreement. Old NET Power issued 5,824 and 28,764 member interests in Old NET Power to Occidental and Constellation, respectively, and received an aggregate $5.837 million from the exercise of the options. Such issuance resulted in Occidental and Constellation receiving 185,905 and 918,162 shares of Class B Common Stock (and a corresponding number of Opco Units) upon consummation of the Business Combination. No member loan share options are currently outstanding.

Sale of Equity Securities

Although the Company does not currently intend to do so, the Company may seek to raise additional capital through the sale of equity securities. Sales of a substantial number of shares of Class A Common Stock in the public market, including resales by the Selling Securityholders (each of whom obtained the Offered Securities at prices or values below the current market price, as disclosed on the cover page of this prospectus) or resales by other stockholders, could occur at any time. Such sales, or the perception in the market that such sales could occur, could result in a significant decline in the public trading price of the Class A Common Stock. Such a decline could adversely affect our ability to sell equity securities or the price at which we are able to sell equity securities and generally make it more difficult for us to raise additional capital through the sale of equity securities. For more information regarding this risk, see “Risk Factors — Risks Related to Ownership of the Offered Securities — Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.”

As of August 31, 2023, the number of shares of Class A Common Stock that may be offered for resale by the Selling Securityholders pursuant to this prospectus is almost three times larger than the number of outstanding shares of Class A Common Stock and, assuming the cash exercise of all of the Company’s outstanding warrants and the redemption of all outstanding Opco Units for an equal number of shares of Class A Common Stock, represents approximately 88% of the outstanding shares of Class A Common Stock. Because there is a large number of shares being registered for resale pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders may offer such securities for a significant period of time, the duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Additionally, the shares of Class A Common Stock that may be offered pursuant to this prospectus include shares that were purchased at prices that are currently, and may continue to be, significantly below the trading price of the Class A Common Stock and below the price at which units were offered in the IPO, which could heighten the adverse market and trading price pressures resulting from potential sales pursuant to this prospectus. Based on the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE on September 14, 2023, which was $15.83 per share and $4.87 per warrant, respectively, the Selling Securityholders may experience a potential profit of between $5.83 and $15.8264 per share and a potential profit of $3.87 per warrant.

Certain of the Selling Securityholders (in particular, the Principal Legacy NET Power Holders, BHES, Sponsor and the RONI Insiders) have agreed to certain lock-up and vesting restrictions with respect to their shares of the Company pursuant to the Stockholders’ Agreement or the Sponsor Letter Agreement. For a summary of such restrictions, see “Risk Factors — Risks Related to Ownership of the Offered Securities — Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.” Upon the expiration, satisfaction or waiver of such restrictions, shares held by such persons (or their distributees) will be eligible for resale (in the case of such persons who are or were deemed to be affiliates of the Company or who were deemed to be affiliates of Old NET Power, subject to volume, manner of sale and other limitations under Rule 144 or Rule 145(d), as applicable, when such rule becomes applicable to the Company, or pursuant to the registration statement of which this prospectus forms a part). As of August 31, 2023, the Principal Legacy NET Power Holders and BHES collectively own approximately 77% of the outstanding shares of Common Stock, and the Legacy NET Power Holders (which include the Principal Legacy NET Power Holder and BHES) collectively own approximately 81% of the outstanding shares of Common Stock. As noted above, by selling a large number of shares, these stockholders could cause the prevailing market price of the Class A Common Stock to decline.

Cash Flow Summary

The following table shows our cash flows from operating activities, investing activities and financing activities for the presented periods:

	Period from
(in thousands)	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Net cash provided by (used in)
Operating activities	$(35,490)	$(10,622)	$(9,587)
Investing activities	$7,454	$(2,431)	$—
Financing activities	$319,663	$15,835	$21,466
	Year Ended December 31,
(in thousands)	2022 (Predecessor)	2021 (Predecessor)
Net cash provided by (used in)
Operating activities	$(16,630)	$(20,330)
Investing activities	$(115)	$—
Financing activities	$21,467	$8,000

Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As we continue to increase hiring to accelerate our engineering efforts ahead of having an operational plant, we expect our cash used in operating activities to increase significantly before we start to generate any material cash flows from our operations. Cash used by operating activities increased by $46.112 million during the six months ended June 30, 2023 from $9.587 million in the six months ended June 30, 2022. This is consistent with our expectations regarding an increase in operational activity as well as the costs associated with the closing of the Business Combination and efforts related to our public company status.

Cash used by operating activities decreased from $20.330 million in the year ended December 31, 2021 to $16.630 million in the year ended December 31, 2022. Cash used in operating activities was significantly higher than usual during the fourth quarter of 2021 due to costs associated with testing activities that resulted in synchronization to the Texas grid, as well as payment of fees associated with the termination of the Toshiba turbine development and supply agreements. This resulted in a relative total decrease between periods despite a gradual increase in monthly operating costs from 2021 to 2022 due to acceleration of corporate and commercial activities.

Investing Activities

During the six months ended June 30, 2023, cash flows from investing activities increased by $5.023 million as compared to the six months ended June 30, 2022. The cash from investing activities in the six months ended June 30, 2023 primarily reflects cash received in association with the closing of the Business Combination, partially offset by cash used by construction in progress at the Demonstration Plant.

During the year ended December 31, 2022, we used $115 thousand in cash flow activities related to investment. This represents the addition of furniture and fixtures at the newly leased corporate office. During the year ended December 31, 2021, we did not engage in any activities resulting in cash flow from investment.

Financing Activities

Cash provided by financing activities in the six months ended June 30, 2023 and the six months ended June 30, 2022 consisted primarily of proceeds from PIPE Financing, less transaction expenses and shareholder redemptions. The predecessor periods also reflect cash received from the exercise of loan options in early 2023 and BHES’ investment in Old NET Power on February 3, 2022, as well as $2 million in member loans received in January 2022, and subsequent repayment of all $10 million in outstanding member loans in February 2022.

Cash provided by financing activities in the year ended December 31, 2022 consisted primarily of BHES’ investment in Old NET Power on February 3, 2022. It also reflects $2 million in member loans received at the beginning of the year, and subsequent repayment of all outstanding member loans, totaling $10 million. Cash provided by financing activities in the year ended December 31, 2021 consisted of proceeds from $8 million of member loans.

Commitments and Contractual Obligations

Leases

As of June 30, 2023 and December 31, 2022, there were two active leases in place. The most recent, a five-year office lease agreement was signed on June 6, 2022 and took effect on November 1, 2022. Future minimum lease payments under the lease are approximately $854 thousand. As of June 30, 2023 and December 31, 2022, we had $724 thousand and $786 thousand, respectively, in lease liabilities and $926 thousand and $784 thousand, respectively, in right of use assets on our consolidated balance sheet, in accordance with ASC 842.

We also hold a lease for the approximately 218,900 square feet of land under the Demonstration Plant in La Porte, Texas from Air Liquide at a rate of $1.00 per year. The lease expires on the earlier of (i) July 1, 2025 and (ii) the termination of our oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for our use at the Demonstration Plant. The term of the oxygen supply agreement is perpetual but may be terminated by us or by Air Liquide upon 30 days’ written notice. The underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level, which has resulted in the recognition of an asset retirement obligation liability of $1.977 million and $2.416 million as of June 30, 2023 and December 31, 2022, respectively.

Joint Development Agreement

As of June 30, 2023 and December 31, 2022, we have committed to funding a portion of the remaining development costs incurred under the Amended and Restated JDA through a combination of cash and equity. The Amended and Restated JDA’s total value equals $140.0 million. As of June 30, 2023, we recognized approximately $6.814 million of cash expenses and approximately $5.451 million of share-based expenses related to the Amended and Restated JDA. On July 28, 2023, we issued 318,607 shares of Class B Common Stock and 318,607 Opco Units to BHES in consideration for services provided under the Amended and Restated JDA.

Off-Balance Sheet Arrangements

As of June 30, 2023 and December 31, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Capital Commitments

As of June 30, 2023, we have committed to purchase certain components of industrial machinery from a supplier for use at the Demonstration Plant. The total commitment, which was initially unrecognized on our balance sheet, totaled $4.7 million. We recognize portions of the commitment on our balance sheet as portions become payable per contract milestones. We recognized $1.168 million of this commitment on our balance sheet related to milestone billings under the terms of the commitment within the current period.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Our significant accounting policies are described in our financial statements included elsewhere in this prospectus. Additional information about our critical accounting policies follows:

Business Combinations

We account for business acquisitions in accordance with ASC 805. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets acquired and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of acquired developed technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense applicable to those assets. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or decelerated, which could materially impact our results of operations.

Goodwill

We recognize goodwill in accordance with ASC Topic 350 - Goodwill and Other Intangible Assets. Goodwill represents the excess cost of an acquired entity over the fair value amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized.

Goodwill is tested for impairment annually and is tested for impairment between annual tests whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Among the factors that could trigger an impairment review are current operating results that do not align with our annual plan or historical performance; changes in our strategic plans or the use of our assets; restructuring charges or other changes in our business segments; competitive pressures and changes in the general economy or in the markets in which we operate; and a significant decline in our stock price and our market capitalization relative to our net book value. An impairment charge for goodwill is recognized only when the estimated fair value of a reporting unit, including goodwill, is less than its carrying amount. As of June 30, 2023, no impairment charges for goodwill have been recognized.

Evaluating the recoverability of goodwill requires judgments and assumptions regarding future trends and events. As a result, both the precision and reliability of our estimates are subject to uncertainty. Among the factors that we consider in our qualitative assessment are general economic conditions and the competition present within our business environment; actual and projected reporting unit financial performance; forward-looking business measurements; and external market assessments.

Sponsor Trading Price Vesting Shares and Warrants

The fair values of the Sponsor Trading Price Vesting Shares liability and warrant liability were determined using Monte Carlo simulations that have various significant unobservable inputs. The assumptions used could have a material impact on the valuation of these liabilities, and include our best estimate of expected volatility and expected holding periods. Changes in the estimated fair values of these liabilities may have material impacts on our results of operations in any given period, as any increases in these liabilities have a corresponding negative impact on our U.S. GAAP results of operations in the period in which the changes occur.

Income Taxes

As managing member of Opco, NET Power Inc. consolidates the financial results of Opco in its consolidated financial statements. Opco represents a pass-through entity for U.S. federal and most applicable state and local income tax purposes. As a pass-through entity for tax purposes, Opco is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Opco is passed through to its members, including NET Power Inc., which is taxed as a corporation that pays corporate federal, state and local taxes with respect to income allocated from Opco based on its economic interest in OpCo.

Equity-Based Compensation and Fair Value of Shares

We recognize the cost of equity-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We determine the fair value of equity awards using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Expected Term — We use the expected term to liquidity, which is generally to vesting period of the award.

•        Expected Volatility — Volatility is based on a benchmark of comparable companies.

•        Expected Dividend Yield — The dividend rate used is zero as we have never paid any cash dividends and we do not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Prior to the Business Combination, there was no public market for our equity instruments and, as a result, the estimated fair value of our equity has historically been determined by the Old NET Power board as of the grant date with input from management, considering our most recently available third-party valuations of equity and the Old NET Power board assessment of additional objective and subjective factors that the Old NET Power board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our equity. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants (“AICPA”) Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:

•        Our results of operations and financial position;

•        Our stage of development and business strategy and the material risks related to our business and industry;

•        The lack of liquidity of our equity;

•        The valuation of publicly traded peer companies; and

•        The likelihood of achieving a liquidity event for the holders of our ownership shares and equity awards, given prevailing market conditions

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Business Combination, we expect to be an emerging growth company at least through the end of 2023 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

BUSINESS

Overview

NET Power is a clean energy technology company that has developed a novel power generation system (which we refer to as the NET Power Cycle) that produces clean, reliable and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. NET Power, LLC was founded in 2010 and since inception, has methodically progressed the technology from a theoretical concept to reality. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) while producing no air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX) and particulates. It is nearly immune to differences in altitude, humidity and temperature and can be a net water producer rather than consumer, allowing for easier siting and operation in areas particularly impacted by climate change. It can operate as a traditional baseload power plant, providing reliable electricity to the grid at capacity factors targeted to be above 90%. It can also complement intermittent renewables, providing zero-emission dispatchable electricity that can be programmed on demand at the request of power grid operators and according to market needs, while demonstrating substantial improvements in efficiency, effectiveness, affordability and environmental performance as compared to existing carbon capture technologies for power generation and industry. It leverages existing infrastructure and avoids issues of generation capacity and grid transmission overbuild created by other technologies, further reducing system-wide costs incurred in transitioning to net zero.

The NET Power Cycle is designed to achieve clean, reliable and low-cost electricity generation through NET Power’s patented highly recuperative oxy-combustion process. This process involves the combination of two technologies:

•        Oxy-combustion, a clean heat generation process in which fuel is mixed with oxygen such that the resulting byproducts from combustion consist of only water and pure CO2; and

•        Supercritical CO2 power cycle, a closed or semi-closed loop process which replaces the air or steam used in most power cycles with recirculating CO2 at high pressure, as sCO2, producing power by expanding sCO2 continuously through a turbo expander.

In the NET Power Cycle, CO2 produced in oxy-combustion is immediately captured in a sCO2 cycle which produces electricity. As CO2 is added through oxy-combustion and recirculated, excess captured CO2 is siphoned from the cycle at high purity for export to permanent storage or utilization.

The NET Power Cycle was first demonstrated at the Company’s 50 MWth Demonstration Plant in La Porte, Texas, which broke ground in 2016 and began testing in 2018. The Company conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, it achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of August 2023.

NET Power plans to license its technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. This technology is supported by a portfolio of 424 issued patents (as of September 15, 2023) in-licensed on an exclusive basis (in the applicable field) from 8 Rivers as well as significant know-how and trade secrets generated through experience at the Demonstration Plant. NET Power’s first-generation utility-scale design (which we refer to as Gen1U) will be a 300 MWe class power plant, targeting a CO2 capture rate of 97% or greater. Early Gen1U deployments are focused on ensuring a clean and reliable system. Based on the Company’s work as of June 30, 2023, NET Power expects these early projects to target a net efficiency of approximately 45%. Incorporating the lessons learned from early plants’ operations, NET Power targets to deliver later Gen1U plants with net efficiency of approximately 50%. NET Power expects that later facilities adopting its second-generation utility-scale design (which we refer to as Gen2U) will benefit from net efficiencies targeting 60% and lower costs. Gen2U will have higher operating temperatures and heat exchanger effectiveness, similar to the conditions present at the Demonstration Plant, and higher efficiency key balance of plant turbomachinery such as compressors and pumps. The Gen2U assumptions provide the technical and economic basis for the substantial majority of expected future NET Power deployments. With multiple Gen1U projects currently in development, NET Power expects the first utility-scale plant utilizing the NET Power Cycle will be commissioned and operational in 2026. NET Power intends to deploy its technology in the United States and around the world; leveraging experience gained from the La Porte, Texas demonstration facility as well as from the expertise of NET Power’s current owners, including OXY, BHES and 8 Rivers (through NPEH).

NET Power’s potential customers include electric utilities, oil and gas companies, midstream oil and gas companies, technology companies and industrial facilities, both in domestic and international markets. NET Power has engaged in active dialogue with potential customers in each of these industries. NET Power’s end-markets can be broken down into three general categories: baseload generation, dispatchable generation and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities (brownfield) or installing new clean baseload capacity (greenfield). Many customers need to balance the intermittency of renewable generation and, NET Power believes, will seek its technology’s dispatchable capability to pair with significant renewable capacity build outs. Industrial customers such as direct air capture facilities, steel facilities, chemical plants and hydrogen production facilities have significant 24-hour energy needs and goals to decarbonize. NET Power’s technology can provide the necessary clean, reliable, low-cost electricity and heat energy to these facilities as well.

Key benefits for customers include the following:

•        Clean:    The NET Power Cycle will result in an average CI of 58g CO2e/kWh and can capture CO2 at >97% rate, providing for 87% CO2 emissions reduction in comparison to combined cycle gas turbine technology. CO2 is inherently captured at pipeline pressure and ready for transportation. There are no NOx, SOx or particulate emissions to atmosphere that plague traditional coal or natural gas fossil fuel generation allowing for project siting near population centers. NET Power expects efforts to reduce upstream methane emissions will further reduce the NET Power Cycle CI.

•        Reliable:    The NET Power Cycle can provide 24/7 baseload power, with a targeted capacity factor of 92.5%, power ramp rates of 10% to 15% per minute and 0% to 100% load following capabilities. It can function as a utility-scale large plant or seamlessly pair as a load-following asset to support variable renewable energy.

•        Low-cost:    NET Power’s targeted Gen2U levelized cost of energy of $21-$40 $/MWh in the U.S. is lower than both legacy firm generation technology like combined cycle gas turbine and intermittent technologies such as solar PVs coupled with four hours or more of battery storage. Gen1U levelized cost of energy is expected between $26-$55 $/MWh.

•        Utilizes existing infrastructure:    The United States alone has over 3 million miles of natural gas pipeline infrastructure, with over 270,000 miles of high-strength steel pipe suitable for high-capacity natural gas transmission. Approximately 50 individual CO2 pipelines with a combined length of over 4,500 miles exist in the U.S. today. According to the EIA, there further exists hundreds of thermal power generation facilities at or nearing their retirement or replacement period through 2050, which NET Power believes could serve as potential brownfield site locations. For example, 27% of the 56 GW of coal-fired capacity currently operating in the U.S. have plans to retire by the end of 2029. Their transmission interconnections and auxiliary systems can be repurposed with minimal changes to serve NET Power’s facilities. With the addition of CO2 infrastructure, NET Power can fit within the existing grid network with low incremental cost.

•        Compact footprint:    NET Power’s modular design and the inherent energy density of sCO2 as a working fluid leads to a low surface footprint of approximately 13 acres, equal to 1/100th that of solar PV of a similar electric output. This footprint is smaller than existing unabated combined cycle facilities of similar capacity, allowing NET Power to serve as a re-powering option for retiring facilities or facilities that cannot secure additional space for capture equipment.

NET Power believes that the NET Power Cycle can serve as a key enabling platform for a low-carbon future, addressing shortfalls inherent to alternative options while contributing to an overall lower system-wide cost of decarbonization. NET Power believes that through its innovative process, it can provide a lower cost of electricity, reduction and in some cases elimination of environmental impacts related to thermal power use (air pollution, water use, land use and deforestation), reliability and dispatchability contributing to energy security and lower costs as well as an ability to achieve required carbon reduction targets. NET Power believes the build-out of the NET Power Cycle will provide the world with clean, reliable and low-cost energy.

Existing Ownership

Certain of our existing equity owners play a critical role in developing and commercializing our technology. BHES, an affiliate of Baker Hughes (Nasdaq: BKR), which is a global turbomachinery original equipment manufacturer, invested in us in 2022 and established a joint development partnership with us to collaboratively develop critical equipment for the NET Power Cycle. Occidental (NYSE: OXY), through OLCV NET Power, LLC, is our largest equity owner, and is one of the most significant owners and operators of CO2 transport and subsurface injection infrastructure in the world. Oxy Low Carbon Ventures (“OLCV”), Occidental’s business unit dedicated to advancing leading-edge low-carbon technologies that offer practical business solutions, has further positioned Occidental at the forefront of the energy transition. Occidental is advancing feasibility studies to incorporate NET Power plants into the Direct Air Capture (“DAC”) hubs being developed by its subsidiary 1PointFive, where 30-40 NET Power plants could provide enough clean power for a DAC program capturing 100-135 million tons of CO2 per year. Constellation, a wholly owned subsidiary of Constellation Energy Corporation (Nasdaq: CEG), is the largest producer of carbon-free energy in the U.S. Constellation currently provides operational services at our Demonstration Plant. 8 Rivers is the inventor of the underlying NET Power Cycle technology and a clean technology incubator and developer and is engaged in developing several projects worldwide that would license our technology. These four companies owned a majority of Old NET Power’s equity and continue to own a majority of our equity.

In February 2022, Baker Hughes, through its Turbomachinery & Process Solutions business originating from former turbomachinery businesses NPI and GE Oil and Gas, invested in us and partnered with us to develop and commercialize our technology. Under the Amended and Restated JDA, we and NPI will jointly develop a turbo expander equipment package and market our technology by leveraging Baker Hughes’ global marketing and sales channels. NPI has informed us that, as of June 30, 2023, it believes it will be in a position to start quoting turbo expander units for customers during the second half of 2023 with first delivery of the Gen1U equipment package targeted by 2026. With several projects in development and key equipment quotes expected to commence in 2023, we have started fielding reverse inquiries from several large customers seeking to deploy plants utilizing the NET Power Cycle.

Industry

More than 70 countries, including the world’s largest economies and polluters — China, the United States, and the European Union, covering about 76% of global emissions — have announced and are charting paths towards net zero emissions. Additionally, thousands of national and multi-national companies have announced plans to achieve net zero within the 2030-2050 period. The long-term ramifications of this global energy re-alignment will be profound. Alongside the historical energy market undercurrents of incremental demand growth, supply and demand efficiency improvements, and capacity retirement and replacement, net-zero pathways have created and accelerated two trends:

•        Demand Electrification and Growth:    The process of “electrification” is the gradual replacement of fossil fuels with electricity, and combined with incremental population-driven demand growth, could lead to a 2-3x increase in electricity demand by 2050.

•        Supply-side/Capacity Carbon Intensity Reduction:    Reductions in the overall grid carbon intensity is critical to realize global net-zero targets. New, cleaner power generation technologies are being added to reduce overall carbon intensity, sometimes at the expense of reduced system reliability. Achieving net-zero targets will be challenged by the magnitude of additional capacity required due to demand electrification, and further exacerbated by the fact that most existing coal, natural gas and nuclear generation that provides reliable baseload will likely be retired by 2050 or sooner. This may lead to an approximately 5-11x increase in global electricity generation needed by 2050.

In order to reduce emissions, nations and regions must first reduce the number of emitters through electrification (increasing electric load) while simultaneously reducing the carbon intensity of electricity supply to this newly electrified demand. This assumes that power can be produced reliably on-demand with low carbon intensity, stored at low-cost if created in excess, and then transmitted at the exact time that it is needed from its point of production to a particular power user.

Currently, the main low-cost alternatives for providing low-carbon electricity are solar and wind. These variable renewable energy sources (“VREs”) are intermittent, complicating industrial decarbonization, energy security, energy equity, and sustainable system-wide cost. VREs require costly short- and long-term storage to provide a flattened and reliable electricity supply at suitable capacities year-round. Many of these technologies are at an early stage of development. Mature energy storage technologies such as utility-scale batteries suffer from self-discharge effects, reducing their total stored capacity and discharge duration after only several hours. Additionally, rare metals extraction and supply chains for these technologies have tremendous environmental impact. With these limitations in energy storage, other routes involve overbuild of VRE to avoid energy shortfalls. However, existing power transmission networks cannot tolerate ongoing VRE buildout without further expansion, increasing system-wide costs at the risk of low transmission utilization and further footprint, while creating curtailments and blackouts. Meanwhile, power must remain available at high-capacity factors, ensuring hard-to-decarbonize industries can access low-cost, clean power for their 24/7 needs, while serving to backstop the grid in times of diminished renewable supply, peak demand, or emergencies. In total, we believe that a world without on-demand clean power (24/7 Carbon Free Energy or 24/7 CFE) exacerbates problems of cost and reliability, pitting long-term goals against day-to-day reality.

Despite decades of ongoing policymaking in favor of rapid renewable cost reduction and deployment, figures show that our energy today comes from and will continue to depend on thermal natural gas sources for reliable power alongside VREs. Thermal natural gas sources are uniquely dispatchable, efficient, and low cost. They have created tremendous environmental benefits, with total U.S. greenhouse gas emissions decreasing 20% since 2005 due largely to the replacement of coal-fired generation with natural gas-fired generation. In fact, approximately 60% of U.S. CO2 emissions reductions can be attributed to using natural gas over coal. Natural gas power today is provided by way of simple cycle gas turbine (“SCGT”) and combined cycle gas turbine (CCGT) facilities, which serve as both peaking and ramping baseload sources, complementing VREs. Through decades of development, these facilities offer low-cost and high efficiency power. Natural gas power is now the largest source of U.S. power generation. However, SCGT and CCGT each still emit CO2. As a share of total emissions, natural gas power generation is now a larger total emitter than coal in the United States.

Despite recent developments in post-combustion carbon capture, the new-build and retrofit technologies proposed for SCGT and CCGT facilities pose several disadvantages: they are cost-prohibitive, reduce efficiency and output of facilities, require additional footprint and water, and have new permitting challenges. Repowering by substituting natural gas with clean hydrogen fuel depends on a yet-to-be constructed hydrogen production, storage, and distribution infrastructure to rival the existing global network for natural gas. While the infrastructure is built, hydrogen “ready” facilities will be forced to run on blends of natural gas and hydrogen, making direct conversion of natural gas infrastructure to hydrogen commercially unviable. Meanwhile, hydrogen production requires ever more power or natural gas to produce the clean fuel. These massive, embedded infrastructure costs are rarely captured in system-wide cost models. Other 24/7 CFE technologies, such as small modular nuclear reactors, continue to suffer from high costs, require radioactive disposal, suffer lengthy permitting hurdles, and undemonstrated operability.

NET Power aims to resolve the challenges faced by other 24/7 CFE concepts while also broadly addressing the macro challenges posed by aggressive decarbonization. Given the grid-level challenges discussed above, coupled with the need to develop new thermal power technologies that are clean, reliable and low-cost, we believe that we can help to address society’s long-term decarbonization needs. We expect to do this by solving for several key needs:

Must be Low-Cost:    We expect to deliver a significant reduction in carbon intensity relative to other 24/7 CFE technologies like CCGT + carbon capture and storage (“CCS”), while producing power at much lower cost.

Figure 1: Comparison of Levelized Cost of Energy (“LCOE”) of NET Power Gen2U versus CCGT +
CCS with 90% Capture

Must be Dispatchable:    Through both our selected fuel source and the underlying power generation process, NET Power can be paired with VREs, solving problems of energy security by providing clean, on-demand power.

•        The global natural gas and liquefied natural gas infrastructure creates one of the most dependable, integrated and lowest cost feedstocks, and is critically important to U.S. energy security. The natural gas industry serves as the largest fuel source for U.S. power generation through a reliable network of interstate pipelines and storage facilities, allowing for on-demand power generation and heating across the United States.

•        NET Power plants are designed for clean dispatchability, from net zero power output to full load. We do this with a unique cycle design and control system, allowing for optimized pairing with intermittent resources while capturing nearly all emissions including CO2.

Must be Clean:    NET Power plants are clean by design. This includes emissions from the production and transportation of natural gas, the process itself, and the transmission and disposal of CO2 either underground or through value-add products:

•        From 1990 to 2020, total U.S. methane emissions decreased 17% while natural gas production increased 95%. Further reductions are accelerating through the adoption of Responsibly Sourced Gas (“RSG”) standards by the natural gas industry. RSG is an independent, third-party certification for natural gas molecules designed to measure and reduce methane intensity.

•        The NET Power Cycle is designed to inherently capture emissions by design at rates of over 97%. While some fugitive emissions escape through equipment seals, we expect later generations of NET Power facilities can potentially eliminate these emissions entirely.

•        CO2 transmission and subsurface injection have been in operation for decades through the Enhanced Oil Recovery (“EOR”) industry as well as pilot scale sequestration studies across the world. Well requirements such as the U.S. EPA Class VI process have instituted monitoring, verification, and accounting activities (MVA) to allow for public oversight of subsurface activities.

Our Market Opportunity

Total Market Size:    Our total addressable market can be broken into two segments: (i) new power plants needed due to increasing demand and (ii) the replacement of existing plants nearing retirement or to meet regulatory/market based decarbonization requirements. Macro systems modeling performed by Princeton University’s Rapid Energy Policy Evaluation and Analysis Toolkit Project (“REPEAT”) highlights over 67 GW of natural gas combined cycle with CCS could be constructed by 2035 in the U.S. alone (the electric output equivalent of approximately 225 NET Power plants), partially incentivized by the IRA. REPEAT assumes the bulk of the 67 GW is newbuild NET Power as it represents the lowest-cost, most economic CCS technology as compared to post-combustion CCS and natural gas combined cycle + CCS retrofits. Additionally, over 825 GW of U.S. baseload/dispatchable power generation capacity (i.e., coal, natural gas and nuclear) will likely be retired by 2050. Replacing this anticipated capacity with our technology represents a significant opportunity.

Carbon Management and Carbon Sequestration:    NET Power plants capture CO2 at scale, resulting in low-cost CCS. Our second generation NET Power plant design is modeled to capture approximately 820,000 metric tons of CO2 per annum at low cost, which we believe will anchor new CCS infrastructure and receive favorable tariff rates for transportation and storage. We believe that our volume and cost-efficiency could unlock development of large-scale CO2 transportation and storage projects across the United States. Meanwhile, subsurface storage resources are abundant, with approximately 13,000 gigatons of prospective storage globally, enough to store global CO2 emissions for over 350 years. The United States alone has substantial storage capacity across the entire country with approximately 8,000 gigatons of storage in 36 basins. Over 25 large-scale CCS hubs that benefit from shared infrastructure are in operation or development globally. CCS is proven and safe, having been in use for more than 50 years and around 300 million tons of CO2 successfully captured and injected underground globally. CO2 guidelines are well established by multiple standards organizations, including the Compressed Gas Association (CGA) and the American Petroleum Institute (API). Over 5,300 miles of CO2 pipeline exist in the United States. We believe that adoption of our technology could further promote CO2 infrastructure buildout.

Injection of CO2 into the subsurface has established operational precedent in the EOR market as well as sequestration via EPA Class VI and state injection well permitting processes. Meanwhile, low-cost CO2 from NET Power plants can promote the establishment of a carbon reuse economy, supporting the maturation of nascent CO2 reuse technologies that can thrive with reduced carbon feedstock costs.

Government and Regulatory Environment

Carbon-free energy technology has received significant support in the last several years at the U.S. federal level, with valuable improvements to existing tax credits, new grant appropriations, and additional loan guarantee authority.

Grant and Loan Opportunities:    The November 2021 Bipartisan Infrastructure Law (BIL/IIJA) provided over $2.5 billion to DOE Office of Clean Energy Demonstrations (“OCED”) to fund carbon capture commercial demonstrations such as NET Power’s as well as further support to the DOE LPO Title XVII program to support early commercial facilities across the United States. More recently, the IRA, which was adopted in August 2022, ushered in further support to LPO Title XVII (additional appropriations of $40 billion through 2026), $3.6 billion to cover credit subsidy costs of loans and introduced a new “Energy Infrastructure Reinvestment” fund with $250 billion of new commitment authority to “retool, repower, repurpose, or replace energy infrastructure” with emission control technologies. We have submitted a Title XVII Part I LPO application and have been invited to submit a Part II application. The IRA also provided an additional $5.8 billion of grant funding to OCED to support emissions reduction in energy intensive industries such as chemicals production.

Global funding opportunities such as the €25 billion E.U. Innovation Fund, supporting the demonstration of innovative low-carbon technologies; the European Commission’s Just Transition Fund (€17.5 billion) and Connecting Facility programs (€5.84 billion); as well as the Invest EU (€38 billion) and Catalyst EU ($1 billion) programs all offer opportunities in Europe. The U.K. Department for Business, Energy & Industrial Strategy (BEIS) Net Zero Innovation Portfolio (£1 billion) and Industrial Strategy Challenge Fund (£2.6 billion) also offer opportunities in the United Kingdom. Other opportunities exist across the world, and we are evaluating these on a case-by-case basis to de-risk and support initial projects.

Tax Credit Opportunities:    The IRA also provided dramatic enhancement to the 45Q tax credit program, a tax credit providing incentives to CO2 capture facilities. It increased the credit value per metric ton of captured CO2 from $50 to $85/ton CO2 sequestered, with similar enhancements allocated to CO2 captured and then utilized for EOR or other uses, from $35 to $60/ton CO2. Further changes to the regulations improved the 45Q tax credit opportunity through the relaxing of program restrictions, reducing the annual CO2 capture threshold to qualify for the credit, providing a multi-year extension on the commence construction window, allowing for “direct pay” for the first five years after carbon capture is placed in service, and creating a “design” minimum capture rate for electric generating units of 75%, which the NET Power Cycle is inherently designed to meet and exceed.

We are monitoring the global market for other tax credit or carbon tax opportunities, with the belief that any value ascribed to carbon, whether a credit or tax, benefits our technology over other emitting alternatives.

Our Technology

We have developed and maintain exclusive licensing rights for the NET Power Cycle using natural gas and certain other carbonaceous gas fuels other than those derived from certain solid fuel sources. The NET Power Cycle efficiently generates electricity with virtually zero emissions. The NET Power Cycle combusts natural gas with pure oxygen to form sCO2, which expands through the turbo expander to generate electricity. The NET Power Cycle captures virtually all CO2 emissions for recuperation in a semi-closed loop maintaining supercritical gas inventory in the system while allowing for the export of excess CO2 via pipeline. The technology has been developed and optimized during more than a decade of research and development, and operational demonstration at the Demonstration Plant beginning in 2018.

The NET Power Cycle

Step 1 — Air Separation:    The NET Power Cycle begins by purifying and compressing atmospheric air into the separation systems. An insulated, specially engineered “cold box” containing heat exchangers, distillation columns, piping and valves then separates the air into its component gas molecules (including oxygen, argon, and nitrogen).

Step 2 — Oxy-Combustion:    The oxygen filtered out in the air separation unit (“ASU”) is combusted with natural gas and recuperated sCO2 in a series of parallel, direct-fired combustors feeding the turbine-generator. The natural gas is burned in 99.5% pure oxygen and CO2, resulting in a stream of predominantly steam and CO2.

Step 3 — Turbo expander:    The combustion process creates a high-pressure CO2 working fluid that expands and turns the turbo expander to generate electricity.

Step 4 — Heat Exchanger:    The turbo expander reduces the pressure of the CO2 which exhausts to a series of recuperative heat exchangers to cool.

Step 5 — Water Separator:    The byproducts of the oxy-combustion process are water and CO2. As the working fluid cools, it is routed through a condensed water circulation loop that condenses the water vapor and separates the low-pressure, high purity CO2.

Step 6 — Compressor:    Some of the high purity CO2 is removed and exported via pipeline for sequestration or utilization, and the remaining CO2 is re-compressed in adiabatic and isothermal processes, where process heat and mass are recycled.

Step 7 — Recirculation:    Recycled CO2 is reheated and recirculated to be mixed with natural gas and oxygen in the combustor starting the cycle again.

Technology-Enabled Benefits

NET Power plants’ technological innovation and integrated design enable clean, reliable, low-cost power generation, complementing the deployment of renewable energy generation. Benefits of NET Power Cycle power generation compared to other forms of fossil fuel and renewable generation include:

•        Higher Efficiency — The NET Power Cycle’s use of sCO2 as a working fluid makes the turbo expander more efficient than existing traditional gas turbines. The high energy density and specific heat of sCO2 facilitate a gross turbo expander target efficiency of approximately 75% to 80%. Additionally, an innovative heat exchanger network exploiting low-grade heat utilization permits energy recovery from the turbo expander exhaust to exceed an effectiveness of 90%. These fundamental attributes allow the NET Power Cycle to overcome the parasitic electric demand of our cycle’s pumps, compressors and air separation unit, and still yield a targeted Gen2U plant efficiency comparable with CCGT and higher than CCGT with carbon capture. Additionally, our semi-closed-loop cycle allows for inherent carbon capture at high pressure, avoiding the substantial efficiency loss and cost associated with compression of CO2 in CCGT with CCS solutions.

•        Inherent Carbon Capture — By using pure oxygen instead of air in our combustion process, the byproducts of combustion are primarily water and CO2. Rather than intaking new air with each cycle and releasing emissions into the atmosphere like a traditional gas turbine, we extract the remaining heat from the exhausted working fluid and reintroduce a substantial portion of CO2 back into the turbo expander after removing the water. Our semi-closed loop cycle recirculates the vast majority of the combustion derived CO2 as the working fluid used for power generation in the turbo expander. In this way, CO2 is inherently captured at high pressure, not as an add-on process, but rather as a fundamental feature of the cycle. To maintain mass and pressure balance, high-purity CO2 is siphoned off and exported via pipeline for industrial use or sequestration. Our cycle inherently and automatically captures CO2 at high pressure; the process was intentionally designed to operate in this method.

•        Produces Clean Water — The NET Power Cycle combustion process produces CO2 and water. This water is easily removed via condensation. Like other thermal power plant technologies, our cycle utilizes a dedicated closed-loop cooling water circuit to cool plant equipment, and that heat must be released to atmosphere. One option is to release that heat to atmosphere using air cooled condensers, instead of wet cooling towers that also release water to atmosphere. In this way the overall plant is actually a net producer of water (approximately 500 gallons per minute), in exchange for a small loss in overall plant efficiency. This air-cooled option allows our NET Power plants to operate effectively in areas with high water costs or water scarcity.

•        Produces Clean Industrial Gases — The ASU used by a NET Power plant can generate nitrogen, argon, and other rare gases in addition to oxygen. The ASU can also be configured to produce excess oxygen beyond the oxygen already consumed in the cycle. The energy needed for production of these gases can be regarded as marginal given that the refrigeration investment necessary for oxygen production has already been accounted for via the plant electricity balance. The electricity from the NET Power plant is virtually carbon free, so these industrial gases are clean. We expect the production of clean industrial gases to be of significant value to certain plant owners as well as downstream users of them attempting to reach internal ESG goals.

•        Peaking and Energy Storage Capability — The NET Power Cycle is flexibly designed to allow for increased production during peaking periods on the grid, when electricity is in particularly high demand. In these instances, the facility operators can turn down or turn off the ASU, thereby removing its energy consumption from the system, and instead run using stored reserves of high-purity oxygen. The excess oxygen production on a typical peaking site could incorporate approximately 1,600 MWh of storage, enough to power approximately 55,000 homes for approximately one day.

•        Design Versatility — NET Power plants can be run on multiple types of carbonaceous fuel, including natural gas, a natural gas with hydrogen blend, acid gas and high ethane gas. It can be designed to run with or without water. Preferred suppliers can customize equipment to suit each plant’s specifications whether utility-scale (300 MWe) or industrial-scale (up to 115 MWe). The technology can be applied at any grid frequency (50 hertz/60 hertz) and in any ambient condition worldwide where other fossil power plants operate.

•        Leverages Existing Infrastructure — NET Power plants can utilize existing natural gas distribution and supply infrastructure, CO2 transportation and storage infrastructure, along with abundant domestic shale gas and CO2 storage capacity. The utility-scale plant size is conducive for repowering retiring coal or natural gas plants and reusing existing high voltage electric transmission infrastructure.

Licensing and Support Services

We intend to sell licenses for the use of the NET Power Cycle technology and provide technical support to developers and operators of NET Power plants. Our potential customers are expected to be the entities that develop, construct, own, and operate power plants around the world.

NET Power Cycle Licenses and Support Services

Our primary revenue stream is expected to be license and royalty fees paid by the customer for each project. A customer seeking to deploy a NET Power plant will purchase a license from us to construct, operate, and maintain the plant. We expect that the customer will pay a license deposit before the commencement of front-end engineering and design (FEED), which would be credited toward the license fee, and the remaining license fee would be paid in installments at key milestones leading to a plant’s commercial operations. We also expect that customers will pay an annual royalty fee for the life of the plant. We currently expect each 300 MWe class license to generate discounted present value licensing fees of approximately $65 million using a 10 percent discount rate.

In addition to licenses, we expect to provide customers with a list of pre-qualified EPC companies. We believe that our pre-qualification of these EPC companies can provide customers with reasonable confidence that the contractors they engage have the requisite skill and expertise to successfully deliver a NET Power plant. Furthermore, this process is designed to ensure that EPC companies understand and appreciate our business model and quality control expectations.

We expect to also provide customers with a preferred vendors list and a robust approved vendors list for key equipment suppliers, further ensuring quality control and de-risking the supply chain. Customers developing a NET Power plant will have the option to purchase equipment from one of our preferred vendors.

We intend to provide support to customers throughout the development process. During scoping and early development of potential facility sites, we will conduct feasibility studies and pre-FEED for customers. When customers are ready to begin FEED processes, we intend to provide a license package with the necessary specifications to pre-qualified EPC companies. We plan to support each customer’s execution of FEED, with the appropriate scope of work being determined on a case-by-case basis. We expect that our support will continue to the commercial operations of each plant and will include support for start-up and commissioning as well as operator training.

Competitive Strengths

24/7 Carbon-Free Baseload Power:    Our technology is designed to provide clean energy 24 hours a day, 7 days a week. Systems modeling by the REPEAT project suggests a decarbonized power grid that includes 24/7 CFE will result in 50% lower electricity prices than a grid based on variable sources such as solar and wind. Natural gas is an option for reliable low carbon power, but it is currently being labeled as a temporary “bridge fuel” because it is not carbon free. Our technology addresses this problem by bringing reliability and decarbonization together into one solution. Currently, there is significant underinvestment in 24/7 CFE compared to other industries within the energy transition. We believe our early entrance into a space with high barriers to entry due to technological challenges will allow us to have a competitive advantage.

Cost Competitive:    We believe that our technology has one of the lowest levelized cost of any carbon capture system available. This is due to the cycle being designed to utilize the advantages of CO₂ cycles for high efficiency and low cost. The recirculated CO₂ is pre-heated to between 500 °C and 580 °C by the turbine exhaust, and its temperature further increased by combustion to approximately 925 °C before going through the turbine, allowing for an approximate 75% to 80% gross turbine efficiency. Parasitic loads for O2 production and separation in the dedicated ASU and CO₂ re-compression bring net efficiency to approximately 50% lower heating value (“LHV”). First-generation utility scale deployments will target efficiencies of approximately 50% LHV, and second-generation utility scale deployments target performance above 60% LHV. This performance range has been tuned to minimize the overall LCOE, as the lower efficiency design reduces capital cost. Higher efficiency designs are possible for regions with higher gas prices.

Extensive Intellectual Property and Trade Secret Portfolio:    NET Power is developing a growing portfolio of intellectual property including rights under patents and trade secrets to protect us as we license our technology to developers, owners, and other stakeholders. In addition, pursuant to our license agreement and a related excluded field agreement with 8 Rivers, we have the exclusive rights to a legacy portfolio of patents in the natural gas field. As of September 15, 2023, we had such rights to 424 issued patents (and 79 pending applications) across 31 countries and 6 continents. Specifically, the protections are intended to provide coverage for integrated permutations of the patented NET Power Cycle technology as it expands as a platform, not simply a power generation concept. We believe there is no competition to the NET Power Cycle technology from other semi-closed loop sCO2 systems. The current portfolio of patents under which we have rights is valid through the mid-2030s, well past the anticipated date of commercialization. We believe we can leverage data collected from the Demonstration Plant and utility scale plants to continuously develop intellectual property, first mover trade secrets, and further enhance our competitive moat. Where it is beneficial we will select exclusive strategic partners, and we will pre-qualify our customers’ EPC contractors, owner engineers, and consultants to ensure they respect and enhance our intellectual property portfolio.

Demonstration Plant:    Since 2012, we have raised over $200 million, which we invested to design, build, and operate our one-of-a-kind Demonstration Plant, while progressing the design of commercial products. The Demonstration Plant, commissioned in 2018, covers five acres in La Porte, Texas. The 50 MWth Demonstration Plant has over 1,500 operational hours as of August 2023, has achieved a number of milestones for technical validation and created significant lessons learned and trade secrets which have been incorporated into the commercial product design. In late 2021, the installed turbine generated power while the facility was synchronized to the Texas ERCOT grid. In addition, there have been multiple 24-hour test campaigns, including stop/start sequences, steady state, and ramping operations, allowing us to refine the plant control system. The facility has also successfully exceeded numerous utility scale plant specifications due to robust safety mechanisms, including turbo expander inlet temperature and balance of plant barometric pressure.

Technology Uses Abundant, Low-Cost Natural Gas:    The United States is the biggest producer of natural gas in the world, with a 50% increase in supply since 2012. Additionally, there are over 75 years of U.S. natural gas inventory remaining (approximately 2,925 trillion cubic feet according to the EIA). This significant amount of available supply makes it an easy feedstock to create decarbonized electricity. Demand for natural gas has also increased significantly. Specifically, natural gas contributes approximately 38% of U.S. power generation today according to the EIA, a 2x increase from 20 years ago, mostly due to the displacement of coal fired power generation. Over this same period, approximately 60% of U.S. CO2 emissions reductions can be attributed to coal-natural gas switching. This clearly highlights the significant opportunity natural gas has to be a large part of our power generation for years to come.

Supportive Strategic Investor Group:    We have several key industry partners that have not only invested but have also devoted their own resources to work towards commercialization of the NET Power Cycle. Most recently, NPI has agreed to jointly develop a NET Power Cycle compatible turbo expander, which joint development will be overseen and supported by a Joint Design Committee comprised of NET Power and NPI elected experts. Additionally, NPI will jointly market our technology together with the turbo expander and related equipment that may result from the Amended and Restated JDA, which commercialization will be through a Joint Commercial Committee and their existing global sales channels. Next, Occidental provides CO2 expertise and is supporting our first utility-scale plant (“SN1”) with siting and offtake of CO2 and electricity. Constellation provides operations and maintenance services to our Demonstration Plant. 8 Rivers is engaged in developing several projects globally that would license our technology and can provide development services to future customers. In summary, our existing owners have devoted and, we expect, will continue to devote, resources to assist us.

Competition

Our competitors are other power generation technologies, including traditional baseload, renewables, and advanced nuclear. We believe our competitive strengths differentiate us from our competition globally, in part because we expect our technology to achieve clean, reliable, and low-cost power generation while we expect most of our competitors only achieve two of these three factors.

Traditional Baseload:    According to International Energy Agency (“IEA”), approximately 72% of global generation capacity in 2020 was natural gas, coal, oil and large-scale nuclear. These technologies are highly reliable, cost-effective and dispatchable. However, with the exception of traditional large-scale nuclear, these resources are carbon-intensive, and we expect them to largely be replaced with carbon-free generation over time. Traditional natural gas power plants, while delivering lower carbon electricity than other feedstocks, are not viewed as a permanent solution by regulators and policymakers. Instead, natural gas can be viewed by some as a bridge fuel until other sources of energy are available. Our technology combines the reliability of natural gas with the decarbonizing capabilities of carbon capture.

Advanced Nuclear:    There are several advanced nuclear reactor technologies that are in various stages of development. These technologies are designed to be clean, safe and highly reliable. However, these technologies have not received regulatory approval in the United States, and many of the technologies have not been demonstrated and do not have fuel supply infrastructure in existence. As of June 30, 2023, there is only one small modular reactor (SMR) that has received a Standard Design Approval from the U.S. Nuclear Regulatory Commission, and no other SMR company or customer has applied for approval. In addition to this, achieving Standard Design Approval is a highly expensive and time-consuming regulatory process.

Renewables:    According to IEA, approximately 28% of global generation capacity in 2020 was wind, solar, hydroelectric and other renewable power generation sources. Although these sources generate carbon-free power, wind and solar are highly intermittent and non-dispatchable, and hydroelectric is seasonal, subject to curtailment and have the potential to damage ecological systems. Additionally, since renewables are weather-dependent, they are too unreliable to support certain end-use cases, including mission-critical applications or industrial applications that require extensive on-site, always-available power. Our technology allows for the reliability and low-cost nature of natural gas to remain intact while decarbonized.

Customers

Our potential customers include electric utilities, independent power producers, oil and gas companies, midstream companies, renewable energy companies, clean energy technology companies, and industrial facilities, both in domestic and international markets. Our end-markets can be broken down into three general categories: baseload generation, dispatchable generation, and industrial applications. Baseload generation includes replacing emitting fossil fuel-fired facilities or installing new clean baseload capacity. Some customers may deploy the facility to provide a reliable low-cost energy source to compliment intermittent renewables, helping the grid reduce carbon emissions. Industrial customers such as direct air capture facilities, steel facilities, chemical plants, and hydrogen production facilities have significant energy needs and goals to decarbonize. Our technology can provide the necessary clean, reliable electricity and heat energy to these facilities.

As of June 30, 2023, we have over 155 customer opportunities, many through reverse inquiry. These opportunities are at various levels of maturity. More than 27 customers have either completed or have requested a feasibility study or similar engagement. These projects are in Germany and across the United States. We expect this project pipeline to accelerate given improvement to project economics resulting from the recent increase to the 45Q tax credit as part of the IRA legislation passed in the United States.

We expect that our potential customer base will be driven by a strong flow of reverse inquiry and unsolicited interest within the oil and gas, utilities, steel, chemicals, and technology sectors. We believe that our partnership with NPI could serve as a further accelerant for commercialization. The Joint Commercial Committee will leverage Baker

Hughes sales channels to optimize marketability and proactively expand global reach. We plan to build out a sales and marketing team focused on these sectors, with a specific focus on utility customers, to augment Baker Hughes capabilities.

We plan to support and advance these early mover Gen1U projects in succession behind SN1 development and commercialization, coordinating deployment timelines with NPI through the Amended and Restated JDA. Currently, we have multiple projects in development to be 300 MWe class plants, excluding SN1. We are targeting a front-end engineering and design (FEED) start by late 2023 to support these projects. Upon SN1 commercialization, our target delivery schedule for follow-on projects consists of a three-year project lifecycle that could lead to rapid deployment and commercialization.

To date, a majority of our commercial engagements originated from inbound interest from customers. We are currently initiating direct customer outreach to target customers. Our target customers include electric utilities, oil and gas companies, midstream companies, renewable energy companies, clean energy companies, technology companies, and industrial facilities, both in domestic and international markets, and we are specifically targeting customers with multiple potential projects. In parallel to our customer outreach strategy, we intend to align key partners and commercial arrangements to de-risk the supply chain and enable potential rapid global deployment.

Partnerships

License Agreement with 8 Rivers

On August 7, 2014, we entered into a license agreement with 8 Rivers, pursuant to which 8 Rivers granted us perpetual, irrevocable worldwide rights under patents relating to the NET Power Cycle (which was invented by 8 Rivers), for the generation of electricity using CO2 as the primary working fluid. The license is exclusive in the field of utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. 8 Rivers remains an investor in us. For a summary of the 8 Rivers license agreement, see “Certain Relationships and Related Person Transactions — NET Power’s Related Party Transactions — NET Power Cycle Agreements.”

License Agreement and Joint Development Agreement with Baker Hughes

On February 3, 2022, we entered into the Original JDA, which was amended and restated on December 13, 2022. Pursuant to this agreement, NPI is developing sCO2 turbo expanders for use in facilities implementing the NET Power Cycle. These turbo expanders are intended to be compatible with our existing technology and are highly specialized. We and NPI formed a Joint Design Committee to provide oversight and support for program schedule, equipment design and performance.

NPI will oversee the installation and commissioning of the first industrial scale combustor and turbo expander at the Demonstration Plant. A team of NPI specialists will be deployed at the site offering technical advice and conducting testing and validation processes. We intend to work with NPI to ensure the implementation and integration process occurs according to plan and any required personnel is trained properly.

In connection with the Original JDA, on February 3, 2022, NET Power entered into the BH License Agreement with NPT, pursuant to which NPT and its affiliates will have limited exclusivity for manufacturing utility-scale turbo expanders and full exclusivity for industrial-scale units. We will own intellectual property developed by NPI related to the NET Power Cycle, and NPI can only sell the jointly developed turbo expanders to our licensees. We and NPI will market through the Joint Commercial Committee, leveraging Baker Hughes’ global sales channels. For a summary of the Amended and Restated JDA, the BH License Agreement and our collaboration with Baker Hughes, see “Certain Relationships and Related Person Transactions — NET Power’s Related Party Transactions — Baker Hughes Agreements.”

OLCV NET Power, LLC Investment

OXY invested in NET Power in 2019 and provides expertise in the CO2 value chain. OXY is expected to play a key role in the development and commercialization of the first utility-scale NET Power plant (SN1) and will provide the host site for the project near Odessa, Texas.

Intellectual Property

As of September 15, 2023, our technology is supported by a portfolio of 424 issued patents (and 79 pending applications) that extends across 31 countries and six continents. These patent rights have been in-licensed from 8 Rivers pursuant to a 2014 license agreement which provides us with exclusive licensing, sublicensing and commercialization rights for natural gas and certain other fuel sources. Such patents extend through the mid-2030s. Protections are intended to provide coverage for integrated permutations of the patented technology as it expands as a platform and not simply a power generation concept. We also have trade secrets that may provide for an additional scope of protected and licensable rights extending beyond patent lifetimes.

Our intellectual property encompasses rights under patents related to the NET Power Cycle and trade secret information derived from the Demonstration Plant. Our registered trademarks include the NET Power logo and company name. We also have explicit company policy to protect our proprietary data through various classification, handling, and control systems.

Pursuant to the BH License Agreement, NPT and its affiliates will have limited exclusivity for manufacturing utility-scale turbo expanders and full exclusivity for industrial-scale units. We will own intellectual property developed by NPI related to the NET Power Cycle, and NPI can only sell the jointly developed turbo expanders to our licensees. The Amended and Restated JDA and the BH License Agreement include contractual obligations dictating the use of our intellectual property to preserve its integrity.

Our technology, including its use and incorporation in processes, plants, and components for use, are protected by certain intellectual property and contractual rights in the United States and various other countries of the world. We continually review our development efforts to assess the existence and patentability of our intellectual property. Our intellectual property and competitive moat continues to grow and expand protecting iterative product design and development of our technology.

We rely upon a combination of patents, copyrights, trade secrets and trademark laws, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our proprietary rights. Patent protection was obtained shortly after the invention of our technology, providing protection for this the one-of-a-kind natural gas cycle from its earliest stages.

Research and Development

Research and development of the NET Power Cycle started in 2008 when 8 Rivers began designing a new way to generate power without emitting carbon dioxide. Following our formation by 8 Rivers, the two entities entered a technology license agreement which grants us certain exclusive, irrevocable rights regarding certain technology in the natural gas field of uses. The license includes any improvements, modifications, or additions to the performance or economics of NET Power plants and any protected intellectual property conceived up to April 2018. Since then, our existing equity owners have invested over $200 million in us for our own research and development efforts.

A vast majority of the capital raised was utilized to design, construct and operate our Demonstration Plant in La Porte, Texas. Constructed in 2016 and commissioned in 2018, the 50 MWth Demonstration Plant serves an important role in our ongoing research and development. In collaboration with our industry partners, we have tested various configurations and operating parameters optimizing performance and safety. In 2021, the Demonstration Plant was synchronized with the Texas ERCOT grid and has accumulated over 1,500 operational hours since commissioning in 2018. During this operational period, we have developed numerous trade secrets around the operation and control of our semi-closed loop sCO2 cycle. The successful grid synchronization and operational track record demonstrates that NET Power Cycle technology can generate reliable, dispatchable electricity while capturing emissions.

The ability to maintain our first-mover advantage depends in part on our ongoing research and development activities. Our engineers are responsible for continuing the development of new intellectual property and trade secrets related to extending our patent and intellectual property leadership, further enhancing our competitive lead and inventing new technology to integrate our process into broader industrial ecosystems. Key focus areas include the following:

•        Ongoing optimization of control schemes and process set points.

•        Implementation of technologies that permit export carbon dioxide to become solid state products such as graphite.

•        Integration of electrolyzer technologies that allow for carbon free/no carbon generation of hydrogen and its potential products and use of hydrogen thereof.

•        Development of multi-day and seasonal energy storage via co-located cryogenic liquids.

•        Seamless co-location of renewable power that permits load following without grid interaction.

•        Exploitation of low-grade heat from co-located industrial facilities that lead to net improvements of greater than 5%.

Human Capital

As of June 30, 2023, we had 32 full-time employees and seven contractors and on-site service employees. Our headquarters are located in Durham, North Carolina. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be positive.

Talent Acquisition and Retention

We support business growth by seeking to attract and retain best-in-class talent. We use internal and external resources to recruit highly skilled candidates for open positions. We provide employees with compensation packages that may include various components, such as base salary, annual incentive bonuses and long-term equity incentive awards. We also offer comprehensive employee benefits, such as life, disability and health insurance, health savings and flexible spending accounts, paid time off, and a 401(k) plan. It is our intention to be an employer of choice in our industry by providing a market-competitive compensation and benefits package.

Training and Development

We believe in encouraging employees in becoming lifelong learners by providing ongoing learning and leadership training opportunities. While we strive to provide real-time recognition of employee performance, we have a formal annual review process designed to identify areas where training and development may be necessary or beneficial.

Health, Safety and Wellness

We have always invested, and will continue to invest, in the health, safety, and wellness of our employees. We provide our employees with access to a variety of innovative, flexible, and convenient health and wellness programs.

Diversity, Equity, and Inclusion

We believe a diverse workforce is critical to our success. Our mission is to value differences in races, ethnicities, religions, nationalities, genders, ages and sexual orientations as well as education, skill sets and experience. We are focused on inclusive hiring practices, fair and equitable treatment, organizational flexibility and training and resources.

Government Regulations

Energy Regulatory Matters

Electric power sales and markets in the United States are subject to extensive regulation at both the federal and state levels. Accordingly, NET Power’s Demonstration Plant in La Porte, Texas, which is located within the Electric Reliability Council of Texas (“ERCOT”), and other NET Power plants that NET Power may own in the future located in ERCOT and other jurisdictions within the United States are subject to substantial energy regulation and may be adversely affected by legislative or regulatory changes, as well as liability under, or any future ability to comply with, existing or future energy regulations or requirements. Compliance with the requirements under these various regulatory regimes may cause the applicable company to incur significant costs, and failure to comply with such requirements could result in the shutdown of the non-complying facility or the imposition of liens, fines, or civil or criminal liability.

The Federal Power Act (the “FPA”) provides Federal Energy Regulatory Commission (“FERC”) exclusive federal jurisdiction over the sale of electric energy at wholesale (that is, for resale) in interstate commerce and the transmission of electric energy in interstate commerce. The FPA also provides FERC authority for the regulation of mergers, acquisitions, financings, securities issuances, and wholesale markets for electric energy, capacity, ancillary services, and transmission services. Inside ERCOT, an intrastate commerce, the wholesale market and its rules, as well as the provision of transmission and distribution service in Texas, generally remains regulated by the Public Utility Commission of Texas (the “PUCT”).

State regulators also regulate the rates that retail utilities can charge and the terms under which they serve retail (end-use) electric customers. Certain states also have authority to regulate mergers, acquisitions, financings, and securities issuances. State regulators may also review individual utilities’ electricity supply requirements and have oversight over the ability of traditional regulated utilities to pass through to their ratepayers the costs associated with power purchases from independent generators. Federal regulatory filings and authorizations generally are required for generation projects in the United States that sell energy wholesale and are connected to the interstate transmission grid. Furthermore, even when a particular energy business entity is subject to federal energy regulation, state and local approvals (such as siting and permitting approvals) are often required.

FERC

FERC regulates the sale of electric energy at wholesale and the transmission of electric energy in interstate commerce pursuant to its regulatory authority under the FPA. FERC also regulates the transfer and sale of controlling interests in public utilities. FERC’s jurisdiction includes, among other things, authority over the rates, charges, and other terms for the sale of electric energy, capacity, and ancillary services at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. These rates may be based on a cost-of-service approach or may be determined on a market basis through competitive bidding or negotiation. FERC can accept, reject, or suspend rates. Proposed rates can be suspended for up to five months at which point the rates become effective subject to refund. FERC can order refunds for proposed rates that are found to be “unjust and unreasonable” or “unduly discriminatory or preferential,” or for existing rates found to be “unjust and unreasonable” or “unduly discriminatory or preferential” prospectively from the refund effective date, which shall be no earlier than the date of filing of a complaint challenging such rates or the date of publication by FERC of notice of its intention to initiate an investigation into such rates.

No person may sell electric energy, capacity, or ancillary services at wholesale in FERC-jurisdictional markets absent having a rate on file or exemption from FPA Section 205 under the Public Utility Regulatory Policies Act of 1978 apart from certain governmental entities and governmentally funded electric cooperatives. When a person or business (such as a generator or power marketer) wishes to sell electric energy, capacity, or ancillary services at wholesale in a FERC-jurisdictional market at negotiated rates, or other than at traditional cost-based utility rates, the person or business must apply to FERC for, and be granted by FERC, market-based rate authority prior to engaging in any such wholesale sales.

A person or business applying for market-based rate authority must demonstrate to FERC that it does not possess market power, as defined by FERC. Market-based rate authority is not a permanent award because a market-based-rate-holding entity must continue to satisfy FERC’s requirements regarding not possessing market power, must make ongoing public reports to FERC concerning all of its power sales, and generally is subject to

FERC regulation of all of its direct and indirect mergers, acquisitions, divestitures, and changes in control. An entity that holds market-based rate authority-like all other persons that engage in FERC-regulated activities-must comply with FERC prohibitions on market manipulation, fraud, and misconduct under power sales tariffs that are subject to FERC jurisdiction under the Energy Policy Act of 2005 (the “EP Act 2005”).

ISOs and RTOs

Generation projects also may be located in regions in which the bulk power transmission system and associated wholesale markets for electric energy, capacity, and ancillary services are administered by Independent System Operators (“ISOs”) and Regional Transmission Organizations (“RTOs”) that are subject to FERC jurisdiction and operate under FERC jurisdictional tariffs, including open access transmission tariffs, or, in the case of ERCOT generation, transmission tariffs and protocols that are regulated by the PUCT. These RTOs and ISOs prescribe rules and protocols for the terms of participation in the wholesale energy and ancillary services markets (and for certain RTOs and ISOs, capacity markets). Many of these entities can impose rules, restrictions, and terms of service that are regulatory in nature and may have a material adverse effect on business. For example, ISOs and RTOs have developed bid-based locational pricing rules for the electric energy markets that they administer. In addition, most ISOs and RTOs have also developed bidding, scheduling, and market behavior rules, both to curb the potential exercise of market power by electricity generating companies and to ensure certain market functions and system reliability. These rules, restrictions, and terms of service could change over time and could materially adversely affect a power plant’s ability to sell, and the price received for, energy, capacity, and ancillary services.

Energy Policy Act of 2005

NET Power and its projects may also be subject to the mandatory reliability standards of the North American Electric Reliability Corporation (the “NERC”). In 2005, the U.S. federal government enacted the EP Act 2005, which supplemented the FPA to vest FERC with authority to ensure the reliability of the bulk electric system. Such authority mandated that FERC assume both oversight and enforcement roles. Pursuant to this mandate, FERC certified the NERC as the nation’s Electric Reliability Organization (“ERO”) to develop and enforce mandatory reliability standards and requirements to address medium- and long-term reliability concerns. Today, enforcement of electric reliability standards, including the protection of critical energy infrastructure, is a major focus of ERO and FERC. The NERC reliability standards are a series of requirements that relate to maintaining the reliability of the North American bulk electric system and cover a wide variety of topics, including physical security and cyber-security of critical assets, information protocols, frequency and voltage standards, testing, documentation, and outage management. If generation and transmission owners and operators that are part of the bulk electric system fail to comply with these standards, they could be subject to sanctions, including substantial monetary penalties.

Public Utility Holding Company Act of 2005

The Public Utility Holding Company Act of 2005 (“PUHCA”) provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems; it also provides for the review of certain costs. Companies like NET Power that are holding companies under PUHCA solely with respect to one or more Exempt Wholesale Generators or QFs are generally exempt from requirements which give FERC access to books and records.

State Utility Regulation

While federal law provides the utility regulatory framework for our project subsidiaries’ sales of electric energy, capacity, and ancillary services at wholesale, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on the businesses of licensees. For example, the regulated electric utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass-through in retail rates of costs associated with power purchase agreements entered into with a wholesale seller or seek approval for the siting and construction of a new power plant. Certain states also regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. In addition, states and other local agencies require a variety of environmental and other permits.

Texas

The Demonstration Plant is located in ERCOT. ERCOT is a self-contained market on a standalone grid with only approximately 1,100 MW of transfer capability through direct current ties with the Southwest Power Pool (the “SPP”), and the Comision Federal de Electricidad in Mexico. ERCOT is an ISO that serves approximately 85% of Texas’ electricity load and is generally subject to oversight by the PUCT, not FERC, except with respect to NERC reliability standards. The ERCOT market and the provision of transmission and distribution service in Texas is regulated by the PUCT and the Texas legislature. The Texas power market is mostly deregulated, with competition in wholesale electricity generation and about 75% of ERCOT’s retail electric load has competitive choice. Most of Texas is within the ERCOT NERC region, with the balance included in the SPP, the MidContinent Independent System Operator, and SERC Reliability Council regions which are subject to FERC’s jurisdiction under the FPA. The structure of the energy industry and its regulation in the United States is currently, and may continue to be, subject to change. We expect the laws and regulation applicable to our business and the energy industry generally to be in a state of transition for the foreseeable future. Changes in such laws and regulations could have a material adverse effect on our business, net asset value, financial condition, and results of operations.

The PUCT, with the help of ERCOT (i.e., the entity that is responsible for maintaining reliability of the ERCOT grid and settling wholesale electricity transactions and that is subject to the complete authority and oversight of the PUCT), regulate competitive market participants, including power generation companies (i.e., owners and operators of power plants that make sales into the wholesale electricity and ancillary services markets in ERCOT) and power marketers (i.e., entities that do not own power plants but make sales of electricity at wholesale). Such regulation includes oversight of operations (including imposing real-time telemetry and dispatch requirements, monitoring for market power abuses, and requiring emergency operations planning and weather preparedness), registration, reporting, and record-keeping requirements. The PUCT and ERCOT do not directly regulate wholesale or retail prices, except to monitor for potential market power abuses and anti-competitive behavior. The PUCT has authority to investigate and impose fines for violations of its enabling statute, the Public Utility Regulatory Act (Tex. Util. Code §§ 11.001-66.016), its rules (set out in Chapter 25 of Title 16 of the Texas Administrative Code), and of the ERCOT Protocols or other binding documents. Fines can be up to $25,000 per violation per day for most violations and up to $1,000,000 per violation per day for specific violations relating to weather-preparedness requirements.

Power generation companies also must seek pre-approval from the PUCT for proposed mergers, acquisitions, or other affiliations with other power generation companies in certain circumstances, pursuant to PURA § 39.158, but the PUCT must approve such proposed transactions if the total capacity to be owned and controlled by the post-transaction power generation company and its affiliates will not exceed 20 percent of the total capacity in or capable of delivery into the applicable power region. Such applications must be processed by the PUCT within 120 days following the filing of an application, or else they are deemed approved on the 121st day.

NERC, and the NERC regional entity for Texas, or the Texas Reliability Entity, Inc., also regulate power generation owners and operators in Texas, including within ERCOT, with respect to reliability and cybersecurity requirements. NERC and the Texas Reliability Entity, Inc. can also impose fines for violations of its reliability standards.

Environmental Matters

Power plant operations are required to comply with various environmental, health, and safety (“EHS”) laws and regulations. For NET Power plants in which we have an ownership interest, these existing and future laws and regulations may affect existing and new projects, require us to obtain and maintain permits and approvals, undergo environmental review processes, and implement EHS programs and procedures to monitor and control risks associated with the siting, construction, operation, and decommissioning of regulated or permitted energy assets, all of which involve a significant investment of time and resources.

We also incur costs in the ordinary course of business to comply with these laws, regulations, and permit requirements. EHS laws and regulations frequently change, and often become more stringent or subject to more stringent interpretation or enforcement over time. Such changes in EHS laws and regulations, or the interpretation or enforcement thereof, could require us to incur materially higher costs, or cause a costly interruption of operations due to delays in obtaining new or amended permits.

The failure of our project operations to comply with EHS laws and regulations, and permit requirements, may result in administrative, civil, and criminal penalties, imposition of investigatory, cleanup, and site restoration costs and liens, denial or revocation of permits or other authorizations, and issuance of injunctions to limit, suspend, or cease operations.

In addition, claims by third parties for damages to persons or property, or for injunctive relief, have been brought in the past against owners and operators of projects similar to the projects we will own and operate, as a result of alleged EHS effects associated with such projects, and we expect such claims may be brought against us in the future.

Environmental Regulation

To construct and operate our projects, we are required to obtain from federal, state, and local governmental authorities a range of environmental permits and other approvals, including those described below. In addition to being subject to these regulatory requirements, we or similar projects have experienced significant opposition from third parties during the permit application process or in subsequent permit appeal proceedings.

Clean Water Act.    In some cases, our projects may be located near wetlands and we will be required to obtain permits under the federal Clean Water Act from the U.S. Army Corps of Engineers (the “Army Corps”) for the discharge of dredged or fill material into waters of the United States, including wetlands and streams. The Army Corps may also require us to mitigate any loss of wetland functions and values that accompanies our activities. In addition, we are required to obtain permits under the federal Clean Water Act for water discharges, such as storm water runoff associated with construction activities, and to follow a variety of best management practices to ensure that water quality is protected and effects are minimized.

Bureau of Land Management (“BLM”) Right-of-Way Grants.    Our projects may be located, or partially located, on lands administered by the BLM. Therefore, we may be required to obtain and maintain BLM right-of-way grants for access to, or operations on, such lands. Obtaining and maintaining a grant requires that the project conduct environmental reviews (discussed below) and implement a plan of development and demonstrate compliance with the plan to protect the environment, including potentially expensive measures to protect biological, archaeological, and cultural resources encountered on the grant.

Environmental Reviews.    Our projects may be subject to federal, state, or local environmental reviews, including under the federal National Environmental Policy Act (“NEPA”), which requires federal agencies to evaluate the environmental effects of all major federal actions affecting the quality of the human environment. The granting of a land lease, a right-of-way grant, a federal permit, or similar authorization for a major pre-construction project, or the interconnection of a significant private project into a federal project, generally is considered a major federal action that requires review under NEPA. As part of the NEPA review, the federal agency considers a broad array of environmental effects, including effects on air quality, water quality, wildlife, historical and archaeological resources, geology, socioeconomics, aesthetics, and alternatives to the project. The NEPA review process, especially if it involves preparing a full Environmental Impact Statement, can be time-consuming and expensive. A federal agency may decide to deny a permit based on its environmental review under NEPA, though in most cases a project would be redesigned to reduce effects or we would agree to provide some form of mitigation to offset effects before a denial is issued. Such measures are often implemented to occur during the operational phase, and may compromise or even require temporary cessation of operations under certain conditions such as seasonal migrations. As noted above and discussed more fully below, our projects may be subject to similar environmental review requirements at the state and local level in jurisdictions with NEPA equivalents.

Threatened, Endangered and Protected Species.    Federal agencies considering the permit applications for our projects are required to consult with the U.S. Fish and Wildlife Service (the “USFWS”), to consider the effect on potentially affected endangered and threatened species and their habitats under the federal Endangered Species Act and related statutes, which prohibits and imposes stringent penalties for harming endangered or threatened species and their habitats. We may also be required to obtain permits from the USFWS and state agencies authorizing the incidental take of certain protected species.

Historic Preservation.    State and federal agencies may be required to consider a project’s effect on historical or archaeological and cultural resources under the federal National Historic Preservation Act or similar state laws, and may require us to conduct archaeological surveys or take other measures to protect such resources. Among other things, the National Historic Preservation Act requires federal agencies to evaluate the effect of all federally funded or permitted projects on historic properties (buildings, archaeological sites, etc.) through a process known as Section 106 review. Ongoing monitoring, mitigation activities, or financial compensation may be required as a condition of conducting project operations.

Clean Air Act.    Certain project operations may be subject to federal, state, or local permit requirements under the Clean Air Act, which regulates the emission of air pollutants, including greenhouse gases. Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and may continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of greenhouse gases. The adoption and implementation of any international, federal, or state legislation, regulations or other regulatory initiatives that requires reporting of greenhouse gases or otherwise restricts emissions of greenhouse gases from our equipment and operations could require us to incur increased operating costs. In addition, increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other extreme climatic events. If any such effects were to occur, they could have an adverse effect on the construction and operation of our renewable energy projects.

Underground Injection and Carbon Sequestration.    In certain cases, we may be responsible for the underground injection of CO2 for long-term carbon sequestration. Such injection is regulated by the federal Safe Drinking Water Act and similar state laws, which ensure the quality of the nation’s public drinking water through adoption of drinking water standards and the regulation of underground injection of fluids to protect drinking water sources. Such injection may require us to secure permits for the injection activity which may be costly, time-consuming and subject to opposition by third-parties. Additionally, for long-term carbon sequestration, we will need to control the underground pore-space where carbon is to be stored, which will require legally securing the necessary real property rights for such storage. In some states and jurisdictions the legal requirements for pore-space ownership are unsettled and evolving, and there may be conflicts between mineral owners and landowners as to who has the right to use pore-space. If one of our projects is proposed in a jurisdiction with unsettled law, that could have an adverse effect on our ability to operate the project or to properly sequester carbon, and may give rise to future liability regarding the sequestered carbon.

Health and Safety.    We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees in the workplace. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Comprehensive Environmental Response, Compensation and Liability Act, and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in the construction, operation, and maintenance of our projects.

Local Regulations.    Our project operations are subject to local environmental and land use requirements, including county and municipal land use, zoning, building, water use, and transportation requirements. Permitting at the local municipal or county level often consists of obtaining a special use or conditional use permit under a land use ordinance or code, or, in some cases, rezoning in connection with the project. Obtaining or maintaining a permit often requires us to demonstrate that the project will conform to development standards specified under the ordinance so that the project is compatible with existing land uses and protects natural and human environments. Local or state regulatory agencies may require modeling, testing, and, where applicable, ongoing mitigation of sound levels, radar, and other microwave interference, or shadow flicker in connection with the permitting and approval process. Local or state agencies also may require decommissioning plans and the establishment of financial assurance mechanisms for carrying out the decommissioning plan.

Other State and Local Programs.    In addition to the federal requirements discussed above, our current projects, and any future projects, are subject to a variety of state environmental review and permitting requirements. Many states where our projects are or may be located have laws that require state agencies to evaluate a broad array of environmental effects before granting state permits. The state environmental review process often resembles the federal NEPA process and may be more stringent than the federal review. Our projects also often require state law-based permits in addition to federal permits. State agencies evaluate similar issues as federal agencies, including a project’s effect on wildlife, historic sites, aesthetics, wetlands and water resources, agricultural operations, and scenic areas. States may impose different or additional monitoring or mitigation requirements than federal agencies.

Additional approvals may also be required for specific aspects of a project, such as a stream or wetland crossing, effects to designated significant wildlife habitats, storm water management, and highway department authorizations for oversize loads and state road closings during construction. Permitting requirements related to transmission lines may be required in certain cases.

Finally, to the extent a project is located on Native American lands, such projects may be subject to a variety of environmental permitting and review requirements that are similar to, and potentially more stringent than, those arising under equivalent federal, state, and local laws, including those relating to the protection of cultural, historic, and religious resources.

Management, Disposal, and Remediation of Hazardous Substances

Real property that we own or lease for our projects and may be subject to federal, state, and local requirements regarding the storage, use, transportation, and disposal of petroleum products and toxic or hazardous substances, including spill prevention, control, and counter-measure requirements. Project properties and materials stored or disposed thereon may be subject to the federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and analogous state laws. If our owned or leased properties are contaminated, whether during or prior to our ownership or operation, we could be responsible for the costs of investigation and cleanup and for any related liabilities, including claims for damage to property, persons, or natural resources. That responsibility may arise even if we were not at fault and did not cause or were not aware of the contamination. In addition, waste we generate is at times sent to third-party disposal facilities. If those facilities become contaminated, we and any other persons who arranged for the disposal or treatment of hazardous substances at those sites may be jointly and severally responsible for the costs of investigation and remediation as well as for any claims for damage to third parties, their property, or natural resources. We may incur significant costs in the future if we become responsible for the investigation or remediation of hazardous substances at our owned or leased properties or at third-party disposal facilities.

Government Incentives

U.S. federal, state, and local governments and utilities have established various incentives to support the development of emissions reductions technologies. Set forth below is a summary of various programs and incentives that we expect will apply to our business.

The global regulatory landscape surrounding CCUS has considerably improved in recent years. In the U.S., the passage of the Bipartisan Infrastructure Law in November 2021 and IRA in August 2022 introduced and bolstered government incentives for emissions reduction technologies such as the NET Power Cycle.

Tax Credits

45Q Tax Credit.    The 45Q federal tax credit, first enacted in 2008 as a part of the Energy Improvement and Extension Act, provides an incentive to capture CO2. 45Q initially provided $20/metric ton for carbon sequestration and $10/metric ton for enhanced oil recovery (EOR). Following the passage of the IRA in August 2022, these tax credits increased for both carbon sequestration and EOR to $85/metric ton and $60/metric ton, respectively. These tax credits can be monetized through a fully refundable direct payment or transferred to a third-party in exchange for cash payment. The deadline to commence construction is January 1, 2033 to qualify for the tax credit, and eligible facilities like NET Power plants can claim the tax credit for up to 12 years.

Grants and Government Funding

U.S. Department of Energy.    The DOE oversees U.S. national energy policy, funds large infrastructure projects, and administers research funding across the industry. In fiscal year 2022, the DOE had a total budget of $130 billion with $88 billion dedicated to energy programs. Within energy programs, the budget of Fossil Energy and Carbon Management was over $3 billion, and includes specific allocations to Carbon Capture, Utilization, and Storage and Power Systems.

Other Government Funding.    Multiple pools of government capital are potentially available to aid in de-risk financing for early movers using our technology. A €25 billion E.U. Innovation Fund support decarbonization of innovative low-carbon technology as well as the €17.5 billion European Commission Transition Fund, €5.84 billion Connecting Facility Programs, €38 billion Invest EU fund, and €1 billion Catalyst EU programs all offer crucial incentivized opportunities. Additionally, the UK Department of Business, Energy & Industrial Strategy (BEIS) Net Zero Portfolio and the Industrial Strategy Challenge Fund also offer financial support.

Regulatory Standards

Best Available Control Technology.    Under the U.S. Clean Air Act, the U.S. Environment Protection Agency (the “EPA”) maintains standards regulating the greenhouse gas emissions of existing and planned power plants to protect air quality. These standards include New Source Performance Standards that set technology-based standards for categories of new industrial facilities. The “Best Available Control Technology” (BACT) sets minimum technology requirements for major new or modified emitting power plants. This requirement could be an advantage to NET Power plants due to the lack of pollutants resulting from the NET Power Cycle. The EPA reviews and revises these technology standards at least every eight years.

Facilities

Our corporate headquarters are in Durham, North Carolina, where we lease approximately 5,200 square feet under a lease that expires in October 2027. Most of the facility is used for our research and development and corporate operations.

Our Demonstration Plant is in La Porte, Texas, where we lease approximately 218,900 square feet of land from Air Liquide under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of our oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for our use at the Demonstration Plant. The term of the oxygen supply agreement is perpetual but may be terminated by us or by Air Liquide upon 30 days’ written notice.

We believe these facilities are adequate to meet our current needs. However, in order to accommodate anticipated growth, we may need to seek additional facilities.

MANAGEMENT

Executive Officers and Directors

The following sets forth certain information, as of August 31, 2023, concerning each of our executive officers and directors.

Name	Age	Position
Daniel Joseph Rice, IV	42	Chief Executive Officer and Director
Brian Allen	50	President and Chief Operating Officer
Akash Patel	42	Chief Financial Officer
Ralph Alexander	68	Director
Peter J. (Jeff) Bennett	56	Director
J. Kyle Derham	36	Director
Frederick A. Forthuber	59	Director
Joseph T. Kelliher	62	Director
Carol Peterson	66	Director
Brad Pollack	41	Director
Eunkyung Sung	49	Director
Alejandra Veltmann	55	Director

Daniel Joseph Rice, IV.    Mr. Rice has served as NET Power’s Chief Executive Officer since June 2023. Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy Inc. (“Rice Energy”) from October 2013 through the completion of its acquisition by EQT Corporation (“EQT”) in November 2017. Prior to his role as Chief Executive Officer of Rice Energy, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners LP (“Rice Midstream”), which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc. Mr. Rice is currently a director of EQT. Mr. Rice was previously a director of Archaea Energy Inc. from September 2021 until December 2022 when Archaea Energy Inc. was acquired by BP Products North America Inc., and was previously a director of Whiting Petroleum Corporation from September 2020 until July 2022 when Whiting Petroleum Corporation combined with Oasis Petroleum Inc. to form Chord Energy Corporation.

Brian Allen.    Mr. Allen has served as NET Power’s President and Chief Operating Officer since June 2023 and as Old NET Power’s President and Chief Operating Officer since April 2022. Prior to joining Old NET Power, Mr. Allen worked for Mitsubishi Power Americas, serving as Senior Vice President of New Generation Systems from February 2022 to April 2022 and as Vice President of Product Line Management from October 2018 to January 2022. Prior to that, Mr. Allen was seconded to Old NET Power by CB&I, Inc. and thereby served as Vice President of Commercial Plant Development of Old NET Power from July 2016 to September 2018. Mr. Allen received a B.S. in Mechanical Engineering from the University of Florida, an M.S. in Mechanical Engineering from Texas A&M University and an MBA from Carnegie Mellon University.

Akash Patel.    Mr. Patel has served as NET Power’s Chief Financial Officer since June 2023 and as Old NET Power’s Chief Financial Officer since May 2020. Prior to joining Old NET Power, Mr. Patel worked at Barclays for almost a decade, serving as Director of Investment Banking from March 2017 to May 2020, as Vice President of Global Natural Resources from March 2014 to March 2017 and as an associate from August 2010 to February 2014. Prior to his employment at Barclays, Mr. Patel held various roles at Citigroup and KPMG LLP. Mr. Patel received a B.A. in Economics from Boston University, and he received an MBA in Corporate Finance and Accounting from the Fuqua School of Business at Duke University.

Ralph Alexander.    Mr. Alexander, who has served as a member of the Board since June 2023, served as Chief Executive Officer of Talen Energy Corporation, one of the largest competitive power generation and infrastructure companies in North America, from December 2016 to June 2021 and as its Chairman from June 2021 to April 2023. In December 2022, Talen Energy Corporation filed for Chapter 11 bankruptcy protection and consummated the strategic transactions contemplated by its Chapter 11 plan of reorganization and completed its restructuring in May 2023. Mr. Alexander was previously affiliated with Riverstone Holdings LLC, an energy and power-focused private equity firm, from 2007 to 2016. Prior to that, for nearly 25 years, he served in various positions with subsidiaries and affiliates of BP plc, one of the world’s largest oil and gas companies (“BP”). From 2004 until 2006, Mr. Alexander served as Chief Executive Officer of Innovene, BP’s $20 billion olefins and derivatives subsidiary. From 2001 until 2004, he served as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment and was a member of the BP group executive committee. Prior to that, Mr. Alexander served as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. He held responsibilities for various regions of the world, including North America, Russia, the Caspian, Africa and Latin America. Prior to these positions, Mr. Alexander held various positions in the upstream, downstream, and finance groups of BP. Since its inception in 2013, he has served on the Board of Directors of Enviva Inc. (NYSE: EVA), a global energy company specializing in sustainable wood bioenergy and one of the world’s largest producers of sustainable wood pellets, which provide a low-carbon alternative to fossil fuels. He previously served on the boards of EP Energy Corporation, Foster Wheeler, Stein Mart, Inc., Amyris and Anglo-American plc. Mr. Alexander holds an M.S. in Nuclear Engineering from Brooklyn Polytech (now NYU School of Engineering) and an M.S. in Management Science from Stanford University.

Peter J. (Jeff) Bennett.    Mr. Bennett, who has served as a member of the Board since June 2023, served as President of U.S. Onshore Resources and Carbon Management, Commercial Development of Occidental, the parent of OLCV, since October 2020. In this role, Mr. Bennett is responsible for the strategic direction and capital placement for Occidental’s U.S. Onshore Resources and Carbon Management business. He also served as Senior Vice President of Permian Resources of Occidental Oil and Gas, a subsidiary of Occidental, from April 2018 to April 2020 and as President and General Manager of Permian Resources and the Rockies from April 2020 to October 2020. Mr. Bennett previously served as President and General Manager — Permian Resources, New Mexico Delaware Basin, from January 2017 to April 2018, Chief Transformation Officer from June 2016 to January 2017, Vice President, Portfolio and Optimization of Occidental Oil and Gas from February 2016 to June 2016 and, prior to that, pioneered innovative logistical and operational solutions as Vice President, Operations Portfolio and Integrated Planning of Occidental Oil and Gas from October 2015 to February 2016. Mr. Bennett has served as a member of the board of directors of Western Midstream Partners, LP (NYSE: WES) since August 2019 and as chairperson of such board since December 2021. Mr. Bennett received a B.A. in accounting from Louisiana State University and an MBA from Pepperdine University in California. He is also a Certified Public Accountant (inactive).

J. Kyle Derham.      Mr. Derham, who has served as a member of the Board since June 2023, served as the Chief Executive Officer of RONI from February 2022 until the Closing; prior to that, he served as RONI’s Chief Financial Officer from February 2021 to February 2022. Mr. Derham is a Partner of Rice Investment Group. Mr. Derham was a director of Archaea Energy Inc. from September 2021 until December 2022 when Archaea Energy Inc. was acquired by BP Products North America Inc. Mr. Derham, as part of certain members of the Rice Investment Group, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT, the largest operator of natural gas production in the United States. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and subsequently served as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

Frederick A. Forthuber.    Frederick A. Forthuber, who has served as a member of the Board since June 2023, currently serves as President of Oxy Energy Services, LLC, a subsidiary of Occidental. In this role, Mr. Forthuber has global functional responsibility for midstream and marketing of crude oil, natural gas liquids, and natural gas. In addition, Mr. Forthuber has global functional responsibility for Health and Safety, Process Safety and Risk Engineering. Mr. Forthuber has more than 35 years of industry experience in oil and gas operations. He has held positions of increasing responsibility in engineering and project management since joining Occidental with the acquisition of Altura Energy in 2000. Most recently, he served as Vice President Worldwide Operations for Occidental Oil and Gas Corporation. Prior to joining Occidental, Mr. Forthuber served in engineering roles for Altura Energy and Exxon. He has been a Director for the Western Midstream Board of Directors since 2021 and is a member of the Environmental, Social, and Governance Committee. Mr. Forthuber holds a Bachelor of Science degree in Marine Engineering Systems from the United States Merchant Marine Academy and an Executive Scholar Certificate in Finance from the Kellogg School of Management at Northwestern University.

The Honorable Joseph T. Kelliher.    Mr. Joseph T. Kelliher, who has served as a member of the Board since June 2023, is a former Executive Vice President-Federal Regulatory Affairs for NextEra Energy, Inc. (“NextEra”) and former Chairman of FERC. Mr. Kelliher was responsible for developing and executing FERC regulatory strategy for NextEra and its principal subsidiaries, NextEra Energy Resources and Florida Power & Light Company, from 2009 to 2020. NextEra is the largest electricity company in the U.S., one of the few national electricity companies, operating in every region and every organized market, and the most complex company regulated by FERC, with multiple business lines subject to FERC regulation. Previously, Mr. Kelliher served as FERC Chairman and Commissioner from 2005 to 2009. A hallmark of his chairmanship was efficient implementation of the EP Act 2005, the largest expansion in FERC regulatory authority since the 1930s. This law gave FERC a new mission to assure reliability of the interstate power grid, granted the agency strong enforcement authority for the first time and expanded FERC powers in other areas. Chairman Kelliher pursued a series of reforms to promote competitive wholesale power and natural gas markets, improve FERC economic regulation and strengthen the U.S. energy infrastructure. Mr. Kelliher has spent his entire professional career working on energy policy matters, serving in a variety of roles in both the public and private sectors. These include senior policy advisor to the U.S. Secretary of Energy, majority counsel to the U.S. House Commerce Committee and positions with private corporations, trade associations and law firms. Mr. Kelliher earned a Bachelor of Science degree from Georgetown University, School of Foreign Service, and a Juris Doctor degree, magna cum laude, from The American University Washington College of Law.

Carol Peterson.    Ms. Peterson has served as a member of the Board since June 2023. From 2004 until her retirement in February 2022, Ms. Peterson held multiple executive positions at Constellation. From January 2015 to February 2022, she served as Senior Vice President of Strategy & Planning, in which position she led major transformations including the separation of Constellation from Exelon Corporation and the integration of acquired power plants. Previously at Exelon Generation, from March 2014 to January 2015, she served as Vice President of Strategy, from April 2010 to March 2014, she served as Vice President of Project Management, and from October 2004 to April 2010, she served as Vice President of Finance. Ms. Peterson does not currently hold any positions with Constellation. Prior to Constellation, Ms. Peterson held positions in engineering and operations for Duke Energy Corporation (NYSE: DUK), Wisconsin Energy Corporation and Westinghouse Electric Corporation. Ms. Peterson has served on the Board of the Northern Illinois Food Bank since 2016. Ms. Peterson earned a bachelor’s degree in engineering from the University of Illinois and a master’s of management from Northwestern University.

Brad D. Pollack.    Mr. Pollack, who has served as a member of the Board since June 2023, currently serves as Deputy General Counsel, Commercial Development and Operations of Occidental. In this role, which he has held since April 2023, Mr. Pollack is responsible for the legal support for domestic and international mergers, acquisitions and other commercial transactions, and manages the legal teams supporting Occidental’s operations in the Middle East, North Africa, South America and Gulf of Mexico as well as major projects. He has also served as Vice President, Legal of OLCV since July 2022, pursuant to which he is responsible for the legal support for Occidental’s low carbon ventures business, which seeks to leverage Occidental’s legacy of carbon management expertise to develop carbon capture, utilization and storage (CCUS) projects. Mr. Pollack joined Occidental in 2014 and has held multiple positions of increasing responsibility within Occidental’s legal department, including most recently serving as Associate General Counsel of Occidental Petroleum from January 2022 to April 2023, prior to which he served as Assistant General Counsel, M&A and Strategic Transactions, from April 2019 to June 2022, as Managing Counsel, M&A and Strategic Transactions, from April 2018 to March 2019, and as Senior Counsel, M&A and Projects, from December 2014 to March 2018. Before joining Occidental, Mr. Pollack was a senior corporate and securities lawyer at Dechert LLP where he represented public and private companies in domestic and cross-border mergers and acquisitions, capital market transactions, corporate governance and other legal matters across a wide range of industry sectors, such as energy, technology, advanced manufacturing and financial services. Mr. Pollack received a B.S.E. in systems engineering from the University of Pennsylvania and a J.D. from Syracuse University College of Law.

Eunkyung Sung.    Ms. Sung, who has served as a member of the Board since June 2023, has served as a Vice President of the SK SUPEX Council, the official management advisory body of SK Group (“SK Group”), since April 2006. Over the course of her career with SK Group, Ms. Sung has successfully established group-level strategies in the CCUS and clean energy sectors, led multiple business development projects and played a significant role in many of SK Group’s major investments in the CCUS, clean power, and clean ammonia areas. Ms. Sung recently spearheaded SK Group’s $100 million investment in 8 Rivers and has served as a member of 8 Rivers’ board of directors since March 2022. Ms. Sung is currently leading a U.S.-based investment team scouting for opportunities in the energy transition sector to help SK Group accelerate its business expansion in that space. Ms. Sung holds a B.S. in Bio Engineering from Yonsei University.

Alejandra Veltmann.    Ms. Veltmann, who has served as a member of the Board since June 2023, is an executive with financial leadership of publicly-listed entities, private entrepreneurial companies and global auditing firms. Since 2018, she has served as founder and CEO of ESG Lynk, a leading sustainability reporting company. Ms. Veltmann has also served as a member of California Resources Corporation’s (NYSE: CRC) Board of Directors and Audit Committee Chair since December 2021. From 2021 to its acquisition in 2022, she served as a director and chair of the Audit Committee for Structural Integrity Associates, a private company that provides life cycle engineering solutions. From 2015 to 2018, she was Vice President and Chief Accounting Officer of Paragon Offshore Plc., an offshore drilling company. From 2010 to 2015, she worked in various roles including Corporate Controller and Vice President and Chief Accounting Officer at Geokinetics, Inc., formerly one of the world’s largest independent land and seafloor geophysical companies. She also held several positions in the audit practice of KPMG LLP from 1995 to 2002 and before that at Arthur Andersen LLP from 1992 to 1995. Ms. Veltmann is a certified public accountant and holds the FSA Credential from the Sustainability Accounting Standards Board (SASB). She has a BBA degree in Accounting from the University of New Mexico and is an alumna of the Advanced Management Program at Harvard Business School.

Corporate Governance

Classified Board of Directors

In accordance with our Certificate of Incorporation, the Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

At the extraordinary general meeting of RONI shareholders on June 6, 2023, (i) Messrs. Alexander and Forthuber and Mses. Peterson and Sung were elected to serve as Class I directors with a term expiring at the Company’s 2024 annual meeting of stockholders, (ii) Messrs. Bennett and Derham and Ms. Veltmann were elected to serve as Class II directors with a term expiring at the Company’s 2025 annual meeting of stockholders, and (iii) Messrs. Kelliher, Pollack and Rice were elected to serve as Class III directors with a term expiring at the Company’s 2026 annual meeting of stockholders, in each case, effective immediately in connection with the consummation of the Business Combination.

Stockholders’ Agreement

In connection with the Business Combinations, we entered into the Stockholders’ Agreement with RONI Opco, Buyer, Sponsor, the Principal Legacy NET Power Holders and BHES. This agreement grants certain holders the right to designate one or more directors for appointment or election to our Board during the term of the Stockholders’ Agreement. See “Certain Relationships and Related Transactions — NET Power’s Related Party Transactions — Stockholders’ Agreement” for additional information.

Independence of the Board of Directors

The NYSE listing standards require that a majority of the members of the Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

The Company currently has eight “independent directors” as defined in the NYSE listing standards and applicable SEC rules and as determined by the Board using its business judgment: Messrs. Alexander, Bennett, Derham, Forthuber, Kelliher and Pollack and Mses. Peterson and Veltmann.

Committees of the Board of Directors

The Board currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a charter for each committee, each of which is available on our corporate website at https:// ir.netpower.com, under “Governance.”

Audit Committee

Mr. Alexander and Mses. Peterson and Veltmann serve as members of the audit committee of the Board, with Ms. Veltmann serving as its chairperson. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent; Mr. Alexander and Mses. Peterson and Veltmann are independent.

Each member of the audit committee is financially literate, and the Board has determined that Ms. Veltmann qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary functions of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Messrs. Alexander and Kelliher and Ms. Veltmann serve as members of the compensation committee of the Board, with Mr. Alexander serving as its chairperson. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent; Messrs. Alexander and Kelliher and Ms. Veltmann are independent.

The principal functions of the compensation committee include:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Messrs. Derham, Kelliher and Pollack and Ms. Peterson serve as members of the nominating and corporate governance committee of the Board, with Mr. Kelliher serving as its chairperson. Each of Messrs. Derham, Kelliher and Pollack and Ms. Peterson are independent under applicable NYSE listing standards. The principal functions of the nominating and corporate governance committee include:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, or in the past year have served, as members of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our corporate website at https:// ir.netpower.com, under “Governance.” We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our corporate website at https:// ir.netpower.com, under “Governance.”

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Limitation on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into, or will enter into, agreements with our officers and directors to provide contractual indemnification.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these charter and bylaw provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

This section provides an overview of NET Power’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which generally require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section covers the compensation of those individuals who served as Old NET Power’s principal executive officer and our two other most highly compensated executive officers as of December 31, 2022 (i.e., prior to the Business Combination), collectively referred to as our “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to Old NET Power by our NEOs for the years ended December 31, 2022 and 2021.

Name and Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Ron DeGregorio,	2022	$400,000		—		$1,530,250	$414,000	—		$2,344,250
Former Chief Executive Officer(3)	2021	$367,695	(4)	—		$7,796,400	$202,500	—		$8,366,595

Brian Allen,	2022	$269,167		$126,000	(6)	$3,213,525	$228,375	$181,665	(7)	$4,018,732
President and Chief Operating Officer(5)	2021	—		—		—	—	—		—

Akash Patel,	2022	$380,000		—		$173,408	$226,688	—		$780,095
Chief Financial Officer	2021	$380,000		—		$2,891,165	$128,250	—		$3,399,415

____________

(1)      The amounts reported in this column represent the grant date fair value of profits interest share awards for the fiscal years ended December 31, 2022 and 2021, respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note K to Old NET Power’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards.

(2)      Amounts in this column reflect performance-based bonuses awarded by the board of managers based on a “performance year” running from April 1 to March 31. No bonuses were awarded to NEOs for the performance year ended March 31, 2021. Cash bonuses awarded for the performance year ended March 31, 2022 have been allocated 75% to the fiscal year ended December 31, 2021 and 25% to the fiscal year ended December 31, 2022. On March 27, 2023, Old NET Power’s compensation committee approved cash bonuses for the performance year ended March 31, 2023, and such cash bonuses have been allocated 75% to the fiscal year ended December 31, 2022 with the remaining 25% to be allocated to the fiscal year ending December 31, 2023.

(3)      Mr. DeGregorio joined Old NET Power as Chief Executive Officer on February 4, 2021 and ceased to be the Chief Executive Officer upon his resignation as of the Closing Date. As of the Closing Date, Daniel Joseph Rice, IV became our Chief Executive Officer.

(4)      Prior to assuming the role of Chief Executive Officer on February 4, 2021, Mr. DeGregorio was a manager and indirectly received $15,000 per quarter for compensation through his consulting entity, RKD Group LLC. Mr. DeGregorio was paid $5,625 in such consulting compensation for the year ended December 31, 2021.

(5)      Mr. Allen joined Old NET Power as President and Chief Operating Officer on April 18, 2022.

(6)      Represents a one-time signing bonus of $126,000.

(7)      Represents (i) reimbursement for relocation expenses paid to Mr. Allen in connection with his hiring and (ii) tax gross-ups.

Narrative Disclosure to Summary Compensation Table

Ron DeGregorio

On October 1, 2021, Old NET Power entered into a Service Provider Agreement with Ron DeGregorio, and such agreement was amended on April 28, 2022 and December 5, 2022 (as amended, the “DeGregorio Employment Agreement”). Pursuant to the DeGregorio Employment Agreement, Mr. DeGregorio was entitled to an annual base salary of $400,000, which could be adjusted in the sole discretion of the board of managers. Mr. DeGregorio was also eligible to receive an annual bonus based on a target of 77% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. DeGregorio’s employment was indefinite, provided that either Old NET Power or Mr. DeGregorio could terminate his employment upon 30 days’ written notice. Mr. DeGregorio resigned as Chief Executive Officer of Old NET Power in connection with the Business Combination.

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment was terminated by Old NET Power for Cause or by him without Good Reason (as such terms are defined below under “— Definitions”), then he would have been entitled to accrued but unpaid salary, accrued but unused vacation, reimbursement for unreimbursed business expenses and any employee benefits to which he was entitled under Old NET Power’s employee benefit plans (collectively, the “Accrued Amounts”).

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment was terminated by Old NET Power without Cause, by Mr. DeGregorio for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would have been entitled to the Accrued Amounts plus (i) severance pay equal to six months of his then-current base salary, plus one month of base salary per full year of service with Old NET Power, up to a maximum of twelve months (such total amount of severance pay, the “DeGregorio Severance Pay”), payable in equal installments in accordance with Old NET Power’s normal payroll practices, but no less frequently than monthly (the number of months of base salary payable as severance pay, the “DeGregorio Severance Period”), (ii) for the duration of the DeGregorio Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. DeGregorio during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the DeGregorio Severance Period, until loss of COBRA eligibility or until Mr. DeGregorio becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “DeGregorio COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. DeGregorio worked through the last day of the prior fiscal year, and (v) any benefits available under the DeGregorio Profits Interest Agreement (as defined below). The date of determination for the amount of the DeGregorio Severance Pay and the length of the DeGregorio Severance Period is 30 days following the Closing Date. Mr. DeGregorio could not terminate the DeGregorio Employment Agreement for Good Reason unless (i) he provided written notice to Old NET Power within 30 days of the initial existence of circumstances supporting Good Reason and (ii) Old NET Power had at least 30 days from such notice to cure such circumstances.

Under the DeGregorio Employment Agreement, if Mr. DeGregorio’s employment was terminated by Old NET Power without Cause or by Mr. DeGregorio for Good Reason, and such termination occurred either within three months before or twelve months following a Change in Control (as defined below under “— Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts, plus (i) a lump sum payment equal to double the DeGregorio Severance Pay, (ii) a lump sum payment equal to the estimated amount of DeGregorio COBRA Benefits, and (iii) payment of any unpaid annual bonus if Mr. DeGregorio worked through the last day of the prior fiscal year.

Under the DeGregorio Employment Agreement, Old NET Power may elect to retain Mr. DeGregorio following the Effective Time, in a role designated by Old NET Power, at a continued base salary of $400,000 per year. The DeGregorio Employment Agreement contains a release of all claims against Old NET Power and its affiliates by Mr. DeGregorio in exchange for this potential continued service and for the potential accelerated vesting of his profits interest shares as described in the following paragraph.

On September 30, 2021, Old NET Power entered into a Profits Interest Share Award Agreement with Mr. DeGregorio, and such agreement was amended on April 28, 2022 and December 5, 2022 (as amended, the “DeGregorio Profits Interest Agreement”). Pursuant to the DeGregorio Profits Interest Agreement, Mr. DeGregorio was granted a total of 175,000 profits interest shares, of which Mr. DeGregorio forfeited 30,000, with various award dates and threshold amounts. The profits interest shares were subject to either time-based vesting or performance-based vesting provisions which were established from time to time by the Old NET Power board of managers. Vesting of all profits interest shares was subject to Mr. DeGregorio’s continued service with Old NET Power, provided, however, that all of Mr. DeGregorio’s unvested profits interest shares that were outstanding as of December 5, 2022, or granted thereafter, vested immediately upon the Closing.

Under the DeGregorio Profits Interest Agreement, if Mr. DeGregorio’s employment was terminated by Old NET Power for Cause or by Mr. DeGregorio without Good Reason, any unvested profits interest awards were immediately forfeited upon termination. If Mr. DeGregorio’s employment was terminated by Old NET Power without Cause, by Mr. DeGregorio for Good Reason, or by reason of death or disability, any unvested profits interest awards would immediately vest.

In addition, pursuant to the DeGregorio Profits Interest Agreement, 15,000 of Mr. DeGregorio’s unvested profits interest shares were subject to a “market adjustment payment,” as defined in the DeGregorio Profits Interest Agreement. The market adjustment payment would be made in an amount of (i) $633,750 if all of the 15,000 unvested profits interest shares vest, (ii) $316,875 if 7,500 unvested profits interest shares vest, and (iii) $0 if none of the unvested profits interest shares vest.

Brian Allen

On March 31, 2022, Old NET Power entered into a Service Provider Agreement with Brian Allen, and such agreement was amended on May 2, 2022 (as amended, the “Allen Employment Agreement”). Pursuant to the Allen Employment Agreement, Mr. Allen is entitled to an annual base salary of $380,000, which may be adjusted in the sole discretion of the board of managers. Mr. Allen’s annual base salary is currently $380,000. Mr. Allen is also eligible to receive an annual bonus based on a target of 56% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. Allen’s employment is indefinite, provided that either Old NET Power or Mr. Allen may terminate his employment upon 30 days’ written notice.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by Old NET Power for Cause or by him without Good Reason (as such terms are defined below under “— Definitions”), then he would be entitled to the Accrued Amounts. While Old NET Power determines if it may terminate Mr. Allen’s employment for Cause, it may place him on paid leave for up to 60 days.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by Old NET Power without Cause, by Mr. Allen for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) six months of severance pay at the rate of his then-current base salary, plus one month per full year of service with Old NET Power up to a maximum of twelve months (the “Allen Severance Period,” and such total amount of severance pay, the “Allen Severance Pay”), (ii) for the duration of the Allen Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. Allen during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the Allen Severance Period, until loss of COBRA eligibility or until Mr. Allen becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “Allen COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. Allen worked through the last day of the prior fiscal year, and (v) any benefits available under the Allen Profits Interest Agreement (as defined below). Mr. Allen may not terminate the Allen Employment Agreement for Good Reason unless (i) he has provided written notice to Old NET Power within 90 days of the initial existence of circumstances supporting Good Reason and (ii) Old NET Power has had at least 90 days from such notice to cure such circumstances.

Under the Allen Employment Agreement, if Mr. Allen’s employment is terminated by Old NET Power without Cause or by Mr. Allen for Good Reason, and such termination occurs either within three months before or twelve months following a Change in Control (as defined below under “— Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) a lump sum payment equal to double the Allen Severance Pay, (ii) a lump sum payment equal to the estimated amount of Allen COBRA Benefits, and (iii) payment of any unpaid annual bonus if Mr. Allen worked through the last day of the prior fiscal year.

On April 18, 2022, Old NET Power entered into a Profits Interest Share Award Agreement with Mr. Allen, and such agreement was amended on May 2, 2022 (as amended, the “Allen Profits Interest Agreement”). Pursuant to the Allen Profits Interest Agreement, Mr. Allen was granted a total of 52,500 profits interest shares in Old NET Power with various award dates and threshold amounts. The profits interest shares were subject to either time-based vesting or performance-based vesting provisions which were established from time to time by the Old NET Power board of managers and/or the Chief Executive Officer. Vesting of all profits interest shares was subject to Mr. Allen’s continued service with Old NET Power. If Mr. Allen’s employment is terminated for Cause prior to the sale of Old NET Power or Old NET Power’s initial public offering, Old NET Power would have the right to purchase from Mr. Allen all vested profits interest shares, subject to conditions set forth in the Allen Profits Interest Agreement.

Under the Allen Profits Interest Agreement, if Mr. Allen’s employment is terminated by Old NET Power for Cause or by Mr. Allen without Good Reason, any unvested profits interest awards would be immediately forfeited upon termination. If Mr. Allen’s employment is terminated by Old NET Power without Cause, by Mr. Allen for Good Reason, or by reason of death or disability, any unvested profits interest awards would immediately vest.

Akash Patel

On October 4, 2021, Old NET Power entered into a Service Provider Agreement with Akash Patel, and such agreement was amended on April 27, 2022 (as amended, the “Patel Employment Agreement”). Pursuant to the Patel Employment Agreement, Mr. Patel is entitled to an annual base salary of $380,000, which may be adjusted in the sole discretion of the board of managers. Effective April 1, 2023, the board of managers approved an increase in Mr. Patel’s annual base salary to $400,000. Mr. Patel is also eligible to receive an annual bonus based on a target of 43% of his then-effective base salary, with the amount of such bonus determined in the sole discretion of the board of managers. The term of Mr. Patel’s employment is indefinite, provided that either Old NET Power or Mr. Patel may terminate his employment upon 30 days’ written notice.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by Old NET Power for Cause or by him without Good Reason (as such terms are defined below under “— Definitions”), then he would be entitled to the Accrued Amounts. While Old NET Power determines if it may terminate Mr. Patel’s employment for Cause, it may place him on paid leave for up to 60 days.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by Old NET Power without Cause, by Mr. Patel for Good Reason, or by reason of death or disability, then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) six months of severance pay at the rate of his then-current base salary, plus one month per full year of service with Old NET Power up to a maximum of twelve months (the “Patel Severance Period,” and such total amount of severance pay, the “Patel Severance Pay”), (ii) for the duration of the Patel Severance Period, monthly payments equal to one twelfth of the average of the annual bonus received by Mr. Patel during the two preceding calendar years, (iii) COBRA continuation coverage until the end of the Patel Severance Period, until loss of COBRA eligibility or until Mr. Patel becomes eligible to receive substantially similar coverage from another source, whichever is earliest (the “Patel COBRA Benefits”), (iv) payment of any unpaid annual bonus if Mr. Patel worked through the last day of the prior fiscal year, and (v) any benefits available under the Patel Profits Interest Agreement (as defined below). Mr. Patel may not terminate the Patel Employment Agreement for Good Reason unless (i) he has provided written notice to Old NET Power within 30 days of the initial existence of circumstances supporting Good Reason and (ii) Old NET Power has had at least 30 days from such notice to cure such circumstances.

Under the Patel Employment Agreement, if Mr. Patel’s employment is terminated by Old NET Power without Cause or by Mr. Patel for Good Reason, and such termination occurs either within three months before or twelve months following a Change in Control (as defined below under “— Definitions”), then subject to his execution of a timely release, he would be entitled to the Accrued Amounts plus (i) a lump sum payment equal to double the Patel Severance Pay, (ii) a lump sum payment equal to the estimated amount of Patel COBRA Benefits, and (iii) payment of any unpaid annual bonus if Mr. Patel worked through the last day of the prior fiscal year.

On September 30, 2021, Old NET Power entered into a Profits Interest Share Award Agreement with Mr. Patel, and such agreement was amended on April 27, 2022 (as amended, the “Patel Profits Interest Agreement”). Pursuant to the Patel Profits Interest Agreement, Mr. Patel was granted a total of 45,333 profits interest shares in Old NET Power with various award dates and threshold amounts. The profits interest shares were subject to either time-based vesting or performance-based vesting provisions which were established from time to time by the Old

NET Power board of managers and/or the Chief Executive Officer. Vesting of all profits interest shares was subject to Mr. Patel’s continued service with Old NET Power. If Mr. Patel’s employment is terminated for Cause prior to the sale of Old NET Power or Old NET Power’s initial public offering, Old NET Power would have the right to purchase from Mr. Patel all vested profits interest shares, subject to conditions set forth in the Patel Profits Interest Agreement.

Under the Patel Profits Interest Agreement, if Mr. Patel’s employment is terminated by Old NET Power for Cause or by Mr. Patel without Good Reason, any unvested profits interest awards would be immediately forfeited upon termination. If Mr. Patel’s employment is terminated by Old NET Power without Cause, by Mr. Patel for Good Reason, or by reason of death or disability, any unvested profits interest awards would immediately vest.

Definitions

“Cause” is defined under all of the NEOs’ employment agreements as (i) failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness), provided that, under the Allen Employment Agreement, such failure is not cured within 15 days of notice of such failure; (ii) failure to comply with any valid and legal directive of the board of managers, provided that, under the Allen Employment Agreement, such failure is not cured within 15 days of notice of such failure; (iii) willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to Old NET Power or its affiliates; (iv) embezzlement, misappropriation, or fraud, whether or not related to the NEO’s engagement with Old NET Power; (v) the NEO’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of Old NET Power’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, provided that, under the Allen Employment Agreement, such policies have been communicated to Mr. Allen; (vii) willful unauthorized disclosure of confidential information; (viii) material breach of any material obligation under the employment agreement or any other written agreement between the NEO and Old NET Power; or (ix) under the DeGregorio Employment Agreement and the Patel Employment Agreement, engagement in conduct that brings or is reasonably likely to bring Old NET Power negative publicity or into public disgrace, embarrassment, or disrepute.

“Good Reason” is defined under all of the NEOs’ employment agreements as (i) a material reduction in the NEO’s base salary other than a general reduction in base salary that affects all similarly situated executives or service providers in substantially the same proportions; (ii) a relocation of the NEO’s principal place of engagement by more than 50 miles; (iii) any material breach by Old NET Power of any material provision of the employment agreement; or (iv) a material, adverse change in the NEO’s authority, duties, or responsibilities (other than temporarily while the NEO is physically or mentally incapacitated or as required by applicable law) taking into account Old NET Power’s size, status as a public (or non-public) company, and capitalization as of the date of the employment agreement.

“Change in Control” is defined under all of the NEOs’ employment agreements as (i) one person (or more than one person acting as a group) acquiring ownership of shares of Old NET Power that, together with the shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of such company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of such company and acquires additional shares; or (ii) the sale of all or substantially all of Old NET Power’s assets.

All NEOs

The NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. Old NET Power did not maintain any executive-specific benefit or perquisite programs in the fiscal years ended December 31, 2022 or December 31, 2021.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2022. All equity awards consist of profits interest shares, which are membership interests in Old NET Power, allocated or granted based on Old NET Power’s Third Amended and Restated Limited Liability Company Operating Agreement. At the Effective Time, each outstanding profits interest share, whether vested or unvested, was exchanged on a value for value basis for Class A Opco Units and shares of Class B Common Stock (the “Converted

Interests”), provided that unvested profits interest shares were converted into unvested Converted Interests subject to the same vesting terms and conditions as applicable to the profits interest shares immediately prior to the Effective Time.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ron DeGregorio	20,000	(3)	$2,874,800	40,000	(3)	$5,749,600
	7,500	(4)	$864,300	7,500	(4)	$864,300
Brian Allen	45,000	(5)	$5,185,800	—		$—
Akash Patel	2,000	(6)	$287,480	—		$—
	666	(7)	$95,731	—		$—
	7,083	(8)	$1,018,110	14,166	(8)	$2,036,221

____________

(1)      All awards in this table represent unvested profits interest shares. The awards under the “Number of Shares or Units of Stock That Have Not Vested” column represent profits interest shares that are subject to time-based vesting conditions, and the awards under the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested” column represent profits interest shares that are subject to performance-based vesting conditions that are clearly communicated to the NEOs.

(2)      For purposes of this table, the market value of the profits interest shares is based on an independent appraisal received by Old NET Power as of December 31, 2022. As of such date, each profits interest share with a threshold value of $168.75 was valued at $143.74, and each profits interest share with a threshold value of $211.00 was valued at $115.24.

(3)      On September 30, 2021, Mr. DeGregorio was granted 120,000 profits interest shares, of which 50% were subject to time-based vesting and 50% were subject to performance-based vesting. The time-vested shares vest as follows: 30,000 shares vested on the grant date, 10,000 shares vested on April 1, 2022, 10,000 vested on April 1, 2023 and 10,000 were scheduled to vest on April 1, 2024, in each case subject to the continued service of Mr. DeGregorio. The performance-vested shares vest as follows, with vesting on each date subject to the achievement prior to such date of certain performance-based criteria established from time to time by the board of managers and communicated to Mr. DeGregorio: 20,000 shares vested on April 1, 2022, 20,000 shares vested on April 1, 2023, and up to 20,000 shares were eligible for vesting on April 1, 2024.

(4)      On April 21, 2022, Mr. DeGregorio was granted 45,000 profits interest shares, of which (i) 15,000 vested on May 1, 2023, (ii) 7,500 were scheduled to vest on May 1, 2024 and an additional 7,500 were scheduled to vest on May 1, 2024 subject to certain commercialization thresholds having been achieved by December 31, 2023, and (iii) 7,500 were scheduled to vest on May 1, 2025 and an additional 7,500 were scheduled to vest on May 1, 2025 subject to the Company receiving an investment decision or first order for Serial Number 1, in each case subject to the continued service of Mr. DeGregorio. On December 5, 2022, Mr. DeGregorio forfeited 30,000 of these 45,000 profits interest shares, in particular those scheduled to vest on May 1, 2024 and May 1, 2025. The remaining 15,000 profits interest shares vested on May 1, 2023.

(5)      On April 18, 2022, Mr. Allen was granted 45,000 profits interest shares, of which 15,000 vested on April 1, 2023, the Converted Interests converted from 15,000 profit interest shares will vest on April 1, 2024 and the Converted Interests converted from 15,000 profits interest shares will vest on April 1, 2025, subject to Mr. Allen’s continued service.

(6)      On May 1, 2020, Mr. Patel was granted 6,000 profits interest shares, of which 2,000 vested on May 1, 2021, 2,000 vested on May 1, 2022 and 2,000 vested on May 1, 2023.

(7)      On April 15, 2021, Mr. Patel was granted 2,000 profits interest shares, of which 667 vested on December 31, 2021, 667 vested on December 31, 2022 and 666 were scheduled to vest on December 31, 2023, subject to Mr. Patel’s continued service.

(8)      On September 30, 2021, Mr. Patel was granted 42,500 profits interest shares, of which 50% were subject to time-based vesting and 50% were subject to performance-based vesting. The time-vested shares vest as follows: 10,625 shares vested on the grant date, 3,542 shares vested on April 1, 2022, 3,542 vested on April 1, 2023 and the Converted Interests converted from 3,541 profits interest shares will vest on April 1, 2024, in each case subject to Mr. Patel’s continued service. The performance-vested shares vest as follows, with vesting on each date subject to the achievement prior to such date of certain performance-based criteria established from time to time by the board of managers and/or the Chief Executive Officer and communicated to Mr. Patel: 7,084 shares vested on April 1, 2022, 7,083 shares vested on April 1, 2023, and up to 7,083 shares were eligible to vest on April 1, 2024.

Potential Payments upon Termination or Change-In-Control

Information regarding potential payments upon termination or change-in-control pursuant to agreements with NEOs is set forth above under “Narrative Disclosure to Summary Compensation Table” and in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

Director Compensation

Historically, the managers who served on Old NET Power’s board of managers did not receive any form of compensation (including, without limitation, in the form of equity awards), other than customary reimbursement for reasonable out-of-pocket expenses, including travel expenses, incurred in connection with their responsibilities on the board of managers.

The Company’s current non-employee director compensation policy is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of the Company’s stockholders. Non-employee directors who are designated, nominated or appointed by, or on behalf of, OXY, Constellation, NPEH, Sponsor or any of their respective affiliates, are not eligible to receive any compensation under the policy. The policy provides the following compensation for eligible non-employee directors:

•        an annual cash retainer of $60,000 for each non-employee director;

•        an additional annual cash retainer of $25,000 for each of the non-executive chair and any lead director (or equivalent position, the “Lead Director”) (or if the non-executive chair also serves as the Lead Director or no member of the Board serves as the Lead Director, $50,000 for the non-executive chair);

•        an additional annual cash retainer for serving as a committee chair in the following amounts: (i) $20,000 for the audit committee chair, (ii) $15,000 for the compensation committee chair and (iii) $12,000 for the nominating and corporate governance committee chair;

•        an additional annual cash retainer for serving as a committee member in the following amounts: (i) $10,000 for each audit committee member, (ii) $7,500 for each compensation committee member and (iii) $6,000 for each nominating and corporate governance committee member (in each case, excluding the chair of the applicable committee); and

•        commencing on the first annual meeting of the Company’s stockholders, an annual equity award with grant date fair value of $150,000 for each non-employee director, granted in the form of restricted stock units (“RSUs”) that will vest on the earlier of (i) the day before the date of the following annual meeting of the Company’s stockholders and (ii) one-year anniversary of the grant date, subject to the non-employee director’s continuous service through the applicable vesting date.

The annual cash retainers are paid quarterly in arrears and prorated for the eligible non-employee director’s period of service on the Board or the applicable positions on the Board (or committee thereof) as described above. In addition, each of the Company’s eligible non-employee directors who was appointed to Board on the date of consummation of the Business Combination received a one-time grant of restricted stock units under the Incentive Plan with a grant date fair value of $300,000. Each of these one-time grants will vest ratably on each of the first, second and third anniversaries of the grant date, subject to the non-employee director’s continuous service through the applicable vesting date.

NET Power Inc. 2023 Omnibus Incentive Plan

The shareholders of RONI previously approved the Incentive Plan, which became effective on June 8, 2023. The Incentive Plan permits grants of stock options, stock appreciation rights (“SARs”), RSUs, share awards, share-based awards, performance awards, dividend equivalents, cash awards and substitute awards to our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Plan, 20,468,545 shares of Class A Common Stock were initially reserved for issuance pursuant to awards under the Incentive Plan. The number of shares available for issuance under the Plan is subject to an annual increase on the first day of each calendar year beginning January 1, 2024, and ending and including January 1, 2033, equal to the lesser of (a) 5% of the aggregate number of shares outstanding on December 31 of the immediately preceding calendar year and (b) any such smaller number of shares as is determined by the Board. Up to an aggregate 100,000,000 shares reserved for issuance under the Incentive Plan may be issued pursuant to incentive stock options. The below summary of the material terms of the incentive plan is qualified in its entirety by the full text of the Incentive Plan, which is attached as Exhibit 10.5 to this registration statement and which is incorporated herein by reference.

Administration

The Incentive Plan will be administered by a committee of the Board authorized by the Board to administer the Plan, or if no committee is so authorized, by the Board (as applicable, the “Administrator”). The Administrator has broad discretion to administer the Incentive Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan. To the extent the Administrator is not our Board, our Board will retain the authority to take all actions permitted by the Administrator under the Incentive Plan.

Eligibility

Our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates, will be eligible to receive awards under the Incentive Plan. As stated above, the basis for participation in the Incentive Plan is the Administrator’s decision to select, in its sole discretion, participants from among those eligible. As of June 30, 2023, we and our affiliates have approximately 32 employees, one consultant and nine non-employee directors who will be eligible to participate in the Incentive Plan.

Grants to Non-Employee Directors

The fair value of any awards granted under the Incentive Plan to an outside director as compensation for services on the Board, during any one calendar year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $400,000, provided that (a) the Administrator may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award compensation or in other contemporaneous decisions involving compensation for non-employee directors and (b) in any calendar year in which a non-employee director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such non-employee director in excess of such limit.

Types of Awards

Options and SARs

We may grant options or SARs to eligible persons, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option or SAR cannot be less than 100% of the fair market value of a share of Common Stock on the date on which the option or SAR is granted and the option or SAR must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options and SARs granted under the Incentive Plan generally must be exercised by the grantee before the earlier of the expiration of such option or SAR or at such time or times as shall be determined by the Administrator at the time of grant; provided that, unless otherwise determined by the Administrator, if the exercise of an option or SAR within the permitted period is prohibited because such exercise would violate the registration requirements under the Securities Act or any other applicable law or the rules of any securities exchange or interdealer quotation system, our insider trading policy (including any blackout periods) or a lock-up agreement, the expiration of such option or SAR will be extended until the 30th day after the end of the period during which the exercise would be in violation of such registration requirement or other applicable law or rules, blackout period or lock-up agreement, but no later than until the tenth anniversary of the grant date. Each option or SAR award agreement will set forth the extent to which the grantee will have the right to exercise the option or SAR following the termination of the grantee’s service with us, and the right to exercise the option or SAR of any executors or administrators of the grantee’s estate or any person who has acquired such options or SARs directly from the grantee by bequest or inheritance or, in the case of nonqualified options, pursuant to a qualified domestic relations order. Additionally, the option and SAR awards may contain certain restrictive covenants.

Payment of the exercise price may be made in a manner approved by the Administrator, which may include (i) delivery of cash, (ii) delivery of Common Stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Administrator.

Restricted Share Awards

A restricted share award is a grant of shares of Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a shareholder, including the right to vote the shares of Common Stock subject to the restricted share award and to receive dividends on the shares of Common Stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

RSUs

An RSU is a right to receive cash, shares of Common Stock, or a combination of cash and shares of Common Stock at the end of a specified period equal to the fair market value of one share of Common Stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Dividend Equivalents

Dividend equivalents entitle a participant to receive cash or shares of Common Stock equal in value to dividends or other distributions paid with respect to a specified number of shares of Common Stock. Dividend equivalents may be granted in connection with RSUs or other stock-based awards, provided that if dividend equivalents are declared during the period that an award is outstanding, such dividend equivalents will either (i) not be paid or credited with respect to such award or (ii) be paid currently or credited to an account for the participant and subject to the same terms and restrictions (including vesting requirement(s)) as the applicable award. No divided equivalents will be paid on options or SARs.

Performance Awards

Performance awards entitle participants to cash, Common Stock, other property, or any combination thereof payable upon the attainment of specific performance goals either alone or in addition to other awards.

Other Share-Based Awards

Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of Common Stock, including unrestricted shares of Common Stock, on terms and conditions, if any, as determined by the Administrator.

Cash Awards

Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under the Incentive Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the Incentive Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the Incentive Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration (in certain cases), or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Clawback

All awards granted under the Incentive Plan will be subject to reduction, cancellation, or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the Incentive Plan, in each case, in accordance with applicable law and our policy (whenever adopted). In the event of certain detrimental conduct by the grantee, unless otherwise determined by the Administrator, in addition to any other penalties or restrictions that may apply under the Incentive Plan, applicable law or otherwise, the grantee must forfeit or repay any outstanding awards (whether or not vested or exercisable), or any cash or shares or profit realized from the sale or other disposition of shares, received by the grantee in connection with the Incentive Plan within the 36-month period immediately before the date we determine the grantee has engaged in such detrimental conduct.

Plan Amendment and Termination

The Administrator may amend or terminate any award, award agreement, or the Incentive Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or SAR. For purposes of the Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments as provided for in the Incentive Plan), (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of Common Stock. The Incentive Plan will remain in effect for a period of 10 years (unless earlier terminated by the Board).

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Certificate of Incorporation and Bylaws is included as Exhibit 3.1 and Exhibit 3.2, respectively, to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We urge you to read our Certificate of Incorporation and Bylaws in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of (i) 520,000,000 shares of Class A Common Stock, (ii) 310,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of Preferred Stock.

As of August 31, 2023, there were 69,074,072 shares of Class A Common Stock issued and outstanding, held of record by 33 holders, 143,468,581 shares of Class B Common Stock issued and outstanding, held of record by 36 holders, no shares of Preferred Stock outstanding and warrants to purchase 19,523,285 shares of Class A Common Stock outstanding, held of record by 19 holders. The number of record holders does not include The Depository Trust Company participants or beneficial owners holding shares or warrants through banks, brokers, other financial institutions or other nominees.

Class A Common Stock

Voting Rights.    Except as provided by law or in a preferred stock designation, holders of Class A Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the holders of Common Stock and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Dividend Rights.    Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Board out of funds legally available for dividend payments.

Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.

Other Matters.    The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Generally.    Shares of Class B Common Stock will not be transferrable except in connection with a permitted transfer of a corresponding number of Opco Units. Accordingly, each holder of Class B Common Stock will have a number of votes in the Company equal to the aggregate number of Opco Units that it holds.

Voting Rights.    Except as provided by law or in a preferred stock designation, holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the holders of Common Stock and do not have cumulative voting rights. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. Except as otherwise required by law, holders of Class B Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights.    Holders of Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights.    Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Preferred Stock

The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the Company’s capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders’ Agreement, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board, but shall initially consist of 10 directors, which shall be divided into three classes, designated Class I, II and III, with Class I consisting of four directors, Class II consisting of three directors and Class III consisting of three directors.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.

Except as the DGCL or the Stockholders’ Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders’ Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

For more information on the Stockholders’ Agreement, see the section titled “Certain Relationships and Related Transactions — NET Power’s Related Party Transactions — Stockholders’ Agreement.”

Quorum

The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of 13 months after the Company’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation requires, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act or the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date. Pursuant to the Warrant Agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means only a whole redeemable warrant may be exercised at a given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon separation of the redeemable units and only whole redeemable warrants will trade. The redeemable warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a warrant to purchase one whole share of Class A Common Stock, we will exercise a corresponding warrant to acquire one Opco Unit.

Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

We may call the redeemable warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per redeemable warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00 — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00 — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

We may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per redeemable warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30-day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30-day period, we shall redeem such warrants for $0.10 per share;

•        if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-day trading period ending three trading days before we send the notices of redemption to the warrant holders;

•        if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Private Placement Warrants must also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.312	0.339	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants (other than the Private Placement Warrants) to be redeemed when the Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants (other than the Private Placement Warrants), and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove the redeemable warrants and pay the redemption price to the redeemable warrant holders.

As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend paid in Class A Common Stock to all or substantially all holders of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (i) as described above and (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the Certificate of Incorporation). If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the redeemable warrants may be amended without the consent of any warrant holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant

Agreement set forth in the prospectus relating to the IPO, or defective provision, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants in any material respect or (iv) to make any amendments that are necessary in the good faith determination of the Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in our financial statements; provided that the approval by the holders of at least 50% of the then outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants and 50% of the registered holders of the Private Placement Warrants to make any change to the terms of the Private Placement Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to this registration statement for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock) issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with Sponsor), and they are not redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants and will only be exercisable for Class A Common Stock. Upon the exercise of a warrant to purchase one share of Class A Common Stock, the Company will exercise a corresponding warrant to acquire one Opco Unit.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock) equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock or Opco Units (and corresponding Class B Common Stock) underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (ii) Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days immediately following the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock or Opco Units (and corresponding Class B Common Stock) issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing Date, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with Sponsor. If Sponsor transfers our Private Placement Warrants to any person other than a permitted transferee, the transferred warrants will become identical to our Public Warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for our Class A Common Stock.

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our warrants is Continental. We have agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants of NET Power Inc. for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants of NET Power Inc. for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies; Rule 145

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we are no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of restricted securities.

As of August 31, 2023, we had 69,074,072 shares of Class A Common Stock outstanding, 54,044,995 of which are restricted shares that were issued to the PIPE Investors in the PIPE Financing (all of which, pursuant to the terms of the PIPE Subscription Agreements, are being registered for resale pursuant to the registration statement of which this prospectus forms a part).

Pursuant to Rule 145 of the Securities Act (“Rule 145”), a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (the “merger”), other than the issuer, at the time the merger is submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met: (i) the conditions set forth in the bullets in the first paragraph of this section are met; and (ii) either (a) the sale occurs at least 90 days after the securities were acquired in the merger and certain conditions applicable to resales under Rule 144, including volume limitations and manner of sale limitations, are satisfied or (b) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (1) at least one year has elapsed since the securities were acquired in the merger or (2) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger. Certain of the Selling

Securityholders may be deemed to have been affiliates of Old NET Power at the time the Business Combination was submitted to its members for consent, and such Selling Securityholders’ securities received in the Business Combination are being registered for resale pursuant to the registration statement of which this prospectus forms a part.

Registration Rights

The holders of the shares of Common Stock issued prior to the IPO and the Private Placement Warrants are entitled to registration rights (including demand and piggyback rights) pursuant to the Registration Rights Agreement, dated as of June 15, 2021 (the “Registration Rights Agreement”), among RONI, Sponsor and certain other security holders.

In addition, certain Legacy NET Power Selling Securityholders are entitled to registration rights (including demand and piggyback rights) pursuant to the Stockholders’ Agreement, and pursuant to the PIPE Subscription Agreements, the Company has agreed to register for resale the shares of Class A Common Stock issued to the PIPE Investors.

Lock-Up Agreements

The shares of Common Stock issued to the Company’s stockholders prior to the IPO, the Private Placement Warrants and any shares of our Class A Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to a Sponsor Letter Agreement entered into by Sponsor, the RONI Insiders and us. This letter agreement provides, among other things, that:

•        with respect to 3,510,643 of Sponsor’s (and permitted transferees thereof) and the RONI Insider’ Company Interests, such shares may not be transferred, assigned or sold until one year after the completion of the Business Combination or earlier if, subsequent to the Business Combination, the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least six months after the Closing;

•        with respect to 1,575,045 of Sponsor’s Company Interests (which are referred to as the Sponsor Extended Lock-up Shares), such shares may not be transferred, assigned or sold until three years after the completion of the Business Combination; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions, (ii) $14.00 per share, then an additional one-third of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions, and (iii) $16.00 per share, then all of the Sponsor Extended Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        with respect to 986,775 of Sponsor’s Company Interests (which are referred to as the Sponsor Trading Price Vesting Shares), such shares will be subject to vesting (or forfeiture) during the first three years following the Closing until the trading share price of the Class A Common Stock on the principal exchange on which such securities are listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, equals or exceeds (i) $12.00 per share, then one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture, (ii) $14.00 per share, then an additional one-third of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture, and (iii) $16.00 per share, then all of the Sponsor Trading Price Vesting Shares will vest and no longer be subject to forfeiture.

The Sponsor Letter Agreement also provides that the Private Placement Warrants may not be transferred, assigned or sold until 30 days following the completion of the Business Combination. The transfer restrictions in the Sponsor Letter Agreement permit securities to be transferred during the lock-up periods to certain permitted transferees, provided that they enter into a written agreement agreeing to be bound by these transfer restrictions, and in the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to our completion of the Business Combination.

Pursuant to the terms of the Stockholders’ Agreement, each Principal Legacy NET Power Holder and BHES agreed to the following lock-up restrictions:

•        33 1/3% of its Price-Based Lock-up Shares may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, (ii) $14.00 per share, then an additional one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, and (iii) $16.00 per share, then all of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        66⅔% of its Time-Based Lock-up Shares may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, exceeds $12.00 per share, then the Time-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

On July 24, 2023, the First Price-Based Lock-up Release and the First Sponsor Extended Lock-up Release occurred and the First Sponsor Vesting Condition was satisfied. On September 12, 2023, the Second Price-Based Lock-up Release and the Second Sponsor Extended Lock-up Release occurred and the Second Sponsor Vesting Condition was satisfied.

Form S-8 Registration Statement

We have filed a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock issuable under the Incentive Plan, which became effective automatically upon filing. The shares covered by this registration statement are eligible for sale in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of Common Stock as of August 31, 2023, by:

•        each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. As such, shares subject to warrants that are currently exercisable or exercisable within 60 days of August 31, 2023 are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Class A Common Stock		Class B Common Stock		Total Common Stock
Name of Beneficial Owners	Number of Shares	Ownership Percentage(1)	Number of Shares	Ownership Percentage(1)	Number of Shares	Ownership Percentage(1)
Five Percent Holders:
Constellation Energy Generation, LLC(2)(3)	500,000	*	36,030,716	25.1%	36,530,716	17.2%
Daniel J. Rice, IV 2018 Irrevocable Trust(2)(4)	5,935,680	8.3%	1,673,162	1.2%	7,608,842	3.5%
OLCV NET Power, LLC(2)(5)	33,999,995	49.2%	55,553,247	38.7%	89,553,242	42.1%
Tillandsia, Inc.(2)(6)	5,500,000	8.0%	30,005,300	20.9%	35,505,300	16.7%
Toby Z. Rice 2018 Irrevocable Trust(2)(7)	4,267,573	6.1%	869,629	*	5,137,202	2.4%
8 Rivers Capital, LLC and NPEH, LLC(2)(8)	500,000	*	30,005,300	20.9%	30,505,300	14.4%
Directors and Executive Officers:
Ralph Alexander	—	—	—	—	—	—
Peter J. (Jeff) Bennett	—	—	—	—	—	—
J. Kyle Derham(2)(9)	2,924,635	4.1%	1,676,668	1.2%	4,601,303	2.1%
Frederick A. Forthuber	—	—	—	—	—	—
Joseph T. Kelliher	—	—	—	—	—	—
Carol Peterson	—	—	—	—	—	—
Brad Pollack	—	—	—	—	—	—
Daniel Joseph Rice, IV(2)(10)	—	—	—	—	—	—
Eunkyung Sung	—	—	—	—	—	—
Alejandra Veltmann	—	—	—	—	—	—
Brian Allen(2)(11)	—	—	243,458	*	243,458	*
Akash Patel(2)(12)	—	—	620,567	*	620,567	*
All directors and executive officers as a group (12 individuals)	2,924,635	4.1%	2,540,693	1.8%	5,465,328	2.5%

____________

*        less than 1%

(1)      Based on 69,074,072 shares of Class A Common Stock issued and outstanding and 143,468,581 shares of Class B Common Stock issued and outstanding for a total of 212,542,653 shares of Common Stock as of August 31, 2023.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Unit may be redeemed for, at the Company’s election, a newly-issued share of Class A Common Stock or cash, and upon redemption of such Opco Unit, a share of Class B Common Stock shall be surrendered by the holder and canceled by the Company.

(3)      Constellation Energy Generation, LLC is also the record holder of 36,030,716 Opco Units. The address of Constellation Energy Generation, LLC is 200 Exelon Way, Kennett Square, Pennsylvania 19348.

(4)      The number of shares of Class A Common Stock includes 2,465,680 shares of Class A Common Stock issuable upon the exercise of warrants. Daniel J. Rice, IV 2018 Irrevocable Trust is also the record holder of 1,673,162 Opco Units. Andrew L. Share, as trustee of Daniel J. Rice, IV 2018 Irrevocable Trust, has voting and investment power over the reported securities. The address of Daniel J. Rice, IV 2018 Irrevocable Trust is c/o Nixon Peabody LLP, 900 Elm Street, Manchester, New Hampshire 03101.

(5)      OLCV NET Power, LLC is also the record holder of 55,553,247 Opco Units. The address of OLCV NET Power, LLC is 5 Greenway Plaza, Suite 110, Houston, Texas 77046.

(6)      Tillandsia is the record holder of 5,000,000 shares of Class A Common Stock, 8 Rivers is the record holder of 500,000 shares of Class A Common Stock and NPEH is the record holder of 30,005,300 shares of Class B Common Stock and 30,005,300 Opco Units. 8 Rivers directly owns a majority of the outstanding equity of NPEH and is the manager of NPEH and thus NPEH is controlled by 8 Rivers, and 8 Rivers may be deemed to be a beneficial owner of the shares beneficially owned by NPEH. SK directly owns all of the outstanding equity of Tillandsia and thus may be deemed to be a beneficial owner of the shares beneficially owned by Tillandsia. In addition, SK directly owns all of the outstanding equity of Areca and Chamaedorea, and Areca, Chamaedorea and Tillandsia collectively directly own a majority of the voting units of 8 Rivers and thus SK may be deemed to be a beneficial owner of the shares beneficially owned by 8 Rivers. The principal business address of SK is 26, Jong-Ro, Jongno-Gu, Seoul, South Korea 03188. The principal business address of each of Areca, Chamaedorea and Tillandsia is 55 E. 59th Street, Floor 11, New York, New York 10022.

(7)      The number of shares of Class A Common Stock includes 1,300,073 shares of Class A Common Stock issuable upon the exercise of warrants. Toby Z. Rice 2018 Irrevocable Trust is also the record holder of 869,629 Opco Units. Andrew L. Share, as trustee of Toby Z. Rice 2018 Irrevocable Trust, has voting and investment power over the reported securities. The address of Toby Z. Rice 2018 Irrevocable Trust is c/o Nixon Peabody LLP, 900 Elm Street, Manchester, New Hampshire 03101.

(8)      8 Rivers is the record holder of 500,000 shares of Class A Common Stock, and NPEH is the record holder of 30,005,300 shares of Class B Common Stock and 30,005,300 Opco Units. 8 Rivers directly owns a majority of the outstanding equity of NPEH and is the manager of NPEH and thus NPEH is controlled by 8 Rivers, and 8 Rivers may be deemed to be a beneficial owner of the shares beneficially owned by NPEH. The address of NPEH and of 8 Rivers is 406 Blackwell Street, 4th Floor, Durham, North Carolina 27701.

(9)      The number of shares of Class A Common Stock consists of (a) 500,000 shares of Class A Common Stock held by Mr. Derham in his personal capacity, (b) 2,010,586 shares of Class A Common Stock issuable upon the exercise of warrants held by Mr. Derham in his personal capacity and (c) 414,049 shares of Class A Common Stock issuable upon the exercise of warrants held by The Derham Children’s Trust of 2020. The number of shares of Class B Common Stock consists of (i) 1,390,348 shares of Class B Common Stock held by Mr. Derham in his personal capacity and (ii) 286,320 shares of Class B Common Stock held by The Derham Children’s Trust of 2020. Mr. Derham, as trustee of The Derham Children’s Trust of 2020, has voting and investment power over the securities held by The Derham Children’s Trust of 2020.

(10)    Does not include the 3,470,000 shares of Class A Common Stock, 1,673,162 shares of Class B Common Stock or 2,465,680 warrants held of record by Daniel J. Rice IV 2018 Irrevocable Trust because the trustee, rather than Mr. Rice, has voting and investment power over such securities.

(11)    The executive officer is also the record holder of a number of Opco Units that is equal to the number of shares of Class B Common Stock held of record by him. The table does not reflect 324,632 unvested shares of Class B Common Stock and 324,632 unvested Opco Units held by Mr. Allen.

(12)    The executive officer is also the record holder of a number of Opco Units that is equal to the number of shares of Class B Common Stock held of record by him. The table does not reflect 169,881 unvested shares of Class B Common Stock and 169,881 unvested Opco Units held by Mr. Patel.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 204,903,904 shares of Class A Common Stock (which includes up to 139,280,931 shares of Class A Common Stock issuable upon redemption of the Opco Units) and up to 10,900,000 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of shares of Class A Common Stock and warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and warrants owned by each Selling Securityholder before the offering (as of August 31, 2023) and after the offering, assuming that each Selling Securityholders will sell all of their Offered Securities and will make no other purchases or sales of Class A Common Stock or warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on the 69,074,072 shares of Class A Common Stock issued and outstanding as of August 31, 2023 and is determined in accordance with the rules of the SEC, which, among other things, assumes the exercise of warrants by a securityholder for shares of Class A Common Stock by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Akinjide and Olawunmi Famuagun Joint Revocable Trust(1)(2)	88,322	127,723	88,322	127,723	—	—	—
Akash Patel(2)(3)	790,448	—	790,448	—	—	—	—
Aleena Capital, LP(4)	50,000	—	50,000	—	—	—	—
Baker Hughes Energy Services LLC(2)(5)	7,387,195	—	7,387,195	—	—	—	—
Brian Allen(2)(6)	568,090	—	568,090	—	—	—	—
Carrie M. Fox Exempt Trust(2)(7)	88,322	127,723	88,322	127,723	—	—	—
Carrie M. Fox(2)(8)	30,000	—	30,000	—	—	—	—
Cassandra Rice 2019 Irrevocable Trust(9)	500,000	—	500,000	—	—	—	—
CH Burrus LLC(2)(10)	733,796	1,205,754	733,796	1,205,754	—	—	—
Constellation Energy Generation, LLC(2)(11)	36,530,716	—	36,530,716	—	—	—	—
Daniel J. Rice III(2)(12)	1,382,713	678,443	882,713	553,443	500,000	*	125,000
Daniel J. Rice III 2021 Irrevocable Trust(13)	500,000	—	500,000	—	—	—	—
Daniel J. Rice, IV 2018 Irrevocable Trust(2)(14)	5,143,162	2,465,680	4,973,162	2,423,180	170,000	*	42,500

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Derek A. Rice 2018 Irrevocable Trust(2)(15)	2,869,629	1,300,073	2,699,629	1,257,573	170,000	*	42,500
Elliana Rogers Irrevocable Trust(2)(16)	10,422	15,071	10,422	15,071	—	—	—
Gavin Rogers Irrevocable Trust(2)(16)	10,422	15,071	10,422	15,071	—	—	—
Gray Lisenby	75,000	—	75,000	—	—	—	—
Greenlight Capital, Inc.(17)	2,510,000	—	1,500,000	—	1,010,000	1.5%	—
Hundy Holdings LLC(18)	100,000	—	100,000	—	—	—	—
Jack Rogers Irrevocable Trust(2)(16)	10,422	15,071	10,422	15,071	—	—	—
James Lytal(2)(19)	118,322	127,723	118,322	127,723	—	—	—
James W. Rogers Intentionally Defective Grantor Trust U/A DTD 06/09/2021, as modified(2)(20)	551,948	895,514	551,948	895,514	—	—	—
Jeffrey Philip Morgan	40,000	—	40,000	—	—	—	—
Jide Famuagun(2)(8)	30,000	—	30,000	—	—	—	—
John C. Stephens WHCT Trust(21)	496,429	49,107	300,000	—	196,429	*	49,107
Jonathan Matthew Derham	2,500	—	2,500	—			—
J.E.B. Bolen	25,000	—	25,000	—			—
J. Kyle Derham(2)(22)	1,890,348	2,010,586	1,890,348	2,010,586	—	—	—
Liam Rogers Irrevocable Trust(2)(16)	10,422	15,071	10,422	15,071	—	—	—
NGP XII Special Opportunities, LLC(23)	1,000,000	—	1,000,000	—	—	—	—
NPEH, LLC(2)(24)	30,005,300	—	30,005,300	—	—	—	—
OLCV NET Power, LLC(2)(25)	89,553,242	—	89,553,242	—	—	—	—
Quincy Rogers Irrevocable Trust(2)(16)	10,422	15,071	10,422	15,071	—	—	—
Ron DeGregorio(2)(26)	2,075,919	—	2,075,919	—	—	—	—
RKD Group(27)	112,806	—	112,806	—	—	—	—
Ryan Kanto(2)(28)	101,710	147,083	101,710	147,083
Ryan N. Rice 2018 Irrevocable Trust(2)(29)	691,357	276,721	691,357	276,721	—	—	—
Samantha Rice 2019 Irrevocable Trust(9)	500,000	—	500,000	—	—	—	—
The Derham Children’s Trust of 2020(2)(30)	286,320	414,049	286,320	414,049	—	—	—
Thomas J. Derham	2,500	—	2,500	—	—	—	—
Tillandsia, Inc.(31)	5,000,000	—	5,000,000	—	—	—	—
Toby Z. Rice 2018 Irrevocable Trust(2)(32)	3,837,129	1,300,073	3,667,129	1,257,573	170,000	*	42,500
8 Rivers Capital, LLC(33)	500,000	—	500,000	—	—	—	—

____________

*        less than 1%

(1)      The shares (before the offering) consist of 88,322 shares of Class B Common Stock and 88,322 Opco Units. Jide Famuagun, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, the Mr. Famuagun was a director of RONI.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Unit may be redeemed for, at the Company’s election, a newly-issued share of Class A Common Stock or cash, and upon redemption of such Opco Unit, a share of Class B Common Stock shall be surrendered by the holder and canceled by the Company.

(3)      The shares (before the offering) consist of 790,448 shares of Class B Common Stock and 790,448 Opco Units. Mr. Patel is the Chief Financial Officer of the Company and previously served as Old NET Power’s Chief Financial Officer.

(4)      Jonathan P. Lefebvre, as the general partner of the general partner of the Selling Securityholder, has voting and investment power over the reported securities.

(5)      The shares (before the offering) consist of 562,672 shares of Class A Common Stock, 6,824,523 shares of Class B Common Stock and 6,824,523 Opco Units.

(6)      The shares (before the offering) consist of 568,090 shares of Class B Common Stock and 568,090 Opco Units. Mr. Allen is the President and Chief Operating Officer of the Company and previously served as Old NET Power’s President and Chief Operating Officer.

(7)      The shares (before the offering) consist of 88,322 shares of Class B Common Stock and 88,322 Opco Units. Carrie M. Fox, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, Ms. Fox was a director of RONI.

(8)      The shares (before the offering) consist of 30,000 shares of Class B Common Stock and 30,000 Opco Units. Prior to the Business Combination, the Selling Securityholder was a director of RONI.

(9)      Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is a step-sister of Daniel J. Rice, IV, who is Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(10)    The shares (before the offering) consist of 25,000 shares of Class A Common Stock as well as 733,796 shares of Class B Common Stock and 733,796 Opco Units. Charles Burrus, as President of CH Burrus LLC, has voting and investment power over the reported securities. Mr. Burrus served as a consultant to RONI.

(11)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 36,030,716 shares of Class B Common Stock and 36,030,716 Opco Units. The Selling Securityholder is a wholly-owned subsidiary of Constellation Energy Corporation, a publicly traded company.

(12)    The shares (before the offering) consist of 1,000,000 shares of Class A Common Stock as well as 382,713 shares of Class B Common Stock and 382,713 Opco Units. The Selling Securityholder is the father of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(13)    Jay D. Rosenbaum, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the father of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(14)    The shares (before the offering) consist of 3,470,000 shares of Class A Common Stock as well as 1,673,162 shares of Class B Common Stock and 1,673,162 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(15)    The shares (before the offering) consist of 2,699,629 shares of Class A Common Stock as well as 869,629 shares of Class B Common Stock and 869,629 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, who is the Chief Executive Officer and a director of the Company and was a director and Chief Executive Officer of RONI.

(16)    The shares (before the offering) consist of 10,422 shares of Class B Common Stock and 10,422 Opco Units. Ted Tishman, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is a child of James W. Rogers, who was Chief Financial Officer of RONI.

(17)    Represents shares to be sold for the accounts of Greenlight Capital Offshore Partners, Ltd. (“GCOP”), Greenlight Capital Offshore Master, Ltd. (“GCOM”) and the Managed Account (defined below). Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment advisor for GCOP, and as such has voting and dispositive power over the 699,700 shares of Class A Common Stock held by GCOP. DME Capital Management, LP (“DME Management”) is the investment advisor for GCOM, and as such has voting and dispositive power over the 559,300 shares of Class A Common Stock held by GCOM. DME Advisors, LP (“DME”) is the investment manager for a managed account (the “Managed Account”), and as such has voting and dispositive power over the 241,000 shares of Common Stock held by the Managed Account. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Management and DME, and as such has voting and dispositive power over the 800,300 shares of Class A Common Stock held by GCOM and the Managed Account. David Einhorn is the principal of Greenlight Inc., DME Management, DME GP and DME, and as such has voting and dispositive power over the shares of Class A Common Stock held by GCOP, GCOM and the Managed Account.

(18)    Ryan Omohundro, as sole member of the Selling Securityholder, has sole voting and investment power over the reported securities.

(19)    The shares (before the offering) consist of 118,322 shares of Class B Common Stock and 118,322 Opco Units. Prior to the Business Combination, the Selling Securityholder was a director of RONI.

(20)    The shares (before the offering) consist of 551,948 shares of Class B Common Stock and 551,948 Opco Units. Pamela N. Rogers, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. Prior to the Business Combination, the husband of the trustee of the Selling Securityholder was the Chief Financial Officer and the Chief Accounting Officer of RONI.

(21)    John C. Stephens, as trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(22)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 1,390,348 shares of Class B Common Stock and 1,390,348 Opco Units. The Selling Securityholder is a director of the Company, and prior to the Business Combination, the Selling Securityholder was the Chief Executive Officer and a director of RONI.

(23)    NGP XII Special Opportunities, LLC is wholly-owned by NGP XII US Holdings, L.P. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve as voting members on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP Energy Capital Management, L.L.C., Chris Carter, Craig Glick and Jill Lampert may be deemed to have or share beneficial ownership of the shares of Class A Common Stock held directly by NGP XII Special Opportunities, LLC.

(24)    The shares (before the offering) consist of 30,005,300 shares of Class B Common Stock and 30,005,300 Opco Units. 8 Rivers directly owns a majority of the outstanding equity of NPEH and is the manager of NPEH and thus NPEH is controlled by 8 Rivers, and 8 Rivers may be deemed to be a beneficial owner of the shares beneficially owned by NPEH. In addition, Areca, Chamaedorea and Tillandsia collectively directly own a majority of the voting units of 8 Rivers. SK directly owns all of the outstanding equity of Areca, Chamaedorea and Tillandsia and thus SK may be deemed to be a beneficial owner of the shares beneficially owned by Areca, Chamaedorea and Tillandsi. SK may also be deemed to be a beneficial owner of the shares beneficially owned by 8 Rivers.

(25)    The shares (before the offering) consist of 33,999,995 shares of Class A Common Stock as well as 55,553,247 shares of Class B Common Stock and 55,553,247 Opco Units. The Selling Securityholder is a wholly-owned subsidiary of Occidental Petroleum Corporation, a publicly listed company.

(26)    The shares (before the offering) consist of 2,075,919 shares of Class B Common Stock and 2,075,919 Opco Units. Prior to the consummation of the Business Combination, the Selling Securityholder served as the Chief Executive Officer of Old NET Power.

(27)    Ron DeGregorio, as the Selling Securityholder’s managing member, has voting and investment power over the reported securities. Prior to the consummation of the Business Combination, Mr. DeGregorio served as the Chief Executive Officer of Old NET Power.

(28)    The shares (before the offering) consist of 101,710 shares of Class B Common Stock and 101,710 Opco Units.

(29)    The shares (before the offering) consist of 500,000 shares of Class A Common Stock as well as 191,357 shares of Class B Common Stock and 191,357 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, Chief Executive Officer and a director of the Company and formerly a director and Chief Executive Officer of RONI.

(30)    The shares (before the offering) consist of 286,320 shares of Class B Common Stock and 286,320 Opco Units. J. Kyle Derham, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder are the children of J. Kyle Derham, a director of the Company and formerly a director and the Chief Executive Officer of RONI.

(31)    SK directly owns all of the outstanding equity of Tillandsia and thus may be deemed to be a beneficial owner of the shares beneficially owned by Tillandsia.

(32)    The shares (before the offering) consist of 2,967,500 shares of Class A Common Stock as well as 869,629 shares of Class B Common Stock and 869,629 Opco Units. Andrew L. Share, as trustee of the Selling Securityholder, has voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, Chief Executive Officer and a director of the Company and formerly a director and Chief Executive Officer of RONI.

(33)     Areca, Chamaedorea and Tillandsia collectively directly own a majority of the voting units of 8 Rivers. SK directly owns all of the outstanding equity of Areca, Chamaedorea and Tillandsia and thus may be deemed to be a beneficial owner of the shares beneficially owned by Areca, Chamaedorea and Tillandsia. SK may also be deemed to be a beneficial owner of the shares beneficially owned by 8 Rivers. Damian Beauchamp, President and Chief Development Officer of the Selling Securityholder, was a member of the board of managers of Old NET Power for a period of approximately three years prior to the closing of the Business Combination.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section titled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Board of Directors has adopted a written related party transactions policy that requires that related party transactions (as defined below) be reviewed and, if appropriate, approved by the Board’s audit committee, subject to certain exceptions. Our related party transactions policy is designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

A “related party transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “related party” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting securities.

NET Power’s Related Party Transactions

NET Power Cycle Agreements

Old NET Power entered into a number of agreements with related parties in connection with the investment in, development of, validation of and commercialization of the NET Power Cycle, as set forth below. Constellation, BHES, 8 Rivers (through NPEH) and OXY are each currently stockholders of NET Power Inc. and were holders of equity securities of Old NET Power prior to the consummation of the Business Combination.

On June 14, 2012, Old NET Power entered into a Program Coordination Agreement (the “PCA”) with Constellation, CB&I Stone & Webster, Inc. (f/k/a Stone & Webster, Inc., “CB&I S&W”) and Toshiba Corporation (“Toshiba”), which delineated the manner in which all parties would support the Company in designing, building, testing, delivering and operating a small-scale natural gas plant for purposes of assessing the performance of the NET Power Cycle and, depending on results, to design, build, test, deliver and operate commercial natural gas power plants. On August 7, 2014, Old NET Power, Constellation and CB&I S&W, a former member of Old NET Power, entered into a PCA Supplemental Agreement (the “PCA Supplement”) limiting the terms of the PCA in favor of the NET Power Venture Documents (as defined below). In 2015, Old NET Power, CB&I S&W and Constellation entered into Amendment No. 1 to the PCA Supplement, pursuant to which CB&I S&W assigned the PCA Supplement to CB&I, Inc. (“CB&I”). The PCA was terminated in all respects, pursuant to a PCA Termination Agreement, dated as of July 29, 2021, among Old NET Power, Toshiba, Constellation and CB&I.

On August 7, 2014, Old NET Power entered into the Common Terms Agreement (the “Common Terms Agreement”) with 8 Rivers, Constellation, Lummus Technology Inc., a former member of Old NET Power (“Lummus”), and CB&I S&W, an affiliate of Lummus, pursuant to which all parties agreed to certain terms and definitions governing the NET Power Venture Documents. Effective August 7, 2014, Old NET Power, 8 Rivers, Constellation, Lummus and CB&I S&W entered into Amendment No. 1 to the Common Terms Agreement, pursuant to which CB&I S&W assigned its rights and obligations under the Common Terms Agreement to CB&I. On March 6, 2019, Old NET Power, 8 Rivers, Constellation, Lummus, CB&I and OXY entered into the Omnibus Amendment to the NET Power Venture Documents (the “Omnibus Amendment”), pursuant to which, among other things, OXY was joined to the Common Terms Agreement.

On August 7, 2014, Old NET Power entered into an Amended and Restated License Agreement with 8 Rivers, which was further amended on December 13, 2022 (as amended, the “8 Rivers License Agreement”), pursuant to which 8 Rivers granted the Company a perpetual, irrevocable, exclusive worldwide license to any intellectual property associated with the NET Power Cycle that is invented or owned by 8 Rivers, for the generation of electricity using CO2 as the primary working fluid utilizing any carbonaceous gas fuel other than those derived from certain solid fuel sources. The 8 Rivers License Agreement continues in perpetuity, unless terminated in accordance with the terms of the 8 Rivers License Agreement. Either party may terminate the 8 Rivers License Agreement in the event of a material breach by the other party that remains uncured for a period of time, or immediately, in the event of bankruptcy or liquidation of a party, subject to the survival of certain key provisions in the 8 Rivers License Agreement, including the grant of the license by 8 Rivers to the Company.

On August 7, 2014, Old NET Power entered into the Excluded Field Agreement (the “Excluded Field Agreement”) with Lummus, Constellation and 8 Rivers, which delineates each party’s rights with respect to the intellectual property rights established by the 8 Rivers License Agreement and applied in the use of the NET Power Cycle for the generation of electricity using CO2 as the primary working fluid utilizing carbonaceous gas fuel derived from certain solid fuel sources (the “Excluded Field”) and the terms of development with respect to Excluded Field. On March 6, 2019, OXY was joined to the Excluded Field Agreement via the Omnibus Amendment. The term of the Excluded Field Agreement expired prior to this transaction with respect to Lummus in connection with Lummus’ prior share assignment. On December 13, 2022, the Excluded Field Agreement was terminated as to Constellation and OXY and amended and restated as between Old NET Power and 8 Rivers.

On August 7, 2014, Old NET Power entered into the Contribution Agreement, which was amended to extend its term through December 31, 2019 (the “Contribution Agreement”) with Constellation, pursuant to which Constellation conducted development work on, and provided certain in-kind contributions to, the Company’s development plant in exchange for the issuance of 200,000 shares of Old NET Power. The term of the Contribution Agreement expired on December 31, 2019.

The PCA, the PCA Supplement, the 8 Rivers License Agreement, the Excluded Field Agreement (as amended) and the Contribution Agreement are collectively referred to as the “NET Power Venture Documents.”

Prior to Lummus entering into the Common Terms Agreement, CB&I S&W assigned all of its shares in Old NET Power to Lummus, Lummus transferred all of its shares in Old NET Power to McDermott Technology Sub, LLC (“McDermott Technology Sub”), and on April 20, 2022, OXY purchased from McDermott Technology Sub all of its shares in Old NET Power. As of the execution of the Business Combination Agreement, neither CB&I S&W, Lummus, nor McDermott were members of Old NET Power.

Baker Hughes Agreements

The Amended and Restated JDA

On December 13, 2022, Old NET Power entered into the Amended and Restated JDA with RONI, RONI Opco, NPI and NPT. The Amended and Restated JDA amends and restates the Original JDA, which was entered into in connection with a capital investment by BHES into Old NET Power (described below), to allow for the joint development of a turbo expander prototype for use in Power Plants (as defined in the Amended and Restated JDA), including a combustor (the “Joint Development”).

The development work to be undertaken by NPI and related milestones are described in statements of work. Subject to limited exceptions, the Company will be required to reimburse NPI for all costs associated with the performance of its obligations under the applicable statement of work. A percentage of such reimbursement, to be selected by Old NET Power prior to Closing in accordance with the terms of the Amended and Restated JDA, will be paid in cash with the remaining amount being paid via issuance of additional Class A Opco Units and Class B Common Stock to NPI or its designee. Similarly, the Company will be required to reimburse NPI for certain cost overruns through a combination of cash and issuance of securities, as provided in the Amended and Restated JDA. On July 28, 2023, BHES (as NPI’s designee) was issued 318,607 Class A Opco Units and 318,607 shares of Class B Common Stock pursuant to the Amended and Restated JDA for services provided thereunder.

Also, pursuant to the Amended and Restated JDA, NPI or its designee will receive additional Class A Opco Units of Opco and Class B Common Stock in up to an amount equal to the product of 64,799 and the Exchange Ratio (as defined in the Amended and Restated JDA) upon the achievement of certain milestones and the occurrence of certain other events. Immediately prior to the Closing of the Business Combination as a result of the Change of Control (as defined in the Amended and Restated JDA), NPI (or its designee) received 47,000 shares of Old NET Power.

The Amended and Restated JDA is subject to customary covenants, representations and warranties. The term of the Amended and Restated JDA expires on the later of February 3, 2027 or the completion or termination of the statements of work, unless terminated earlier in accordance with the agreement. Either of the Company or NPI may terminate the Amended and Restated JDA upon 15 days’ prior notice to the other parties in the event of occurrence or continuation of certain events or material breaches of the terms of the Amended and Restated JDA. Furthermore, NPI may terminate the Amended and Restated JDA upon the occurrence of a change of control, other than the Business Combination.

In order to jointly commercialize the NET Power Platform (as defined in the BH License Agreement) together with the turbo expander and related equipment that may result from the Amended and Restated JDA (the “Commercialization”), on May 12, 2022, NPI and Old NET Power entered into a commercial agreement (the “BH Commercial Agreement”) to provide a framework through which they will cooperate to identify, evaluate and pursue opportunities with potential customers in the utility and industrial markets. Pursuant to the terms of the BH Commercial Agreement and consistent with the exclusivity granted under the BH License Agreement, NPI has certain rights to be the sole supplier of a turbo expander equipment package for the NET Power Cycle.

BH License Agreement

In connection with the Original JDA, on February 3, 2022, Old NET Power entered into the BH License Agreement with NPT, pursuant to which the Company granted a worldwide, royalty-free, license to certain intellectual property rights that were licensed to the Company pursuant to the 8 Rivers License Agreement to NPT and its affiliates in connection with the Joint Development and the Commercialization. The Company’s license to NPT is an exclusive license, subject to loss of exclusivity, upon the occurrence of certain events, such as the sale of a prescribed number of turbo expander equipment packages, as described in the BH License Agreement. In addition, pursuant to the BH License Agreement and the Original JDA, NPT granted a license to the Company to certain rights to derivative works, modifications and improvements related to the NET Power Platform (as defined in the BH License Agreement).

The BH License Agreement is subject to customary covenants, representations and warranties. The term of the BH License Agreement continues until terminated (a) by written agreement of NPT and the Company, (b) by NPT at any time, upon 30 days’ prior written notice to the Company, and (c) by the Company in limited circumstances, including in the event of insolvency of NPT or valid termination of the Amended and Restated JDA, upon 60 days’ prior written notice to NPT.

On February 3, 2022, in connection with the Original JDA and the BH License Agreement, 8 Rivers and Old NET Power entered into the Limited Excluded Field License Agreement, which was further amended and restated on December 13, 2022, pursuant to which 8 Rivers granted the Company a perpetual, royalty-free license for certain incidental uses of fuel sources that may be in the Excluded Field.

Services Agreements

On September 7, 2019, Old NET Power entered into a Master Services Agreement with an affiliate of 8 Rivers (the “8 Rivers Master Services Agreement”), pursuant to which 8 Rivers and its affiliates provided the Company certain technical, administrative, marketing, subleased office space, and other support services upon receipt of work orders. The 8 Rivers Master Services Agreement was effective April 1, 2018 and terminated as of December 31, 2021. Pursuant to the terms of 8 Rivers Master Services Agreement, Old NET Power incurred an aggregate expense of $11.691 million to 8 Rivers.

On September 5, 2019, Old NET Power entered into a Master Services Agreement with OLCV, an affiliate of OXY (the “OXY Master Services Agreement”), with an effective date of November 5, 2018 and pursuant to which OLCV provided the Company certain technical, administrative, marketing and other support services upon receipt of work orders. On November 25, 2022, Old NET Power entered into another Master Services Agreement with OLCV, which replaced the OXY Master Services Agreement (together, the “OXY MSAs”). Pursuant to the terms of OXY MSAs, Old NET Power incurred an aggregate expense of $1.996 million to OLCV through December 31, 2022.

On January 1, 2020, Old NET Power entered into a Master Services Agreement with Constellation, effective as of January 1, 2021 (as amended, the “Constellation Master Services Agreement”), pursuant to which Constellation provided the Company certain technical, administrative, marketing and other support services upon receipt of work orders. Prior to the Constellation Master Services Agreement, Constellation provided certain services to the Company pursuant to the Contribution Agreement valued at $20 million. Pursuant to the terms of Constellation Master Services Agreement, Old NET Power incurred an aggregate expense of approximately $3 million to Constellation through December 31, 2022.

On September 12, 2019, Old NET Power entered into a Master Services Agreement with CB&I, LLC (the “CB&I Master Services Agreement”), effective April 1, 2018, pursuant to which CB&I provided the Company certain technical, administrative, marketing and other support services upon receipt of work orders. Pursuant to the terms of CB&I Master Services Agreement, Old NET Power incurred an aggregate expense of $5.675 million to CB&I through December 31, 2022.

Loan and Security Agreement

On October 19, 2021, Old NET Power entered into a Loan and Security Agreement with Constellation, OXY, McDermott Technology Sub and 8 Rivers (the “Loan and Security Agreement”), pursuant to which Old NET Power received loans from Constellation and OXY amounting to $10.0 million (the “Loan”). The Loan bore an interest rate of 9.25% per annum. The Loan was repaid in full in February 2022 and no amount of the Loan remains outstanding. In connection with the Loan and Security Agreement, Old NET Power issued a warrant to OXY to purchase up to 5,824 shares of Old NET Power at an exercise price of $168.75 per share and a warrant to Constellation to purchase up to 28,764 shares of Old NET Power at an exercise price of $168.75 per share (together, the “Loan Warrants”). The Loan Warrants were exercisable beginning February 3, 2022 until February 3, 2023.

Stockholders’ Agreement

On the June 8, 2023, as contemplated by the Business Combination Agreement, RONI, RONI Opco, Buyer, Sponsor, the Principal Legacy NET Power Holders and BHES entered into the Stockholders’ Agreement.

The Stockholders’ Agreement provides that, among other things, the Board will initially consist of 10 members and:

•        the holders of a majority of the Common Stock held by OXY or its Permitted Transferees (as defined in the Stockholders’ Agreement) will have the right to designate three director nominees for appointment or election to Board (the “OXY Directors” or each, an “OXY Director”); provided that (i) on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 25% of the issued and outstanding voting interests of the Company, the right of OXY to designate three director nominees shall cease, and the term of one then current OXY Director shall thereupon automatically end, (ii) further, on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 20% of the issued and outstanding voting interests of the Company, the right of OXY to designate two OXY Directors shall cease, and the term of one then current OXY Director shall thereupon automatically end, and (iii) further, on the first date after the Closing Date that OXY, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company (the “Third OXY Fall-Away Date”), the right of OXY to designate an OXY Director shall cease, and the term of the then current OXY Director shall thereupon automatically end;

•        the holders of a majority of the Common Stock held by NPEH (who is controlled by 8 Rivers) or its Permitted Transferees will have the right to designate one director nominee for appointment or election to the Board (the “8 Rivers Director”); provided that on the first date (the “8 Rivers Fall-Away Date”) after the Closing Date that (i) 8 Rivers, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company and (ii) 8 Rivers’ Percentage Interest (as defined in the Stockholders’ Agreement) represents less than 50% of its Initial Percentage Interest (as defined in the Stockholders’ Agreement), the right of 8 Rivers to designate a director shall cease, and the term of the then current 8 Rivers Director shall thereupon automatically end;

•        the holders of a majority of the Common Stock held by Constellation or its Permitted Transferees will have the right to designate one director nominee, who shall be an independent director for purposes of the applicable stock exchange listing standards, for appointment or election to the Board (the “Constellation Director”); provided that, on the first date (the “Constellation Fall-Away Date”) after the Closing Date that (i) Constellation, together with its Permitted Transferees, fails to hold at least 10% of the issued and outstanding voting interests of the Company and (ii) Constellation’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of Constellation to designate a director shall cease, and the term of the then current Constellation Director shall thereupon automatically end;

•        the holders of a majority of the Common Stock held by Sponsor or its Permitted Transferees will have the right to designate one director for appointment or election to the Board (the “Sponsor Director”); provided that on the first date after the Closing Date that (i) Sponsor, together with its Permitted Transferees, fails to hold at least 5% of the issued and outstanding voting interests of the Company and (ii) Sponsor’s Percentage Interest represents less than 50% of its Initial Percentage Interest, the right of Sponsor to designate a director shall cease, and the term of the then current Sponsor Director shall thereupon automatically end;

•        the Board will nominate the person then serving as the Chief Executive Officer of the Company for appointment or election to the Board; and

•        the Board will nominate for appointment or election to the Board a minimum of three independent directors (the “Company Directors”), and prior to the Third OXY Fall-Away Date, the 8 Rivers Fall-Away Date and the Constellation Fall-Away Date, as applicable, the Board will consult with OXY, 8 Rivers and Constellation, respectively, concerning the persons to be designated by the Board as the Company Directors.

As of the date hereof, (i) Peter J. (Jeff) Bennett, Frederick A. Forthuber and Brad Pollack serve as the OXY Directors, (ii) Eunkyung Sung serves as the 8 Rivers Director, (iii) Carol Peterson serves as the Constellation Director, (iv) J. Kyle Derham serves as the Sponsor Director, (v) Daniel Joseph Rice, IV serves as the Company’s Chief Executive Officer and as a member of the Board, and (vi) Ralph Alexander, Joseph T. Kelliher and Alejandra Veltmann serve as the Company Directors.

Also, subject to the terms and conditions and with exceptions as set forth in the Stockholders’ Agreement, each Principal Legacy NET Power Holder and BHES agreed to the following lock-up restrictions:

•        33⅓% of its Price-Based Lock-up Shares may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least 15 days after the Closing, exceeds (i) $12.00 per share, then one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, (ii) $14.00 per share, then an additional one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, and (iii) $16.00 per share, then all of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions; and

•        66⅔% of its Time-Based Lock-up Shares may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the principal exchange on which such securities are then listed or quoted, for any 20 trading days within any 30 consecutive trading-day period commencing at least six months after the Closing Date, exceeds $12.00 per share, then the Time-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

On July 24, 2023, the First Price-Based Lock-up Release occurred, and on September 12, 2023, the Second Price-Based Lock-up Release occurred.

Additionally, pursuant to the Stockholders’ Agreement, subject to the terms and conditions and with customary exceptions as set forth therein, the Principal Legacy NET Power Holders and BHES were granted certain customary registration rights, including, among other things, “piggyback” registration rights that allow them to include their Registrable Securities (as defined in the Stockholders’ Agreement) in certain registrations initiated by the Company. Also, subject to the terms and conditions and with customary exceptions as set forth in the Stockholders’ Agreement, each Principal Legacy NET Power Holder may request to sell all or any portion of its Registrable Securities in an underwritten offering, provided that the Company shall only be obligated to effect such an underwritten offering if the total offering price (before deduction of underwriting discounts and commissions) of the securities included therein is reasonably expected to exceed, in the aggregate, $25 million or if the request is with respect to all of the then outstanding Registrable Securities of such Principal Legacy NET Power Holder.

The foregoing description of the Stockholders’ Agreement is not complete and is qualified in its entirety by reference to the copy of the Stockholders’ Agreement filed as Exhibit 10.1 to the registration statement of which this prospectus is a part, which is incorporated herein by reference.

Opco LLC Agreement

On the Closing Date, Opco’s existing limited liability company agreement was amended and restated to, among other things, reflect the Business Combination. Pursuant to the Opco LLC Agreement, the Company serves as the sole managing member of Opco. The Opco LLC Agreement provides each member of Opco (other than the Company) the right to cause the Company to cause Opco to redeem all or a portion of such member’s Opco Units in exchange for an equal number of shares of Class A Common Stock or, at the Company’s election under certain circumstances set forth therein, cash, in each case, subject to certain restrictions set forth therein. Upon redemption of any Opco Units, an equal number of shares of Class B Common Stock held by the redeeming member of Opco shall be canceled.

The foregoing description of the Opco LLC Agreement is not complete and is qualified in its entirety by reference to the copy of the Opco LLC Agreement filed as Exhibit 10.2 to the registration statement of which this prospectus is a part, which is incorporated herein by reference.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, RONI, Sponsor, Old NET Power and the Principal Legacy NET Power Holders and BHES (collectively, the “Support Agreement Unitholders”) entered into a Support Agreement (as amended pursuant to its terms, the “Support Agreement”), pursuant to which each Support Agreement Unitholder agreed to, among other things, (i) retain their respective equity interests, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Capital Contributions

Pursuant to a series of Limited Liability Interest Purchase Agreements (each a “Purchase Agreement”), the Principal Legacy NET Power Holders and BHES purchased shares of Old NET Power, as summarized below:

•        Pursuant to a November 5, 2018 Purchase Agreement, OXY agreed to purchase 355,555 shares of Old NET Power at a purchase price of $168.75 per share for aggregate gross proceeds of $60 million, which shares were issued between March 6, 2019 and December 29, 2020 as funds were drawn by Old NET Power. OXY acquired an additional 1,099,999 shares of Old NET Power from McDermott Technology Sub pursuant to a certain Membership Interest Purchase Agreement, dated April 20, 2022.

•        Pursuant to an August 7, 2014 Amended and Restated Purchase Agreement, as amended by a Second Amended and Restated Purchase Agreement dated as of October 9, 2017, Constellation purchased 1,099,999 shares of Old NET Power at a purchase price of $100 per share for aggregate gross proceeds of approximately $90 million in cash and certain in-kind contributions to Old NET Power valued at $20 million, which shares were issued between August 7, 2014 and October 7, 2019 as funds were drawn by NET Power.

•        Pursuant to a Limited Liability Interest Purchase Agreement, BHES agreed to purchase 142,180 shares of Old NET Power at a purchase price of $211 per share for aggregate gross proceeds of $30 million, which shares were issued in February 2022.

Participation in the PIPE Financing

Several Old NET Power related parties participated in the PIPE Financing, as summarized below:

PIPE Investor	Number of Shares of RONI Class A Common Stock Subscribed For	Aggregate Subscription Amount
OXY	33,999,995	$339,999,950
8 Rivers and Tillandsia(1)	5,500,000	$55,000,000
Constellation	500,000	$5,000,000

____________

(1)      Tillandsia subscribed for 5,000,000 shares for a subscription amount of $50.0 million. SK directly owns all of the outstanding equity of Tillandsia and thus, SK may be deemed to be a beneficial owner of the shares owned by Tillandsia. 8 Rivers subscribed for 500,000 shares for a subscription amount of $5.0 million. SK directly owns all of the outstanding equity of Areca and Chamaedorea, and Areca, Chamaedorea and Tillandsia, collectively, hold a majority of the voting units of 8 Rivers and thus, SK may be deemed to be a beneficial owner of the shares owned by 8 Rivers.

Indemnification Agreements

Our Bylaws provide that NET Power will indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our Bylaws. In addition, our Certificate of Incorporation provides that NET Power’s directors and executive officers will not be liable for monetary damages for breach of fiduciary duty.

NET Power has also entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. The foregoing description of the indemnification agreements is not complete and is qualified in its entirety by reference to the form filed as Exhibit 10.4 hereto, which is incorporated herein by reference.

Tax Receivable Agreement

On the Closing Date, as contemplated by the Business Combination Agreement, NET Power and Opco entered into the Tax Receivable Agreement, dated June 8, 2023, with Opco Unitholders who received Opco Units pursuant to the Business Combination Agreement as consideration for equity interests in Old NET Power (the “TRA Unitholders”) and the Agent (as defined therein). Pursuant to the Tax Receivable Agreement, the Company will be required to pay to the TRA Unitholders 75% of the tax savings that the Company realizes as a result of increases in tax basis in Opco’s assets resulting from the exchange of Opco Units for Class A Common Stock (or cash) pursuant to the Opco LLC Agreement as well as certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. Nonpayment of the Company’s obligations for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement resulting in a lump-sum payment, which may be substantial.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement (subject to certain assumptions), or certain other acceleration events, including a Change of Control (as defined in the Tax Receivable Agreement), occur.

The foregoing description of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the copy of the Tax Receivable Agreement filed as Exhibit 10.3 hereto, which is incorporated herein by reference.

RONI’s Related Party Transactions

Founder Units

In February 2021, Sponsor received 7,187,500 Class B Units of RONI Opco for no consideration and purchased 7,187,500 corresponding Class B Shares, 2,500 Class A Shares and 100 Class A Units of RONI Opco and 100 corresponding Class B Shares for an aggregate of $26,000. The number of founder units issued was determined based on the expectation that the founder units would represent 20% of the total outstanding equity after the IPO (excluding the sponsor units and any shares issuable upon exercise of any warrants). In June 2021, Sponsor forfeited 90,000 Class B Units of RONI Opco, and 30,000 Class B Units of RONI Opco were issued to each of RONI’s independent directors. Sponsor transferred a corresponding number of Class B Shares to RONI’s independent directors. In June 2021, RONI effected a dividend, and RONI Opco effected a distribution, resulting in Sponsor owning 8,535,000 Class B Shares and 8,534,900 Class B Units of RONI Opco.

Private Placement Warrants

Sponsor purchased from RONI an aggregate of 10,900,000 Private Placement Warrants at a purchase price of $1.00 per warrant ($10,900,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Each Private Placement Warrant entitles the holder to purchase for $11.50 either one share of Class A Common Stock or, so long as they are held by the holders of the Class B Shares of RONI Opco that were initially issued to Sponsor in a private placement prior to the IPO, including officers and directors to the extent they hold such shares or their permitted transferees, one Opco Unit (and corresponding share of Class B Common Stock). The Private Placement Warrants (including the share of Class A Common Stock or Opco Unit (and corresponding share of Class B Common Stock) issuable upon exercise thereof) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the Closing Date.

RONI Opco LLC Agreement

In connection with the IPO, RONI entered into the Limited Liability Company Agreement (the “RONI Opco LLC Agreement”) with RONI Opco and RONI Opco’s other members. A form of the RONI Opco LLC Agreement was filed as an exhibit to our Registration Statement on Form S-1 filed in connection with the IPO, and the following description of the RONI Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Class B Units of RONI Opco and Exchange Right

Prior to the consummation of the Business Combination, RONI’s initial shareholders owned all of the outstanding Class B Units of RONI Opco, which are convertible into Class A Units of RONI Opco pursuant to the terms set forth in the RONI Opco LLC Agreement. The RONI Opco LLC Agreement provided that, following the consummation of RONI’s initial business combination, holders of Class A Units of RONI Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RONI Opco (and a corresponding number of Class B Shares) for, at RONI’s option, (i) Class A Shares on a one-for-one basis, subject to adjustment for share splits, share capitalizations, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash.

Following any exchange of Class A Units of RONI Opco (and a corresponding number of Class B Shares), RONI would have retained the Class A Units of RONI Opco and canceled the Class B Shares. Thus, as the holders of Class A Units of RONI Opco (other than RONI) exchanged their Class A Units of RONI Opco, RONI’s membership interest in RONI Opco would have correspondingly increased, the number of Class A Shares outstanding would increase, and the number of Class B Shares outstanding would be reduced.

Founder Shares Anti-Dilution

In the case that additional Class A Shares, or equity-linked securities, were issued or deemed issued in excess of the amounts sold in the offering in connection with the Business Combination, the number of RONI Opco Units into which the Class B Units of RONI Opco would have converted may be adjusted.

Non-Liquidating Distributions and Allocations of Income and Loss

Prior to the consummation of the Business Combination, and subject to the obligation of RONI Opco to make tax distributions and to reimburse RONI for its corporate and other overhead expenses, RONI had the right to determine when non-liquidating distributions would be made to the holders of RONI Opco Units and the amount of any such distributions.

Other Transactions with Sponsor

Commencing on the date that RONI’s securities were first listed on the NYSE, RONI paid Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combination, RONI ceased paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, were paid by RONI to Sponsor or RONI’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on RONI’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. RONI’s audit committee reviewed on a quarterly basis all payments that were made to Sponsor or RONI’s officers or directors or RONI’s or their affiliates and determined which expenses and the amount of expenses that were reimbursable. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RONI’s behalf.

RONI entered into a registration rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon exchange of the founder units.

PIPE Subscription Agreements

On December 13, 2022, RONI entered into subscription agreements (the “2022 Subscription Agreements”) with certain investors (the “2022 PIPE Investors”), and in April 2023, RONI entered into additional subscription agreements (the “2023 Subscription Agreements” and, together with the 2022 Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “2023 PIPE Investors” and, together with the 2022 PIPE Investors, the “Initial PIPE Investors”), pursuant to which, among other things, the Initial PIPE Investors agreed to subscribe for and purchase from RONI, and RONI agreed to issue and sell to the Initial PIPE Investors, an aggregate of 49,044,995 newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $490,449,950, on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). Each Initial Subscription Agreement contains customary conditions to closing, including the consummation of the Business Combination immediately following the consummation of the Initial PIPE Financing.

On May 18, 2023, RONI and Tillandsia entered into a subscription agreement (the “Tillandsia Subscription Agreement”), pursuant to which, among other things, Tillandsia agreed to subscribe for and purchase, and RONI agreed to issue and sell to Tillandsia, 5,000,000 shares of Class A Common Stock for a purchase price of $50.0 million, on the terms and subject to the conditions set forth therein. SK directly owns all of the outstanding equity of Tillandsia and thus, SK may be deemed to be a beneficial owner of the shares owned by Tillandsia. 8 Rivers subscribed for 500,000 shares in the PIPE Financing for a subscription amount of $5.0 million. SK directly owns all of the outstanding equity of Areca and Chamaedorea, and Areca, Chamaedorea and Tillandsia, collectively, hold a majority of the voting units of 8 Rivers. Thus, SK may be deemed to be a beneficial owner of the shares owned by 8 Rivers, which in turn controls NPEH, which was also a holder of Old NET Power equity. The Tillandsia Subscription Agreement is substantially similar to the Initial Subscription Agreements, except that (i) for the period (such period, as may be extended pursuant to the terms of the Tillandsia Subscription Agreement, the “Joint Venture Exclusive Negotiation Period”) beginning on May 18, 2023 and ending on the earlier to occur of October 31, 2023 and the execution by RONI (or a subsidiary of RONI) and Tillandsia of definitive agreements (the “Joint Venture Transaction Agreements”) addressing the formation, funding and governance of a joint venture to pursue the development of utility-scale power plants licensing NET Power’s power generation system in select territories in Asia for an initial term of 12 years (the “Joint Venture”), RONI and Tillandsia agree (a) to work together, negotiate in good faith and use commercially reasonable efforts to enter into the Joint Venture Transaction Agreements and (b) to not, directly or indirectly, (1) solicit, initiate or encourage the submission of any proposal or indication of interest relating to the Joint Venture, (2) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or (3) authorize, engage in or enter into any agreement or understanding with respect to, the formation of the Joint Venture and (ii) during the period that ends on the one-year anniversary of the date on which Tillandsia acquires the shares of Class A Common Stock pursuant to the Tillandsia Subscription Agreement, Tillandsia agrees that it will not transfer to any person who is not an affiliate of Tillandsia 2,500,000 of the shares to be acquired pursuant to the Tillandsia Subscription Agreement; provided, however, that if the Joint Venture Transaction Agreements are not executed before the expiration of the Joint Venture Exclusive Negotiation Period, such 2,500,000 shares will be released from such restriction on transfer. On May 18, 2023, RONI and Tillandsia also entered into a non-binding term sheet summarizing the principal terms of a proposed investment by Tillandsia in the Joint Venture. RONI and Tillandsia currently contemplate that each of them will make an initial capital contribution of $5.0 million in exchange for equal 50% positions in the common equity of the Joint Venture.

On May 22, 2023 and May 24, 2023, certain of the 2022 PIPE Investors exercised their Offset Right (as defined below). Pursuant to certain 2022 Subscription Agreements, the subscriber was granted the right to reduce its obligation to purchase shares of Class A Common Stock, at the subscriber’s election, by up to the number of Class A Ordinary Shares of RONI that it currently owned (the “Offset Right”), subject to the subscriber agreeing to (i) not sell or otherwise transfer the currently owned shares used to satisfy the Offset Right prior to the consummation of the Business Combination and (ii) not exercise its right to have any of its currently owned shares used to satisfy the Offset Right redeemed for cash in connection with the consummation of the Business Combination. As a result of the Offset Right exercises on May 22, 2023 and May 24, 2023 (the “Offset Right Exercises”), the number of shares of Class A Common Stock to be issued pursuant to the 2022 Subscription Agreements was reduced by 1,500,000 shares.

On May 25, 2023, RONI entered into subscription agreements (the “May 25, 2023 Subscription Agreements”) with certain investors (the “May 25, 2023 PIPE Investors”) pursuant to which, among other things, the May 25, 2023 PIPE Investors agreed to subscribe for and purchase, and RONI agreed to issue and sell to the May 25, 2023 PIPE Investors, an aggregate of 1,500,000 shares of Class A Common Stock for an aggregate purchase price of $15.0 million, on the terms and subject to the conditions set forth therein. The May 25, 2023 Subscription Agreements are substantially similar to the Initial Subscription Agreements.

As a result of the above-described Subscription Agreements and the Offset Right Exercises, an aggregate of 54,044,995 shares of Class A Common Stock were issued in the PIPE Financing for aggregate gross proceeds of $540,449,950.

Related Party Policy

Following the consummation of the IPO, RONI adopted a code of ethics requiring RONI to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by RONI’s Board of Directors (or the appropriate committee of the Board) or as disclosed in our public filings with the SEC. Under RONI’s code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving RONI.

In addition, RONI’s audit committee, pursuant to a written charter that was adopted prior to the consummation of the IPO, was responsible for reviewing and approving related party transactions to the extent that RONI entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. RONI also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

RONI’s audit committee reviewed on a quarterly basis all payments that were made to Sponsor, RONI’s officers or directors, or RONI or their affiliates.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any method permitted under applicable law, including one or more of the following methods when disposing of their shares of Class A Common Stock or warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their employees, members, partners or shareholders;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        delayed delivery requirements;

•        in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secure debts and other obligations;

•        through agents;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A Common Stock or warrants at a stipulated price per share or warrant; and

•        a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A Common Stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A Common Stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A Common Stock or warrants offered by them will be the purchase price of such shares of our Class A Common Stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A Common Stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Stockholders’ Agreement, the Registration Rights Agreement and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

The Selling Securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock or warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A Common Stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the Class A Common Stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Rice Acquisition Corp. II as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) through December 31, 2021 have been included herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein (which includes an explanatory paragraph related to Rice Acquisition Corp. II’s ability to continue as a going concern), and upon the authority of such firm as experts in accounting and auditing.

The financial statements of NET Power LLC as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, the Class A Common Stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at https://www.ir.netpower.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS

Page
NET Power Inc. Unaudited Consolidated Financial Statements
Consolidated Balance Sheets (Unaudited) as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor)	F-2

Consolidated Statements of Operations and Comprehensive Loss (Unaudited) for the Period from April 1 through June 7, 2023 (Predecessor) and June 8 through June 30, 2023 (Successor), the
Period from April 1 through June 30, 2022 (Predecessor), the Period from January 1 through
June 7, 2023 (Predecessor) and June 8 through June 30, 2023 (Successor), and the Period from January 1 through June 30, 2022 (Predecessor)

F-4
Consolidated Statement of Shareholders’ Equity and Non-Controlling Interest (Unaudited) (Successor) for the Period from June 8 through June 30, 2023	F-5

Consolidated Statement of Members’ Equity (Unaudited) (Predecessor) for the Periods from April 1 through June 7, 2023, December 31, 2022 through June 7, 2023, April 1 through June 30, 2022 and the December 31, 2021 through June 30, 2022

F-6

Consolidated Statements of Cash Flows (Unaudited) for the Period from January 1 through June 7,
2023 (Predecessor) and June 8 through June 30, 2023 (Successor) and the Period from January 1 through June 30, 2022 (Predecessor)

F-7
Notes to Unaudited Consolidated Financial Statements	F-9
Rice Acquisition Corp. II Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-49
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2023 and 2022	F-50
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity for the Three Months Ended March 31, 2023 and 2022	F-51
Unaudited Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-52
Notes to Unaudited Condensed Consolidated Financial Statements	F-53
Rice Acquisition Corp. II Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-72
Consolidated Balance Sheet as of December 31, 2022 and 2021	F-73
Consolidated Statement of Operations for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (inception) through December 31, 2021	F-74
Consolidated Statement of Changes in Stockholders’ Equity for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (inception) through December 31,2021	F-75
Consolidated Statement of Cash Flows for the Year Ended December 31, 2022 and for the Period from February 2, 2021 (inception) through December 31, 2021	F-76
Notes to Consolidated Financial Statements	F-77

NET Power Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and unit amounts)

	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
ASSETS
Current Assets
Cash	$648,645	$5,164
Trade receivables, net	—	352
Interest receivable	2,125	—
Prepaid expenses	3,559	184
Other current assets	23	1,795
Total Current Assets	654,352	7,495
Long Term Assets
Intangible assets, net	1,340,890	263
Goodwill	433,737	—
Property, plant and equipment, net	91,547	69,595
Lease right-of-use asset	926	784
Total Long Term Assets	1,867,100	70,642
Total Assets	$2,521,452	$78,137

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,070	$577
Accrued liabilities	2,268	2,392
Due to related parties	1,914	178
Lease liability	142	130
Option liability	—	5,174
Total Current Liabilities	5,394	8,451
Long Term Liabilities
Due to related parties	—	2,212
Earnout shares liability	10,867	—
Warrant liability	81,300	—
Asset retirement obligation	1,977	2,416
Lease liability	582	656
Deferred taxes	80,571	—
Total Long Term Liabilities	175,297	5,284
Total Liabilities	180,691	13,735

Commitments and Contingencies (Note M)

Mezzanine Shareholders’ and Members’ Equity
Redeemable non-controlling interests in subsidiary	1,885,319	—

NET Power Inc.
Consolidated Balance Sheets (Unaudited) — (Continued)
(In thousands, except share and unit amounts)

	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
Shareholders’ and Members’ Equity
Capital stock 4,987,845 units authorized; 3,722,355 units issued and outstanding as of December 31, 2022 (Predecessor)	—	262,622
Preference shares, $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding as of June 30, 2023 (Successor) & December 31, 2022 (Predecessor)	—	—
Class A Common Stock, $.0001 par value; 520,000,000 shares authorized; 67,352,271 shares issued and outstanding as of June 30, 2023 (Successor) & no shares issued and outstanding as of December 31, 2022 (Predecessor)	7	—
Class B Common Stock, $.0001 par value; 310,000,000 shares authorized; 142,711,590 shares issued and outstanding as of June 30, 2023 (Successor) & no shares issued and outstanding as of December 31, 2022 (Predecessor)	14	—
Additional paid-in-capital	514,219	26,288
Accumulated other income	1	17
Accumulated Deficit
Members’ equity	—	(224,525)
Shareholders’ equity	(58,799)	—
Total Shareholders’ and Members’ Equity	455,442	64,402
Total Liabilities and Shareholders’ and Members’ Equity	$2,521,452	$78,137

NET Power Inc.
Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except units, shares, per unit, and per share amounts)

	Period from			Period from
	June 8 – June 30, 2023 (Successor)	April 1 – June 7, 2023 (Predecessor)	April 1 – June 30, 2022 (Predecessor)	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Revenue
Revenue	$—	$125	$208	$—	$175	$432
Cost of revenue	—	3	115	—	3	179
Cost of revenue – related party	—	—	40	—	—	40
Gross Profit	—	122	53	—	172	213

Operating Expenses
General and administration	24,283	6,436	5,375	24,283	11,940	8,567
General and administration – related party	28	62	49	28	191	221
Sales and marketing	156	528	242	156	869	368
Research and development	283	974	747	283	1,989	1,674
Research and development – related party	5,546	5,779	4,050	5,546	12,330	6,377
Project development	115	973	—	115	1,191	—
Option settlement – related party	79,054	—	—	79,054	—	—
Depreciation, amortization and accretion	4,926	2,481	3,325	4,926	5,812	6,650
Total Operating Expenses	114,391	17,233	13,788	114,391	34,322	23,857

Operating Loss	(114,391)	(17,111)	(13,735)	(114,391)	(34,150)	(23,644)

Other Income (Expense)
Interest income (expense)	2,125	2	(32)	2,125	4	(1,470)
Other income (expense)	1,009	—	—	1,009	(30)	—
Net Other Income (Expense)	3,134	2	(32)	3,134	(26)	(1,470)

Net Loss before Income Tax	(111,257)	(17,109)	(13,767)	(111,257)	(34,176)	(25,114)
Income tax expense (benefit)	(672)	—	—	(672)	—	—
Net Loss after Income Tax	(110,585)	(17,109)	(13,767)	(110,585)	(34,176)	(25,114)

Other Comprehensive Loss
Foreign currency translation gain (loss)	(1)	—	—	(1)	—	—
Total Other Comprehensive Loss	(1)	—	—	(1)	—	—

Comprehensive Loss	(110,586)	(17,109)	(13,767)	(110,586)	(34,176)	(25,114)
Comprehensive Loss attributable to non-controlling interests	(75,585)	—	—	(75,585)	—	—
Comprehensive Loss attributable to NET Power Inc.	$(35,001)	$(17,109)	$(13,767)	$(35,001)	$(34,176)	$(25,114)

Net Loss per common share or per membership interest	$(0.52)	$(4.51)	$(3.70)	$(0.52)	$(9.07)	$(6.81)

Weighted average common shares or membership interests, basic and diluted	67,404,794	3,791,634	3,715,971	67,404,794	3,766,871	3,685,699

NET Power Inc.
Consolidated Statement of Shareholders’ Equity and
Non-Controlling Interest (Unaudited) (Successor)
(In thousands, except share and unit amounts)

	Class A Common Stock		Class B Common Stock		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests	Class A Ordinary Shares		Total Mezzanine Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount						Shares	Amount
Balance at June 8, 2023 (Successor)	—	$—	—	$—	2,500	$—	8,625,000	$1	$—	$—	$(98,966)	$(98,965)	$—	34,500,000	$356,318	$356,318
Sponsor forfeiture of RONI Class B ordinary shares and reservation of earnout shares	—	—	—	—	—	—	(1,986,775)	—	—	—	—	—	—	—	—	—
Redemption of Class A ordinary shares by RONI public shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	(21,195,224)	(218,983)	(218,983)
Conversion of RONI Class A and Class B ordinary shares into NET Power, Inc. Class A and Class B Common Stock, respectively	13,307,276	1	6,638,225	1	(2,500)	—	(6,638,225)	(1)	60,045	—	—	60,046	87,094	(13,304,776)	(137,335)	(50,241)
Issuance of RONI Class A Common Stock to PIPE Investors	54,044,995	6	—	—	—	—	—	—	540,445	—	—	540,451	—	—	—	—
Equity awards vested due to Business Combination	—	—	8,356,635	1	—	—	—	—	542	—	(542)	1	109,639	—	—	109,639
Issuance of RONI Class B Common Stock to Former NET Power, LLC Unitholders	—	—	127,716,730	12	—	—	—	—	(12)	—	75,711	75,711	1,676,618	—	—	1,676,618
Issuance of shares to:									—			—	—	—	—	—
BHES (Bonus Shares)	—	—	—	—	—	—	—	—	—	—	—	—	347	—	—	347
BHES (In-Kind Shares)	—	—	—	—	—	—	—	—	—	—	—	—	148	—	—	148
Class A OpCo Units	—	—	—	—	—	—	—	—	—			—	257	—	—	257
Adjustment of redeemable non-controlling interest to redemption value	—	—	—	—	—	—	—	—	(86,801)	—	—	(86,801)	86,801	—	—	86,801
Net loss	—	—	—	—	—	—	—	—	—	—	(35,001)	(35,001)	(75,585)	—	—	(75,585)
Balance at June 30, 2023 (Successor)	67,352,271	$7	142,711,590	$14	—	$—	—	$—	$514,219	$—	$(58,798)	$455,442	$1,885,319	—	$—	$1,885,319

NET Power Inc.
Consolidated Statement of Members’ Equity (Unaudited) (Predecessor)
(In thousands, except unit amounts)

	Membership Interests		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance at April 1, 2023 (Predecessor)	3,763,224	$274,988	$31,340	$17	$(241,592)	$64,753
Issuance of shares to:
Occidental Petroleum	31,328	10,000	—	—	—	10,000
BHES (Bonus Shares)	—	—	2,001	—	—	2,001
BHES (In-Kind Shares)	9,210	1,943	16	—	—	1,959
Vesting of Profits Interest	—	—	1,119	—	—	1,119
Net Loss	—	—	—	—	(17,109)	(17,109)
Balance at June 7, 2023 (Predecessor)	3,803,762	$286,931	$34,476	$17	$(258,701)	$62,723
	Membership Interests		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance at December 31, 2022 (Predecessor)	3,722,355	$262,622	$26,288	$17	$(224,525)	$64,402
Issuance of shares to:
Occidental Petroleum	37,152	11,859	—	—	—	11,859
Constellation	28,764	9,181	—	—	—	9,181
BHES (Bonus Shares)	—	—	4,690	—	—	4,690
BHES (In-Kind Shares)	15,491	3,269	634	—	—	3,903
Vesting of Profits Interest	—	—	2,864	—	—	2,864
Net Loss	—	—	—	—	(34,176)	(34,176)
Balance at June 7, 2023 (Predecessor)	3,803,762	$286,931	$34,476	$17	$(258,701)	$62,723
	Membership Interests		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance at April 1, 2022 (Predecessor)	3,715,532	$261,182	$10,046	$20	$(181,094)	$90,154
Issuance of shares to:
BHES (Bonus Shares)	—	—	2,688	—	—	2,688
BHES (In-Kind Shares)	617	130	457	—	—	587
Vesting of Profits Interest	—	—	3,091	—	—	3,091
Net Loss	—	—	—	—	(13,767)	(13,767)
Balance as of June 30, 2022 (Predecessor)	3,716,149	$261,312	$16,282	$20	$(194,861)	$82,753
	Membership Interests		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance at December 31, 2021 (Predecessor)	3,555,553	$227,960	$9,275	$20	$(169,747)	$67,508
Issuance of shares to:
BHES	142,180	30,000	—	—	—	30,000
(Less Equity Issuance Cost)	—	(534)	—	—	—	(534)
BHES (Bonus Shares)	17,799	3,756	725	—	—	4,481
BHES (In-Kind Shares)	617	130	587	—	—	717
Vesting of Profits Interest	—	—	5,695	—	—	5,695
Net Loss	—	—	—	—	(25,114)	(25,114)
Balance as of June 30, 2022 (Predecessor)	3,716,149	$261,312	$16,282	$20	$(194,861)	$82,753

NET Power Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Period from
	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Cash Flows from Operating Activities
Net Loss after Tax	$(110,585)	$(34,176)	$(25,114)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	800	5,700	6,531
Amortization	4,110	9	11
Accretion	10	102	107
Non-cash interest expense	—	31	1,388
Non-cash lease expense	14	59	—
Conversion of equity awards	86,585	—	—
Allowance for doubtful accounts	—	352	—
Deferred taxes	(672)	—	—
Change in fair value of earnout shares liability	(119)	—	—
Change in fair value of warrant liability	(890)	—	—
Vesting of Profits Interests	—	2,864	5,695
Amortization of share based payments	752	8,593	5,198
Changes in operating assets and liabilities:
Trade receivables	—	—	(282)
Interest receivable	(2,125)	—	—
Prepaid expenses	(2,922)	(453)	331
Other current assets	108	1,765	(15)
Accounts payable	(1,504)	1,768	(1,297)
Accrued liabilities	(10,959)	(384)	(563)
Lease liabilities	(7)	(55)	—
Due to related parties – short term	1,914	5,414	(2,267)
Due to related parties – long term	—	(2,211)	690
Net Cash (Used in) Operating Activities	(35,490)	(10,622)	(9,587)

Cash Flows from Investing Activities
Cash acquired as part of transaction	7,946	—	—
Acquisition of property, plant and equipment	(492)	(2,431)	—
Net Cash Provided by Investing Activities	7,454	(2,431)	—

NET Power Inc.
Consolidated Statements of Cash Flows (Unaudited) — (Continued)
(In thousands)

	Period from
	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Cash Flows from Financing Activities
Repurchase of redeemed Class A Ordinary Shares	(218,983)	—	—
Proceeds from PIPE investment, net of issuance costs	540,451	—	—
Issuance of equity under JDA as a result of Business Combination	9,917	—	—
Payment of transaction expenses	(11,722)	—	—
Member loan proceeds	—	—	2,000
Member loan repayments	—	—	(10,000)
Share issuances	—	15,835	30,000
(Less equity issuance costs)	—	—	(534)
Net Cash Provided by Financing Activities	319,663	15,835	21,466

Net Increase in Cash	291,627	2,782	11,879

Effect of foreign currency exchange rate changes on cash	(1)	—	—
Cash, beginning of period	357,019	5,164	445
Cash, end of period	$648,645	$7,946	$12,324
Cash paid for interest	$—	$—	$81

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE A — Organization and Nature of the Business

NET Power Inc. (the “Company”) has developed a proprietary process for producing electricity using a predominantly carbon dioxide working fluid that involves the capture and reuse, sale and sequestration of carbon dioxide. The “NET Power Process” is the subject of U.S. and foreign patents, as well as additional applications and provisional applications on file with the United States Patent and Trademark Office and international patent authorities. The Company’s technology is designed to generate electricity from natural gas that is cost-competitive with conventional technologies, while eliminating nearly all air emissions.

The Company commissioned a 50 MWth natural gas-fired demonstration power plant (“Demonstration Plant”) to allow sufficient demonstration and testing of the NET Power Process and its components. The Company achieved first-fire at the Demonstration Plant in May 2018, after two years of development. Additional testing occurred periodically thereafter, including a three-month test campaign in 2021 which resulted in a grid synchronization. The successful first-fire and 2021 testing campaign of the Demonstration Plant represent critical milestones as they supported validation of the technical foundation of the NET Power Process. Over the next several years, the Company plans to conduct additional research and testing campaigns at its Demonstration Plant and construct its first utility-scale plant with targeted completion in 2026.

The Company’s current activities are subject to significant risks, including cost over-runs in the testing and operation of the Demonstration Plant, technical problems with the NET Power Process, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Process.

The Company consummated the Business Combination (Note C) on June 8, 2023.

NOTE B — Basis of Presentation and Significant Accounting Policies

Basis of Presentation — The accompanying unaudited consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and include some amounts that are based upon management estimates and judgments. In the Company’s opinion, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods presented. Such adjustments consist solely of normal, recurring adjustments.

Principles of Consolidation — The Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss include the accounts of subsidiaries that NET Power Inc. consolidates according to the rules set forth in Accounting Standards Codification (“ASC”) Topic 810 — Consolidation (“ASC 810”). The Company consolidates all subsidiaries in which it owns a 50.0% or greater ownership interest and all variable interest entities (“VIE’s”) to which it is deemed to represent the primary beneficiary, as described below. The Consolidated Balance Sheets and the Consolidated Statement of Operations and Comprehensive Loss include the accounts of the following wholly-owned subsidiaries and consolidated VIE’s: NET Power Europe LTD (“NP Europe”); NET Power Friendship 7, LLC; NET Power Technology, LLC; NET Power Atlas, LLC; NET Power Canaveral, LLC; NET Power Services, LLC, NET Power Management Holdings Inc.; NET Power Management LLC; NET Power Operations LLC (“OpCo”); NET Power Intermediate LLC and NET Power, LLC (collectively with NET Power Inc., the “Company”). Intercompany balances have been eliminated through the consolidation process.

ASC 810 requires that a reporting entity that possesses a controlling financial interest in a VIE should consolidate that VIE. A controlling financial interest will have both of the following characteristics: (a) the power to direct the activities that most significantly impact the VIE’s economic performance; and (b) the obligation to absorb the VIE’s losses and the right to receive benefits that are significant to the VIE. The Company determined that NET Power Operations LLC meets the definition of a VIE and that the Company became the primary beneficiary of it beginning on the date of the Business Combination (Note C); therefore, the Company must consolidate NET Power Operations LLC from the date of the Business Combination.

Business Combination — The Company applies the guidance within ASC Topic 805 — Business Combinations to all merger and acquisition transactions, including the Business Combination (Note C), through which the Company obtains control over one or more other businesses.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

The Company may elect the acquisition method for all transactions and other events through which the Company obtains control over one or more other businesses, including the Business Combination (Note C). Under the acquisition method, assets acquired and liabilities assumed are measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized on the acquisition date and re-measured at fair value in each subsequent reporting period, if the contingent consideration is liability classified. Goodwill is recognized as the excess of the consideration transferred over the fair value of the net identifiable assets acquired.

Segment Reporting — In accordance with ASC Topic 280 — Segment Reporting, the Company has one operating segment and one reportable segment. The Company has one line of business.

Revenue Recognition, Trade Receivables and Allowance for Doubtful Accounts — The Company follows the guidance within ASC Topic 606 — Revenue from Contracts with Customers to determine how and when it recognizes revenues. The Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective contractual obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance and it is probable that the Company will collect the consideration to which it is entitled.

When billed in advance, the payment is deferred and recognized upon delivery of the service. Collectability is assessed based on a number of factors including collection history and customer creditworthiness. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties, such as sales taxes collected and remitted to governmental authorities.

Trade receivables are recorded at the invoiced amount and do not bear interest. The Company calculates an allowance for doubtful accounts based on a risk assessment performed when trade receivables are recognized. Write-offs are recorded at the time when trade receivables are deemed uncollectible.

The Company has historically recognized revenue from two primary sources, feasibility studies and government grants. Feasibility studies represent reviews of customer business operations to determine the viability of the NET Power Process to the customer’s specific use-case. Government grants represent U.S. federal programs that incentivize the development of novel energy solutions. Feasibility studies generally contain one performance obligation, the customer’s acceptance of the feasibility study report at the end of the review period. Government grants generally contain multiple performance obligations related to the incursion of costs associated with the development of in-scope activities that entitle the Company to reimbursement from the sponsoring federal agency.

Fair Value — Certain assets and liabilities are carried at fair value in accordance with ASC Topic 820 — Fair Value Measurement. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (i.e., the exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•        Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Significant other observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

•        Level 3 — Significant unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of any input that is significant to the fair value measurement. The Company’s estimates of fair values are based upon assumptions believed to be reasonable, but which are uncertain and involve significant managerial judgments made by considering factors specific to the asset or liability. The determination of fair value requires more judgment to the extent the valuation is based on models or inputs that are less observable or unobservable in the market. Accordingly, the degree of judgment exercised by the Company in determining the fair value is greatest for instruments categorized as Level 3.

The Company’s recurring fair value measurements comprise the Private Placement Warrants, the Public Warrants and the Earnout Shares (as defined below) (Note I).

Cash — Cash consists of liquid deposits at banking institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”) and the Financial Services Compensation Scheme (“FSCS”), the UK’s statutory compensation system for customers of authorized financial services firms. FDIC guidelines guarantee $250 per depositor, per insured bank and FSCS guidelines guarantee £85 per depositor per insured bank. As of June 30, 2023 (Successor) and December 31, 2022 (Predecessor), the Company possessed funds in excess of FDIC limits equal to $648,124 and $7,925 respectively. The carrying value of cash equals its fair value.

Warrants — The Company issued public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants” and collectively with the Public Warrants, the “Warrants”) prior to the consummation of the Business Combination (Note C). The Company accounts for both the Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the Warrants’ specific terms and applicable authoritative guidance outlined in ASC Topic 480 — Distinguishing Liabilities from Equity (“ASC 480”), ASC Topic 815 — Derivatives and Hedging (“ASC 815”) and relevant SEC reporting rules. The guidance considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, whether the Warrants meet the definition of a liability pursuant to ASC 480, whether the Warrants meet all of the requirements for equity classification under ASC 815 and whether class of equity into which the Warrants settle possess substantive voting rights. This assessment is conducted at the time of the instruments’ issuance and at each subsequent quarterly period end date while the Warrants remain outstanding. In compliance with ASC 815, the Company accounts for the outstanding Warrants as a liability at fair value on the Consolidated Balance Sheets. The Warrants are subject to remeasurement at each Balance Sheets date with any change in the Warrants’ fair value recognized in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Tax Receivable Agreement — As part of the Business Combinations (Note C), the Company entered into a Tax Receivable Agreement (“TRA”) with certain shareholders that will represent approximately 75% of the calculated tax savings based on the portion of basis adjustments on future exchanges of Company units and other carryforward attributes assumed that are anticipated to be able to utilize in future years. There was no exchange of Company units as part of the Business Combination and there has been no exchange since the Closing Date therefore, we have not recorded a TRA liability as of June 30, 2023 (Successor).

Intangible Assets — The Company accounts for intangible assets, which consist of developed technology related to the NET Power Process, in accordance with ASC Topic 350 — Goodwill and Other Intangible Assets (“ASC 350”). The following table summarizes the estimated useful lives used to amortize definite lived intangible assets:

Intangible Asset Classification	Useful Life
Developed Technology	20

The weighted average amortization period for all intangible assets is 20 years.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

Goodwill — The Company recognizes goodwill in accordance with ASC 350. Goodwill represents the excess costs of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but is tested annually for impairment. During the June 8 through June 30, 2023 Successor Period, the Company determined that no impairment charges for goodwill were required to be recognized.

Prepaid Expenses — Prepaid expenses consist of costs paid in advance for software and other subscriptions, patent renewal fees, general liability insurance and employee health insurance.

Property, Plant and Equipment — Property, plant and equipment are recorded at the historical cost to acquire the assets. The costs bases of property, plant and equipment to which the Company held title prior to the Business Combination completion (Note C) were stepped-up to their respective fair values on June 8, 2023 in accordance with the closure of the Business Combination. The Demonstration Plant’s depreciable value consists of costs associated with the engineering, procurement, and construction of the facility.

Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Amounts capitalized to construction in progress are not capitalized until the underlying asset is placed into service. The following table summarizes the estimated useful lives used to depreciate property, plant and equipment and assets:

Asset Classification	Useful Life
Furniture and Equipment	4 – 7
Demonstration Plant	7
Construction in Progress	—

Impairment of Definite-Lived Assets — In accordance with ASC Topic 360 — Property, Plant and Equipment, tangible and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets placed in service is measured by comparing the carrying amount of an asset or asset group to the future undiscounted cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, impairment equals the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairment charges for the period ended June 30, 2023 (Successor) or for the year ended December 31, 2022 (Predecessor).

Lease Agreements — Lease agreements may fall within two categories according to ASC Topic 842 — Leases, operating leases or financing leases. Both operating and finance leases result in the recognition of lease liabilities and associated right-of-use assets that are valued at the net present value of the lease payments and recognized. The Company has elected the short-term lease exception and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. The lease term includes the committed lease term identified in the contract, taking into account renewal and termination options that management is reasonably certain to exercise. The discount rate used in the measurement of a right-to-use asset and lease liability is the rate implicit in the lease whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate as a proxy for the discount rate based on the term of the lease unless the implicit rate is available.

Asset Retirement Obligation — The Company recognizes liabilities and the corresponding assets for future obligations associated with the retirement of assets. The fair values of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. Prior to the Business Combination (Note C), asset retirement obligations were reflected in property, plant and equipment. In conjunction with the Business Combination, the Company re-measured its property, plant and equipment assets at their respective June 8, 2023 fair values, which resulted in the asset retirement obligation being removed from property, plant and equipment on the Consolidated Balance Sheets. When an asset retirement obligation arises, the liabilities and corresponding assets are recorded at their present values using a discounted cash flow approach and the liabilities are accreted using

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

the interest method. The asset retirement costs and corresponding liabilities that have been recorded to-date relate to the obligations of the land lease for the property underneath the Demonstration Plant at the end of the Demonstration Plant’s estimated useful life.

The Company’s valuation of the asset retirement obligation related to the Demonstration Plant encompasses an estimate for the cost to restore the site as required by lease terms. The accretion expense generated by the Company’s asset retirement obligation liability is recognized ratably over the Demonstration Plant’s expected seven year useful life.

Net Loss per Unit — During the Predecessor Period (as defined below), the Company computed basic net loss per unit by dividing the total net loss applicable to membership interest holders by the weighted average number of membership interests outstanding during the period. The Company computed diluted net loss per unit by dividing the net loss applicable to membership interest holders by the sum of the weighted-average number of membership interests outstanding during the period and the potentially dilutive effects of distribution units, Profits Interests and options to purchase membership interests. Such items were excluded if their effect was anti-dilutive. Since the impact of the distribution units, Profits Interests, and options to purchase membership interests were anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per unit for the period from April 1 through June 7, 2023 (Predecessor), January 1, 2023 through June 7, 2023 (Predecessor) or the year ended December 31, 2022 (Predecessor).

Net Loss per Share — During the Successor Period (as defined below), basic net loss per share is computed based on the weighted average number of common shares outstanding. Diluted net loss per share is computed based on the weighted average number of common shares outstanding, increased by the number of any additional shares that would have been outstanding had any potentially dilutive common shares been issued. For the purposes of the diluted earnings per share calculation, Warrants, Earnout Shares and conversion of OpCo Units are excluded from the calculation for the period from June 8 through June 30, 2023 (Successor), as the inclusion would be anti-dilutive due to the losses reported in the year.

Equity Based Compensation — The Company applies ASC Topic 718 — Share-Based Payments (“ASC 718”) to account for its equity awards. Equity awards granted to employees include Profits Interests that settled to OpCo Class A units and a corresponding number of shares of Class B Common Stock. Generally, each award is subject to a service condition that requires a specific period of continued employment or service to the Company to elapse before the award fully vests. Certain awards also include performance conditions to vest fully. The Company’s Compensation Committee establishes these service and performance conditions.

The estimated fair value of NET Power LLC membership units was determined by an independent, external valuation service provider at each equity grant date until the Company became publicly traded. On the Closing Date, the Company fair valued the OpCo Units used to satisfy outstanding share-based awards at the fair value of the Company’s Class A Common Stock.

In accordance with ASC 718, the Company recognizes expense related to equity awards for which vesting is considered probable. Forfeitures are recognized as they occur. For service-based awards, compensation cost is measured at fair value on the grant date and expensed ratably over the vesting term. For performance-based grants, the fair value is measured on the grant date and recognized as non-cash compensation expense, considering the probability of the targets being achieved.

Earnout Shares and Restricted Shares — As part of the Business Combination (Note C), 128,908,518 OpCo Class A Units and a corresponding number of shares of Class B Common Stock, 7,534,900 OpCo Class B Units and a corresponding number of shares of Class B Common Stock and 54,047,495 shares of Class A Common Stock owned by the Sponsor, the Sponsor’s affiliates and private investors were subjected to certain vesting and transfer restrictions. Of the total shares subject to vesting and transfer restrictions, 986,775 OpCo Class B Units and a corresponding number of shares of Class B Common Stock vest in three tranches contingent

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

upon the share price of the Class A Common Stock (the “Earnout Shares”). The first tranche vest if the closing price of the Class A Common Stock on the NYSE is greater than or equal to $12.00 for any 20 trading days within a consecutive 30-trading-day period beginning on or after June 23, 2023. The second tranche vests if the closing price of the Class A Common Stock is greater than or equal to $14.00 for any 20 trading days within a consecutive 30-trading-day period beginning on or after June 23, 2023. The third tranche vests if the closing price of the Class A Common Stock is greater than or equal to $16.00 for any 20 trading days within a consecutive 30-trading-day period beginning on or after June 23, 2023.

Of the OpCo Units subject to transfer restrictions, 1,575,045 Class B OpCo Units and 42,969,506 Class A OpCo Units (the “Price Based Lockup Shares”) may not be transferred until after the three-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing on or after June 23, 2023, exceeds (i) $12.00 per share, then one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, (ii) $14.00 per share, then an additional one-third of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions, and (iii) $16.00 per share, then all of the Price-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

The remaining 5,959,855 Class B OpCo Units and 85,939,012 Class A OpCo Units (the “Time-Based Lockup Shares”) subject to transfer restrictions may not be transferred until after the one-year anniversary of the Closing Date; provided, however, that if the last sale price of the Class A Common Stock on the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing on or after December 8, 2023, exceeds $12.00 per share, then the Time-Based Lock-up Shares will no longer be subject to such lock-up restrictions.

The Earnout Shares are reported as liabilities within the Company’s Consolidated Balance Sheets. The liability classification reflects the Company’s evaluation of the Earnout Shares according to ASC 480’s and ASC 815’s standards. The Price Based Lockup Shares and the Time-Based Lockup Shares are included as equity within the Company’s Consolidated Balance Sheets.

Non-Controlling Interest — Non-controlling interests (“NCI”) represent certain Legacy NET Power Holders partners’ ownership of OpCo and certain directors’ proportionate share of the reporting entity. NCI is comprised of Class B OpCo Units and Class A OpCo Units (Note K). After evaluating each class of equity’s redemption rights under ASC 480, the Company determined that both classes of NCI are subject to potential cash redemption that rests outside the Company’s control. The Company has classified NCI as a component of mezzanine equity in consideration of this cash redemption feature and in accordance with ASC 810’s guidance.

After considering the effects of consolidation, the Company owns 32.0% of OpCo and NCI holders own the residual 68.0%. The Company’s comprehensive loss in the 2023 Successor Period is reduced by the portion of comprehensive loss that is attributable to non-controlling interests.

Research and Development Costs — The Company expenses costs related to operations and testing at the Demonstration Plant, as well as engineering and design costs related to development of the NET Power Process as incurred. These costs are included in Research and Development on the Consolidated Statements of Operations and Comprehensive Loss.

Related Parties — The Company applies ASC Topic 850 — Related Parties (“ASC 850”) and prevailing SEC Guidance to classify and report transactions with related parties.

The Company has entered into contractual relationships with several of its current shareholders and former members that qualify as related parties according to the aforementioned criteria. These relationships include loans from members, master service agreements (“MSA”) and joint development agreements (“JDA”) designed to develop and deploy the NET Power Process. The Amended and Restated JDA qualifies as an unconditional purchase obligation under ASC Topic 440 - Commitments (“ASC 440”) (Note M).

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE B — Basis of Presentation and Significant Accounting Policies (cont.)

Income and Uncertain Taxes — The Company applies the guidance set forth in ASC Topic 740 — Income Taxes (“ASC 740”) to evaluate its tax positions. The Company evaluates the realizability of deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more-likely-than-not that all or a portion of a deferred tax asset may not be realized. The Company calculates the provision for income taxes during interim periods by applying an estimate of the forecasted annual effective tax rate for the full fiscal year to ordinary income or loss (pretax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period.

NET Power Inc. consolidates the financial results of OpCo in its consolidated financial statements. OpCo represents a pass-through entity for U.S. federal and most applicable state and local income tax purposes. As a pass-through entity for tax purposes, OpCo is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by OpCo is passed through to its members, including NET Power Inc., which is taxed as a corporation that pays corporate federal, state and local taxes with respect to income allocated from OpCo based on its economic interest in OpCo.

NP Europe is subject to taxation pursuant to UK tax regulations. For the quarter ended June 30, 2023 (Successor) and the year ended December 31, 2022 (Predecessor), NP Europe incurred taxable losses, which may be used to offset future profits. The Company has established a valuation allowance against possible future tax benefits because the ability to recognize these benefits does not meet ASC 740’s more-likely-than-not recognition threshold; therefore, no provision or asset for UK income taxes has been included in the consolidated financial statements.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to comply with the applicable accounting guidance.

NOTE C — Business Combination

Rice Acquisition Corp. II (“RONI”), a Cayman Islands exempted company, was organized as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 18, 2021, RONI executed an initial public offering (“IPO”) of its Class A ordinary shares, generating gross proceeds of approximately $345,000. The net proceeds from the IPO were subsequently placed in a trust account for the intended purpose of consummating a business combination.

On December 13, 2022, NET Power, LLC entered into a Business Combination Agreement with RONI, Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), and Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub”). At the time of closing, the Merger Sub merged with and into NET Power, LLC, with NET Power, LLC continuing as the surviving entity, resulting in it becoming a majority-owned, direct subsidiary of the Buyer (the “Business Combination”). RONI Holdings renamed itself NET Power Operations LLC and RONI renamed itself NET Power Inc. upon completion of the Business Combination.

The Business Combination resulted in an umbrella partnership, C corporation or “Up-C” structure. Immediately prior to the execution of the Business Combination Agreement, RONI Holdings represented a VIE in accordance with ASC 810’s guidance; therefore, RONI represented the accounting acquirer within the Business Combination structure. The Company elected push-down accounting for the Business Combination and recorded the push-down entries at RONI Holdings.

As a result of the Business Combination, the Company’s financial statement presentation distinguishes NET Power, LLC as the “Predecessor” through June 7, 2023 (the “Closing Date”). NET Power Inc. is the “Successor” for periods after the Closing Date. Revenue and earnings from the date of the Business Combination to period-end are shown as the “Successor” period on the Consolidated Statements of Operations and Comprehensive Loss. As a result of the application of the acquisition method of accounting in the Successor Period, the consolidated financial

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE C — Business Combination (cont.)

statements for the Successor Period are presented on a full step-up basis; therefore, Successor Period consolidated financial statements are not comparable to the consolidated financial statements of the Predecessor Period, which are not presented on the same full step-up basis.

The result of the Business Combination generated the following financial results:

•        The Business Combination generated $121,883 of expenses, including $16,021 of acquirer expenses recorded “on-the-line” because they would not have been incurred had the Business Combination not closed.

•        In contemplation of the Business Combination, the Company modified certain outstanding Profits Interests awards, a portion of which vested during the pre-combination period. The Company included $325 of previously vested, modified Profits Interests issued to the award recipient as consideration transferred to sellers.

•        Certain outstanding Profits Interests, which were not modified in contemplation of the Business Combination, that vested during the pre-combination period and that were issued to recipients as part of the Business Combination were included in consideration transferred to sellers. The total fair value of previously vested, unmodified Profits Interests included in consideration transferred to sellers equaled $651.

•        All outstanding NET Power, LLC member interests converted into 136,073,365 vested Class A OpCo Units and a corresponding number of vested shares of Class B Common Stock, 1,119,198 unvested Class A OpCo Units and 1,119,198 unvested shares of Class B Common Stock upon completion of the Business Combination.

•        The Company registered and issued 67,352,271 shares of Class A Common Stock on the New York Stock Exchange.

•        The Company recorded 8,624,974 Public Warrants, which are exercisable into 8,624,974 shares of Class A Common Stock at a price of $11.50 per share. The Company may redeem the Public Warrants for $0.01 if the last reported trading price of the Company’s Class A Common Stock price equals or exceeds $18.00 per share for any 20 days within a 30-trading day period. Additionally, the Public Warrants may be redeemed if the last reported trading price of the Company’s Class A Common Stock equals or exceeds $10.00 and is below $18.00 by paying a make-whole premium. The Public Warrants expire 5 years after the Closing Date.

•        The Company recorded 10,900,000 Private Placement Warrants, which are exercisable for 10,900,000 shares of Class A Common Stock at a price of $11.50 per share. The Private Placement Warrants expire 5 years after the Closing Date. The Private Placement Warrants are exercisable on a cashless basis and are non-redeemable as long as they are held by the initial purchasers or their permitted transferees. The Private Placement Warrants and Class A Common Stock issuable upon exercise of the Private Placement Warrants are entitled to registration rights.

•        The Company recorded $81,243 of deferred tax liabilities, which represent the difference between NET Power Inc.’s tax basis and its US GAAP basis in OpCo, with an offsetting entry to goodwill. The basis difference is primarily attributable to the Company’s developed technology and its Demonstration Plant asset.

•        The Company received $661,623 of cash from trust net of certain expenses paid on the Closing Date. During the period from June 8 through June 30, 2023 (Successor) this cash earned $2,125 in interest revenue, which is reported as interest revenue on the Consolidated Statements of Operations and Comprehensive Loss.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE C — Business Combination (cont.)

The Business Combination was accounted for using the acquisition method of accounting. The fair value of the total purchase consideration transferred was $1,786,258. The following table summarizes the total consideration transferred during the Business Combination:

Consideration Transferred	Total
Pre-combination vesting of modified Profits Interests	$325
Pre-combination vesting of unmodified Profits Interests	651
Consideration Transferred to Sellers	975
Class A OpCo Units – non-controlling interests	1,785,283
Fair value of total consideration transferred	$1,786,258

The following table sets forth the fair value of the assets and liabilities assumed in connection with the Business Combination:
Total
Assets Acquired
Current Assets
Cash	$7,946
Prepaid expenses	637
Other current assets	30
Total Current Assets	8,613

Long Term Assets
Intangible assets, net	1,345,000
Property, plant and equipment	91,855
Right-of-use assets	940
Total Long Term Assets	1,437,795
Total Assets Acquired	$1,446,408

Liabilities Assumed
Current Liabilities
Accounts payable	2,574
Accrued liabilities	7,370
Current lease liability	137
Other current liabilities	1
Total Current Liabilities	10,082

Long Term Liabilities
Deferred tax liability	81,243
Asset retirement obligation	1,967
Long term lease liability	594
Total Long Term Liabilities	83,804
Total Liabilities Assumed	93,886

Total identifiable net assets	1,352,522
Goodwill	433,737
Net assets acquired	$1,786,259

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE C — Business Combination (cont.)

The purchase price allocation is subject to change during the measurement period, which will expire one year from the acquisition date.

Pro-Forma Information — The following table presents pro forma information as if the Business Combination occurred as of January 1, 2022. The pro forma information reflects adjustments for additional amortization resulting from the fair value re-measurement of assets acquired and liabilities assumed, for alignment of accounting policies, and transaction expenses as if the Business Combination occurred on January 1, 2022. The pro forma results do not include any anticipated cost synergies or other effects of the combined Company. Accordingly, pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisitions been completed on the dates indicated, nor are they indicative of the Company’s future operating results.

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Pro forma revenue	$125	$208	$175	$432
Pro forma net loss	(140,353)	(30,507)	(174,157)	(58,594)
Pro forma net loss attributable to non-redeemable controlling interest	(44,913)	(9,762)	(55,730)	(18,750)
Pro forma net loss attributable to non-redeemable non-controlling interests	(95,440)	(20,745)	(118,427)	(39,844)

NOTE D — Intangible Assets

Goodwill represents the future economic benefits derived from the Company’s unique market position, the growth attributable to the NET Power Process and the Company’s assembled workforce, none of which are individually and separately recognized as intangible assets. Goodwill is allocated to the Company’s sole reportable segment and reporting unit.

The following table presents goodwill activity during the period from June 8 through June 30, 2023 (Successor):
Goodwill
Balance at June 8, 2023 (Successor)	$433,737
Measurement Period Adjustments	—
Balance at June 30, 2023 (Successor)	$433,737

The following tables present the Company’s definite lived intangible assets as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor) are as follows:
	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
Developed technology, gross	$1,345,000	$604
Accumulated Amortization	(4,110)	(341)
Developed technology, net	$1,340,890	$263

Amortization expense for the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor) was $10 and $4,110, respectively. Amortization expense for the three month and six month periods ended June 30, 2022 (Predecessor) was $5 and $11, respectively. Periodic

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE D — Intangible Assets (cont.)

amortization expense excludes goodwill, which is not amortized. The Company does not own or control any intangible assets with indefinite useful lives except goodwill. The Company’s goodwill is not tax deductible. The following table presents estimated amortization expense for future periods and future years ending December 31:

Future Amortization Expense
2023	$33,625
2024	67,250
2025	67,250
2026	67,250
2027	67,250
2028 and thereafter	1,038,265
Total	$1,340,890

NOTE E — Property, Plant and Equipment

The following table summarizes the key classifications of property, plant and equipment as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor):
	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
Furniture and Equipment, gross	$253	$368
Accumulated Depreciation	(4)	(216)
Furniture and Equipment, net	249	152

Demonstration Plant, gross	89,240	128,013
Accumulated Depreciation	(796)	(58,570)
Demonstration Plant, net	88,444	69,443

Construction in Progress	2,854	—

Total Property, Plant and Equipment, net	$91,547	$69,595

Depreciation expense for the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor) was $5,700 and $800, respectively. Depreciation expense for the three month and six month periods ended June 30, 2022 (Predecessor) was $3,266 and $6,531, respectively.

The following table disaggregates the contents of the Company’s asset retirement obligation included in Property, Plant and equipment, net on the Consolidated Balance Sheets as of December 31, 2022 (Predecessor):
December 31, 2022 (Predecessor)
Asset Retirement Obligation, gross	$2,201
Accumulated Depreciation	(348)
Asset Retirement Obligation, net	$1,853

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE F — Accrued Liabilities

Accrued Liabilities as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor) are as follows:
	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
Accrued Incentive Compensation	$337	$1,451
Other Accrued Liabilities	1,931	941
Total Accrued Liabilities	$2,268	$2,392

NOTE G — Trade Receivables and Allowance for Doubtful Accounts

Trade receivables, net as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor) comprise the following balances:
	June 30, 2023 (Successor)	December 31, 2022 (Predecessor)
Trade Receivables, gross	$—	$352
Allowance for Doubtful Accounts	—	—
Trade Receivables, net	$—	$352

During the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), the Company recorded bad debt expense associated with its allowance for doubtful accounts equal to $352 and $0 within General and Administrative on the Consolidated Statement of Operations and Comprehensive Loss, respectively. During the three month and six month periods ended June 30, 2022 (Predecessor), the Company recorded bad debt expense associated with its allowance for doubtful accounts equal to $0 and $0 within General and Administrative on the Consolidated Statement of Operations and Comprehensive Loss, respectively.

NOTE H — Related Party Transactions

Related Party Transactions — The Company has $1,914 and $178 in current liabilities payable to shareholders as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor), respectively. These related party payables are unsecured and are due on demand.

The Company has $0 and $2,212 in long term liabilities payable to shareholders as of June 30, 2023 (Successor) and December 31, 2022 (Predecessor), respectively.

Share Purchase Option — One of the Company’s significant shareholders owned an option to purchase up to 711,111 membership interests from NET Power, LLC if NET Power, LLC met certain performance conditions, which it did not achieve prior to the close of the Business Combination. Immediately prior to the close of the Business Combination (Note C), the option holder received 247,655 NET Power, LLC membership interests worth approximately $79,054 in exchange for retiring the purchase option. The membership interests converted into 7,905,279 Class A OpCo Units and a corresponding quantity of shares of Class B Common Stock in conjunction with the Business Combination. The loss generated from the settlement of the share purchase option is recorded as Option Settlement — Related Party expense on the Consolidated Statements of Operations and Comprehensive Loss.

JDA — On February 3, 2022, the Company entered into the Original JDA with Baker Hughes Energy Services LLC, which is a shareholder, and its affiliates (collectively “BHES”). The Original JDA’s counterparties subsequently amended the agreement’s terms on June 30, 2022 and December 13, 2022 (the “Amended and Restated JDA”). The Amended and Restated JDA represents a contract that engages BHES to invest in, develop and deploy the NET Power Process in collaboration with the Company. The Amended and Restated JDA entitles BHES to payments

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE H — Related Party Transactions (cont.)

of cash, OpCo Units and a corresponding quantity of shares of Class B Common Stock in exchange for services related to the development and commercialization of the technology. The total compensation available to BHES and its affiliates under the Amended and Restated JDA totals $140,000 payable in $70,000 of cash and $70,000 of equity. Expenses incurred under the terms of the Amended and Restated JDA are invoiced quarterly.

The Company records the measurement of services provided by BHES within Research and Development — Related Party on the Consolidated Statement of Operations and Comprehensive Loss. Total Research and Development costs incurred under the terms of the Amended and Restated JDA equaled $11,713 and $5,459 for the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), respectively. Total Research and Development costs incurred under the terms of the Amended and Restated JDA equaled $3,745 and $5,771 for the three month and six month periods ended June 30, 2022 (Predecessor), respectively.

The total value of membership interests that the Company used as compensation under the terms of the Amended and Restated JDA totaled $587 and $717 for the three month and six month periods ended June 30, 2022 (Predecessor), respectively. The total value of membership interests that the Company used to compensate BHES under the terms of the Amended and Restated JDA totaled $3,902 during the period from January 1, 2023 (Predecessor) through June 7, 2023 (Predecessor) and totaled $1,959 during the period from April 1, 2023 (Predecessor) through June 7, 2023 (Predecessor).

The combined value of Class A OpCo Units and shares of Class B Common Stock that the Company used to compensate BHES under the terms of the Amended and Restated JDA totaled $147 during the period from June 8, 2023 through June 30, 2023 (Successor).

Reference Note M and Note L for additional quantitative disclosures related to the Amended and Restated JDA.

MSA — A significant shareholder has provided the Company with marketing services, patent administration services and technology maintenance services related to the development of the NET Power Process. The total cost incurred for these services was $79 and $14 during the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), respectively. The total cost incurred for these services was $69 and $136 during the three month and six month periods ended June 30, 2022 (Predecessor), respectively. These totals are included in General and Administrative — Related Party on the Consolidated Statements of Operations and Comprehensive Loss.

Another shareholder supports the Company with regard to general business oversight and with the operation of the Demonstration Plant. The total cost incurred for these services was $530 and $87 during the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), respectively. The total cost incurred for these services was $305 and $606 during the three month and six month periods ended June 30, 2022 (Predecessor), respectively. These totals are reflected in Research and Development — Related Party on the Consolidated Statements of Operations and Comprehensive Loss.

An entity controlled by a shareholder and former NET Power, LLC board of directors member has provided consulting services to the Company. The total cost incurred for these services was $101 and $14 during the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), respectively. The total cost incurred for these services was $58 and $115 during the three month and six month periods ended June 30, 2022 (Predecessor), respectively. These totals are included in General and Administration — Related Party on the Consolidated Statements of Operations and Comprehensive Loss.

A former shareholder previously provided engineering services to the Company. The total cost incurred for these services was $0 during the period from January 1, 2023 through June 7, 2023 (Predecessor) and $0 during the period from June 8, 2023 through June 30, 2023 (Successor), respectively. The total cost for these services was

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE H — Related Party Transactions (cont.)

$84 and $26 during the three month and six month periods ended June 30, 2022 (Predecessor), respectively. These totals are included in General and Administration — Related Party on the Consolidated Statements of Operations and Comprehensive Loss.

NOTE I — Fair Value Measurement

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2023 (Successor) and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine each liability’s fair value:
Description	Level 1	Level 2	Level 3	Total
Public Warrants	$28,980	$—	$—	$28,980
Private Placement Warrants	—	—	52,320	52,320
Earnout Shares	—	—	10,867	10,867
Total	$28,980	$—	$63,187	$92,167

The following table presents information about the Company’s liabilities that were measured at fair value on a recurring basis as of December 31, 2022 (Predecessor) and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine each liability’s fair value:
Description	Level 1	Level 2	Level 3	Total
Option Liability	$—	$—	$5,174	$5,174
Total	$—	$—	$5,174	$5,174

The following table presents a reconciliation of the beginning and ending balances of recurring level 3 fair value measurements:
	June 8 – June 30, 2023 (Successor)	April 1 – June 7, 2023 (Predecessor)	January 1 – June 7, 2023 (Predecessor)	June 8 – June 30, 2023 (Successor)	April 1 – June 30, 2022 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Balance of recurring level 3 liabilities at beginning of period	$63,851	$—	$5,174	$63,851	$1,824	$1,459
Total gains and losses during the period included in Other Income (Expense)	(664)	—	—	(664)	30	395
Issuances	—	—	—	—	—	—
Payments	—	—	(5,174)	—	—
Transfers into level 3	—	—	—	—	—	—
Transfers out of level 3	—	—	—	—	—	—
Balance of recurring level 3 liabilities at end of period	$63,187	$—	$—	$63,187	$1,854	$1,854

Earnout Shares — The fair values for the Earnout Shares are estimated using a Monte Carlo simulation. The Monte Carlo simulation considers daily simulated stock prices as a proxy for the Company’s daily volume-weighted average share price. The key inputs into the valuation of the Earnout Shares are an expected term of 3 years, a risk-free rate of 4.4% and estimated equity volatility of 26.5%. The estimated equity volatility assumption is based on a blended average of asset and equity volatility measurements, respectively, of publicly traded companies within the Company’s peer group.

Warrants — The Public Warrants are valued using their quoted and publicly available market prices. Since their fair value is predicated on quoted prices in an active market for identical instruments, the Public Warrants are considered to be Level 1 fair value instruments because their price is observable.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE I — Fair Value Measurement (cont.)

The Company uses a Black-Scholes Merton Model to value the Private Placement Warrants. Key inputs into the Black-Scholes Merton Model include the Class A Common Stock closing price of $13.00, the risk free rate of 4.1%, volatility of 27.0%, a term of 5 years and a strike price of $11.50 per share. The volatility assumption is based on a blended average of operating and equity volatility, of publicly traded companies within the Company’s peer group. The Private Placement Warrants are considered to be Level 3 fair value instruments because they are not traded on public markets; therefore, their price is not observable.

Option Liability — The Company’s option liability was issued in conjunction with member loans authorized on October 15, 2021. The loans were fully repaid on February 3, 2022. The interest expense related to these loans equaled $30 and $0 during the period from January 1, 2023 through June 7, 2023 (Predecessor) and the period from June 8, 2023 through June 30, 2023 (Successor), respectively. These measurements were reported in Interest Income (Expense) on the Consolidated Statements of Operations and Comprehensive Loss. On January 11, 2023, an option holder exercised its option to purchase membership interests associated with the member loan agreement. On February 3, 2023, another option holder also exercised its option to purchase membership interests associated with the member loan agreement. The Company issued 5,824 and 28,764 membership interests to the two option holders, respectively, and received an aggregate of $5,836 from the exercise of the options. No loan options are currently outstanding.

NOTE J — Net Loss per Share and Net Loss per Unit

Successor Period — Basic net loss per share is computed based on the weighted average number of shares of Common Stock outstanding. Diluted net income per share is computed based on the weighted average number of shares of Common Stock outstanding, increased by the number of any additional shares of Common Stock that would have been outstanding had any potentially dilutive shares of Common Stock been issued and reduced by the number of shares of Common Stock the Company could have repurchased from the proceeds from issuance of the potentially dilutive shares.

For the purposes of the diluted earnings per share calculation, Warrants, Earnout Shares, BHES Bonus Shares (Note L), unvested Class A OpCo Units and the potential conversion of OpCo Units are excluded from the net loss per share calculation for the period from June 8, 2023 through June 30, 2023 (Successor) because their inclusion would be anti-dilutive due to the losses reported in the Successor Period. Additionally, Earnout Shares and BHES Bonus Shares are excluded from the net loss calculation because the contingencies that would allow for those Earnout Shares to vest into OpCo Units have not yet been met. Based on the amounts outstanding at June 30, 2023 (Successor), the Company excluded the following financial instruments from the computation of diluted net loss per unit because their inclusion would be anti-dilutive due to the losses reported in the Successor Period:

Anti-Dilutive Instrument	June 30, 2023 (Successor)
Public Warrants	8,624,974
Private Placement Warrants	10,900,000
Earnout Shares	986,775
BHES Bonus Shares	2,068,416
Unvested Class A OpCo Units	1,119,198
Class A OpCo Units	136,392,072
Class B OpCo Units	6,638,125
Total	166,729,560

Only shares of Class A Common Stock participate in the Company’s undistributed earnings. As such, the Company’s undistributed earnings are allocated entirely to the Class A Common Stock based on the weighted-average number of shares of Class A Common Stock outstanding for the period from June 8, 2023 through June 30, 2023 (Successor).

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE J — Net Loss per Share and Net Loss per Unit (cont.)

The following table sets forth the computation of the Company’s basic and diluted net loss per share for the period from June 8, 2023 through June 30, 2023 (Successor):
Class A
Numerator
Net loss	$(110,586)
Net loss attributable to shareholders	$(35,017)
Denominator
Weighted-average number shares outstanding, basic and diluted	67,404,794
Net loss per share attributable to shareholders, basic and diluted	$(0.52)

Predecessor Period — Basic net loss per unit is computed based on the weighted average number of membership interests outstanding. Diluted net loss per unit is computed based on the weighted average number of membership interests outstanding, increased by the number of any additional units that would have been outstanding had any potentially dilutive membership interests been issued and decreased by the number of membership interests the Company could have repurchased from the proceeds from issuance of the potentially dilutive membership interests.

As of June 30, 2022 (Predecessor), the Company’s potentially dilutive securities were Profits Interests, member loan share options and share options. Based on the amounts outstanding at June 30, 2022 (Predecessor), the Company excluded the following potential membership interests from the computation of diluted net loss per unit because their inclusion would be anti-dilutive due to the losses reported in the Predecessor Period:

Anti-Dilutive Instrument	June 30, 2022 (Predecessor)
Profits Interests	450,013
Member Loan Share Options	34,588
Occidental Petroleum Share Options	711,111
Total	1,195,712

The following table sets forth the computation of the Company’s basic and diluted net loss per unit for the three month and six month periods ended June 30, 2022 (Predecessor) and for the period from January 1, 2023 through June 7, 2023 (Predecessor), respectively:
	Period from April 1 – June 7, 2023 (Predecessor)	Period from January 1 – June 7, 2023 (Predecessor)	Three Months Ended June 30, 2022 (Predecessor)	Six Months Ended June 30, 2022 (Predecessor)
Numerator:
Net loss	$(17,109)	$(34,176)	$(13,767)	$(25,114)
Net loss attributable to membership interest holders	(17,109)	(34,176)	(13,767)	(25,114)
Denominator:
Weighted-average number membership interests outstanding, basic and diluted	3,791,634	3,766,871	3,715,971	3,685,699
Net loss per unit attributable to membership interest holders, basic and diluted	$(4.51)	$(9.07)	$(3.70)	$(6.81)

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE K — Shareholders’ Equity, Non-Controlling Interest and Members’ Equity

Successor Period — The Company’s equity consists of a total of 831,000,000 authorized shares across all classes of capital stock, which the Company has the authority to issue. The 831,000,000 authorized shares consist of 1,000,000 authorized shares of preferred stock with a par value of $0.0001 per share, 520,000,000 authorized shares of Class A Common Stock with a par value of $0.0001 per share, and 310,000,000 shares of Class B Common Stock with a par value of $0.0001 per share.

As of June 30, 2023 (Successor), the Company had no outstanding shares of Preferred Stock, 67,352,271 outstanding shares of Class A Common Stock, and 142,711,590 outstanding shares of Class B Common Stock.

The table below demonstrates the calculation of comprehensive loss attributable to redeemable non-controlling interest holders for the June 8, 2023 through June 30, 2023 (Successor) Period:
Period from June 8 – June 30, 2023 (Successor)
Comprehensive Loss	$(110,586)
Redeemable non-controlling interest percentage – Class A OpCo Units	64.8%
Comprehensive loss attributable to Class A OpCo Units	$(71,660)
Period from June 8 – June 30, 2023 (Successor)
Comprehensive Loss	$(110,586)
Redeemable non-controlling interest percentage – Class B OpCo Units	3.2%
Comprehensive loss attributable to Class B OpCo Units	$(3,539)

Redeemable non-controlling interests are comprised of 136,073,465 vested Class A OpCo Units and 6,638,125 vested Class B OpCo Units. Class A OpCo Units are exchangeable for shares of Class A Common Stock or redeemable for cash. Additionally, the Company holds a call right that enables it to redeem Class A OpCo Units for shares of Class A Common Stock or cash once the unit holder has elected to redeem the equity instrument. Class B OpCo Units are convertible into Class A OpCo Units at the unit holders’ discretion, as long as the value of the Class B OpCo Units equals the value of the Class A OpCo Units at the time of exchange. Subsequent to the Business Combination (Note C), Class B OpCo Units are convertible into Class A OpCo Units whenever Class A OpCo Units or Warrants are redeemed, the Company offers equity securities, Warrants are exercised, or certain other equity transactions that cause the value of the Class B OpCo Units to be stepped-up to the value Class A OpCo Units.

Predecessor Period — The Company’s equity in the Predecessor Period comprised a single class of membership interests. The Company’s members’ equity as of June 30, 2022 (Predecessor) included 4,987,845 authorized membership interests, of which 3,716,149 were issued and outstanding.

Due to the absence of an active market for the Company’s membership interests, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid — Valuation of Privately-Held Company Equity Securities Issued as Compensation to estimate the fair value of its membership interests. The estimated fair value of the membership interests was determined at each grant date based upon a variety of factors, including price of equity issuances by the Company, the Company’s financial position, historical financial performance, the Company’s developed, external market conditions affecting any trends within the industry and the likelihood of achieving a liquidity event.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE L — Share-Based Payments

The following table presents the employee share-based compensation cost that the Company recorded for the fiscal periods presented on the Consolidated Statements of Operations and Comprehensive Loss:
	June 8 – June 30, 2023 (Successor)	April 1 – June 7, 2023 (Predecessor)	Three Months Ended June 30, 2022 (Predecessor)	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	Six Months Ended June 30, 2022 (Predecessor)
Share-based compensation cost	$1,655	$1,172	$3,197	$1,655	$3,075	$5,801

As of June 30, 2023 (Successor), there was $4,605 of unrecognized share-based compensation expense related to unvested Profits Interests granted under previous programs, which the Company expects to recognize through 2025. As of December 31, 2022 (Predecessor), there was $9,312 of unrecognized share-based compensation expense related to unvested equity awards granted under previous programs.

The following table presents a summary of employee equity awards outstanding, granted, forfeited, vested on an accelerated basis and redeemed during the current year-to-date:
	Quantity		Calculated Value
	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)
Unvested, beginning of period	1,895,179	226,494	$13.06	$63.25
Granted	—	—	—	—
Forfeited	(324,625)	—	10.82	—
Vested	—	(107,418)	—	63.18
Accelerated	(451,356)	—	15.05	—
Unvested, end of period	1,119,198	119,076	12.91	63.32

In conjunction with the Business Combination, the Company’s board of directors and RONI’s shareholders approved the 2023 Omnibus Incentive Plan. The 2023 Omnibus Incentive Plan reserves a number of shares of Class A Common Stock equal to 9.0% of the total quantity of shares of Class A Common Stock and Class B Common Stock outstanding immediately subsequent to the Business Combination (Note C) for grant to Company employees as equity awards. The quantity of shares of Class A Common Stock reserved for grant under the Omnibus Incentive Plan will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year in an amount equal to 5.0% of the combined shares of Class A Common Stock and Class B Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the 2023 Omnibus Incentive Plan. To date, the Company has not authorized any awards under the 2023 Omnibus Incentive Plan.

Replacement Awards — Pursuant to the Business Combination Agreement (Note C), the Company agreed to amend the settlement provisions of certain unvested, outstanding Profits Interests previously issued by NET Power, LLC (the “Replacement Awards”). Unvested Replacement Awards that would have originally settled into NET Power, LLC membership interests will now settle into Class A OpCo Units and a corresponding number of shares of Class B Common Stock. The number of Class A OpCo Units and shares of Class B Common Stock into which the Replacement Awards will settle will be calculated so that the settlement value approximates the value of NET Power, LLC membership interests into which the Profits Interests would have settled. The Replacement Awards will continue to vest over the original applicable service periods and are subject to the same performance conditions as the Profits Interests.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE L — Share-Based Payments (cont.)

Accelerated Vesting & Forfeiture of Certain Profits Interests — Also pursuant to the Business Combination Agreement, the Company agreed to accelerate the vesting of certain unvested Profits Interests upon completion of the Business Combination. The Business Combination resulted in the immediate vesting of 30,000 Profits Interests, which equated to 451,356 Class A OpCo Units and a corresponding number of shares of Class B Common Stock, that generated $1,624 in compensation cost, which was directly attributed to the transaction on June 8, 2023. The expense generated by the accelerated vesting of certain Profits Interests are recorded in General and Administrative — Related Party within the June 8 through June 30, 2023 (Successor) period of the Consolidated Statements of Operations and Comprehensive Loss.

Additionally, the Business Combination resulted in the forfeiture of 30,000 unvested Profits Interests, which equated to 324,625 Class A OpCo Units and a corresponding number of shares of Class B Common Stock. This forfeiture did not affect the compensation expense recorded in the Consolidated Statements of Operations and Comprehensive Loss because the awards were unvested at the time of forfeiture.

JDA — From April 1 through June 7, 2023 (Predecessor), the equity issued as payment for costs incurred pursuant to the Original JDA comprised 9,210 of NET Power, LLC’s single class of membership interests at a value of $168.75 per membership interest. During the Successor Period, the equity accrued as payment for costs incurred pursuant to the Amended and Restated JDA comprised 318,607 Class A OpCo Units and a corresponding number of shares of Class B Common Stock at a total equivalent value of $2,106. The portion of Original JDA and Amended and Restated JDA costs that the Company pays with Class A OpCo Units and shares of Class B Common Stock is recorded within Additional Paid in Capital on the Consolidated Balance Sheets and the Consolidated Statement of Shareholders’ Equity and Non-Controlling Interest.

BHES may earn additional shares under the terms of the Amended and Restated JDA (“BHES Bonus Shares”) if it meets certain contractually stipulated project milestones related to the development of the Demonstration Plant. The Company determined that BHES’s achievement of each of these milestones is probable in accordance with ASC 718’s guidance; therefore, the Company recognizes the compensation cost associated with milestone share-based payments ratably over the expected service period. The following table disaggregates the variable compensation payable to BHES should it meet its milestone objectives:

	Performance Period End Date	Compensation Cost Incurred To Date	Remaining Compensation Cost	Total Compensation Cost
JDA – variable share-based payments	January, 2027	$19,738	$7,607	$27,345

Additionally, BHES received an additional 47,000 membership interests that converted into 1,500,265 Class A OpCo Units and a corresponding number of shares of Class B Common Stock in conjunction with the consummation of the Business Combination (Note C).

Shares used as payment under the terms of the Amended and Restated JDA are issued at a discount expected to cause a total loss of approximately $17,500 to the Company. The Company has incurred inception-to-date losses of $1,365 related to such issuances.

Reference Note H and Note M for additional quantitative disclosures related to the Original JDA and the Amended and Restated JDA.

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE M — Commitments and Contingencies

Litigation — In conjunction with the Business Combination (Note C), the Company entered into a settlement agreement with a RONI shareholder related to certain disclosures made in the registration statement filed by RONI for the Business Combination. The settlement amount did not have a material effect on the Consolidated Balance Sheets of the Company.

Office Lease — On June 6, 2022, the Company entered into an office space lease agreement, which became effective on November 1, 2022 and continues for 5 years from the signing date. The lease is classified as an operating lease and the lease liability was calculated using an incremental borrowing rate of 8.0%. The following table presents the future minimum lease payments, representative of the Company’s contractually-required cash payments to the lessor, attributable to this operating lease:

Year	Future Minimum Lease Payments
2023	$94
2024	192
2025	196
2026	201
2027	171
2028 and thereafter	—
Total	$854

As of June 30, 2022, the Company had $724 in lease liabilities and $926 in right-of-use assets attributable to its office lease on its Consolidated Balance Sheets.

Land Lease — The Company leases the land under the Demonstration Plant. The lease expires on the earlier of (i) July 1, 2025 or (ii) the termination of the Company’s oxygen supply agreement with the lessor, which also serves as a supplier to the Company. Lease payments for the land equal $1.00 per year.

In conjunction with the Business Combination Agreement (Note C), the Company revalued its land lease at its fair value, which involved a comparison of the land lease’s terms against comparable market lease terms. Based on this comparison, the Company recorded $210 of right-of-use assets on the Consolidated Balance Sheets related to the favorable terms of its Demonstration Plant land lease.

Asset Retirement Obligation — The Company’s valuation of the asset retirement obligation related to the Demonstration Plant encompasses an estimate for the cost to restore the site as required by lease terms.

The following table reconciles the beginning value of the Company’s asset retirement obligation liability to its ending balance for each period presented in the Consolidated Statements of Operations and Comprehensive Loss:
	Period from			Period from
	June 8 – June 30, 2023 (Successor)	April 1 – June 7, 2023 (Predecessor)	April 1 – June 30, 2022 (Predecessor)	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	January 1 – June 30, 2022 (Predecessor)
Asset retirement obligation, beginning of period	$1,967	$2,474	$2,254	$1,967	$2,415	$—
Obligation incurred	—	—	—	—	—	2,201
Periodic accretion expense	10	44	54	10	103	107
Asset retirement obligation, end of period	$1,977	$2,518	$2,308	$1,977	$2,518	$2,308

Unconditional Purchase Obligations — The Company has committed to purchase industrial components for installation at its Demonstration Plant. The Company pays for these components in installments related to contractual milestones specified by the counterparty. In accordance with ASC 440, the Company does not recognize the

NET Power Inc.
Notes to Consolidated Financial Statements
(Dollars in thousands, except share and unit amounts, unless otherwise noted)

NOTE M — Commitments and Contingencies (cont.)

commitment on its Consolidated Balance Sheets. Upon invoicing, the Company reclassifies current period installment payments to accounts payable and proportionally increases its construction in progress account. The Company expects to recognize the gross value of its existing asset purchase commitments during the current fiscal year.

Additionally, the Company does not recognize the commitment related to the Amended and Restated JDA (Note H and Note L) on its balance sheet in accordance with ASC 440’s guidance. Upon invoicing the Company accrues for the current period billing in Due to Related Parties and records the related operating expense and compensation expense. The Company expects to recognize the gross value of its commitments under the Amended and Restated JDA by January, 2027.

The following table presents the Company’s material, unrecognized purchase obligations:
			Period of Recognition
Commitment	Consideration Type	Gross Commitment	June 8 – June 30, 2023 (Successor)	January 1 – June 7, 2023 (Predecessor)	Prior Predecessor Periods	Remaining Commitment
Asset Purchase Commitment	Cash	$4,700	$—	$1,168	$—	$3,532
Original and Amended and Restated JDA (Note H)	Cash	70,000	119	3,121	2,211	64,549
Original and Amended and Restated JDA (Note H)	Share-Based	70,000	147	3,902	2,765	63,186
Total		$144,700	$266	$8,191	$4,976	$131,266

NOTE N — Income Taxes

Prior to the Closing Date, NET Power, LLC represented a pass-through entity for state and federal income tax consideration, which passed through its income or loss to its partners; therefore, it did not record income tax (benefit) expense. The following table presents the Company’s Income tax (benefit) expense and the effective income tax rate during the period from June 8 through June 30, 2023 (Successor):

June 8 – June 30, 2023 (Successor)
Income tax expense (benefit)	$(672)
Effective tax rate	0.6%

The provision for income taxes differs from the amount of income tax computed by applying the U.S. statutory federal tax rate of 21.0% to the loss before income taxes due to income (loss) from non-taxable pass-through entities related to non-controlling interests, non-deductible expenses, outside basis adjustments and the valuation allowance placed against deferred tax assets.

NOTE O — Subsequent Events

On August 11, 2023, the Company entered into a new lease agreement, which will be classified as an operating lease on the Consolidated Balance Sheets in accordance with ASC 842.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

NET Power, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of NET Power, LLC (a Delaware limited liability company) and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred losses since inception and anticipates it will continue to have losses in 2023 and beyond, had an accumulated deficit of $224.5 million at December 31, 2022 and does not yet have commercial operations that can support the current cost structure. These conditions, along with other matters as set forth in Note B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Raleigh, North Carolina

March 6, 2023

NET Power, LLC
Consolidated Balance Sheets

As of December 31, 2022 and 2021

(In thousands)

	2022	2021
Assets
Current Assets
Cash	$5,164	$445
Receivables	352	51
Prepaid Expenses	184	654
Other Current Assets	1,795	—
Total Current Assets	7,495	1,150
Long Term Assets
Intangible Assets, net	263	285
Property, Plant and Equipment, net	69,595	80,428
Lease Right-of-Use Asset	784	—
Total Long Term Assets	70,642	80,713
Total Assets	$78,137	$81,863
Liabilities and Members’ Equity
Current Liabilities
Accounts Payable	$577	$1,714
Accrued Liabilities	2,392	1,640
Due to related parties	178	2,535
Member Loans	—	7,007
Lease Liability	130	—
Option Liability	5,174	—
Total Current Liabilities	8,451	12,896
Long Term Liabilities
Due to related parties	2,212	—
Asset Retirement Obligations	2,416	—
Lease Liability	656	—
Option Liability	—	1,459
Total Long Term Liabilities	5,284	1,459
Total Liabilities	13,735	14,355

Members’ Equity
Capital Stock Issued 2022: 4,987,845 authorized units; 3,722,355 issued and outstanding units; 2021: 3,583,223 authorized units, 3,555,553 issued and outstanding units	262,622	227,960
Accumulated Deficit	(224,525)	(169,747)
Additional Paid-In Capital	26,288	9,275
Accumulated Other Income	17	20
Total Equity	$64,402	$67,508
Total Liabilities and Members’ Equity	$78,137	$81,863

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2022 and 2021

(In thousands)

	Years Ended December 31,
	2022	2021
Revenue
Revenue	$580	$2,103
Cost of Revenue	(189)	(783)
Cost of Revenue – related party	(86)	(46)
Gross Profit	305	1,274

Operating Expenses
General and administration	17,048	12,595
General and administration – related party	141	3,289
Sales and marketing	801	252
Research and development	3,136	9,165
Research and development – related party	15,817	945
Depreciation, amortization and accretion	13,387	12,737
Total Operating Expenses	50,330	38,983
Operating Loss	(50,025)	(37,709)

Other Income (Expense)
Interest Income (Expense)	(4,791)	(580)
Other Income (Expense)	38	3
Net Other Income (Expense)	(4,753)	(577)
Net Loss	(54,778)	(38,286)

Other Comprehensive (Loss)
Foreign currency translation gain (loss)	(3)	—
Comprehensive (Loss)	$(54,781)	$(38,286)
Net Loss Per Unit	$14.79	$10.77
Weighted average units outstanding, basic and diluted	3,703	3,556

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Members’ Equity
As of and for the Years Ended December 31, 2022 and 2021

(In thousands, except shares)

	Membership Interests		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Equity
	Shares	Amount
Balance – December 31, 2020	3,555,553	$227,960	$2,066	$20	$(131,461)	$98,585
Vesting of Profits Interest	—	—	7,209	—	—	7,209
Net Loss	—	—	—	—	(38,286)	(38,286)
Balance – December 31, 2021	3,555,553	227,960	9,275	20	(169,747)	67,508
Issuance of shares to:
BHES	142,180	30,000	—	—	—	30,000
(Less Equity Issuance Cost)	—	(533)	—	—	—	(533)
BHES (Bonus Shares)	17,799	3,756	6,102	—	—	9,858
BHES (In-Kind Shares)	6,823	1,439	1,324	—	—	2,763
Vesting of Profits Interest	—	—	9,587	—	—	9,587
Foreign currency translation adjustment	—	—	—	(3)	—	(3)
Net Loss	—	—	—	—	(54,778)	(54,778)
Balance – December 31, 2022	3,722,355	$262,622	$26,288	$17	$(224,525)	$64,402

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2021

(In thousands)

	Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net Loss	$(54,778)	$(38,286)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	13,149	12,715
Amortization	22	22
Accretion	215	—
Non-Cash Interest Expense	4,710	466
Vesting of Profits Interest	9,587	7,209
BHES Bonus Shares and In-Kind Expense	12,621	—
Changes in operating assets and liabilities
Accounts Receivable	(301)	(17)
Due from related parties	—	12
Prepaid Expenses	470	158
Other Current Assets	(1,795)	—
Accounts Payable	(1,137)	1,092
Accrued Liabilities	752	(5,535)
Due to related parties (short term)	(2,357)	1,834
Due to related parties (long term)	2,212	—
Net Cash Used in Operating Activities	(16,630)	(20,330)

Cash Flows from Investing Activities
Acquisition of property and equipment	(115)	—
Net Cash Used in Investing Activities	(115)	—

Cash Flows from Financing Activities
Member Loan Proceeds	2,000	8,000
Member Loan Repayments	(10,000)	—
Baker Hughes Share Issuances	30,000	—
(Less Equity Issuance Cost)	(533)	—
Net Cash Provided by Financing Activities	21,467	8,000
Net Increase (Decrease) in Cash	4,722	(12,330)

Cash:
Effect of foreign currency exchange rate changes on cash	(3)	—
Beginning of Year	445	12,775
End of Year	$5,164	$445

Supplemental disclosures of cash flow information:
Cash Paid for Interest	$81	$114

The accompanying notes are an integral part of these consolidated financial statements.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE A — Organization and Nature of Activities

Business and Background

NET Power, LLC (“NP LLC”), its wholly owned subsidiaries, NET Power Europe Ltd (“NP Europe”), NET Power Friendship 7, LLC, NET Power Athena, LLC, NET Power Atlas, LLC and NET Power Canaveral, and together, “NET Power” or the “Company”, has developed a proprietary process for producing electricity using a predominantly carbon dioxide working fluid that involves the capture and reuse, sale and sequestration of carbon dioxide and other marketable industrial gasses, such as argon and nitrogen. The “NET Power Process” is the subject of U.S. and foreign patents, as well as additional applications and provisional applications on file with the United States Patent and Trademark Office and international patent authorities. The Company’s technology is designed to generate electricity from natural gas that is cost-competitive with conventional technologies, while eliminating nearly all air emissions.

The Company commissioned a 50 MWth natural gas-fired demonstration power plant (“Demonstration Plant”) to allow sufficient demonstration and testing of the NET Power Process and its components. The Company achieved first-fire at the Demonstration Plant in May 2018, after two years of development. Additional testing occurred periodically thereafter, including a three-month test campaign in 2021 which resulted in a grid synchronization. The Company plans to conduct additional research and testing campaigns at its Demonstration Plant in La Porte, Texas over the next several years, and is targeting the first utility-scale plant to achieve commercial operations in 2026. The successful first-fire and 2021 testing campaign of the Demonstration Plant represent critical milestones as they supported validation of the technical foundation of the NET Power Process.

The Company’s current activities are subject to significant risks, including cost over-runs in the testing and operation of the Demonstration Plant, technical problems with the NET Power Process, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Process.

NOTE B — Liquidity and Going Concern

The Company has not initiated commercial operations and has incurred losses since inception and anticipates it will continue to have losses in 2023 and beyond. As of December 31, 2022, the Company had an accumulated deficit of $224.5 million. As the Company continues to incur losses, achieving profitability is dependent upon the successful development and commercialization of its technology, and achieving a level of revenues adequate to support the Company’s cost structure. The Company will continue to need to raise additional capital until it achieves sustained profitability.

Management believes current cash flows from capital funding will be sufficient to fund working capital needs through June 2023. Additionally, the Company has access to committed funds from existing owners via the Interim Company Financing mechanism in the Business Combination Agreement discussed in Note J which it can draw up to $25,000,000 from prior to the closing of the Business Combination. Management believes this financing will be sufficient to fund the working capital needs through the close of the Business Combination.

Management intends to fund future operations through private or public equity or debt offerings and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to the Company’s ability to continue as a going concern.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of NP LLC and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

The individual financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in United States Dollars, which is also NP LLC’s functional currency.

Segment Reporting

Operating segments are defined as components of an entity for which discrete financial information is both available and regularly reviewed by its Chief Operating Decision Makers (“CODMs”). The Company has determined that its Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) are its chief operating decision makers (“CODMs”). The CODMs review financial information presented for the purposes of assessing performance and making decisions on how to allocate resources at the overall company level. The Company has determined that it currently operates as a single segment, though it will periodically revisit the information used by its CODMs to allocate resources and to manage the operations as it nears commercialization and deployment of NET Power Technology.

Use of Estimates

The preparation of financial statements, in accordance with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management reviews its estimates on an ongoing basis, including those related to the useful lives of long-lived assets for depreciation and amortization, the fair value of equity-based compensation, revenue recognition, intangible asset valuation, the valuation of the option liability and the assessment of asset retirement obligations. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash

Cash consists of deposits in banking institutions in the United States (“US”) and United Kingdom (“UK”). The carrying value of cash equals fair value because they are in demand deposit accounts.

Concentration of Custodial Risk

For cash, custodial risk is the risk that, in the event of the unlikely failure of a banking institution, the Company will not be able to recover the value of their cash that is in the possession of the entity’s banking institutions. The Company maintains its cash at banking institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”) and the Financial Services Compensation Scheme (“FSCS”), the UK’s statutory compensation system for customers of authorized financial services firms. FDIC guidelines guarantee $250,000 per depositor, per insured bank and FSCS guidelines guarantee £85,000 per depositor per insured bank. As of December 31, 2022, and December 31, 2021, the Company possessed funds in excess of FDIC limits equal to $4,743,000 and $175,000 respectively.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, and the general condition of the U.S. and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, and/or expertise may become obsolete and/or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Receivables

Current receivables result primarily from receivables for revenues associated with a grant received from the Department of Energy related to syngas testing to be conducted at NET Power’s La Porte site. Receivables reflecting unbilled revenue for the years ended December 31, 2022 and December 31, 2021 amounted to $0 and $51,000, respectively.

Prepaid Expenses

Prepaid expenses consist of costs paid in advance for software subscriptions, patent renewal fees, and for general liability insurance as well as employee health insurance and legal retainers.

Intangible Assets, net

The Company accounts for intangible assets, which consist of patents and other intellectual property, in accordance with ASC 350, Goodwill and Other Intangible Assets. Intangible assets with a net book value of $263,000 and $285,000, respectively, as of December 31, 2022 and December 31, 2021 are amortized on a straight-line basis over their useful life of 25 years.

Plant, Property, and Equipment, net

Property and equipment are recorded at cost. The Demonstration Plant consists of costs associated with the engineering, procurement, and construction of the facility. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows	Years
Furniture and Equipment	4 – 10
Camera – Gas Cloud Imaging	6
Demonstration Plant	10
Asset Retirement Costs	10

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) tangible and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

expected to be held and used. If the Company determines that the undiscounted cash flows from an asset held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge. There were no impairment charges determined to be necessary for the years ended December 31, 2022 and 2021.

Asset Retirement Obligations

The Company recognizes liabilities and the corresponding assets for future obligations associated with the retirement of assets. The Company’s Demonstration Plant in La Porte, Texas is located on leased land and the underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level; therefore, a future obligation exists. Asset retirement costs are reflected in Property, Plant and Equipment with the depreciation expense recognized over the estimated useful life of 10 years. The asset retirement costs and corresponding liabilities that have been recorded to date relate to the removal of assets at a future terminal date. When an asset retirement obligation arises, the liabilities and corresponding assets are recorded at their present value using a discounted cash flow approach and the liabilities are accreted using the interest method.

The recognition of an asset retirement obligation requires that management make numerous assumptions regarding factors such as the cost and timing of deconstruction; the credit-adjusted risk-free rate to be used; and inflation rates. The fair value of contractor fees to restore the land, based on historical trends, is estimated to escalate by 2.0% each year through the terminal date. The total estimated liability is based on the estimated future value of those costs and the timing of deconstruction. As of December 31, 2022, the asset retirement obligation liability was $2,416,000. Accretion expense for the years ended December 31, 2022 amounted to $215,000, and is included in Depreciation, amortization, and accretion on the Consolidated Statement of Operations. The asset retirement obligation was not considered material for the year ended December 31, 2021.

The Company believes these estimates are reasonable at the present time, but the Company can give no assurance that changes in technology, the Company’s financial condition, the economy or other factors would not result in higher or lower asset retirement obligations. Any variations from our estimates would generally result in a change in the assets and liabilities in equal amounts, and operating results would differ in the future by any difference in depreciation expense and accretion expense.

Foreign Currency

The functional currency of NP LLC is the U.S. Dollar and of NP Europe is the Great Britain Pound. The Company translated the financial statements of this subsidiary to U.S. Dollars using period-end rates of exchange for balance sheet items and a weighted average rate of profit and loss items. The Company records translation gains and losses in accumulated other comprehensive income (loss) as a component of members’ equity. The Company recorded $3,000 of net translation losses in the year ended December 31, 2022 and less than $1,000 of net translation losses in the year ended December 31, 2021.

Revenue from Contracts with Customers

The Company recognizes revenue when its performance obligations with its customers have been satisfied. To determine revenue recognition for contracts that the Company determines are within the scope of ASC 606, it performs the following five steps:

i.       Identify the contract(s) with a customer;

ii.      Identify the performance obligations in the contract;

iii.     Determine the transaction price;

iv.      Allocate the transaction price to the performance obligations in the contract; and

v.       Recognize revenue when (or as) the entity satisfies a performance obligation.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

In accordance with ASC 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect the consideration to which it is entitled.

Revenue is recognized upon the transfer of control of the promised services to customers. Judgment is required in instances where contracts include multiple services to determine whether each should be accounted for as a separate performance obligation.

Contract payment terms are net 30-60 days. When billed in advance, the payment is deferred and recognized upon delivery of the service. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties, such as sales taxes collected and remitted to governmental authorities.

The Company accounts for contract modifications as separate contracts if the additional services are distinct and priced at standalone selling prices. If the additional services are distinct, but not priced at standalone selling prices, the modification is treated as a termination of the existing contract and the creation of a new contract. In such instances where the additional services are not distinct within the context of the contract, the modification is combined with the original contract and either an increase or decrease in revenue is recognized on the modification date.

Test Data Contracts

The Company generates revenue through various contracts with potential future license customers for access to testing results and other data associated with certain testing being performed at the Demonstration Plant. The Company’s performance obligations associated with the test data contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company performs. The Company measures progress under these arrangements using an output method based on contract phases reached. The test data contract revenue totaled $150,000 for the year ended December 31, 2022 and $1,156,000 for the year ended December 31, 2021. The Company had no contract asset or contract liability balances associated with these contracts as of December 31, 2022 and December 31, 2021.

Feasibility Study Contracts

The Company also generates revenue through various contracts with potential future license customers for feasibility studies. The Company’s performance obligations associated with the feasibility study contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company delivers the relevant reports. The Company measures progress under these arrangements using an output method based on contract phases reached. The feasibility study contract revenue totaled $125,000 for the year ended December 31, 2022 and $0 for the year ended December 31, 2021. The Company had no contract asset or contract liability balances associated with these contracts as of December 31, 2022 and December 31, 2021.

Department of Energy Subrecipient Contract

The Company also currently generates revenue from its role as a sub-recipient of a Department of Energy (DOE) grant to conduct syngas testing at NET Power’s La Porte facility. The Company’s performance obligations associated with the DOE subrecipient contract are satisfied over time because the grant recipient receives the benefit simultaneous to the Company’s performance. The Company is compensated based on expenses incurred with an administrative markup. The Company measures progress under this arrangement using an input method based on costs incurred. Expenses related to the project are recorded as Costs of Revenue and submitted for reimbursement with an administrative markup. For the year ended December 31, 2022, DOE grant revenue totaled $305,000 with $275,000 in associated costs. For the year ended December 31, 2021 this revenue totaled $904,000 with $829,000 in associated costs. The Company had no contract asset or contract liability balances associated with this contract as of December 31, 2022 and 2021.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

Remaining Unsatisfied Performance Obligations

Contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. The amount of transaction price allocated to performance obligations to be satisfied at a later date, which is not recorded in the consolidated balance sheets, is immaterial as of December 31, 2022 and 2021.

As permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promises accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

The Company applied the practical expedient under ASC 606 to exclude amounts related to performance obligations that are billed and recognized as they are delivered.

Research and Development

The Company expenses costs in relation to operations and testing at the La Porte Demonstration Plant, as well as engineering and design costs related to development of commercialization of the technology as incurred. These costs are included in Research and Development on the Consolidated Statements of Operations.

Legal Fees

NP LLC expenses legal costs as incurred. Legal fees paid for patent filings and other third party reviews, including the Toshiba settlement, for the years ended December 31, 2022 and 2021 amounted to $622,000 and $1,774,000, respectively, and are included in General and Administration on the Consolidated Statement of Operations.

Equity-Based Compensation and Fair Value of Equity

The forms of equity-based awards granted to employees are principally profits interests with service or performance conditions. The Company does not have a history of settling these awards in cash. Each equity-based award is generally subject to service-based vesting, where a specific period of continued employment or service to the Company must pass before an award vests. The Company’s Compensation Committee can modify the vesting provisions of an award. Certain awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests.

Due to the absence of an active market for the Company’s member units, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its member units. The estimated fair value of the member units has been determined at each grant date based upon a variety of factors, including price of equity issuances by the Company, the Company’s financial position and historical financial performance, the Company’s technology in development, external market conditions affecting any trends within the industry, and the likelihood of achieving a liquidity event. Significant changes to the key assumptions underlying the factors used could result in different fair values of member units at each valuation date.

The Company recognizes as expense non-cash compensation for all equity-based awards for which vesting is considered probable. Forfeitures are recognized as they occur. For service-based awards, compensation cost is measured at fair value on the grant date and expensed ratably over the vesting term. For performance-based grants, the fair value is measured on the grant date and recognized as non-cash compensation expense, considering the probability of the targets being achieved.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

on the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2

Significant other observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3

Significant unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of any input that is significant to the fair value measurement. The Company’s estimates of fair values are based upon assumptions believed to be reasonable, but which are uncertain and involve significant judgments made by management by considering factors specific to the asset or liability. The determination of fair value requires more judgment to the extent the valuation is based on models or inputs that are less observable or unobservable in the market. Accordingly, the degree of judgment exercised by the Company in determining the fair value is greatest for instruments categorized as Level 3.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, receivables, prepaid expenses, accounts payable, and accrued liabilities, including member loans. The Company believes that the carrying value of such financial instruments approximates their fair values due to the short-term nature of these instruments.

Recurring Fair Value Measurement

The Company’s recurring fair value measurement consists of the option liability, which is based predominantly on Level 3 inputs.

Nonrecurring Fair Value Measurements

The Company’s non-financial assets, such as property, plant, and equipment and intangible assets, are remeasured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company’s equity-based compensation is recorded based on the grant date fair value. Such fair value measurements are based predominantly on Level 3 inputs.

Option Liability

The Company accounts for its freestanding option liability as a liability in the consolidated balance sheets, recorded initially at fair value, with any subsequent changes in fair value recorded in each reporting period in the consolidated statements of operations. The option liability meets the liability classification criteria within ASC 815, Derivatives and Hedging (ASC 815), as it can be cash settled upon being exercised. The fair value of the option liability issued by the Company is estimated using the Black-Scholes option pricing model.

Net Loss Per Unit

The Company computes basic net loss per unit by dividing net loss applicable to membership interest holders by the weighted average number of membership units outstanding during the period. The Company computes diluted net loss per unit by dividing the net loss applicable to membership interest holders by the sum of the weighted-average number of membership units outstanding during the period, plus the potential dilutive effects

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE C — Summary of Significant Accounting Policies (cont.)

of distribution units, profits interests, and options to purchase membership units, but such items are excluded if their effect is anti-dilutive. Since the impact of the distribution units, profits interests, and options to purchase membership units are anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per unit for the years ended December 31, 2022 and 2021.

Income Tax Status

NP LLC is a limited liability company (“LLC”). Members of the LLC are taxed on their proportionate share of the entity’s taxable income. Therefore, no provision or liability for US federal or state income taxes has been included in the consolidated financial statements.

NP Europe is subject to taxation pursuant to UK tax regulations. For the years ended December 31, 2022 and 2021, NP Europe incurred losses for tax purposes, which may be used to offset future profits. Because the timing and amount of any future profits is uncertain, the Company has established a valuation allowance against possible future tax benefits. Therefore, no provision or asset for UK income taxes has been included in the consolidated financial statements. Total cumulative net losses for NP Europe totaled $89,000 for the year ended December 31, 2022 and $86,000 for the year ended December 31, 2021.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the applicable accounting guidance. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations for the years prior to 2019.

Accounting Pronouncements Not Yet Adopted

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE D — Long Term Assets

Intangible assets are summarized as of December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Intangible Assets	$604	$604
Accumulated Amortization	(341)	(319)
Intangible Assets, net	$263	$285

Amortization expense for the years ended December 31, 2022 and 2021 was $22,000 and $22,000, respectively.

Estimated amortization expense for the future years ending December 31 are as follows (in thousands):

2023	$22
2024	22
2025	22
2026	22
2027	22
2028 and thereafter	153
$263

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE D — Long Term Assets (cont.)

Plant, property, and improvements are summarized by major classification as of December 31 as follows (in thousands):

	2022	2021
Furniture and Equipment	$245	$130
Accumulated Depreciation	(129)	(28)
Furniture and Equipment, net	116	102

Camera – Gas Cloud Imaging	123	123
Accumulated Depreciation	(86)	(58)
Camera – Gas Cloud Imaging, net	37	65

Demonstration Plant	125,811	125,811
Accumulated Depreciation	(58,223)	(45,550)
Demonstration Plant, net	67,588	80,261

Asset Retirement Costs	2,201	—
Accumulated Depreciation	(347)	—
Asset Retirement Costs, net	$1,854	$—

Total Property, Plant, and Equipment, net	$69,595	$80,428

Depreciation expense in 2022 and 2021 was $13,149,000, and $12,715,000 respectively.

NOTE E — Accrued Liabilities

Accrued Liabilities as of December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Accrued Incentive Compensation	1,451	503
Unearned Revenue	—	392
Other Accrued Liabilities	941	745
Total Accrued Liabilities	2,392	1,640

NOTE F — Members’ Equity

Shares and Capital Contributions

The Company has authorized 4,987,845 common shares of membership interests, of which 3,722,355 are issued and outstanding as of December 31, 2022.

Occidental Petroleum Corporation (“Occidental”) holds an option to purchase up to 711,111 common shares upon certain conditions being met and which expires 18 months thereafter. Conditions required for the exercise of the option have not been met as of March 6, 2023. Immediately prior to closing of the Business Combination (see Note J), Occidental will receive 247,655 shares in exchange for retiring this option.

On February 3, 2022, NET Power, on the one hand, and Baker Hughes Energy Services LLC (BHES), with affiliates Nuovo Pignone International S.r.l. (NPI) and/or Nuovo Pignone Tecnologie S.r.l. (NPT), on the other hand, executed a series of joint development agreements (JDA) to consummate both an investment and strategic partnership transaction to advance the technical and commercial deployment of the NET Power Process. In connection with that series of transactions, BHES purchased 142,180 common shares for approximately $30 million and, under the JDA, NPI (or its designee) is expected to receive 391,111 common shares as compensation for in-kind services rendered to NET Power at a price of $168.75 per share, and can earn a bonus of up to 129,598 common shares based on pre-determined schedule and success milestones. On December 5, 2022, NET Power and

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE F — Members’ Equity (cont.)

NPI and NPT entered into a first JDA amendment, and then on December 13, 2022, the JDA was further amended and restated, and NET Power entered into the Amended and Restated JDA with Rice Acquisition Corp. II (RONI), Rice Acquisition Holdings II LLC (RONI Opco), NPI and NPT. As a result of these amendments, the scope of the BHES Statement of Work has been amended to include combustor development. Per the terms of the Amended and Restated JDA, the total program cost has been adjusted to $140,000,000 resulting in a total of 414,815 NET Power shares expected to be issued to BHES for in-kind services rendered under the JDA. Immediately prior to closing of the Business Combination (see Note J), NPI (or its designee) will receive 47,000 bonus shares.

During the year ended December 31, 2022, the Company issued 6,823 common shares to BHES for in-kind services provided by NPI and recorded the associated expense of $1,440,000 which is reflected in Research and Development costs on the Consolidated Statements of Operations. The Company also recorded $1,324,000 of expense related to an additional 6,281 shares for in-kind services which had been earned but not yet issued as of December 31, 2022. This expense is reflected in Research and Development on the Consolidated Statements of Income, and the un-issued shares are reflected in Additional Paid-In Capital on the Consolidated Balance Sheets and the Consolidated Statements of Equity. The Company also issued 17,799 of vested bonus shares to BHES and recorded expense of $7,169,000 within Research and Development on the Consolidated Statements of Operations. This expense reflects the vested bonus shares as well as the accrual of additional un-vested bonus shares over their estimated performance period. The common shares issued as in-kind services and as bonus shares are accounted for as equity awards.

Profit Allocation

Profits and losses are allocated amongst members based on percentage ownership of the Company at the end of each period.

NOTE G — Related Party Transactions

Related Party Receivables and Payables

The Company has $178,000 and $2,535,000 in current liabilities payable to LLC members as of December 31, 2022 and December 31, 2021, respectively. These related party payables are unsecured and are due on demand.

The Company has $2,212,000 and $0 in long term liabilities payable to LLC members as of December 31, 2022, and December 31, 2021, respectively.

Master Service Agreements

NET Power has historically relied on master service agreements with certain owners to perform a variety of business functions.

An equity member has provided the Company with marketing and technology maintenance services, as well as other support relating to further development of the NET Power Process and administration of patent matters. The total cost incurred for these services was $114,000 and $2,366,000 during the years ending December 31, 2022 and December 31, 2021, respectively. This total is included in General and Administrative Expenses on the Consolidated Statements of Operations.

Another member supports the Company with regard to general business oversight and the operation of the La Porte Demonstration Plant. The total cost incurred for these services was $1,069,000 and $1,516,000 during the years ended December 31, 2022 and 2021, respectively. For the year ended December 31, 2022, $86,000 of this total was related to DOE Testing and is reflected in Cost of Revenue, while $984,000 is reflected in Research and Development on the Consolidated Statements of Operations. For the year ended December 31, 2021, $46,000 of this total was related to DOE Testing and is reflected in Cost of Revenue, while $1,470,000 is reflected in Research and Development on the Consolidated Statements of Operations.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE G — Related Party Transactions (cont.)

Another equity member has provided engineering services to the Company through early 2022. The total cost incurred for these services was $27,000 during the year ended December 31, 2022, and $398,000 during the year ended December 31, 2021. This total is included in General and Administration on the Consolidated Statements of Operations.

Joint Development Agreement

An additional member is providing engineering and commercial development support to the Company pursuant to a Joint Development Agreement. The total cost incurred for these services during the year ended December 31, 2022 was $14,833,000. This total is included in Research and Development on the Consolidated Statements of Operations.

Interest Expense

Per Note H, during late 2021 and early 2022 the Company received term loan funding from equity members. $81,000 and $114,000 of Interest Expense related to this debt was incurred during the years ended December 31, 2022 and 2021, respectively. Interest Expense is included in Other Expense on the Consolidated Statements of Operations.

NOTE H — Member Loans

On October 15, 2021, the Board approved a resolution to fund continued operations through term loans not to exceed $10,000,000 in total, with an interest rate of 9.25%. As of December 31, 2021, the Company had received loan funds from equity members totaling $8,000,000 which were due within 6 months and secured by Company assets. An additional $2,000,000 was received in January 2022. Each round of funding was also associated with options to purchase shares allocated based on member funding in excess of the pro rata loan total requested. 34,588 options were authorized as of December 31, 2022 at an exercise price of $168.75 per share and a fair value of $149.59 per share (total liability of $5,174,000). These options become exercisable for one year from loan repayment, which occurred on February 3, 2022. As of December 31, 2022, all member loans were repaid, and no related options had been exercised. For the year ended December 31, 2022, $1,358,000 of accretion was recorded as interest expense related to the member loans that were repaid.

NOTE I — Option Liability

The Company’s option liability was issued in conjunction with the Member Loans on October 15, 2021. The option liability represents a liability on the balance sheet classified as a Level 3 fair value measurement. The change in the fair value of the option liability during the years ended December 31, 2021 and 2022 was as follows:

Option Liability
Issuance of option liability (October 15, 2021)	1,459,000
Change in fair value	—
Balance as of December 31, 2021	1,459,000
Issuance of option liability	366,000
Change in fair value	3,349,000
Balance as of December 31, 2022	5,174,000

NOTE J — Business Combination Agreement

On December 13, 2022, the Company entered into the Business Combination Agreement with Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), and Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Holdings and the Buyer, collectively, the “Buyer Parties”). At the time of closing, the Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly owned direct subsidiary of the Buyer and “disregarded entity” for federal income tax purposes.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE K — Equity-based Compensation

Distribution Units

In 2011, the Company established the Distribution Sharing Plan (the “Distribution Plan”), which allowed for certain advisors of the Company to participate in future increases in the value of the Company. Participants in the Distribution Plan receive awards of membership interests in the Company denominated as Distribution units, subject to certain vesting criteria.

The Board of Managers had authorized 25,800 Distribution units, all of which were awarded in January 2011. On September 27, 2022, the Company entered into a redemption agreement to settle all outstanding distribution units for cash. As of December 31, 2022, there were no distribution units outstanding.

Profit Interest Units

In 2015, the Company established the Profit Interest Incentive Plan (the “Incentive Plan”), which allows for certain employees of the Company and other individuals to participate in future increases in the value of the Company. Participants in the Incentive Plan receive awards of membership interests in the Company denominated as Profit Interest units, subject to certain time and performance vesting criteria. The units typically vest over a 3-year period, require continued service to the Company and can include performance criteria related to annual company goals. As of December 31, 2022, the Board of Managers has authorized and awarded 450,013 Profit Interest units. Immediately prior to closing of the Business Combination (see Note J), the Profits Interest Units will be converted to 199,524 common shares, subject to the same vesting schedule as the existing awards.

Fair Value Inputs

The Company estimates the fair value of its equity awards, including to employees and directors, using Black-Scholes, which requires inputs and subjective assumptions, including (i) estimated fair value of the Company’s member units as described in Note C, (ii) the calculation of the expected term to liquidity, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of substantial company-specific historical and implied volatility data of its member units, the Company has based its estimate of expected volatility on the historical volatility of a group of similar public companies.

When selecting these companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the equity-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

The Company has never paid dividends and does not expect to in the foreseeable future. The expected term is based on the estimated time to a liquidity event. The risk-free interest rates for periods within the expected term of the equity awards are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.

The weighted-average assumptions used to calculate the fair value of unit awards granted are as follows:

	December 31, 2022	December 31, 2021
Expected term (years)	2.50	3.00
Expected dividend yield	0.00%	0.00%
Expected volatility	62.31%	66.9%
Risk-free interest rate	4.32%	0.97%

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE K — Equity-based Compensation (cont.)

Unit Awards

	2022	2021
Outstanding, Beginning of Period	329,513	53,013
Granted	150,500	276,500
Forfeited	30,000	—
Redeemed	—	—
Outstanding, End of Period	450,013	329,513

As of December 31, 2022, the following awards were outstanding:

Threshold Price	Vested	Unvested	Total
$ 100.00	15,625	—	15,625
$ 168.75	181,394	132,494	313,888
$ 211.00	26,500	94,000	120,500
Total	223,519	226,494	450,013
Vesting Summary (only unvested)	2022	2023	2024	2025	Total
Profits Interest Units	14,376	110,416	90,412	25,666	240,870

The weighted average grant-date fair value of unit awards granted during the year ended December 31, 2022, at a threshold price of $211/unit was $61.21/unit. The weighted average grant-date fair value of unit awards granted during the year ended December 31, 2021, at a threshold price of $168.75/unit was $64.97/unit. Compensation expense related to time-based units of approximately $9,587,000 and $7,209,000, respectively, was recognized in the years ended December 31, 2022 and 2021. This compensation expense is included in General and Administrative Expenses on the Consolidated Statements of Operations. As of December 31, 2022, total unrecognized unit-based compensation expense related to non-vested grants of time-based units was approximately $9,312,175.

NOTE L — Net Loss per Unit

The following table sets forth the computation of the Company’s basic and diluted net loss per unit for the years ended December 31, 2022 and 2021, respectively:

	2022	2021
Numerator:
Net Loss	$(54,778,000)	$(38,286,000)
Net loss attributable to membership interest holders	$(54,778,000)	$(38,286,000)
Denominator:
Weighted-average number membership units outstanding, basic and diluted	3,702,803	3,555,553
Net loss per unit attributable to membership interest holders, basic and diluted	$(14.79)	$(10.77)

As of December 31, 2022 and 2021, the Company’s potentially dilutive securities were distribution units, profits interests, member loan share options, and the Occidental share options. Based on the amounts outstanding at December 31, 2022 and 2021, the Company excluded the following potential membership units from the computation of diluted net loss per unit attributable to membership interest holders because including them would have had an anti-dilutive effect:

	2022	2021
Distribution Units	—	25,800
Profits Interest	450,013	329,513
Member Loan Share Options	34,588	27,670
Occidental Share Options	711,111	711,111
Total	1,195,712	1,094,094

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2022 and 2021

NOTE M — Commitments and Contingencies

Leases

On June 6, 2022, the Company entered into an office space lease agreement, which became effective on November 1, 2022 and continues for 5 years. Future minimum lease payments under the lease are approximately $948,000.

Effective as of January 1, 2022, the Company adopted ASC 842, which requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases. The primary impact of applying ASC 842 was the initial recognition of $807,000 in lease liabilities and $807,000 in right of use assets on the Company’s consolidated balance sheet.

The lease is classified as an operating lease and the lease liability was calculated using an incremental borrowing rate of 8.0%. There is no cumulative effect on retained earnings or other components of equity recognized as of January 1, 2022. As of December 31, 2022, the Company had $786,000 in lease liabilities and $784,000 in right of use assets on its consolidated balance sheet.

The Company also holds a lease for the land under the demonstration facility in La Porte, Texas, for approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of the Company’s oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for use at the demonstration facility. Lease payments for the land are $1 per year. The term of the oxygen supply agreement is perpetual but may be terminated by the Company or by Air Liquide upon 30 days’ written notice. The Company incurred $0 and $560,000 of costs related to the oxygen supply agreement for the years ended December 31, 2022 and 2021, respectively.

Litigation

The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

NOTE N — Subsequent Events

The Company evaluated the subsequent events through March 6, 2023, when these financial statements were available to be issued, and has identified the following events necessitating disclosure.

On January 11, 2023, Occidental exercised its option to purchase shares associated with the member loan agreement. On February 3, 2023, Constellation New Energy also exercised its option to purchase shares associated with the member loan agreement. The Company issued 5,824 and 28,764 shares to Occidental and Constellation New Energy, respectively, and received an aggregate $5.837 million from the exercise of the options. No member loan share options are currently outstanding.

On February 7, 2023, the Company issued 6,281 common shares to Baker Hughes for in-kind services rendered for the three month period ending December 31, 2022.

RICE ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(unaudited)
Assets:
Current assets:
Cash	$844,717	$1,627,877
Due from related party	7,960	7,960
Prepaid expenses	204,857	272,546
Total current assets	1,057,534	1,908,383
Investments held in Trust Account	353,653,029	349,942,773
Total Assets	$354,710,563	$351,851,156

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$25,871	$31,780
Accrued expenses	5,818,373	4,986,852
Total current liabilities	5,844,244	5,018,632
Deferred underwriting commissions in connection with the initial public offering	11,721,500	11,721,500
Derivative warrant liabilities	29,278,250	24,832,440
Total liabilities	46,843,994	41,572,572

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 shares issued and outstanding at redemption value of approximately $10.25 and $10.14 per share as of March 31, 2023 and December 31, 2022, respectively	353,527,029	349,816,773

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,500 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	863	863
Additional paid-in capital	—	—
Accumulated deficit	(45,340,266)	(39,310,765)
Total Rice Acquisition Corp. II deficit	(45,339,403)	(39,309,902)
Non-controlling interest in subsidiary	(321,057)	(228,287)
Total shareholders’ deficit	(45,660,460)	(39,538,189)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$354,710,563	$351,851,156

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
General and administrative expenses	$1,646,461	$323,183
General and administrative expenses – related party	30,000	30,000
Loss from operations	(1,676,461)	(353,183)

Other (expense) income
Change in fair value of derivative warrant liabilities	(4,445,810)	17,895,087
Interest earned on investments held in Trust Account	3,710,256	30,475
Other (expense) income, net	(735,554)	17,925,562

Net (loss) income	(2,412,015)	17,572,379
Net (loss) income attributable to non-controlling interest in subsidiary	(92,770)	675,861
Net (loss) income attributable to Rice Acquisition Corp. II	$(2,319,245)	$16,896,518

Weighted average shares outstanding of Class A ordinary shares	34,502,500	34,502,500
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.05)	$0.39
Weighted average shares outstanding of Class B ordinary shares	8,625,000	8,625,000
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.05)	$0.39

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	2,500	$—	8,625,000	$863	$—	$(39,310,765)	$(228,287)	$(39,538,189)

Net loss	—	—	—	—	—	(2,319,245)	(92,770)	(2,412,015)

Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(3,710,256)	—	(3,710,256)
Balance – March 31, 2023 (unaudited)	2,500	$—	8,625,000	$863	$—	$(45,340,266)	$(321,057)	$(45,660,460)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	2,500	$—	8,625,000	$863	$—	$(38,559,114)	$(390,892)	$(38,949,143)

Net income	—	—	—	—	—	16,896,518	675,861	17,572,379
Balance – March 31, 2022 (unaudited)	2,500	$—	8,625,000	$863	$—	$(21,662,596)	$284,969	$(21,376,764)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(2,412,015)	$17,572,379
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	4,445,810	(17,895,087)
Interest earned on securities held in Trust Account	(3,710,256)	(30,475)
Changes in operating assets and liabilities:
Prepaid expenses	67,689	60,428
Accounts payable	(5,909)	(53,228)
Accrued expenses	831,521	141,775
Net cash used in operating activities	(783,160)	(204,208)

Cash Flows from Financing Activities:
Offering costs paid	—	(85,000)
Net cash used in financing activities	—	(85,000)

Net change in cash	(783,160)	(289,208)

Cash – beginning of the period	1,627,877	2,570,409
Cash – end of the period	$844,717	$2,281,201

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1. Description of Organization and Business Operations

Organization and General

Rice Acquisition Corp. II is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021. As used herein, the “Company” refers to Rice Acquisition Corp. II and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings II LLC (“OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity to date relates to the Company’s formation and the preparation for initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 15, 2021. On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions (see Note 5) and offering costs allocated to the derivative warrant liabilities, respectively.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,900,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million (see Note 4). Each Private Placement Warrant is exercisable to purchase one of the Company’s Class A ordinary shares or one Class A Unit of OpCo together with a corresponding non-economic Class B ordinary share of the Company.

Following the Initial Public Offering, the Public Shareholders (as defined below) hold a direct economic equity ownership interest in the Company in the form of Class A ordinary shares, and an indirect ownership interest in Opco through the Company’s ownership of Class A Units of Opco. By contrast, the holders of the Company’s Founder Shares and Sponsor Shares (each as defined below in Note 4), including officers and directors to the extent they hold such shares (the “Initial Shareholders”), will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in the Company in the form of Class B ordinary shares, as well as a small direct interest through the Sponsor Shares (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345,026,000 of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1. Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding Class A ordinary shares, par value $0.0001 per share (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination.

The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders agreed to vote their Founder Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Units and Public Shares in connection with the completion of a Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or June 18, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes of the Company or Opco, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares and Class A Units of Opco (other than those held by the Company), which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1. Description of Organization and Business Operations (cont.)

redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering.

Pursuant to the Opco LLC Agreement and a letter agreement that the Sponsor, and the Company’s officers and directors have entered into with the Company, the Sponsor, and the Company’s officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Units they hold if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete an initial Business Combination within the prescribed time frame).

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements.

Proposed Business Combination

On December 13, 2022, Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands exempted company and majority-owned and controlled operating subsidiary of RONI (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (“RONI Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Buyer (“Merger Sub”), and NET Power, LLC, a Delaware limited liability company (“NET Power”), on April 23, 2023, RONI Buyer and NET Power entered into the First Amendment to the Business Combination Agreement (the “BCA Amendment” and, together with the Original Business Combination Agreement, as may be amended, supplemented or otherwise modified from time to time, the “Proposed Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Proposed Business Combination”). Pursuant to the Proposed Business Combination Agreement, among other things:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which (a) RONI will change its name to “NET Power Inc.” (the “combined company”), (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A common stock, par value $0.0001 per share, of RONI (“Class A Common Stock”), (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B common stock, par value $0.0001 per share, of RONI (“Class B Common Stock”), and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the “Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Holdings LLC”,

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1. Description of Organization and Business Operations (cont.)

(b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of A&R LLC Agreement (as defined below), and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (i) a Class A Unit of RONI Opco as issued and outstanding pursuant to the A&R LLC Agreement or (ii) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the A&R LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly owned subsidiary of RONI Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Proposed Business Combination will, in connection with the Proposed Business Combination, be cancelled, cease to exist and be converted into the right to receive an aggregate of 137,192,563 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (i) NET Power shares issued pursuant to the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among NET Power; RONI; Opco; Nuovo Pignone International, S.r.l., an Italian limited liability company; and Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, as of the Closing Date and (ii) cash funding raised by NET Power following entry into the Proposed Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Proposed Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Proposed Business Combination will be cancelled and cease to exist.

Following the Proposed Business Combination, holders of Class A Units of RONI Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange RONI Interests for, at RONI’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “adjustments”), or (ii) a corresponding amount of cash. RONI’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by RONI’s independent directors, and such decision will be based on facts in existence at the time of the decision, which RONI expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RONI Opco and alternative uses for such cash, among other considerations.

Holders of Class A Units of RONI Opco (other than RONI) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RONI Opco (subject to RONI’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon RONI and ensure that RONI Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Consummation of the Proposed Business Combination is generally subject to customary conditions of the respective parties and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Proposed Business Combination, (iii) receipt of requisite approval for consummation of the Proposed Business Combination from RONI’s and NET Power’s shareholders, (iv) RONI’s possession of at least $5,000,001 of net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1. Description of Organization and Business Operations (cont.)

amended, immediately after giving effect to the Proposed Business Combination and (v) approval of the RONI shares being issued in connection with the Proposed Business Combination (including the PIPE Financing (as defined below)) for listing on the New York Stock Exchange. The statutory HSR waiting period expired on February 6, 2023.

Additionally, the obligation of NET Power to consummate the Proposed Business Combination is further conditioned upon the sum of (i) the aggregate cash proceeds available for release from RONI’s trust account (after giving effect to the exercise of redemption rights by RONI stockholders), plus (ii) the amount received in respect of the PIPE Financing (whether funded by a current NET Power shareholder or by a third-party investor, and inclusive of funds raised by NET Power during the period between signing and Closing), minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate, exceeding $200,000,000 as of immediately prior to the Closing.

The Company filed a Current Reports on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2022 including additional details, the Original Business Combination Agreement, and related supporting agreements and filed a Current Report on Form 8-K with the SEC on April 24, 2023 including the BCA Amendment and related details. For additional information regarding NET Power, the Proposed Business Combination and the transactions contemplated thereby, see the registration statement on Form S-4 containing a proxy statement and a prospectus of RONI initially filed with the SEC on December 22, 2022 and declared effective on May 10, 2023.

Liquidity and Going Concern

As of March 31, 2023, the Company had approximately $0.8 million in its operating bank account and working capital deficit of approximately $4.8 million.

The Company’s liquidity needs through March 31, 2023 have been satisfied through a payment of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $126,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note balance upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 2, 2023.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”), registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and 2022. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of shareholders’ deficit.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of March 31, 2023 and December 31, 2022, the Company had not experienced losses on these accounts. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The initial fair value of the Public Warrants and the Private Placement Warrants were estimated using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Although the Company did not specify a maximum redemption threshold, its amended and restated memorandum and articles of association provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Accordingly, as of the Initial Public Offering, 34,500,000 Class A ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 19,525,000 ordinary shares in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three months ended March 31, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the Three Months Ended March 31, 2023		For the Three Months Ended March 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(1,855,423)	$(463,822)	$13,517,410	$3,379,108

Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,502,500	8,625,000	34,502,500	8,625,000
Basic and diluted net (loss) income per ordinary share	$(0.05)	$(0.05)	$0.39	$0.39

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3. Initial Public Offering

On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions and offering costs allocated to the derivative warrant liabilities, respectively. Of the 34,500,000 Units sold, affiliates of Rice Investment Group had purchased 1,010,000 Units (the “Affiliated Units”) at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,010,000 Affiliated Units.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4. Related Party Transactions

Founder Units and Sponsor Units

On February 10, 2021, the Sponsor received 7,187,500 Class B Units of Opco for no consideration and purchased 7,187,600 of the Company’s Class B ordinary shares, par value $0.0001, 2,500 of the Company’s Class A ordinary shares and 100 Class A Units of Opco for aggregate consideration of $26,000. Of the aggregate consideration, Opco received $1,000 for the Class A Units and the Company received $25,000 for the Class A ordinary shares and the Class B ordinary shares. The Company then subscribed for 2,500 Class A Units of Opco for $25,000.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 4. Related Party Transactions (cont.)

In June 2021, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the Company’s independent director nominees. The Sponsor transferred a corresponding number of shares of the Company’s Class B ordinary shares to the Company’s independent director nominees. In June 2021, the Company effected a dividend, and Opco effected a distribution, resulting in an aggregate of 8,625,000 Class B ordinary shares and 8,624,900 Class B Units of Opco outstanding, of which the Sponsor owned 8,535,000 of the Company’s Class B ordinary shares and 8,534,900 Class B Units of Opco.

The Sponsor agreed to forfeit up to 1,127,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised the over-allotment on June 16, 2021; thus, these 1,127,500 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The Company refers to the 8,624,900 Class B ordinary shares and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for shares of the Company’s Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 Class A ordinary shares and the 100 Class A Units of Opco and a corresponding number of shares of the Company’s non-economic Class B ordinary shares (which together will be exchangeable into Class A ordinary shares after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”. The Sponsor Units are considered non-redeemable and presented as permanent equity in the Company’s condensed consolidated balance sheets.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of the Company’s ordinary shares upon completion of the Initial Public Offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding Class B ordinary shares will be adjusted

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 4. Related Party Transactions (cont.)

through a stock split or stock dividend so that the total number of outstanding Class B ordinary shares corresponds to the total number of Class A Units of Opco outstanding (other than those held by the Company) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Units held by them (and any Class A ordinary shares acquired upon exchange of Founder Units) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On February 10, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the Initial Public Offering. As of June 16, 2021, the Company borrowed approximately $167,000 under the Note. The Company repaid the Note in full on December 14, 2021 and borrowing is no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 4. Related Party Transactions (cont.)

Administrative Services Agreement

Commencing on June 15, 2021, the date that the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2023 and 2022, there was $30,000 in fees incurred and paid under this agreement.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. No such amounts were reimbursed or accrued for as of March 31, 2023 and December 31, 2022.

Note 5. Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Units, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment on June 16, 2021.

The underwriters did not earn any commissions on the 1,010,000 Affiliated Units. The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $6.7 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6. Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 34,502,500 Class A ordinary shares outstanding, of which 34,500,000 shares were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 6. Class A Ordinary Shares Subject to Possible Redemption (cont.)

The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:

Class A ordinary shares subject to possible redemption, December 31, 2021	$345,000,000
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	4,816,773
Class A ordinary shares subject to possible redemption, December 31, 2022	349,816,773
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	3,710,256
Class A ordinary shares subject to possible redemption, March 31, 2023	$353,527,029

Note 7. Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 34,502,500 Class A ordinary shares issued and outstanding, of which 34,500,000 Class A ordinary shares were subject to possible redemption that are classified as temporary equity in the accompanying condensed consolidated balance sheets (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, 8,625,000 Class B ordinary shares were issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Units will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A and Class B Units of Opco — For each Class B ordinary share there is a corresponding Class A or Class B Unit of Opco. In connection with an initial Business Combination, or in certain circumstances described in the Opco LLC Agreement, at specified times after, the Class B Units of Opco are expected to convert into Class A Units of Opco on a one-for-one basis, subject to adjustment. The Class A Units will be exchangeable (together with the cancellation of a corresponding number of the Company’s Class B ordinary shares) for cash or into the Company’s Class A ordinary shares after the time of an initial Business Combination on a one-for-one basis. The

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 7. Shareholders’ Deficit (cont.)

Company’s Class B ordinary shares comprising the Founder Units and Sponsor Units cannot be transferred without transferring a corresponding number of Class A Units or Class B Units of Opco, as applicable, and vice versa. As of March 31, 2023 and December 31, 2022, there were 2,600 Class A Units of Opco issued and outstanding and 7,187,500 Class B Units of Opco issued and outstanding. In June 2021, Opco effected a distribution, resulting in an aggregate of 8,624,900 Class B Units of Opco issued and outstanding.

Note 8. Derivative Warrant Liabilities

As of March 31, 2023 and December 31, 2022, the Company had 8,625,000 Public Warrants and 10,900,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Units held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants for cash:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 8. Derivative Warrant Liabilities (cont.)

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants for Class A ordinary shares:

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if and only if, the last sale price of a Class A ordinary share equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of a Class A ordinary share shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its respective permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) of that certain Warrant Agreement, dated June 15, 2021, between Continental Stock Transfer & Trust Company, the Company and Opco (the “Warrant Agreement”), (ii) will terminate as of the close initial Business Combination if any holder, other than the Company (or any of its subsidiaries), of the Class A Units of Opco associated with such Opco Warrant Rights (as defined in the Warrant Agreement) continues to hold any Class A Units of Opco (or of any successor to Opco) immediately after the close of the initial Business Combination, in which case the associated Opco Warrant Rights will not terminate, (iii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, and (iv) shall not be redeemable by the Company for cash pursuant to Section 6.1 of the Warrant Agreement; provided, however, that in the case of (iii), the Private Placement Warrants and any Class A ordinary shares held by the Sponsor or any of its respective permitted transferees and issued upon exercise of the Private Placement Warrants or upon exchange of any Class A Units of Opco issued upon exercise of any warrants of Opco may be transferred by the holders. None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 9. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022, by level within the fair value hierarchy:

March 31, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$353,653,029	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$12,506,250	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$16,772,000

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$349,942,773	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$10,781,250	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$14,051,190

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement as the Public Warrants were separately traded beginning in August 2021. There were no other transfers to/from Levels 1, 2, and 3 during the three months ended March 31, 2023 and 2022.

Level 1 assets include investments in money market funds invested in government securities and Level 1 liabilities include Public Warrants. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under a Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. As of March 31, 2023 and December 31, 2022, the fair value of the Public Warrants was estimated at their listed public trading price.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model with the volatility calculated by back solving in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 9. Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurement inputs at their measurement dates:

	March 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.24	$10.17
Volatility	15.01%	10.36%
Term	5.17	5.33
Risk-free rate	3.56%	3.95%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended March 31, 2023 and 2022, is summarized as follows:

Derivative warrant liabilities at December 31, 2022	$14,051,190
Change in fair value of derivative warrant liabilities	2,720,810
Derivative warrant liabilities at March 31, 2023	$16,772,000

Derivative warrant liabilities at December 31, 2021	$17,140,250
Change in fair value of derivative warrant liabilities	(10,305,950)
Derivative warrant liabilities at March 31, 2022	$6,834,300

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Additional PIPE Subscriptions

On April 23, 2023, RONI and OLCV NET Power, LLC, a Delaware limited liability company that is also a holder of NET Power equity (“OXY”), entered into a subscription agreement (the “OXY PIPE Subscription Agreement”), pursuant to which, among other things, OXY agreed to subscribe for and purchase, and RONI has agreed to issue and sell to OXY 25,000,000 shares of Class A Common Stock for a purchase price of $250.0 million, on the terms and subject to the conditions set forth therein. The OXY Subscription Agreement is substantially similar to the 2022 Subscription Agreements, the form of which was attached as Exhibit 10.3 to the Current Report on Form 8-K filed by RONI on December 14, 2022. In addition to such subscription, on April 23, 2023, OXY entered into a subscription agreement with NET Power, pursuant to which OXY agreed to purchase, and NET Power agreed to issue, 31,328 NET Power units to OXY for a purchase price of $10.0 million, which will ultimately convert into 1,000,000 Class A Units of RONI Opco and an equivalent number of shares of Class B common stock, par value $0.0001 per share, of RONI upon consummation of the transactions contemplated by the Business Combination Agreement.

Also on April 23, 2023, four trusts, the beneficiaries of which are members of the Rice family, agreed to subscribe for and purchase, and RONI agreed to issue and sell to them, an aggregate of 2,500,000 shares of Class A Common Stock for an aggregate purchase price of $25.0 million, pursuant to a subscription agreement between each such trust and RONI, on the terms and subject to the conditions set forth therein. These subscription agreements are substantially similar to the 2022 Subscription Agreements.

RICE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 10. Subsequent Events (cont.)

BCA Amendment

On April 23, 2023, in connection with the entry into the OXY Subscription Agreements, RONI Buyer and NET Power entered into the BCA Amendment. Pursuant to the BCA Amendment, among other things, the form of the certificate of incorporation of RONI (the “RONI Charter”) to be adopted upon the closing of the transactions contemplated by the Proposed Business Combination Agreement (the “Closing”) and the form of the stockholders agreement (the “Stockholders Agreement”) to be entered into by RONI, RONI Opco, Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“RONI Sponsor”), and certain holders of NET Power equity, including OXY, in connection with the Closing have been replaced with the forms included in Exhibit A and Exhibit B, respectively, of the BCA Amendment.

The form of the Stockholders Agreement included in the Original Business Combination Agreement provided that, among other things, the board of directors of the combined company is expected to initially consist of nine directors (which may be increased to comply with independence requirements). The prior form of the Stockholders Agreement further contemplated the granting of certain board designation rights, subject to equity ownership thresholds in the combined company, as follows: (i) OXY would have the right to designate two directors; (ii) RONI Sponsor would have the right to designate one director; (iii) 8 Rivers Capital, LLC (through an entity controlled by it) would have the right to designate one director; and (iv) Constellation Energy Generation, LLC would have the right to designate one independent director.

Pursuant to the BCA Amendment, the Stockholders Agreement will, among other things, provide that the board of directors of the combined company is expected to initially consist of ten directors (which may be increased to comply with independence requirements). In addition, the board designation rights set forth in the form of Stockholders Agreement contained in the BCA Amendment provides OXY with the right to designate three, instead of two, directors. The form of RONI Charter contained in the BCA Amendment has been modified to reflect, among other things, OXY’s increased board designation rights.

Further, on April 23, 2023, to reflect that the BCA Amendment replaced the form of Stockholders Agreement, RONI, RONI Sponsor, NET Power and certain holders of NET Power equity (collectively, the “Company Unitholders”) entered into the First Amendment to the Support Agreement, pursuant to which, among other things, each Company Unitholder agreed to enter into such modified Stockholders Agreement in connection with the Closing.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Rice Acquisition Corp. II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rice Acquisition Corp. II (the “Company”) as of December 31, 2022, and 2021 the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 18, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 1, 2023

PCAOB ID Number 100

RICE ACQUISITION CORP. II
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$1,627,877	$2,570,409
Due from related party	7,960	7,960
Prepaid expenses	272,546	746,720
Total current assets	1,908,383	3,325,089
Investments held in Trust Account	349,942,773	345,044,341
Total Assets	$351,851,156	$348,369,430

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$31,780	$143,405
Accrued expenses	4,986,852	375,918
Total current liabilities	5,018,632	519,323
Deferred underwriting commissions in connection with the initial public offering	11,721,500	11,721,500
Derivative warrant liabilities	24,832,440	30,077,750
Total liabilities	41,572,572	42,318,573

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 shares issued and outstanding at redemption value of approximately $10.14 and $10.00 per share as of December 31, 2022 and 2021, respectively	349,816,773	345,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,500 shares issued and outstanding as of December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 8,625,000 shares issued and outstanding as of December 31, 2022 and 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(39,310,765)	(38,559,114)
Total Rice Acquisition Corp. II deficit	(39,309,902)	(38,558,251)
Non-controlling interest in subsidiary	(228,287)	(390,892)
Total shareholders’ deficit	(39,538,189)	(38,949,143)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$351,851,156	$348,369,430

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 2, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,796,015	$632,131
General and administrative expenses – related party	120,000	65,000
Loss from operations	(5,916,015)	(697,131)
Other income (expenses):
Change in fair value of derivative warrant liabilities	5,245,310	(6,742,750)
Interest earned on investments held in Trust Account	4,898,432	18,341
Offering costs associated with derivative warrant liabilities	—	(592,641)
Loss upon issuance of Private Placement Warrants	—	(2,175,000)
Net income (loss)	4,227,727	(10,189,181)
Net income (loss) attributable to non-controlling interest in subsidiary	162,605	(391,892)
Net income (loss) attributable to Rice Acquisition Corp. II	$4,065,122	$(9,797,289)

Weighted average shares outstanding of Class A ordinary shares	34,502,500	20,412,350
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.09	$(0.35)
Weighted average shares outstanding of Class B ordinary shares	8,625,000	7,984,399
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.09	$(0.35)

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM FEBRUARY 2, 2021 (INCEPTION)
THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 2, 2021 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B ordinary shares to Sponsor	2,500	—	8,625,000	863	24,137	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Accretion of Class A ordinary shares subject to possible redemption to redemption value	—	—	—	—	(24,137)	(28,761,825)	—	(28,785,962)
Net loss	—	—	—	—	—	(9,797,289)	(391,892)	(10,189,181)
Balance – December 31, 2021	2,500	—	8,625,000	863	—	(38,559,114)	(390,892)	(38,949,143)
Increase in redemption value of Class A ordinary shares subject to redemption	—	—	—	—	—	(4,816,773)	—	(4,816,773)
Net income	—	—	—	—	—	4,065,122	162,605	4,227,727
Balance – December 31, 2022	2,500	$—	8,625,000	$863	$—	$(39,310,765)	$(228,287)	$(39,538,189)

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 2, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$4,227,727	$(10,189,181)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class A and Class B ordinary shares	—	26,000
General and administrative expenses paid by related party under promissory note	—	9,360
Change in fair value of derivative warrant liabilities	(5,245,310)	6,742,750
Interest earned on securities held in Trust Account	(4,898,432)	(18,341)
Loss upon issuance of private placement warrants	—	2,175,000
Offering costs associated with warrants	—	592,641
Changes in operating assets and liabilities:
Due from related party	—	(7,960)
Prepaid expenses	474,174	(746,720)
Accounts payable	(26,625)	58,405
Accrued expenses	4,610,934	25,918
Net cash used in operating activities	(857,532)	(1,332,128)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(345,026,000)
Net cash used in investing activities	—	(345,026,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	345,000,000
Proceeds received from private placement	—	10,900,000
Repayment of note payable to related parties	—	(166,587)
Offering costs paid	(85,000)	(6,804,876)
Net cash provided by (used in) financing activities	(85,000)	348,928,537

Net change in cash	(942,532)	2,570,409

Cash – beginning of the period	2,570,409	—
Cash – end of the period	$1,627,877	$2,570,409

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$—	$350,000
Offering costs paid by related party under promissory note	$—	$157,227
Deferred underwriting commissions	$—	$11,721,500

The accompanying notes are an integral part of these financial statements.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations

Organization and General

Rice Acquisition Corp. II is a blank check company incorporated as a Cayman Islands exempted company on February 2, 2021. As used herein, the “Company” refers to Rice Acquisition Corp. II and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings II LLC (“OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity to date relates to the Company’s formation and the preparation for initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on June 15, 2021. On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions (see Note 5) and offering costs allocated to the derivative warrant liabilities, respectively.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 10,900,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million (see Note 4). Each Private Placement Warrant is exercisable to purchase one of the Company’s Class A ordinary shares or one Class A Unit of OpCo together with a corresponding non-economic Class B ordinary share of the Company.

Following the Initial Public Offering, the Public Shareholders (as defined below) will hold a direct economic equity ownership interest in the Company in the form of Class A ordinary shares, and an indirect ownership interest in Opco through the Company’s ownership of Class A Units of Opco. By contrast, the holders of the Company’s Founder Shares and Sponsor Shares (each as defined below in Note 4), including officers and directors to the extent they hold such shares (the “Initial Shareholders”), will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in the Company in the form of Class B ordinary shares, as well as a small direct interest through the Sponsor Shares (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345,026,000 of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding Class A ordinary shares, par value $0.0001 per share (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders agreed to vote their Founder Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Units and Public Shares in connection with the completion of a Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or June 18, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes of the Company or Opco, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares and Class A Units of Opco (other than those held by the Company), which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering.

Pursuant to the Opco LLC Agreement and a letter agreement that the Sponsor, and the Company’s officers and directors have entered into with the Company, the Sponsor, and the Company’s officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Units they hold if the Company fails to consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete an initial Business Combination within the prescribed time frame).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these consolidated financial statements.

Proposed Business Combination

On December 13, 2022, Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Proposed Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Proposed Business Combination”), by and among RONI, Rice Acquisition Holdings II LLC, a Cayman Islands exempted company and majority-owned and controlled operating subsidiary of RONI (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (“RONI Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Buyer (“Merger Sub”), and NET Power, LLC, a Delaware limited liability company (“NET Power”). Pursuant to the Proposed Business Combination Agreement, among other things:

(i)     RONI will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which (a) RONI will change its name to “NET Power Inc.” (the “combined company”), (b) each then issued and outstanding Class A ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class A common stock, par value $0.0001 per share, of RONI (“Class A Common Stock”), (c) each then issued and outstanding Class B ordinary share of a par value $0.0001 each in the capital of RONI will convert automatically, on a one-for-one basis, to a share of Class B common stock, par value $0.0001 per share, of RONI (“Class B Common Stock”), and (d) each issued and outstanding warrant to purchase one Class A ordinary share in the capital of RONI at a price of $11.50 per share will convert automatically, on a one-for-one basis, into a whole warrant exercisable for one share of Class A Common Stock;

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

(ii)    Following RONI’s domestication, RONI Opco will change its jurisdiction of formation by deregistering as a Cayman Islands limited liability company and continuing and domesticating as a limited liability company formed under the laws of the State of Delaware (together with RONI’s domestication, the “Domestications”), upon which, (a) RONI Opco will change its name to “NET Power Holdings LLC”, (b) each then issued and outstanding Class A Unit of RONI Opco will convert automatically, on a one-for-one basis, to a Class A Unit of RONI Opco as issued and outstanding pursuant to the terms of A&R LLC Agreement (as defined below), and (c) each then issued and outstanding Class B Unit of RONI Opco will convert automatically, on a one-for-one basis, to either (i) a Class A Unit of RONI Opco as issued and outstanding pursuant to the A&R LLC Agreement or (ii) a Class B Unit of RONI Opco as issued and outstanding pursuant to the terms of the A&R LLC Agreement; and

(iii)   Following the Domestications, Merger Sub will merge with and into NET Power, with NET Power surviving the merger as a direct, wholly owned subsidiary of RONI Buyer, on the terms and subject to the conditions of the certificate of merger, pursuant to which (a) all of the equity interests of NET Power that are issued and outstanding immediately prior to the Proposed Business Combination will, in connection with the Proposed Business Combination, be cancelled, cease to exist and be converted into the right to receive an aggregate of 135,698,078 Class A Units of RONI Opco and an equivalent number of shares of Class B Common Stock (one share of Class B Common Stock together with one Class A Unit or Class B Unit of RONI Opco, a “RONI Interest”), subject to adjustment for (i) NET Power shares issued pursuant to the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among NET Power; RONI; Opco; Nuovo Pignone International, S.r.l., an Italian limited liability company; and Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, as of the Closing Date and (ii) cash funding raised by NET Power following entry into the Proposed Business Combination Agreement and retained on its books as of the Closing Date, as allocated pursuant to the Proposed Business Combination Agreement, and (b) any equity interests of NET Power that are held in the treasury of NET Power or owned by any subsidiary of NET Power immediately prior to the Proposed Business Combination will be cancelled and cease to exist.

Following the Proposed Business Combination, holders of Class A Units of RONI Opco (other than RONI) will have the right (an “exchange right”), subject to certain limitations, to exchange RONI Interests for, at RONI’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “adjustments”), or (ii) a corresponding amount of cash. RONI’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by RONI’s independent directors, and such decision will be based on facts in existence at the time of the decision, which RONI expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RONI Opco and alternative uses for such cash, among other considerations.

Holders of Class A Units of RONI Opco (other than RONI) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RONI Opco (subject to RONI’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon RONI and ensure that RONI Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Consummation of the Proposed Business Combination is generally subject to customary conditions of the respective parties and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 1. Description of Organization and Business Operations (cont.)

Proposed Business Combination, (iii) receipt of requisite approval for consummation of the Proposed Business Combination from RONI’s and NET Power’s shareholders, (iv) RONI’s possession of at least $5,000,001 of net tangible assets, as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended, immediately after giving effect to the Proposed Business Combination and (v) approval of the RONI shares being issued in connection with the Proposed Business Combination (including the PIPE Financing (as defined below)) for listing on the New York Stock Exchange.

Additionally, the obligation of NET Power to consummate the Proposed Business Combination is further conditioned upon the sum of (i) the aggregate cash proceeds available for release from RONI’s trust account (after giving effect to the exercise of redemption rights by RONI stockholders), plus (ii) the amount received in respect of the PIPE Financing (whether funded by a current NET Power shareholder or by a third-party investor, and inclusive of funds raised by NET Power during the period between signing and Closing), minus (iii) transaction expenses (for RONI and for NET Power), plus (iv) all cash on the consolidated balance sheet of RONI and its subsidiaries, in the aggregate, exceeding $200,000,000 as of immediately prior to the Closing.

The Company filed a Current Reports on Form 8-K with the SEC on December 13, 2022 including additional details, the Proposed Business Combination Agreement, and related supporting agreements. For additional information regarding NET Power, the Proposed Business Combination and the transactions contemplated thereby, see the registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of RONI initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 22, 2022.

Other than as specifically discussed, this Report does not assume the closing of the Proposed Business Combination.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $1.6 million in its operating bank account and a working capital deficit of approximately $3.1 million.

The Company’s liquidity needs through December 31, 2022 have been satisfied through a payment of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $126,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note balance upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”), registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2022 and 2021. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of shareholders’ deficit.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The initial fair value of the Public Warrants and the Private Placement Warrants were estimated using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Although the Company did not specify a maximum redemption threshold, its amended and restated memorandum and articles of association provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. Accordingly, as of the Initial Public Offering, 34,500,000 Class A ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 19,525,000 ordinary shares in the calculation of diluted income (loss) per share because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the Year Ended December 31, 2022		For the Period from February 2, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$3,252,145	$812,977	$(7,042,556)	$(2,754,733)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,502,500	8,625,000	20,412,350	7,984,399

Basic and diluted net income (loss) per ordinary share	$0.09	$0.09	$(0.35)	$(0.35)

Income Taxes

FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

were accrued for the payment of interest and penalties for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021, with no material impact upon adoption.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3. Initial Public Offering

On June 18, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 Units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.1 million, of which approximately $11.7 million and approximately $593,000 were for deferred underwriting commissions and offering costs allocated to the derivative warrant liabilities, respectively. Of the 34,500,000 Units sold, affiliates of Rice Investment Group had purchased 1,010,000 Units (the “Affiliated Units”) at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,010,000 Affiliated Units.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions

Founder Shares and Sponsor Shares

On February 10, 2021, the Sponsor received 7,187,500 Class B Units of Opco for no consideration and purchased 7,187,600 of the Company’s Class B ordinary shares, par value $0.0001, 2,500 of the Company’s Class A ordinary shares and 100 Class A Units of Opco for aggregate consideration of $26,000. Of the aggregate consideration, Opco received $1,000 for the Class A Units and the Company received $25,000 for the Class A ordinary shares and the Class B ordinary shares. The Company then subscribed for 2,500 Class A Units of Opco for $25,000.

In June 2021, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the Company’s independent director nominees. The Sponsor transferred a corresponding number of shares of the Company’s Class B ordinary shares to the Company’s independent director nominees. In June 2021, the Company effected a dividend, and Opco effected a distribution, resulting in an aggregate of 8,625,000 Class B ordinary shares and 8,624,900 Class B Units of Opco outstanding, of which the Sponsor owned 8,535,000 of the Company’s Class B ordinary shares and 8,534,900 Class B Units of Opco.

The Sponsor agreed to forfeit up to 1,127,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised the over-allotment on June 16, 2021; thus, these 1,127,500 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The Company refers to the 8,624,900 Class B ordinary shares and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for shares of the Company’s Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 Class A ordinary shares and the 100 Class A Units of Opco and a corresponding number of shares of the Company’s non-economic Class B ordinary shares (which together will be exchangeable into Class A ordinary shares after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”. The Sponsor Shares are considered non-redeemable and presented as permanent equity in the Company’s consolidated balance sheets.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of Class B ordinary shares, which together will be exchangeable for Class A ordinary shares after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions (cont.)

a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of the Company’s ordinary shares upon completion of the Initial Public Offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding Class B ordinary shares will be adjusted through a stock split or stock dividend so that the total number of outstanding Class B ordinary shares corresponds to the total number of Class A Units of Opco outstanding (other than those held by the Company) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Units held by them (and any Class A ordinary shares acquired upon exchange of Founder Units) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 10,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $10.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On February 10, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the Initial Public Offering. As of June 16, 2021, the Company borrowed approximately $167,000 under the Note. The Company repaid the Note in full on December 14, 2021 and borrowing is no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 4. Related Party Transactions (cont.)

be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on June 15, 2021, the date that the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, there were $120,000 and $65,000 in fees incurred and paid under this agreement, respectively.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. No such amounts were reimbursed or accrued for as of December 31, 2022 and 2021.

Note 5. Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment on June 16, 2021.

The underwriters did not earn any commissions on the 1,010,000 Affiliated Units. The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $6.7 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $11.7 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 6. Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 34,502,500 Class A ordinary shares outstanding, of which 34,500,000 shares were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:

Gross proceeds from Initial Public Offering	$345,000,000
Less:
Fair value of Public Warrants at issuance	(10,260,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(18,525,962)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	28,785,962
Class A ordinary shares subject to possible redemption, December 31, 2021	345,000,000
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	4,816,773
Class A ordinary shares subject to possible redemption, December 31, 2022	$349,816,773

Note 7. Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 34,502,500 Class A ordinary shares issued and outstanding, of which 34,500,000 Class A ordinary shares were subject to possible redemption and are classified as temporary equity in the accompanying consolidated balance sheets (see Note 6).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 8,625,000 Class B ordinary shares were issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 7. Shareholders’ Deficit (cont.)

Class A and Class B Units of Opco — For each Class B ordinary share there is a corresponding Class A or Class B Unit of Opco. In connection with an initial Business Combination, or in certain circumstances described in the Opco LLC Agreement, at specified times after, the Class B Units of Opco are expected to convert into Class A Units of Opco on a one-for-one basis, subject to adjustment. The Class A Units will be exchangeable (together with the cancellation of a corresponding number of the Company’s Class B ordinary shares) for cash or into the Company’s Class A ordinary shares after the time of an initial Business Combination on a one-for-one basis. The Company’s Class B ordinary shares comprising the Founder Shares and Sponsor Shares cannot be transferred without transferring a corresponding number of Class A Units or Class B Units of Opco, as applicable, and vice versa. As of December 31, 2022 and 2021, there were 2,600 Class A Units of Opco issued and outstanding and 7,187,500 Class B Units of Opco issued and outstanding. In June 2021, Opco effected a distribution, resulting in an aggregate of 8,624,900 Class B Units of Opco issued and outstanding.

Note 8. Derivative Warrant Liabilities

As of December 31, 2022 and 2021, the Company had 8,625,000 Public Warrants and 10,900,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants for cash:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 8. Derivative Warrant Liabilities (cont.)

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants for Class A ordinary shares:

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of a Class A ordinary share equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of a Class A ordinary share shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its respective permitted transferees, the Private Placement Warrants (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) of that certain Warrant Agreement, dated June 15, 2021, between Continental Stock Transfer & Trust Company, the Company and Opco (the “Warrant Agreement”), (ii) will terminate as of the close initial Business Combination if any holder, other than the Company (or any of its subsidiaries), of the Class A Units of Opco associated with such Opco Warrant Rights (as defined in the Warrant Agreement) continues to hold any Class A Units of Opco (or of any successor to Opco) immediately after the close of the initial Business Combination, in which case the associated Opco Warrant Rights will not terminate, (iii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, and (iv) shall not be redeemable by the Company for cash pursuant to Section 6.1 of the Warrant Agreement; provided, however, that in the case of (iii), the Private Placement Warrants and any Class A ordinary shares held by the Sponsor or any of its respective permitted transferees and issued upon exercise of the Private Placement Warrants or upon exchange of any Class A Units of Opco issued upon exercise of any warrants of Opco may be transferred by the holders. None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 9. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy:

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$349,942,773	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$10,781,250	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$14,051,190

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market fund	$345,044,341	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$12,937,500	$—	$—
Derivative warrant liabilities – Private Placement	$—	$—	$17,140,250

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement as the Public Warrants were separately traded beginning in August 2021. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021.

Level 1 assets include investments in money market funds invested in government securities, and Level 1 liabilities include Public Warrants. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. While the fair value of the Private Placement Warrants continues to be measured under a Monte Carlo simulation model, subsequent to the Public Warrants being traded on an active market, the fair value of the Public Warrants has since been based on the observable listed prices for such warrants. As of December 31, 2021, the fair value of the Public Warrants was estimated at their listed public trading price.

For the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, the Company recognized a income/(loss) in the consolidated statements of operations resulting from a decrease (increase) in the fair value of derivative warrant liabilities of approximately $5.2 million and approximately ($6.7 million) presented as a change in fair value of derivative warrant liabilities on the accompanying consolidated statements of operations.

RICE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022

Note 9. Fair Value Measurements (cont.)

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model with the volatility calculated by back solving in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.17	$10.00
Volatility	10.36%	21.82%
Term	5.33	5.46
Risk-free rate	3.95%	1.30%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2022 and for the period February 2, 2021 (inception) through December 31, 2021, is summarized as follows:

Derivative warrant liabilities at February 2, 2021	$—
Issuance of Public and Private Placement Warrants	21,160,000
Loss upon issuance of Private Placement Warrants	2,175,000
Transfer of Public Warrants to Level 1	(11,471,250)
Change in fair value of derivative warrant liabilities	5,276,500
Derivative warrant liabilities at December 31, 2021	17,140,250
Change in fair value of derivative warrant liabilities	(3,089,060)
Derivative warrant liabilities at December 31, 2022	$14,051,190

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company.

SEC registration fee		$336,222.31
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous expenses		*
Total expenses	$	*

____________

*        Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of our securities sold in the last three years that were not registered under the Securities Act.

Private Placements in Connection with the IPO

On February 10, 2021, Sponsor received 7,187,500 Class B Units of RONI Opco for no consideration and purchased 7,187,600 Class B Shares, 2,500 Class A Shares and 100 Class A Units of RONI Opco for aggregate consideration of $26,000. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. In June 2021, Sponsor forfeited 90,000 Class B Units of RONI Opco, and 30,000 Class B Units of RONI Opco were issued to each of RONI’s independent directors. Sponsor transferred a corresponding number of Class B Shares to RONI’s independent directors. In June 2021, RONI effected a dividend, and RONI Opco effected a distribution, resulting in Sponsor owning 8,535,000 Class B Shares and 8,534,900 Class B Units of RONI Opco. Sponsor was an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. The sole business of Sponsor was to act as RONI’s sponsor in connection with the IPO.

Simultaneously with the closing of the IPO, on June 18, 2021, RONI issued 10,900,000 Private Placement Warrants to Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $10.9 million. Such issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Private Placements in Connection with the Business Combinations

On December 13, 2022, in connection with its entry into the Business Combination Agreement, RONI entered into the 2022 Subscription Agreements with the 2022 PIPE Investors pursuant to which, among other things, the 2022 PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the 2022 PIPE Investors, an aggregate of 22,545,000 shares of the Company’s Class A Common Stock for an aggregate purchase price of $225,450,000 ($10.00 per share), on the terms and subject to the conditions set forth therein. Each 2022 Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the 2022 PIPE Investor, on the other hand, and customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. The form of the 2022 Subscription Agreement is filed as Exhibit 10.14 hereto, and the foregoing description of the 2022 Subscription Agreements is not complete and is subject to, and qualified in its entirety by, reference to such form.

On April 23, 2023, RONI and OXY, one of the 2022 PIPE Investors who was also a holder of Old NET Power equity, entered into a subscription agreement (the “OXY PIPE Subscription Agreement”), pursuant to which, among other things, OXY agreed to subscribe for and purchase, and RONI agreed to issue and sell to OXY 25,000,000 shares of the Company’s Class A Common Stock for a purchase price of $250.0 million, on the terms and subject to the conditions set forth therein (the “OXY PIPE Financing”). The OXY Subscription Agreement is substantially similar to the 2022 Subscription Agreements.

In addition to the OXY PIPE Financing, on April 23, 2023, OXY entered into a subscription agreement with Old NET Power (the “OXY Interim Financing Subscription Agreement” and, together with the OXY PIPE Subscription Agreement, the “OXY Subscription Agreements”), pursuant to which OXY agreed to purchase, and Old NET Power agreed to issue, 31,328 equity units of Old NET Power to OXY for a purchase price of $10.0 million, which converted into 1,000,000 Opco Units and an equivalent number of shares of Class B Common Stock on June 8, 2023 at the Closing.

Also on April 23, 2023, four trusts, the beneficiaries of which are members of the Rice family, agreed to subscribe for and purchase, and RONI agreed to issue and sell to them, an aggregate of 2,500,000 shares of Class A Common Stock for an aggregate purchase price of $25.0 million, pursuant to a subscription agreement between each such trust and RONI, on the terms and subject to the conditions set forth therein. These subscription agreements are substantially similar to the 2022 Subscription Agreements. The foregoing description of these subscription agreements and the OXY PIPE Subscription Agreement is not complete and is subject to, and qualified in its entirety by, reference to the form filed as Exhibit 10.14 hereto.

On May 18, 2023, RONI and Tillandsia entered into the Tillandsia Subscription Agreement, pursuant to which, among other things, Tillandsia agreed to subscribe for and purchase, and RONI agreed to issue and sell to Tillandsia, 5,000,000 shares of the Company’s Class A Common Stock for a purchase price of $50.0 million, on the terms and subject to the conditions set forth therein. The Tillandsia Subscription Agreement is substantially similar to the 2022 Subscription Agreements, except that (i) for the period beginning on May 18, 2023 and ending on the earlier to occur of October 31, 2023 and the execution by the Company (or a subsidiary of the Company) and Tillandsia of the Joint Venture Transaction Agreements, the Company and Tillandsia agree (a) to work together, negotiate in good faith and use commercially reasonable efforts to enter into the Joint Venture Transaction Agreements and (b) to not, directly or indirectly, (1) solicit, initiate or encourage the submission of any proposal or indication of interest relating to, (2) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or (3) authorize, engage in or enter into any agreement or understanding with respect to, the formation of the Joint Venture and (ii) until June 8, 2024 (i.e., the one-year anniversary of the date on which Tillandsia acquires the shares of Class A Common Stock pursuant to the Tillandsia Subscription Agreement), Tillandsia agrees that it will not transfer to any person who is not an affiliate of Tillandsia the shares of Class A Common Stock acquired pursuant to the Tillandsia Subscription Agreement; provided, however, that if the Joint Venture Transaction Agreements are not executed before the expiration of the Joint Venture Exclusive Negotiation Period, such 2,500,000 shares will be released from such restriction on transfer. The foregoing description of the Tillandsia Subscription Agreement is not complete and is subject to, and qualified in its entirety by, reference to the copy of the agreement filed as Exhibit 10.15 hereto.

On May 25, 2023, RONI entered into the May 25, 2023 Subscription Agreements with the May 25, 2023 PIPE Investors pursuant to which, among other things, the May 25, 2023 PIPE Investors agreed to subscribe for and purchase, and RONI agreed to issue and sell to the May 25, 2023 PIPE Investors, an aggregate of 1,500,000 shares of the Company’s Class A Common Stock for an aggregate purchase price of $15.0 million, on the terms and subject to the conditions set forth therein. The May 25, 2023 Subscription Agreements are substantially similar to the 2022 Subscription Agreements, the form of which is filed as Exhibit 10.14 hereto. The foregoing description of the May 25, 2023 Subscription Agreements is not complete and is subject to, and qualified in its entirety by, reference to such form filed herewith.

On June 8, 2023, pursuant to the Business Combination Agreement, all of the issued and outstanding equity interests of Old NET Power were canceled and the Company issued an aggregate of 137,192,563 Opco Units and an equivalent number of shares of the Class B Common Stock to the Legacy NET Power Holders as consideration for the Merger.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description
2.1+

Business Combination Agreement, dated as of December 13, 2022, by and among Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC, Topo Buyer Co, LLC, Topo Merger Sub, LLC and NET Power, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2022).

2.2

First Amendment to the Business Combination Agreement, dated as of April 23, 2023, by and among Topo Buyer Co, LLC and NET Power, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2023).

3.1	Certificate of Incorporation of NET Power Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
3.2	Bylaws of NET Power Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
4.1

Warrant Agreement, dated as of June 15, 2021, by and among Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

5.1	Opinion of Kirkland & Ellis LLP as to the validity of shares of NET Power Inc. Class A common Stock and warrants.
10.1

Stockholders’ Agreement, dated as of June 8, 2023, by and among Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC, Rice Acquisition Sponsor II LLC and the NET Power Holders (as defined therein) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).

10.2

Second Amended and Restated Limited Liability Company Agreement of NET Power Operations LLC, dated as of June 8, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).

10.3

Tax Receivable Agreement, dated as of June 8, 2023, by and among NET Power Inc., NET Power Operations LLC, certain equityholders of NET Power Operations LLC and the Agent (as defined therein) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).

10.4

Form of Indemnification Agreement for directors and executive officers of NET Power Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).

10.5	NET Power Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023).
10.6

Letter Agreement, dated June 15, 2021, among Rice Acquisition Corp. II, its officers and directors and Rice Acquisition Sponsor II LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

10.7

Investment Management Trust Agreement, dated as of June 15, 2021, between Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.8

Registration Rights Agreement, dated June 15, 2021, among Rice Acquisition Corp. II, Rice Acquisition Sponsor II LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on June 21, 2021).

10.9

Administrative Services Agreement, dated as of June 15, 2021, by and between Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC and Rice Acquisition Sponsor II LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

Exhibit Number	Description
10.10

Private Placement Warrants and Warrant Rights Purchase Agreement, dated as of June 15, 2021, by and among Rice Acquisition Corp. II, Rice Acquisition Holdings II LLC and Rice Acquisition Sponsor II LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

10.11

Sponsor Letter Agreement, dated as of December 13, 2022, by and among Rice Acquisition Corp. II, Rice Acquisition Sponsor II LLC, Rice Acquisition Holdings II LLC, NET Power, LLC and the members of the board of directors or management of Rice Acquisition Corp. II (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2022).

10.12

Support Agreement, dated December 13, 2022, between Rice Acquisition Corp. II, Rice Acquisition Sponsor II LLC, NET Power, LLC and the other persons whose names appear on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2022).

10.13

First Amendment to the Support Agreement, dated April 23, 2023, by and among Rice Acquisition Corp. II, Rice Acquisition Sponsor II LLC, NET Power, LLC and the other persons whose names appear on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2023).

10.14

Form of Subscription Agreement, dated as of December 13, 2022, by and between Rice Acquisition Corp. II and the subscriber named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2022).

10.15

Subscription Agreement, dated as of May 18, 2023, by and between Rice Acquisition Corp. II and Tillandsia, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2023).

10.16++

Amended and Restated License Agreement, dated as of August 7, 2014, by and between NET Power, LLC and 8 Rivers Capital, LLC (incorporated by reference to Exhibit 10.12 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.17++

Amended and Restated Joint Development Agreement, dated as of December 13, 2022, by and among NET Power, LLC, Nuovo Pignone International, S.r.l., Nuovo Pignone Tecnologie S.r.l., Rice Acquisition Holdings II LLC and Rice Acquisition Corp. II (incorporated by reference to Exhibit 10.13 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.18++

License Agreement, dated as of February 3, 2022, by and between NET Power, LLC and Nuovo Pignone Tecnologie S.r.l., as amended to date (incorporated by reference to Exhibit 10.14 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.19++

Ground Lease, dated as of April 14, 2015, by and between Air Liquide Large Industries U.S. LP and NET Power, LLC and Amendments No. One, Two, Three and Four thereto (incorporated by reference to Exhibit 10.16 to the Company’s Form S-4/A filed with the SEC on April 24, 2023).

10.20++

Product Supply and Sales Agreement, dated as of July 1, 2015, by and between Air Liquide Large Industries U.S. LP and NET Power, LLC and Amendments No. One, Two and Three thereto (incorporated by reference to Exhibit 10.17 to the Company’s Form S-4/A filed with the SEC on April 24, 2023).

10.21

Service Provider Agreement, dated as of October 1, 2021, by and between NET Power, LLC and Ron DeGregorio (incorporated by reference to Exhibit 10.17 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.22

Profits Interest Share Award Agreement, dated as of October 1, 2021, by and between NET Power, LLC and Ron DeGregorio (incorporated by reference to Exhibit 10.18 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.23

Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of April 28, 2022, by and between NET Power, LLC and Ron DeGregorio (incorporated by reference to Exhibit 10.19 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.24

Second Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of December 5, 2022, by and between NET Power, LLC and Ron DeGregorio (incorporated by reference to Exhibit 10.20 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.25

Side Letter, dated as of December 2, 2022, by and between NET Power, LLC and Ron DeGregorio (incorporated by reference to Exhibit 10.21 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

Exhibit Number	Description
10.26

Service Provider Agreement, dated as of October 4, 2021, by and between NET Power, LLC and Akash Patel (incorporated by reference to Exhibit 10.22 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.27

Profits Interest Share Award Agreement, dated as of October 4, 2021, by and between NET Power, LLC and Akash Patel (incorporated by reference to Exhibit 10.23 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.28

Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of April 27, 2022, by and between NET Power, LLC and Akash Patel (incorporated by reference to Exhibit 10.24 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.29

Service Provider Agreement, dated as of March 31, 2022, by and between NET Power, LLC and Brian Allen (incorporated by reference to Exhibit 10.25 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.30

Profits Interest Share Award Agreement, dated as of March 31, 2022, by and between NET Power, LLC and Brian Allen (incorporated by reference to Exhibit 10.26 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

10.31

Amendment to the Service Provider Agreement and Profits Interest Share Agreement, dated as of May 2, 2022, by and between NET Power, LLC and Brian Allen (incorporated by reference to Exhibit 10.27 to the Company’s Form S-4/A filed with the SEC on February 2, 2023).

21.1	Subsidiaries of the Company.
23.1	Consent of Grant Thornton LLP (with respect to NET Power, LLC consolidated financial statements).
23.2	Consent of WithumSmith + Brown, PC (with respect to NET Power Inc. (formerly known as Rice Acquisition Corp. II) financial statements).
23.3	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of the registration statement filed on July 7, 2023).
101.INS	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).
107	Filing Fee Table.

____________

*        Previously filed.

+        Certain schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide a copy of any omitted schedule or similar attachment to the SEC upon request.

++      Certain provisions or terms of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). Redactions and omissions are designated with brackets containing asterisks. The Company agrees to provide on a supplement basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the SEC upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on September 15, 2023.

NET POWER INC.
By:	/s/ Daniel J. Rice, IV
Name:	Daniel J. Rice, IV
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel J. Rice, IV	Chief Executive Officer and Director	September 15, 2023
Daniel J. Rice, IV	(Principal Executive Officer)
/s/ Akash Patel	Chief Financial Officer	September 15, 2023
Akash Patel	(Principal Financial Officer and Principal Accounting Officer)
*	Director	September 15, 2023
Ralph Alexander
*	Director	September 15, 2023
Peter J. (Jeff) Bennett
*	Director	September 15, 2023
J. Kyle Derham
*	Director	September 15, 2023
Frederick A. Forthuber
*	Director	September 15, 2023
Joseph T. Kelliher
*	Director	September 15, 2023
Carol Peterson
*	Director	September 15, 2023
Brad Pollack
*	Director	September 15, 2023
Eunkyung Sung
*	Director	September 15, 2023
Alejandra Veltmann

____________

*        The undersigned, by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission on July 7, 2023.

/s/ Daniel J. Rice, IV
Daniel J. Rice, IV
Attorney-in-fact